                                                     REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              FIRSTAR CORPORATION
             (Exact name of Registrant as specified in its charter)
                            ------------------------

           WISCONSIN                          6022                         39-0711710
  (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
       of incorporation or
          organization)             Classification Code No.)          Identification No.)

                           777 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 765-4321
              (Address, including ZIP Code, and telephone number,
       including area code, of registrant's principal executive officers)
                            ------------------------

                                    COPY TO:

          HOWARD H. HOPWOOD III, ESQ.                      DANIEL C. MCKAY, II, ESQ.
    SENIOR VICE PRESIDENT & GENERAL COUNSEL            VEDDER, PRICE, KAUFMAN & KAMMHOLZ
              FIRSTAR CORPORATION                     222 NORTH LASALLE STREET, SUITE 2600
           777 EAST WISCONSIN AVENUE                        CHICAGO, ILLINOIS 60601
           MILWAUKEE, WISCONSIN 53202                            (312) 609-7762
                 (414) 765-5977

 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                            ------------------------

   Approximate date of commencement of proposed sale of the securities to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------
                                                   PROPOSED MAXIMUM PROPOSED MAXIMUM
TITLE OF EACH CLASS OF              AMOUNT TO BE    OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED(1)       PER UNIT      OFFERING PRICE  REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------
Common Stock ($1.25 par value)...  313,712 shares     $23.95(2)      $6,859,082(2)      $2,365.22
Preferred Share Purchase
  Rights.........................  156,856 rights        (3)              (3)              (3)
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------

(1) The amount being registered represents the number of shares of Firstar Corporation Common Stock and associated Preferred Share Purchase Rights that will be issued in connection with the conversion and exchange of all outstanding shares of Common Stock of First Moline Financial Corp. as described herein.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) based upon the book value per share of First Moline Financial Corp. Common Stock on September 30, 1994 ($23.95) and the 282,550 shares of First Moline Financial Corp. Common Stock that are outstanding and which are to be received by the Registrant or cancelled in the transaction discussed herein.

(3) The value attributable to the Preferred Share Purchase Rights is reflected in the market price of the Firstar Common Stock to which the Rights are attached.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              FIRSTAR CORPORATION

                            CROSS-REFERENCE SHEET TO
                     PROXY STATEMENT-PROSPECTUS PURSUANT TO
                         RULE 501(B) OF REGULATION S-K

                                                                        LOCATION IN PROXY
                        ITEM OF FORM S-4                               STATEMENT-PROSPECTUS
- ----------------------------------------------------------------  ------------------------------
A.   INFORMATION ABOUT THE TRANSACTION
        1. Forepart of Registration Statement and Outside Front
           Cover Page of Prospectus.............................  Cross Reference Sheet; Outside
                                                                  Front Cover Page of Proxy
                                                                  Statement-Prospectus
        2. Inside Front and Outside Back Cover Pages of
           Prospectus...........................................  Available Information;
                                                                  Incorporation of Certain
                                                                  Information by Reference
        3. Risk Factors, Ratio of Earnings to Fixed Charges and
           Other Information....................................  Summary
        4. Terms of the Transaction.............................  Summary; Introduction;
                                                                  Proposed Merger
        5. Pro Forma Financial Information......................  Pro Forma Combining Financial
                                                                  Statements
        6. Material Contacts with the Company Being Acquired....  Proposed Merger
        7. Additional Information Required for Reoffering by
           Persons and Parties Deemed to be Underwriters........  *
        8. Interests of Named Experts and Counsel...............  Experts; Opinions
        9. Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities.......................  *
B.   INFORMATION ABOUT THE REGISTRANT
       10. Information with Respect to S-3 Registrants..........  Firstar Corporation;
                                                                  Comparative Rights of
                                                                  Stockholders
       11. Incorporation of Certain Information by Reference....  Incorporation of Certain
                                                                  Information by Reference
       12. Information with Respect to S-2 or S-3 Registrants...  *
       13. Incorporation of Certain Information by Reference....  *
       14. Information with Respect to Registrants other than
           S-3 or S-2 Registrants...............................  *
C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED
       15. Information with Respect to S-3 Companies............  *
       16. Information with Respect to S-2 or S-3 Companies.....  *
       17. Information with Respect to Companies other than S-3
           or S-2 Companies.....................................  First Moline Financial Corp.;
                                                                  Comparative Rights of
                                                                  Shareholders
D.   VOTING AND MANAGEMENT INFORMATION
       18. Information if Proxies, Consents and Authorizations
           are to be Solicited..................................  Outside Front Cover Page of
                                                                  Proxy Statement-Prospectus;
                                                                  Summary; Meeting Information;
                                                                  Proposed Merger
       19. Information if Proxies, Consents or Authorizations
           are not to be Solicited or in an Exchange Offer......  *

- ---------------
* Omitted because answer to item is negative or item is not applicable.

[FIRST MOLINE LOGO]

                          FIRST MOLINE FINANCIAL CORP.

                                                               February   , 1995

Dear Fellow Stockholder:

     We are pleased to enclose materials relating to a Special Meeting of Stockholders of First Moline Financial Corp. ("First Moline") to be held at 2:00 p.m. (local time), on Thursday, March 16, 1995, at The Moline Club, 1530 Fifth Avenue, Moline, Illinois 61265.

     The purpose of the meeting is to consider and vote on an Agreement and Plan of Reorganization among Firstar Corporation ("Firstar"), Firstar Corporation of Iowa ("FCI"), a subsidiary of Firstar, and First Moline, dated as of August 25, 1994, and the Plan of Merger and Agreement of Merger between FCI and First Moline, and joined in by Firstar, dated as of August 25, 1994 (together, the "Merger Agreements"), relating to the proposed merger (the "Merger") of First Moline with and into FCI. Pursuant to the Merger, First Moline will become a wholly owned subsidiary of Firstar and to consider and vote on an amendment to the Certificate of Incorporation of First Moline (the "Articles Amendment").

     Under the Merger Agreements and upon consummation of the Merger, each share of First Moline Common Stock, $0.01 par value ("FMFC Common Stock"), outstanding immediately prior to the Closing Date, except shares of FMFC Common Stock held by any dissenting stockholder under Section 262 of the Delaware General Corporation Law, will be converted into the right to receive shares of common stock of Firstar, $1.25 par value ("Firstar Common Stock") as follows: if Firstar Common Stock is trading between $31.00 and $35.00 per share, then each share of FMFC Common Stock will be converted into the number of shares of Firstar Common Stock arrived at by dividing $32.84 by the market price of Firstar Common Stock as determined under the Merger Agreements. If Firstar Common Stock is trading at or below $31.00 per share, then the holders of FMFC Common Stock will receive 1.06 shares of Firstar Common Stock for each share of FMFC Common Stock. If Firstar Common Stock is trading at or above $35.00 per share, then the holders of FMFC Common Stock will receive 0.94 shares of Firstar Common Stock for each share of FMFC Common Stock. The Merger Agreements also provide for conversion of certain outstanding options for FMFC Common Stock to shares of Firstar Common Stock, or in one instance, options for Firstar Common Stock.

     Your Board of Directors believes that the terms of the Merger are in the best interests of First Moline stockholders, will provide significant value to all First Moline stockholders and will enable holders of First Moline Common Stock to participate in the expected opportunities for growth that the Merger will make possible. In the opinion of your Board of Directors, the economic terms of the Merger Agreements encompass two principal provisions: (a) the exchange ratio described above and (b) the "walk-away" provision. The "walk-away" provision provides that if during the five consecutive trading days preceding the calendar day immediately preceding the Closing Date of the Merger (the "Five-Day Calculation Period") the average of the daily closing prices of a share of Firstar Common Stock during the Five-Day Calculation Period is less than $28.00, First Moline has the right to terminate the Merger Agreements. It is currently anticipated that the Five-Day Calculation Period will be the business days approximately from March 9, 1995 to March 15, 1995. As of February
  , 1995, the closing price of Firstar's Common Stock was $       per share.

     The Board of Directors has no present intention to waive the "walk-away" provision or, for that matter, to waive any other conditions to First Moline's obligations to consummate the Merger. However, the Board of Directors may, depending upon the circumstances, waive the "walk-away" provision or other conditions and proceed to consummate the Merger. Any decision the First Moline's Board may make regarding the "walk-away" provision will depend upon certain factors, including: (a) the price of Firstar Common Stock during the Five-Day Calculation Period; (b) any action Firstar may offer to take to induce First Moline to consummate the Merger (to date Firstar has given no indication that it will take any such action); (c) the factors the Board of Directors considered in approving the Merger Agreement; (d) receipt of an opinion from First Moline's financial advisors that the consideration to be received by First Moline's stockholders in the Merger is fair from a financial point of view, if the average price per share of Firstar Common Stock is less than $28.00 during the Five-Day Calculation Period; (e) the advice of legal counsel; and (f) such other economic and non-economic factors as the Board of Directors may deem relevant. Stockholder approval of the Merger Agreements and the transactions contemplated thereby (including the Merger) confers upon the First Moline Board of Directors the power, consistent with its fiduciary duties, to elect to exercise the First Moline rights under the "walk-away" provision to terminate the transaction or, in the alternative, to consummate the Merger notwithstanding that the average price per share of Firstar Common Stock calculated during the Five-Day Calculation Period may be less than $28.00. See the section in the accompanying Proxy Statement-Prospectus entitled "PROPOSED MERGER -- Termination, Amendment and Waiver."

     The Merger is intended to be tax-free for federal income tax purposes to First Moline stockholders who receive Firstar Common Stock in exchange for FMFC Common Stock, except as described under "PROPOSED MERGER--Certain Federal Income Tax Consequences of the Merger" in the accompanying Proxy Statement-Prospectus.

     The enclosed Proxy Statement-Prospectus of Firstar and First Moline contains a more complete description of the terms of the proposed Merger. You are urged to read the Proxy Statement-Prospectus carefully.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENTS AS BEING IN THE BEST INTERESTS OF FIRST MOLINE AND ITS STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF FMFC COMMON STOCK VOTE IN FAVOR OF THE MERGER AND THE ARTICLES AMENDMENT. IN MAKING THIS RECOMMENDATION, THE BOARD OF DIRECTORS HAS CONSIDERED NUMEROUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE CONSIDERATION OFFERED BY FIRSTAR AND THE STRUCTURE OF THE PROPOSED MERGER, WHICH IS DESIGNED TO MAKE THE MERGER TAX-FREE FOR FEDERAL INCOME TAX PURPOSES TO STOCKHOLDERS OF FIRST MOLINE WHO RECEIVE FIRSTAR COMMON STOCK (EXCEPT FOR CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF FIRSTAR COMMON STOCK) AND TO ALLOW FIRST MOLINE STOCKHOLDERS TO PARTICIPATE IN THE FUTURE OF THE COMBINED ORGANIZATION.

     Whether or not you plan to attend the Special Meeting, holders of FMFC Common Stock are asked to please fill out, sign, and date the enclosed proxy card, and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States. If you later find that you may be present at the Special Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

                                          Glenn Medhus
                                          Chairman of the Board

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

[FIRST MOLINE LOGO]

                          FIRST MOLINE FINANCIAL CORP.

                               1616 SIXTH AVENUE
                             MOLINE, ILLINOIS 61265
                         ------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 16, 1995
                         ------------------------------

To the Stockholders of First Moline Financial Corp.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of the holders of Common Stock of First Moline Financial Corp., a Delaware corporation ("First Moline"), pursuant to action of the Board of Directors, will be held at The Moline Club, 1530 Fifth Avenue, Moline, Illinois 61265, on March 16, 1995, at 2:00 p.m. local time, for the following purposes:

          1. To consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization and a Plan of Merger and Agreement of Merger (the "Merger Agreements"), each dated as of August 25, 1994, that provide for, among other things, the merger (the "Merger") of First Moline with and into Firstar Corporation of Iowa, a wholly owned subsidiary of Firstar Corporation, and the conversion of the outstanding shares of FMFC Common Stock into the right to receive shares of Firstar Corporation Common Stock and associated Preferred Share Purchase Rights, as described in the Proxy Statement-Prospectus accompanying this notice;

          2. To consider and vote upon an amendment to the Certificate of Incorporation (the "Articles Amendment") of First Moline which deletes, in its entirety, Article Fourth, subparagraph C of the Certificate of Incorporation, provided, however, that the Board of Directors of First Moline is authorized to abandon the Articles Amendment in accordance with the provisions of Section 242(c) of the Delaware General Corporation Law if the Merger is not consummated, as described in the Proxy Statement-Prospectus accompanying this notice; and

          3. To transact such other business as may properly be brought before the Special Meeting or any adjournments thereof.

     The close of business on             , 1995 has been fixed as the record
date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

     Holders of FMFC Common Stock have the statutory right to dissent from the Merger and, if the Merger is consummated, to receive payment in cash for the "fair value" of their shares of FMFC Common Stock upon compliance with the provisions of Section 262 of the Delaware General Corporation Law. To perfect this right, a holder of FMFC Common Stock must not vote such shares in favor of the Merger Agreements at the Special Meeting (this may be done by marking a proxy either to vote against the Merger Agreements or to abstain from voting thereon or by not voting at all), must deliver written notice of dissent before the vote on the Merger is taken and must otherwise comply with this statute. A copy of Section 262 of the Delaware General Corporation Law is attached as Appendix A to the Proxy Statement-Prospectus.

     The Special Meeting may be postponed or adjourned from time to time without any notice other than by announcement at the Special Meeting of any postponements or adjournments thereof, and any and all business for which notice is hereby given may be transacted at such postponed or adjourned Special Meeting.

     THE BOARD OF DIRECTORS OF FIRST MOLINE BELIEVES THE PROPOSED MERGER IS IN THE BEST INTERESTS OF FIRST MOLINE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF FIRST MOLINE VOTE "FOR" PROPOSALS NUMBER (1) AND (2) ABOVE.

     Whether or not you plan to attend the Special Meeting, holders of FMFC Common Stock are asked to please complete, date and sign the enclosed proxy, which is solicited by the Board of Directors of First Moline, and return it promptly in the accompanying envelope. No postage is required if mailed in the United States. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting. You may revoke the proxy at any time prior to its exercise in the manner described in the Proxy Statement-Prospectus.

                                          By Order of the Board of Directors,

                                          Glenn Medhus, Chairman of the Board

Moline, Illinois
February   , 1995

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

[FIRSTAR LOGO]                                               [FIRST MOLINE LOGO]

                                PROXY STATEMENT

                          FIRST MOLINE FINANCIAL CORP.
                               1616 SIXTH AVENUE
                             MOLINE, ILLINOIS 61265
                                 (309) 764-8339

                     SPECIAL MEETING OF COMMON STOCKHOLDERS
                         ------------------------------

                                   PROSPECTUS

                              FIRSTAR CORPORATION
                         ------------------------------

    This Proxy Statement-Prospectus is being furnished to the stockholders of First Moline Financial Corp., a Delaware corporation ("First Moline" or the "Holding Company"), in connection with the solicitation of proxies of common stockholders of First Moline by the Board of Directors of First Moline for use at the special meeting of stockholders of First Moline to be held on March 16, 1995, at The Moline Club, 1530 Fifth Avenue, Moline, Illinois 61265, commencing at 2:00 p.m., local time and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, holders of First Moline's common stock, $0.01 par value ("FMFC Common Stock"), will consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization dated as of August 25, 1994 (the "Reorganization Agreement"), among First Moline, Firstar Corporation, a Wisconsin corporation ("Firstar"), and Firstar Corporation of Iowa, an Iowa corporation and wholly owned subsidiary of Firstar ("FCI"), and a related Plan of Merger and Agreement of Merger, dated as of August 25, 1994, by and between First Moline and FCI and joined in by Firstar for certain limited purposes (the "Plan of Merger" and, together with the Reorganization Agreement, the "Merger Agreements"), which provide for the merger of First Moline with and into FCI (the "Merger").

    Under the Merger Agreements, each share of FMFC Common Stock outstanding immediately prior to the Closing Date, except shares of FMFC Common Stock held by any dissenting stockholder under Section 262 of the Delaware General Corporation Law (the "Dissenting Shares"), will be converted into the right to receive shares of common stock of Firstar, $1.25 par value ("Firstar Common Stock"), as follows: if Firstar Common Stock is trading between $31.00 and $35.00 per share, then each share of FMFC Common Stock will be converted into the number of shares of Firstar Common Stock arrived at by dividing $32.84 by the market price of Firstar Common Stock as determined under the Merger Agreements. If Firstar Common Stock is trading at or below $31.00 per share, then the holders of FMFC Common Stock will receive 1.06 shares of Firstar Common Stock for each share of FMFC Common Stock. If Firstar Common Stock is trading at or above $35.00 per share, then the holders of FMFC Common Stock will receive
0.94 shares of Firstar Common Stock for each share of FMFC Common Stock. The per share trading price of Firstar Common Stock will be determined by averaging the composite closing prices per share of Firstar Common Stock on the New York Stock Exchange and the Chicago Stock Exchange for the five consecutive trading days immediately preceding the calendar day immediately preceding the Closing Date of the Merger. The Merger Agreements also provide for conversion of certain outstanding options to purchase FMFC Common Stock into shares of Firstar Common Stock or, in one instance, options to purchase Firstar Common Stock.

    The Merger will not be taxable for federal income tax purposes to the stockholders of First Moline who exchange their FMFC Common Stock pursuant to the Merger Agreements, except with respect to cash received by holders of FMFC Common Stock in lieu of fractional shares of Firstar Common Stock or as a result of the exercise of statutory rights to dissent from the Merger. For a more complete description of the Merger Agreements and the terms of the Merger, see "PROPOSED MERGER."

    This Proxy Statement-Prospectus also constitutes a prospectus of Firstar with respect to shares of Firstar Common Stock to be issued in the Merger in exchange for outstanding shares of FMFC Common Stock.
                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SUCH
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT -- PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
     OFFENSE.
                         ------------------------------

    Copies of this Proxy Statement-Prospectus are first being mailed to
stockholders of First Moline on or about February   , 1995.

    The date of this Proxy Statement-Prospectus is February   , 1995.
                         ------------------------------

                             AVAILABLE INFORMATION

     Firstar and First Moline are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Regional Offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, Firstar Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange, and reports, proxy statements and other information filed by Firstar with such exchanges may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605.

     This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which Firstar has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Firstar, First Moline and the securities offered hereby.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRSTAR, FCI OR FIRST MOLINE. THIS PROXY STATEMENT--PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT--PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT-PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRSTAR, FCI OR FIRST MOLINE SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS PROXY STATEMENT--PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF DOCUMENTS RELATING TO FIRSTAR, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE UPON REQUEST WITHOUT CHARGE FROM MR. WILLIAM H. RISCH, SENIOR VICE PRESIDENT--FINANCE AND TREASURER, FIRSTAR CORPORATION, 777 EAST WISCONSIN AVENUE, MILWAUKEE, WISCONSIN 53202 (TELEPHONE (414) 765-4985).

     The following documents filed with the Commission are incorporated herein by reference:

          (a) Firstar's Annual Report on Form 10-K for the year ended December 31, 1993;

          (b) Firstar's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994;

          (c) the description of Firstar Common Stock (including the Preferred Share Purchase Rights) contained in Firstar's registration statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

     All documents filed by Firstar pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting will be deemed to be incorporated by reference into this Proxy Statement--Prospectus and to be a part hereof from the date of filing of the documents.

     Any statement contained in a document incorporated by reference herein or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                              FIRSTAR CORPORATION
                                      AND
                          FIRST MOLINE FINANCIAL CORP.
                           PROXY STATEMENT-PROSPECTUS

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
SUMMARY...............................................................................     6
     The Companies....................................................................     6
     Firstar Corporation and Firstar Corporation of Iowa..............................     6
     First Moline Financial Corp. ....................................................     6
     Proposed Merger..................................................................     6
     Article Amendment................................................................     7
     The Meeting......................................................................     7
     Vote Required; Voting Agreements.................................................     7
     Recommendation of the Board of Directors.........................................     8
     Opinion of Financial Advisor.....................................................     8
     Dissenters' Rights...............................................................     8
     Certain Federal Income Tax Consequences of the Merger............................     8
     Accounting Treatment.............................................................     9
     Date of Merger...................................................................     9
     Regulatory Approvals.............................................................     9
     Dividends on First Moline Stock..................................................     9
     Management and Operations After the Merger.......................................    10
     Waivers and Amendments to the Merger Agreements..................................    10
     Termination......................................................................    10
     Termination Fee..................................................................    11
     Interests of Certain Persons in the Merger.......................................    11
     Resales of Firstar Common Stock by Affiliates....................................    11
     Preferred Share Purchase Rights..................................................    11
     Markets and Market Prices........................................................    12
     Comparative Per Common Share Data................................................    13
     Selected Consolidated Financial Data of Firstar..................................    14
     Selected Consolidated Financial Data of First Moline.............................    15
MEETING INFORMATION...................................................................    16
     General..........................................................................    16
     Date, Place and Time.............................................................    16
     Record Date; Vote Required.......................................................    16
     Voting Agreements................................................................    16
     Voting and Revocation of Proxies.................................................    17
     Solicitation of Proxies..........................................................    17

PROPOSED MERGER.......................................................................    18
     Background of the Merger.........................................................    18
     First Moline's Reasons for the Merger and Board Recommendation...................    20
     Opinion of Financial Advisor.....................................................    22
     Terms of the Merger..............................................................    26
     Options..........................................................................    26
     Closing Date of the Merger.......................................................    27

                                                                                         PAGE
                                                                                         ----
     Surrender of Certificates........................................................    27
     Conditions to the Merger.........................................................    27
     Articles Amendment...............................................................    28
     Regulatory Approvals.............................................................    28
     Business Pending the Merger......................................................    30
     Dividends........................................................................    30
     Termination, Amendment and Waiver................................................    30
     Management and Operations of First Moline After the Merger.......................    31
     Interests of Certain Persons in the Merger.......................................    31
     Effect on Employee Benefits......................................................    33
     Termination Fee..................................................................    33
     Certain Federal Income Tax Consequences of the Merger............................    34
     Accounting Treatment.............................................................    35
     Expenses.........................................................................    35
     Resale of Firstar Common Stock...................................................    35
     Rights of Dissenting Stockholders................................................    36

COMPARATIVE RIGHTS OF STOCKHOLDERS....................................................    37
     Preferred Stock..................................................................    37
     Preferred Share Purchase Rights..................................................    37
     Appraisal Rights and Dissenters' Rights..........................................    38
     Assessability; Potential Liability For Wages.....................................    38
     Takeover Statutes................................................................    38
     Directors........................................................................    39
     Liability of Directors; Indemnification..........................................    40
     Action Without a Meeting.........................................................    40

FIRSTAR CORPORATION...................................................................    40
     General..........................................................................    40
     Competition......................................................................    41
     Supervision......................................................................    41
     Other Acquisitions and Transactions..............................................    43
     Incorporation of Certain Information by Reference................................    43

FIRST MOLINE FINANCIAL CORP. .........................................................    44
     Regulation.......................................................................    61
     Management's Discussion and Analysis.............................................    73

OPINIONS..............................................................................    81

EXPERTS...............................................................................    81

STOCKHOLDER PROPOSALS.................................................................    81

PRO FORMA COMBINING FINANCIAL STATEMENTS..............................................   F-1

CONSOLIDATED FINANCIAL STATEMENTS OF FIRST MOLINE FINANCIAL CORP......................   G-1

APPENDICES
     Appendix A--Section 262 of the Delaware General Corporation Law
     Appendix B--Merger Agreements
     Appendix C--Fairness Opinion of Hovde Financial, Inc.

                                    SUMMARY

     The following is a brief summary of certain information with respect to matters to be considered at the Special Meeting of holders of FMFC Common Stock. As used in this Proxy Statement-Prospectus, the terms "Firstar" and "First Moline" refer to such corporations, respectively, and except where the context otherwise requires, such entities and their respective subsidiaries. All information concerning Firstar included in this Proxy Statement-Prospectus has been furnished by Firstar, and all information concerning First Moline has been furnished by First Moline. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement of First Moline and Prospectus of Firstar, including the appendices hereto (this "Proxy Statement-Prospectus"), and the documents incorporated in this Proxy Statement-Prospectus by reference. Stockholders are urged to review carefully the entire Proxy Statement-Prospectus.

The Companies
Firstar Corporation and
Firstar Corporation
  of Iowa..................  Firstar, a Wisconsin corporation, whose common stock is listed on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CSE"), is a multi-bank holding company organized in 1929. The principal assets of Firstar are its investments in banks with offices located in the states of Wisconsin, Minnesota, Illinois, Iowa and Arizona. On September 30, 1994, Firstar had consolidated total assets of $14.3 billion and stockholders' equity of $1.2 billion. Firstar's principal executive offices are located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (telephone:
                             (414) 765-4321). See "FIRSTAR CORPORATION." FCI, a wholly owned subsidiary of Firstar, owns 11 banks with 42 offices located in Iowa.

First Moline Financial
Corp.......................  First Moline, a Delaware corporation, is a savings and loan holding company that commenced operations in 1992, upon completion of the conversion of First Federal Savings and Loan Association of Moline to a stock savings bank. The principal asset of First Moline is its investment in First Federal Savings Bank of Moline ("First Federal" or the "Bank"). On September 30, 1994, First Moline had consolidated total assets of $83 million and stockholders' equity of $5.8 million. First Moline's principal executive offices are located at 1616 Sixth Avenue, Moline, Illinois 61265 (telephone: (309) 764-8339). See "FIRST MOLINE FINANCIAL CORP."

Proposed Merger............  Firstar, First Moline and FCI have entered into an
                             Agreement and Plan of Reorganization dated as of August 25, 1994 and a related Plan of Merger and Agreement of Merger, providing, among other things, for the merger of First Moline with and into FCI, as a result of which Firstar will directly own 100% of the stock of the surviving corporation, FCI. Upon the Merger, the rights of First Moline stockholders will be governed by Wisconsin law and the Restated Articles of Incorporation and Bylaws of Firstar. See "PROPOSED MERGER."

                             Upon consummation of the Merger, each outstanding share of FMFC Common Stock will be converted into the right to receive shares of Firstar Common Stock (subject to payment of cash in lieu of fractional shares, and except for shares as to which dissenters' rights are perfected) as follows (the "Exchange Ratio"): If Firstar Common Stock is trading between $31.00 and $35.00 per share, then each share of FMFC Common Stock will be converted into the number of shares of Firstar Common Stock arrived at by dividing $32.84 by the market price of

                             Firstar Common Stock as determined under the Merger Agreements. If Firstar Common Stock is trading at or below $31.00 per share, then the holders of FMFC Common Stock will receive 1.06 shares of Firstar Common Stock for each share of FMFC Common Stock. If Firstar Common Stock is trading at or above $35.00 per share, then the holders of FMFC Common Stock will receive 0.94 shares of Firstar Common Stock for each share of FMFC Common Stock. The per share trading price of Firstar Common Stock will be determined by averaging the composite closing prices per share of Firstar Common Stock on the NYSE and CSE for the five consecutive trading days immediately preceding the calendar day immediately preceding the Closing Date of the Merger. See "PROPOSED MERGER--Terms of the Merger; Options."

Articles Amendment.........  The Certificate of Incorporation of First Moline
                             contains a provision (Article Fourth, subparagraph
                             C) which provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of First Moline. The existence of the provision in the First Moline Certificate of Incorporation effectively prevents the consummation of the Merger. The First Moline stockholders will vote upon an amendment to the Certificate of Incorporation (the "Articles Amendment") which deletes, in its entirety, Article Fourth, subparagraph C of the Certificate of Incorporation, provided, however, that the Board of Directors of First Moline is authorized to abandon the Articles Amendment in accordance with the provisions of
                             Section 242(c) of the DGCL if the Merger is not consummated. If the Articles Amendment is not approved, the Merger will not be consummated regardless of whether the Merger Agreements are approved. See "PROPOSED MERGER -- Articles Amendment."

The Meeting................  The Special Meeting of the holders of First Moline
                             Common Stock will be held at The Moline Club, 1530 Fifth Avenue, Moline, Illinois 61265, on March 16, 1995 at 2:00 p.m., local time. The close of
                             business on             , 1995 is the record date
                             (the "Record Date") for determining the
                             stockholders of record of First Moline entitled to notice of and, in the case of holders of FMFC Common Stock, to vote at the Special Meeting and any postponement or adjournments thereof. The purpose of the Special Meeting is to consider and vote upon a proposal to amend the Articles of Incorporation of First Moline and a proposal to approve the Merger Agreements. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

Vote Required; Voting
  Agreements...............  The Certificate of Incorporation of First Moline
                             requires that the proposed amendment to the Certificate of Incorporation be approved by a vote of at least 80% of the votes attributable to the outstanding shares of FMFC Common Stock. The Delaware General Corporation Law ("DGCL") requires that the Merger Agreements be approved by the affirmative vote of a majority of the votes attributable to the outstanding shares of FMFC Common Stock. As of the Record Date, there were outstanding 282,550 shares of FMFC Common Stock, each of which is entitled to one vote.

                             As of the Record Date, directors and executive officers of First Moline and their affiliates owned beneficially approximately 22% of the outstanding shares of FMFC Common Stock. Seven directors and the largest stockholder of First Moline have entered into voting agreements ("Voting Agreements") with Firstar, wherein each such stockholder has agreed to vote his shares in favor of the Merger and the Articles Amendment. The Voting Agreements cover 86,489 shares of FMFC Common Stock, or approximately 31% of the outstanding shares. As of the Record Date, directors and executive officers of First Moline did not beneficially own any shares of Firstar Common Stock. See "MEETING INFORMATION--Record Date; Vote Required; Voting Agreements."

Recommendation of the Board
of Directors...............  THE BOARD OF DIRECTORS OF FIRST MOLINE UNANIMOUSLY
                             RECOMMENDS THAT FIRST MOLINE'S STOCKHOLDERS VOTE FOR APPROVAL OF THE ARTICLES AMENDMENTS AND THE MERGER AGREEMENTS. The Board, after consideration of the terms and conditions of the Merger Agreements and other factors deemed relevant by the Board, including the opinion of Hovde Financial, Inc. ("Hovde"), First Moline's financial advisor, believes that the terms of the Merger Agreements are fair and that the Merger is in the best interest of First Moline and its stockholders. See "PROPOSED MERGER--First Moline Board Recommendation; Background of and Reasons for the Merger."

Opinion of Financial
Advisor....................  First Moline's financial advisor, Hovde, has rendered its opinion to the Board of Directors of First Moline to the effect that the Exchange Ratio to be received by the stockholders of First Moline upon consummation of the Merger is fair, from a financial point of view, to the holders of FMFC Common Stock. The opinion of Hovde, attached as Appendix C to this Proxy Statement-Prospectus, sets forth the assumptions made, the matters considered, and the limitations in the review undertaken in rendering such opinion. See "PROPOSED MERGER--Opinion of Financial Advisor."

Dissenters' Rights.........  Under the provisions of Delaware law, any holders of FMFC Common Stock who assert dissenters' rights will have a statutory right to have the value of their shares appraised. To perfect this right, a holder of FMFC Common Stock must not vote such shares in favor of the Merger Agreements at the Special Meeting (this may be done by marking the proxy either to vote against the Merger Agreements or to abstain from voting thereon or by not voting at all) and must take such other action as is required by the provisions of Section 262 of the DGCL, including delivering written demand for appraisal of such FMFC Common Stock. See "PROPOSED MERGER--Rights of Dissenting Stockholders" and Appendix A hereto.

Certain Federal Income Tax
  Consequences of the
  Merger...................  The Merger is expected to qualify as a tax-free reorganization for federal income tax purposes. First Moline has received an opinion from Vedder, Price, Kaufman & Kammholz ("Vedder Price"), counsel to First Moline, to the effect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to customary assumptions and representations. Consummation of the Merger is conditioned on such opinion not having been withdrawn or modified in any material respect prior to such consummation. Such opinion, however, is not binding on the Internal Revenue Service. In the event the Merger qualifies as a tax-free reorganization, stockholders of First Moline will recognize no gain or loss for federal income tax purposes as a result of the exchange of their FMFC Common Stock for Firstar Common Stock, except to the extent they receive cash in lieu of fractional shares of Firstar Common Stock or upon the receipt of cash pursuant to the exercise of their statutory dissenters' rights. See "PROPOSED MERGER--Certain Federal Income Tax Consequences of the Merger."

                             FIRST MOLINE STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSION SET FORTH UNDER "PROPOSED MERGER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, LOCAL AND ANY OTHER APPLICABLE TAX LAWS.

Accounting Treatment.......  Firstar anticipates that the Merger will be accounted for as a purchase. See "PROPOSED
                             MERGER--Accounting Treatment."

Date of Merger.............  The Merger Agreements provide that the Merger will be consummated on a date (the "Closing Date") as soon as practicable following, but in no event more than ten business days following the latest to occur of (a) expiration of the statutory 15-day to 30-day waiting period after approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), (b) approval of the Merger by the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner"),
                             (c) approval by the Office of the Comptroller of the Currency ("OCC") for the conversion of First Federal to a national bank, and (d) the Special Meeting, or on another mutually agreed upon date. It is presently anticipated that the Merger will be consummated in the first quarter of 1995. See "PROPOSED MERGER--Closing Date of the Merger; Conditions to the Merger; Regulatory Approvals."

Regulatory Approvals.......  The Merger is conditioned upon prior approval by the Federal Reserve Board and the Illinois
                             Commissioner and upon approval by the OCC for charter conversion. Firstar submitted an application to the Federal Reserve Board seeking approval of the Merger and related matters on October 11, 1994, which was accepted for filing on December 14, 1994. The Illinois Commissioner has waived the requirement that Firstar file an application in this matter. First Federal submitted an application to the OCC on November 23, 1994 for conversion to a national bank. There are no assurances that all required regulatory approvals will be obtained or when such required approvals will be obtained. See "PROPOSED MERGER--Closing Date of the Merger; Conditions to the Merger; Regulatory Approvals."

Dividends on First Moline
  Stock....................  Under the Reorganization Agreement, First Moline is
                             allowed to declare quarterly cash dividends on First Moline Common Stock as if the Merger had been consummated on August 25, 1994. The amount of the dividends is subject to a single upward adjustment immediately prior to the Closing Date to reflect the difference between the value attributed to Firstar Common Stock for the purpose of calculating the dividend payments and the actual number of shares of Firstar Common Stock to be received by the holders of FMFC Common Stock on the Closing Date.

Management and Operations
  After the Merger.........  In the Merger, First Moline will be merged into FCI and the separate corporate existence of First Moline will cease. FCI, as the surviving corporation in the Merger and a wholly owned subsidiary of Firstar, will continue operations under the name "Firstar Corporation of Iowa" and will own First Federal, which will have been converted to a national bank. The officers and directors of FCI prior to the Merger will continue as officers and directors of the surviving corporation. Immediately following the Closing Date, one or more management representatives of Firstar will be added to the board of First Federal. Within several months of the Closing Date, Firstar and FCI intend to merge First Federal into Firstar Bank Davenport, N.A., an FCI bank subsidiary, subject to regulatory approval. At the time of the bank-level merger, the officers of First Federal will become officers of the surviving bank and two current directors of First Federal will be invited to join the Board of Directors of the surviving bank. See "PROPOSED MERGER--Management and Operations of First Moline After the Merger; Interests of Certain Persons in the Merger."

Waivers and Amendments to
the Merger Agreements......  Firstar, FCI and First Moline may amend, modify or waive certain terms and conditions of the Merger Agreements. Any such action taken by First Moline following a favorable vote by its holders of First Moline at the Special Meeting may be taken only if the action would not have any material adverse effect on the benefits to be received by its stockholders. See "PROPOSED MERGER--Termination, Amendment and Waiver."

Termination................  The Merger may be abandoned (i) by mutual consent of Firstar and First Moline at any time before the Merger takes place, (ii) by either Firstar or First Moline if (a) the conditions to the Merger in the Merger Agreements have not been substantially satisfied or waived by June 30, 1995; (b) any warranty or representation made by the other party in the Merger Agreements is discovered to have become untrue in any material respect, and which remains uncured for ten business days; (c) the other party commits one or more material breaches of the Merger Agreements which remain uncured for ten business days; or (iii) by First Moline if the average of the daily closing prices of a share of Firstar Common Stock during the five trading days preceding the calendar day immediately preceding the Closing Date (the "Five-Day Calculation Period") is less than $28.00. Assuming the Merger is approved by holders of First Moline Common Stock, the First Moline Board of Directors may elect to consummate the Merger without resoliciting First Moline stockholders even though the average of the daily closing prices of a share of Firstar Common Stock during the Five-Day Calculation Period is less than $28.00. In such a situation, in considering whether to consummate the Merger without the resolicitation of First Moline stockholders, the First Moline Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisors and legal counsel. Stockholder approval of the Merger Agreements and the transactions contemplated thereby (including the Merger) confers upon the First Moline Board of Directors the power, consistent with its fiduciary duties, to elect to consummate the Merger notwithstanding that the average price of a share of Firstar Common Stock calculated during the Five-Day Calculation Period may be less than $28.00. See "PROPOSED MERGER--Termination, Amendment and Waiver."

Termination Fee............  Under the Reorganization Agreement, upon the occurrence of specified events ("Trigger Events"), First Moline must pay Firstar a fee of $400,000 (the "Termination Fee"). The Trigger Events relate generally to unopposed offers by, or transactions or proposed transactions with, third parties, acquisition of specified percentages of First Moline voting stock by third parties, and solicitation of proxies in opposition to the Merger, none of which has occurred as of the date hereof, to the best of Firstar's and First Moline's knowledge. The Termination Fee may discourage offers to acquire First Moline and is intended to increase the likelihood that the Merger will be consummated. See "PROPOSED MERGER--Termination Fee; Expenses."

Interests of Certain
Persons in the Merger......  In the Merger Agreements, Firstar has agreed to assume and to keep in full force and effect the employment agreements by and among First Moline, First Federal and Byrd Krumbholz. In addition, the president, directors and secretary to the Board of Directors of First Moline have an interest in the consummation of the Merger under a Stock Option and Incentive Plan, Management Recognition and Retention Plan and Trust, Legal Services Retention Agreement, Deferred Compensation Agreement and provisions of the Merger Agreements relating to indemnification and insurance for First Moline directors and officers. See "PROPOSED MERGER--Management and Operations of First Moline after the Merger; Interests of Certain Persons in the Merger."

Resales of Firstar Common
Stock by Affiliates........  Resales of Firstar Common Stock issued to
                             "affiliates" of First Moline in connection with the Merger have not been registered under applicable securities laws in connection with the Merger. Such shares may only be sold (a) under a separate registration for distribution (which Firstar has not agreed to provide), (b) pursuant to Rule 145 under the Securities Act of 1933, as amended, or
                             (c) pursuant to some other exemption from registration. See "PROPOSED MERGER--Resale of Firstar Common Stock."

Preferred Share Purchase
  Rights...................  Firstar has adopted a Shareholder Rights Plan, pursuant to which each share of Firstar Common Stock, including the Firstar Common Stock to be issued in the Merger, entitles its holder to one-half of a right ("Preferred Share Purchase Right") to purchase one one-hundredth of a share of Firstar's Series C Preferred Stock under certain limited circumstances. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Firstar without conditioning the offer on redemption of the Rights or on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by Firstar's Board of Directors prior to the time that the Rights have become nonredeemable. See "COMPARATIVE RIGHTS OF STOCKHOLDERS."

Markets and Market
Prices.....................  Firstar Common Stock is listed on the NYSE and the
                             CSE. First Moline Common Stock is not quoted on a national exchange, but is occasionally traded over the counter through the national daily quotation in the "Pink Sheets." Management of First Moline does not have knowledge of the prices paid in all transactions involving its shares and have not necessarily verified the prices indicated in the table below. Because of the lack of an established public market for shares of FMFC Common Stock, the prices indicated may not reflect the prices which would be paid for such shares in an active market.

                             The following table sets forth the closing price per share of Firstar Common Stock as reported on the Consolidated Tape System for NYSE stock and the last known sale price per share of FMFC Common Stock on the dates set forth, which include August 25, 1994, the last trading day preceding public
                             announcement of the Merger, and February   , 1995,
                             the latest practicable trading day before the printing of this Proxy Statement-Prospectus. See "PROPOSED MERGER--Terms of the Merger."

                                                                                       FIRST
                                                                            FIRSTAR    MOLINE
                                                                            COMMON     COMMON
                                                                            STOCK      STOCK
                                                                            ------     ------
                               Market Value Per Share at:
                                 December 31, 1993........................  $30.75     $14.50
                                 August 25, 1994..........................  $32.00     $14.50
                                 September 30, 1994.......................  $31.00     $14.50
                                 February   , 1995........................  $  .       $  .

                       COMPARATIVE PER COMMON SHARE DATA

     The following table presents selected comparative unaudited per common share data for Firstar Common Stock and First Moline Common Stock on a historical and pro forma combined basis and for First Moline Common Stock on a pro forma equivalent basis giving effect to the Merger on a purchase accounting basis. It is assumed that Firstar repurchases as treasury stock the equivalent number of common shares that are to be issued to First Moline stockholders.

     This information is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                                                                               NINE
                                                                              MONTHS       YEAR
                                                                               ENDED      ENDED
                                                                              9-30-94    12-31-93
                                                                              -------    --------
Firstar--Historical:
  Net income...............................................................   $  2.36     $ 3.15
  Cash dividends declared..................................................       .86       1.00
  Book value (at period end)...............................................     19.37      17.96
First Moline--Historical
  Net income...............................................................   $  1.12     $ 1.76
  Cash dividends declared..................................................       .10         --
  Book value (at period end)...............................................     20.67      22.93
Firstar-First Moline--Pro Forma Combined:
  Net income(1)............................................................   $  2.36     $ 3.15
  Cash dividends declared(2)...............................................       .86       1.00
  Book value (at period end)(3)............................................     19.30      17.95
First Moline Common Stock--Equivalent Pro Forma Combined(4):
  Net income(1)............................................................   $  2.50     $ 3.34
  Cash dividends declared..................................................       .91       1.06
  Book value (at period end)...............................................     20.46      19.03

- ---------------
(1) The pro forma combined net income per common share (based on weighted average shares outstanding) is based upon the combined historical net income for Firstar and First Moline adjusted for purchase adjustments and reduced for dividend payments on Firstar's outstanding Series B Preferred Stock divided by the average pro forma common shares of the combined entity.

(2) The pro forma combined dividends declared assume no changes in historical dividends per share declared by Firstar.

(3) The pro forma combined book value per share of Firstar Common Stock is based upon the historical total common equity for Firstar adjusted for the intangible amortization and the interest income lost from funds used in the repurchase of shares divided by the shares of Firstar Common Stock outstanding.

(4) The equivalent pro forma combined income, dividends and book value per share of First Moline Common Stock represent the pro forma combined amounts multiplied by the assumed exchange ratio of 1.06, which is based on the terms of the Merger Agreements. Using an assumed exchange ratio of .94, for nine months ended September 30, 1994, the equivalent pro forma combined income, dividends and book value per share of First Moline Common Stock would have been $2.22, $0.81 and $18.14, respectively.

                SELECTED CONSOLIDATED FINANCIAL DATA OF FIRSTAR

     The following table sets forth in summary form certain consolidated financial data of Firstar. This summary should be read in conjunction with the financial review and consolidated financial statements included in the documents incorporated by reference in this Proxy Statement-Prospectus.

                                   NINE MONTHS ENDED
                                      SEPTEMBER 30                        YEARS ENDED DECEMBER 31
                                  --------------------    --------------------------------------------------------
                                    1994        1993        1993        1992        1991        1990        1989
                                  --------    --------    --------    --------    --------    --------    --------
Income Summary
(Thousands of dollars)
Net interest revenue............  $440,106    $423,108    $568,056    $539,152    $480,596    $429,954    $413,102
Provision for loan losses.......     8,274      18,451      24,567      44,821      50,276      49,161      52,362
                                  --------    --------    --------    --------    --------    --------    --------
Net interest revenue after loan
  loss provision................   431,832     404,657     543,489     494,331     430,320     380,793     360,740
Other operating revenue.........   249,612     251,668     342,265     300,767     272,535     248,301     225,521
Other operating expense.........   454,665     434,506     587,744     557,566     515,536     464,800     429,508
                                  --------    --------    --------    --------    --------    --------    --------
Income before income taxes......   226,779     221,819     298,010     237,532     187,319     164,294     156,753
Provision for income tax........    75,183      70,041      93,716      71,547      52,988      46,837      45,618
                                  --------    --------    --------    --------    --------    --------    --------
Net income......................  $151,596    $151,778    $204,294    $165,985    $134,331    $117,457    $111,135
                                  ========    ========    ========    ========    ========    ========    ========
Per common share:
  Net income....................  $   2.36    $   2.35    $   3.15    $   2.62    $   2.14    $   1.82    $   1.72
  Dividends.....................       .86         .74        1.00         .80        .705        .635        .545
Selected Period-End Balances
(Millions of dollars)
Total assets....................  $ 14,329    $ 13,429    $ 13,794    $ 13,169    $ 12,309    $ 12,020    $ 11,163
Loans...........................     9,520       8,533       8,984       8,111       7,545       7,346       6,871
Deposits........................    10,648      10,761      11,164      10,884      10,063       9,721       8,931
Long-term debt..................       125         127         126         158         144         185         166
Stockholders' equity............     1,241       1,172       1,156       1,048         916         844         790
Selected Financial Ratios
Net income as a % of average
  assets........................      1.50%       1.59%       1.59%       1.36%       1.16%       1.06%       1.07%
Net income as a % of average
  common equity.................     16.84       18.81       18.61       17.43       15.85       14.83       15.65
Net interest margin %...........      5.05        5.23        5.21        5.27        5.00        4.76        4.88
Total capital to risk-adjusted
  assets........................     13.43       13.81       13.18       13.20       11.92       11.94       12.09
Nonperforming assets as a % of
  period-end loans and other
  real estate...................       .73         .81         .72        1.09        1.43        1.87        1.61
Reserve for loan losses as a %
  of period-end loans...........      1.80        2.06        1.95        2.08        2.00        1.83        1.69
Net charge-offs as a % of
  average loans.................       .27         .27         .25         .43         .47         .48         .66

              SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST MOLINE

     The following table sets forth in summary form certain consolidated financial data of First Moline. This summary should be read in conjunction with the financial review and consolidated financial statements included in this Proxy Statement-Prospectus.

                                                NINE MONTHS ENDED
                                                   SEPTEMBER 30          YEARS ENDED DECEMBER 31
                                                ------------------    -----------------------------
                                                 1994       1993       1993       1992       1991
                                                -------    -------    -------    -------    -------
Income Summary
(Thousands of dollars)
Net interest income...........................  $ 1,822    $ 1,866    $ 2,469    $ 2,265    $ 1,727
Provision for loan losses.....................       21         48         58        134        367
                                                -------    -------    -------    -------    -------
Net interest income after loan loss
  provision...................................    1,801      1,818      2,411      2,131      1,360
Other operating revenue.......................      345        306        410        371        404
Other operating expense.......................    1,676      1,477      2,070      1,800      1,666
                                                -------    -------    -------    -------    -------
Income before income taxes....................      470        647        751        702         98
Provision for income tax......................      153        232        254        280         (9)
                                                -------    -------    -------    -------    -------
Net income....................................  $   317    $   415    $   497    $   422    $   107
                                                =======    =======    =======    =======    =======
Per common share:
  Net income..................................  $  1.12    $  1.47    $  1.76    $  1.49    $   n/a
  Dividends...................................      .10         --         --         --         --
Selected Period-End Balances
(Thousands of dollars)
Total assets..................................  $83,044    $79,765    $79,808    $80,429    $79,308
Loans.........................................   45,846     39,916     41,368     44,181     45,565
Deposits......................................   72,181     72,486     71,238     68,039     69,910
Long-term debt................................      687      1,600      1,303      2,364      4,115
Stockholders' equity..........................    5,840      6,396      6,478      5,965        n/a(1)
Selected Financial Ratios
Net income as a % of average
  assets......................................      .52%       .69%       .62%       .54%       .13%
Net income as a % of average common equity....     6.39       8.94       7.99      10.54        n/a
Net interest margin %.........................     3.10       3.21       3.18       3.01       2.20
Total capital to risk-adjusted
  assets......................................    15.40      18.07      18.25      15.46       8.86
Nonperforming assets as a % of period-end
  loans and other real estate.................      .99       1.90       1.67       1.95       4.60
Reserve for loan losses as a % of period-end
  loans.......................................      .46        .52        .50        .51        .89
Net charge-offs as a % of average loans.......      .06        .19        .17        .73        .33

- ---------------
(1) Prior year comparisons not applicable because initial stock offering was completed on September 30, 1992.

                              MEETING INFORMATION

GENERAL

     This Proxy Statement of First Moline and Prospectus of Firstar is being furnished to the stockholders of First Moline in connection with the solicitation by the Board of Directors of First Moline of proxies to be voted at the Special Meeting of holders of FMFC Common Stock to be held on March 16, 1995, and any adjournment thereof. The purpose of the Special Meeting and of the solicitation is to obtain approval of the holders of FMFC Common Stock of the Merger Agreements, the Articles Amendment and the transaction of such other business as may properly come before the meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of FMFC Common Stock is accompanied by a form of proxy for use at the Special Meeting.

DATE, PLACE AND TIME

     The Special Meeting will be held at The Moline Club, 1530 Fifth Avenue, Moline, Illinois 61625, on March 16, 1995, at 2:00 p.m. (local time).

RECORD DATE; VOTE REQUIRED

     The close of business on [Record Date] has been fixed by the Board of Directors of First Moline as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. On that date there were outstanding and entitled to vote 282,550 shares of FMFC Common Stock, of which 61,994 (22%) were held by directors or executive officers of First Moline. Neither Firstar nor any of its or FCI's directors or executive officers own any shares of FMFC Common Stock.

     Each outstanding share of FMFC Common Stock entitles the record holder thereof to one vote on all matters to be acted upon at the Special Meeting. The DGCL requires that the Merger Agreements be approved by the affirmative vote of a majority of the votes attributable to the outstanding shares of FMFC Common Stock. The affirmative vote of 80% of the votes attributable to the outstanding shares of FMFC Common Stock is required to approve the Articles Amendment. If the Articles Amendment is not approved, the Merger will not be consummated regardless of whether the Merger Agreements are approved.

VOTING AGREEMENTS

     On August 25, 1994, seven directors and the largest stockholder of First Moline signed Voting Agreements with Firstar, pursuant to which each of them agreed to vote all of his shares of FMFC Common Stock in favor of the Merger and the Articles Amendment and not to support a competing transaction prior to consummation of the Merger or termination of the Merger Agreements. The signing directors and stockholder are relieved of their commitment to vote in favor of the Merger and the Articles Amendment in the event that prior to the approval of the Merger by First Moline's stockholders First Moline receives a proposal for a competing transaction which, based upon the advice of counsel, the Board of Directors of First Moline determines it must actively consider in fulfillment of its fiduciary duty to such stockholders. In the event that the Board elects to accept the proposal for the competing transaction, the agreement from the signing directors and stockholder to not vote their shares of FMFC Common Stock in favor of the competing transaction will remain in effect for 270 days after such election.

     The directors and stockholder who have signed the Voting Agreements and the number of shares presently owned by each, are listed below:

                                                                                NUMBER OF
                       NAME OF DIRECTOR/OFFICER/STOCKHOLDER                     SHARES(1)(2)
    --------------------------------------------------------------------------  ---------
    Gene Blanc................................................................     2,862
    Jon Christensen...........................................................     6,362
    Daniel Churchill(3).......................................................    27,708
    Kent Crippen..............................................................    12,413
    Dennis Hoffman............................................................    10,362
    Byrd Krumbholz............................................................     6,662
    Glenn Medhus..............................................................     8,758
    Michael Steffenson........................................................    11,362

- ---------------
(1) Includes all shares owned directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, which the director or stockholder has or shares the power to vote or to direct the voting power or to dispose of or direct dispositions.

(2) Does not include awards of shares of FMFC Common Stock granted under the First Moline Management Recognition and Retention Plan and Trust which have not vested at this time, but will vest at the closing of the transaction. See "Interests of Certain Persons in the Merger."

(3) Corporate secretary who serves in a non-management capacity and is not a director. Mr. Churchill is also general counsel to First Moline and its subsidiaries under a Legal Services Retention Agreement. See "Interests of Certain Persons in the Merger."

     The total number of shares directly or indirectly owned by these directors and the stockholder is 86,489, or 30.6% of the total shares outstanding and entitled to vote at the Special Meeting.

VOTING AND REVOCATION OF PROXIES

     Shares of FMFC Common Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of FMFC Common Stock represented by the Proxy will be voted FOR the Merger Agreements and the Articles Amendment. Both broker nonvotes and abstentions have the same effect as votes against the Merger Agreements and the Articles Amendment. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of First Moline prior to or at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

     The Board of Directors of First Moline is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers, and employees of First Moline, who will not be specifically compensated for such services, may solicit proxies from the stockholders of First Moline, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. First Moline does not anticipate that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose, but First Moline reserves the right to do so should it conclude that such efforts are needed. First Moline will bear its own expenses in connection with the solicitation of proxies for the

Special Meeting, except that Firstar will bear the expense of printing this Proxy Statement-Prospectus and the expense of all Commission and other regulatory filing fees incurred in connection therewith. See "PROPOSED MERGER--Expenses."

     HOLDERS OF FMFC COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO FIRST MOLINE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                PROPOSED MERGER

     The following description of the Merger is qualified in its entirety by reference to the Merger Agreements, which are attached as Appendix B to this Proxy Statement-Prospectus and are incorporated herein by reference. All First Moline stockholders are urged to read the Merger Agreements in their entirety.

BACKGROUND OF THE MERGER

     First Moline. First Federal Savings and Loan Association of Moline ("First Federal Savings"), the predecessor to First Federal and First Moline, had for decades opted to pursue a community banking philosophy emphasizing the delivery of real estate and consumer loan products and services tailored to the financial needs of the Quad Cities communities. After its conversion to stock form and reorganization to a holding company structure in October, 1992, First Federal continued to emphasize its community banking mission while identifying areas of special opportunity for the deployment of new capital raised in the conversion in an effort to balance its community concerns while maximizing shareholder value.

     Prior to 1992, First Federal Savings had continuously examined its strategic alternatives as a mutual institution, and after its conversion to stock form, renewed its strategic alternatives with the additional corporate objective of enhancing stockholder value. To that goal, the Board of Directors of First Moline (the "Board") appointed a formal Strategic Planning Committee on April 19, 1993 consisting of Directors Jon Christiansen, Kent Crippen and Michael Steffenson. The Board also consulted with and retained as special counsel the law firm of Vedder Price, a firm with extensive experience in representing financial institutions in mergers and affiliations, to assist the Board by giving legal counsel in evaluating strategic planning alternatives. At the advice of Vedder Price, the Board also retained an independent financial advisor later in 1993 to assist the Strategic Planning Committee and First Moline on various strategic alternatives, including the possible eventual sale of First Moline if that course of action became desirable, and to thereby explore possible merger candidates for First Moline.

     On August 24, 1993 the Strategic Planning Committee met to review several long-term strategic objectives such as: (1) to prudently diversify the existing asset base and earnings stream of First Moline and First Federal; (2) to compete more efficiently in the local and national markets for loan revenue; (3) to offer new products and services to its customers; (4) to offer greater professional advancement to its employees; and (5) to offer stockholders higher and more stable dividends, greater stock value and maximum liquidity. The Strategic Planning Committee also reviewed procedural steps which could be followed to address the accomplishment of these goals which included: (a) remaining independent and reviewing operational improvements, cash dividends, stock repurchase, internal growth, de novo branching, acquisitions of existing branches, acquisition of other financial institutions or a merger of equals; or
(b) a sale or strategic merger of First Moline involving a larger acquiring bank or thrift holding company.

     On September 7, 1993, the Strategic Planning Committee reviewed these options and the procedural steps with the Board. The Board reviewed the issues of remaining independent and the difficulties that would be encountered in attempting to continue to improve performance and enhance stockholder value as an independent organization of its size in its market. The second alternative, being acquired by another entity, either by cash sale or in a strategic merger, was less familiar to the Board. While the Board believed that it had some sense of the value of First Moline in the context of an acquisition, at that time it had no direct information other than a review of recent acquisition prices in its market area. To assist in the review of strategic alternatives, the Board approved the retention of Hovde, a nationally recognized investment banking firm, as its adviser to assist First Moline. The Board selected Hovde on the basis of, among other things, Hovde's expertise in mergers and acquisitions and its familiarity with Midwest banks and thrifts. The Board also authorized the Chairman of the Board, Glenn Medhus, and the President, Byrd Krumbholz ("First Moline Management"), to pursue the planning process. First Moline retained Hovde on October 11, 1993.

     During the ensuing months, First Moline Management continued to evaluate the issues presented by remaining independent. At the same time, Hovde, with the assistance of First Moline Management, developed a preliminary list of parties that might have an interest in First Moline in the event that First Moline determined that it should be acquired through a sale or merger as the most prudent and beneficial method to maximize stockholder value. Hovde then contacted eleven candidates which for various reasons were believed to be the most logical candidates. In all instances, the potential candidate contacted was informed that First Moline was considering its future options and that it had not made any determination to sell or otherwise be acquired, but it was exploring whether there might be an interest in acquiring First Moline if First Moline was to determine that it would enter into such a transaction. A confidentiality agreement was entered into with each of the potential interested parties and certain preliminary financial information was subsequently provided to interested parties. Each of the interested parties was asked for an indication of value in the event that First Moline was to determine that it would be sold for cash or merged with a strategic partner. Discussions were also held between First Moline Management, Hovde and representatives of some of the potentially interested parties. On March 14, 1994, the Board received an updated status report from Hovde. No specific actions were taken at that time and no determinations were made to sell or merge First Moline, but the Board authorized continued exploratory discussion with potentially interested parties.

     At the May 26, 1994 Board meeting, Hovde and First Moline Management reported that indications of interest were received from six parties. The Board reviewed this information and focused on three indications of interest from potential acquirors who had expressed the greatest levels of interest: a stock offer from Firstar, a cash offer from a Midwestern thrift holding company and a stock offer from a Midwestern bank holding company. After further review and discussion, it was determined that Firstar's proposal potentially represented the greatest benefit and the most likely opportunity for enhancement of stockholder value. Although the Board did not determine at this meeting that First Moline should be sold to, or otherwise enter into any other form of transaction with Firstar or any other acquiror, the Board continued to authorize management to pursue discussions and negotiations with Firstar in an effort to obtain a definitive agreement from Firstar which could be considered by the Board for possible recommendation for adoption by the First Moline stockholders. The Board also directed Hovde to ask the party with the next highest offer, a cash offer from a Midwestern thrift holding company, if it would be willing to raise its indication of value relating to First Moline. Later, the interested party responded that it would be unwilling to increase the amount of consideration that it might pay to acquire First Moline beyond that which it had previously indicated.

     During later discussions with Firstar, the parties agreed upon a stock transaction in which a purchase price of approximately $32.84 per share would be payable in Firstar Common Stock to First Moline stockholders if Firstar's stock price ended trading prior to the merger in a "collared" range. In addition, the mechanics of the Exchange Ratio, including the right to terminate the transaction if the price per share of Firstar Common Stock was below $28.00 at closing, as well as certain conditions such as the right of First Moline to terminate the Merger under certain circumstances, were preliminarily agreed upon. First Moline and Firstar then addressed certain nonfinancial and accounting issues which ultimately resulted in the provisions of the Merger Agreements which offered certain protection to the employees and officers of First Moline. At the same time, the parties, both directly and through their legal advisors and First Moline's financial advisor, addressed other terms of the documentation prepared by Firstar in connection with the transaction.

     On July 11, 1994, a meeting of the Board was held to consider the negotiations with Firstar. After full discussion, the Board directed First Moline Management to continue discussions with Firstar. On August 8, 1994 a meeting of the Board was held to consider the Firstar proposal in detail with First Moline's legal and financial advisors. All members of the Board were present at the meeting. At the meeting, Vedder Price reviewed with Board members
(i) their directors' duties in connection with a proposed transaction; (ii) certain tax and legal considerations for a publicly held company involved in stock transaction; (iii) certain requirements of the Commission relating to mergers; and (iv) certain requirements of "pooling of interest" accounting. Vedder Price then discussed the future courses of action available to First Moline, including continuing negotiations with Firstar or other potentially interested parties or stopping the process and remaining independent.

     Hovde then made a presentation to the Board addressing the fairness, from a financial point of view, of the Exchange Ratio under the Firstar proposal. Hovde also addressed possible courses of action and options available to First Moline at that time. After a full and thorough discussion of these issues, the Board authorized First Moline Management to continue negotiations with Firstar. The Board requested that Hovde and Vedder Price review with Firstar selected issues that were deemed necessary to be resolved based upon the drafts of the Merger Agreements reviewed by the Board. After significant discussion and consideration, the Board authorized management to complete due diligence and attempt to negotiate a final definitive agreement with Firstar. On August 19, 1994, First Moline Management and its legal and financial advisors met with representatives of Firstar at Firstar's home office to complete due diligence and to continue negotiating the remaining terms of the transaction.

     On August 22, 1994, a special meeting of the Board was held to consider the revised forms of the definitive and related agreements. Vedder Price then reviewed in detail the principal changes in the proposed Merger Agreements. Hovde followed with a detailed presentation during which the terms and nature of the fairness opinion to be issued by Hovde and the analysis which Hovde would employ in arriving at its opinion. Vedder Price also reviewed with the Board the intention of Firstar to submit a letter to First Moline to the effect that, as an absolute condition to Firstar entering into the Merger Agreement, First Moline must make certain agreements acceptable to Firstar to provide compensation to Firstar if certain events occurred that would be inconsistent with the consummation of its transaction and that Firstar had requested the directors and largest shareholder to enter into the Voting Agreements. With the assistance of Vedder Price, the nature, purpose and legal aspects of the Voting Agreements and Termination Fee requested by Firstar were reviewed in detail by the Board. After considering the advice of First Moline's legal advisors and receipt of an oral opinion from Hovde that the Exchange Ratio under the Firstar proposal was fair, from a financial point of view, the Board determined that the best interests of First Moline stockholders would be served by a strategic merger with FCI in accordance with the terms of the Merger Agreements and related documents, and the Board approved the proposed acquisition of First Moline by Firstar.

     Firstar. Firstar concluded that the Merger would be in the best interests of Firstar and its shareholders. Numerous factors were considered by the Board of Directors of Firstar in approving the terms of the Merger. These factors included information concerning the financial structure, results of operations, and prospects of Firstar and First Moline; the capital adequacy of First Moline; the compatibility of First Moline with Firstar's existing operations in the Quad Cities market place; and the amount of consideration to be paid in the transaction. See "PRO FORMA COMBINING FINANCIAL STATEMENTS."

     The Board of Directors of Firstar believes that expansion of the Firstar's customer base and assets in the Quad Cities will provide a wider and improved array of financial services to its customers and those of First Moline at a larger number of locations.

FIRST MOLINE'S REASONS FOR THE MERGER AND BOARD RECOMMENDATION

     After careful study and evaluation, the Board has unanimously approved the Merger Agreements and has determined that the Merger is fair to, and in the best interests of, First Moline and First Moline's stockholders. The Board believes that the Merger will enable First Moline stockholders to realize significant value on their investment and also will enable them to participate in opportunities for growth that First Moline believes the Merger makes possible.

     In reaching its determination that the Merger is fair to, and in the best interests of, First Moline and First Moline's stockholders, the Board carefully considered a variety of factors with the assistance of its legal and financial advisors. Among the factors it considered were the following:

          (a) First Moline's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability were it to remain independent;

          (b) The current and prospective environments in which First Moline operates, including national and local economic conditions, the competitive environment for banks and other financial institutions generally, and the trend toward consolidation in the financial services industry generally and in the Quad Cities metropolitan market specifically;

          (c) The historical market value, book value, earnings per share and dividends of First Moline as compared to the historical market value, book value, earnings per share and dividends of Firstar;

          (d) The strategic and competitive advantages expected to result from the combination of First Moline and Firstar;

          (e) The anticipated tax-free nature of the Merger for federal income tax purposes to First Moline stockholders receiving Firstar Common Stock in exchange for shares of First Moline Common Stock;

          (f) The financial terms of other recent business combinations in the financial services industry;

          (g) Information concerning the business, financial condition, results of operations and prospects of Firstar;

          (h) The review by the Board with its legal and financial advisors of the provisions of the proposed Merger Agreements;

          (i) The financial advice rendered by Hovde to the Board and the opinion rendered by Hovde that the Exchange Ratio was fair, from a financial point of view, to holders of FMFC Common Stock (See "Opinion of Financial Advisor");

          (j) The likelihood that the proposed transaction would be consummated;

          (k) The likely beneficial effect of the proposed transaction on customers and employees of First Moline;

          (l) The expectation that Firstar will continue to provide quality service to the communities and customers served by First Moline; and

          (m) The compatibility of the respective businesses and management philosophies of Firstar and First Moline.

     The Board also determined that the Merger is preferable to the other alternatives available to First Moline, such as being acquired by a different company or remaining independent and growing internally.

     While each member of the Board individually evaluated each of the foregoing as well as other factors, the Board collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members that the Merger, in light of the factors that each director individually considered as appropriate, is fair and in the best interests of the First Moline stockholders.

     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF FIRST MOLINE UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FMFC COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER, THE MERGER AGREEMENTS AND THE ARTICLES AMENDMENT.

OPINION OF FINANCIAL ADVISOR

     On October 11, 1993, the Board retained Hovde to render financial advisory and investment banking services to First Moline. Hovde is a nationally recognized investment banking firm regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. The Board selected Hovde on the basis of, among other things, its expertise in mergers and acquisition transactions and its familiarity with the most likely potential merger partners for First Moline and the regional banking industry.

     As part of its services, Hovde analyzed First Moline and its operations, historical performance and future prospects; identified and contacted a limited number of bank and thrift holding companies acceptable to the Board in order to solicit indications of interest in a possible business combination with First Moline; participated in negotiations concerning the financial aspects of the Merger Agreements under the guidance of the Board; and provided an opinion as to the fairness, from a financial point of view, of the number of shares of Firstar Common Stock to be exchanged for each outstanding share of FMFC Common Stock as calculated in Section 8 of the Plan of Merger to the holders of FMFC Common Stock. The Board imposed no limitations upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.

     Hovde specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Its principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Hovde is familiar with First Moline, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Merger Agreements.

     Hovde has rendered a written opinion to the Board to the effect that, as of the date of the mailing of this Proxy Statement-Prospectus, the Exchange Ratio is fair, from a financial point of view, to the holders of FMFC Common Stock. Such opinion describes the assumptions made, matters considered and the scope of the review undertaken and procedures followed by Hovde. Hovde's opinion is attached hereto as Appendix C and is incorporated herein by reference. STOCKHOLDERS ARE ENCOURAGED TO READ SUCH OPINION IN ITS ENTIRETY.

     Hovde's opinion is directed to the Board only and addresses only the Exchange Ratio. Hovde has not expressed any opinion as to the prices at which shares of Firstar Common Stock issued in the Merger may trade if and when they are issued or at any future time, and Hovde's opinion does not constitute a recommendation to any holder of FMFC Common Stock as to how such holder should vote with respect to the Merger Agreements at any meeting of holders of FMFC Common Stock.

     For purposes of its opinion and in connection with its review of the proposed transaction, Hovde, among other things, reviewed and analyzed material bearing upon the financial and operating conditions of First Moline and Firstar and material prepared in connection with the proposed transaction, including the following: the Merger Agreements and this Proxy Statement-Prospectus; certain publicly available information concerning First Moline and Firstar, including their Annual Reports on Form 10-KSB and 10-K, respectively, for the fiscal year ended December 31, 1993 and their Quarterly Reports on Forms 10-QSB and 10-Q, respectively, for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994; certain financial projections and other materials prepared by Firstar's management regarding Firstar's pending acquisitions of First Colonial Bankshares Corporation ("First Colonial") and Investors Bank Corp. ("Investors") (see "FIRSTAR CORPORATION--Other Acquisitions and Transactions"); the terms of recent merger and acquisition transactions involving thrifts and thrift holding companies that Hovde considered relevant; historical price and volume data for First Moline and Firstar common stock; and certain financial and other information provided to Hovde by the managements of First Moline and Firstar. Hovde also participated in discussions and negotiations among representatives of First Moline and Firstar and their respective legal advisors that resulted in the Merger Agreements; discussed certain aspects of the past and current business operations, results of regulatory examinations, financial condition and future prospects of First Moline and Firstar with certain members of the management of First Moline and Firstar; and conducted such other studies, analyses and examinations as Hovde deemed appropriate.

     In rendering its opinion, Hovde relied upon and assumed without independent verification the accuracy and completeness of the financial and other information and representations that were provided or made to it by First Moline, Firstar and their respective representatives and of the publicly available information reviewed by Hovde. Hovde also relied upon Firstar's management as to the reasonableness and achievability of the financial and operating forecasts provided to Hovde (and the assumptions and bases therefor) with regard to Firstar's pending acquisitions of First Colonial and Investors. In that regard, Hovde assumed that such forecasts, including without limitation projected cost savings and revenue enhancements resulting from those acquisitions, reflected the best currently available estimates and judgments of Firstar's management and that such projections and forecasts would be realized in the amounts and in the time periods currently estimated by Firstar's management. Hovde did not independently verify and relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of First Moline and Firstar at September 30, 1994 were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements. Hovde was not retained to and did not conduct a physical inspection of any of the properties or facilities of First Moline or Firstar, nor did Hovde make any independent evaluation or appraisal of the assets, liabilities or prospects of First Moline or Firstar, nor was Hovde furnished with any such evaluation or appraisal, and Hovde was not retained to and did not review any individual credit files.

     Hovde assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to First Moline and Firstar. In rendering its opinion, Hovde was advised by First Moline and Firstar and Hovde has assumed that there are no factors that would impede any necessary regulatory or governmental approval for the Merger and Hovde has further assumed that in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Firstar or the surviving corporation that would have a material adverse effect on Firstar or the contemplated benefits of the Merger. Hovde also assumed that there would not occur any change in the applicable law or regulation that would cause a material adverse change in the prospects or operations of Firstar or the surviving corporation after the Merger.

     Prior to rendering its written opinion to the Board dated as of the date of the mailing of this Proxy Statement-Prospectus, Hovde rendered a written opinion to the Board on August 26, 1994. Set forth below is a brief summary of the analyses performed by Hovde in reaching its August 26, 1994 opinion.

     Analysis of Proposals. Hovde compared the significant terms, including the value of the consideration offered, set forth in the Merger Agreements to the significant terms set forth in the preliminary proposals submitted by other interested parties. This analysis showed, among other things, that the value of the consideration offered in the Merger Agreements (not including the value of any incremental dividends payable to First Moline's stockholders under the Merger Agreements) was $32.84 per share (the "Collared Value") if Firstar's Common Stock is trading between $31.00 and $35.00 per share, and $29.68 per share (the "Walkaway Value") if Firstar's Common Stock is trading at $28.00 per share at closing. These values exceeded the value of the consideration set forth in each of the preliminary proposals submitted by other interested parties.

     Analysis of Selected Mergers. As part of its analyses, Hovde reviewed three sets of mergers: (i) selected mergers involving 44 thrifts headquartered throughout the United States announced between June 30, 1993 and August 21, 1994 in which the announced total deal value was between $5 million and $30 million (the "Nationwide Mergers I"); (ii) selected mergers involving 19 thrifts headquartered throughout the United States announced between June 30, 1993 and August 21, 1994 in which the announced total deal value was between $5 million and $15 million (the "Nationwide Mergers II"); and (iii) selected mergers involving six thrifts headquartered in the Midwest announced between June 30, 1993 and August 21, 1994 in which the announced total deal value was between $5 million and $15 million (the "Midwestern Mergers"). For each transaction, Hovde calculated the multiple of the announced total deal value to the acquired company's: (i) earnings per share for the twelve months preceding the announcement date of the transaction; (ii) book value per share; and (iii) tangible book value per share. Hovde also calculated the tangible book premium to core deposits (i.e., the difference between the announced total deal value and the acquired company's tangible equity, expressed as a percentage of the acquired company's core deposits) for each transaction.

     The calculations for the Nationwide Mergers I yielded a range of multiples of announced total deal value to earnings per share of 6.5 times to 29.5 times, with an average of 13.6 times and a median of 11.6 times; a range of multiples of announced total deal value to book value of 1.00 times to 2.54 times, with an average of 1.50 times and a median of 1.48 times; a range of multiples of announced total deal value to tangible book value of 1.00 times to 2.54 times, with an average of 1.52 times and a median of 1.48 times; and a range of tangible book premiums to core deposits of 0.04% to 14.33%, with an average of 5.72% and a median of 5.49%.

     The calculations for the Nationwide Mergers II yielded a range of multiples of announced total deal value to earnings per share of 6.5 times to 29.5 times, with an average of 13.0 times and a median of 10.2 times; a range of multiples of announced total deal value to book value of 1.07 times to 2.08 times, with an average of 1.48 times and a median of 1.51 times; a range of multiples of announced total deal value to tangible book value of 1.13 times to 2.08 times, with an average of 1.50 times and a median of 1.51 times; and a range of tangible book premiums to core deposits of 1.15% to 14.33%, with an average of 5.90% and a median of 4.25%.

     The calculations for the Midwestern Mergers yielded a range of multiples of announced total deal value to earnings per share of 9.2 times to 17.5 times, with an average of 11.3 times and a median of 10.0 times; a range of multiples of announced total deal value to book value of 1.22 times to 2.08 times, with an average of 1.50 times and a median of 1.42 times; a range of multiples of announced total deal value to tangible book value of 1.22 times to 2.08 times, with an average of 1.51 times and a median of 1.45 times; and a range of tangible book premiums to core deposits of 2.32% to 9.18%, with an average of 5.34% and a median of 4.39%.

     Hovde compared these multiples with the corresponding multiples for the Merger at the Collared Value of $32.84 per share and the Walkaway Value of $29.68 per share. In calculating the multiples for the Merger, Hovde used First Moline's earnings per share for the twelve months ended June 30, 1994 and book value per share, tangible book value per share and core deposits as of June 30, 1994. Hovde calculated that the Collared Value represented multiples of First Moline's earnings per share, book value per share and tangible book value per share of 18.2 times, 1.64 times and 1.64 times, respectively, and a tangible premium to core deposits of 5.51%. Hovde calculated that the Walkaway Value represented multiples of First Moline's earnings per share, book value per share and tangible book value per share of 16.4 times, 1.48 times and 1.48 times, respectively, and a tangible book premium to core deposits of 4.14%.

     No company or transaction used in the above analyses as a comparison is identical to First Moline, Firstar or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

     Contribution Analysis. Hovde prepared an analysis showing the percentages of assets, deposits, common equity, and 1992, 1993 and estimated 1994 net income contributed to the combined company on a pro forma basis by First Moline and Firstar, and compared these percentages to the pro forma ownership of Firstar Common Stock by the stockholders of First Moline. This analysis showed that First Moline, as of June 30, 1994, would on a pro forma basis contribute 0.57% of total assets, 0.67% of total deposits, 0.50% of total equity, 0.25% of 1992 net income, 0.24% of 1993 net income and 0.21% of estimated 1994 net income. The stockholders of First Moline would own approximately 0.50% of the pro forma common shares outstanding of Firstar if Firstar's Common Stock was trading at or below $31.00 per share at closing, and approximately 0.44% of the pro forma common shares outstanding of Firstar if Firstar's Common Stock was trading at or above $35.00 per share at closing.

     Financial Implications to First Moline Stockholders. Hovde prepared an analysis comparing the projected earnings, dividends and book value per First Moline share for the years 1994 through 1997 if First Moline remained independent with the same values if the Merger was completed. This analysis indicated that if Firstar Common Stock was trading at or below $31.00 per share at closing, the projected earnings, dividends and book value per First Moline share would be a minimum of 136%, 536% and 129% higher, respectively, if the Merger was completed than if First Moline remained independent. If Firstar Common Stock was trading at or above $35.00 per share at closing, the analysis indicated that the projected earnings, dividends and book value per First Moline share would be a minimum of 109%, 463% and 103% higher, respectively, if the Merger were completed than if First Moline remained independent.

     Comparative Stockholder Returns. Hovde prepared an analysis of theoretical returns on investment for First Moline's stockholders under several scenarios. This analysis, which was based on the internal rate of return on projected dividend streams and projected 1997 common stock valuations (using current price-to-earnings multiples), indicated returns on investment of 7.03% if First Moline remained independent, 18.94% if First Moline was acquired in 1997, and 52.20%, 57.11% and 55.44% if First Moline was acquired by Firstar pursuant to the Merger Agreements and Firstar's Common Stock was trading at $28.00 per share, $31.00 per share and $35.00 per share, respectively at closing.

[HOVDE TO PROVIDE LANGUAGE REGARDING UPDATED FAIRNESS OPINION AT THE TIME OF SUCH UPDATE]

     Although the summary set forth above does not purport to be a complete description of the analyses performed by Hovde, the material analyses performed by Hovde in rendering its opinion have been summarized above. However, the preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Hovde believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses by which Hovde reached its opinion. In addition, Hovde may have given various analyses more or less weight than other analyses, but no analysis was given materially more weight than any other analysis. Also, Hovde may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Hovde's view of the actual value of First Moline or the combined company.

     In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Moline and Firstar. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde's analysis of the fairness of the Exchange Ratio, from a financial point of view, to the holders of FMFC Common Stock. The analyses do no purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde used in its analyses various projections of future performance prepared by the management's of First Moline and Firstar. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. Hovde's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for First Moline or the effect of any other business combination in which First Moline might engage. In addition, as described above, Hovde's opinion to the Board was one of many factors taken into consideration by the First Moline Board of Directors in making its determination to approve the Merger Agreements.

     Hovde has received and will receive compensation from First Moline in connection with its services, a significant portion of which is contingent upon the consummation of the Merger. Pursuant to the terms of a letter agreement dated October 11, 1994 (the "Engagement Letter"), for Hovde's services in connection with the Merger, including the rendering of its opinion, First Moline
(i) has paid Hovde $50,000 and (ii) has agreed to pay Hovde an amount equal to 2.0% of the first $6,000,000 of consideration received by First Moline's stockholders, 3.5% of consideration received by First Moline's stockholders in excess of $6,000,000 and less than $10,000,000, and 4.5% of consideration received by First Moline's stockholders in excess of $10,000,000. The amount set forth in clause (ii) above will be reduced by the amount set forth in clause (i) above and will be due and payable in cash upon consummation of the Merger. First Moline has also agreed under the Engagement Letter to reimburse Hovde for all reasonable out-of-pocket expenses incurred by Hovde in connection with its engagement up to a maximum of $7,500 without the prior approval of First Moline, and has agreed to indemnify Hovde against certain expenses and liabilities incurred in connection with its engagement, including liabilities under federal securities laws. The fees payable to Hovde are an obligation of First Moline and will have no impact on the consideration to be received by the holders of FMFC Common Stock.

     Hovde has from time to time in the past been, and may in the future be, considered or employed by First Moline or Firstar to provide financial advisory and investment banking services. These relationships are considered by First Moline and Firstar, respectively, to be in the ordinary course of business and to be immaterial to Hovde's engagement relative to the Merger.

TERMS OF THE MERGER

     On the Closing Date, First Moline will merge with and into FCI, which will be the surviving corporation. The Certificate of Incorporation and By-laws of FCI in effect at the Effective Time (as defined below) will govern the surviving corporation until amended or repealed in accordance with applicable law. At the Effective Time, each outstanding share of FMFC Common Stock will be converted into shares of Firstar Common Stock as follows: If Firstar Common Stock is trading between $31.00 and $35.00 per share, then each share of FMFC Common Stock will be converted into the number of shares of Firstar Common Stock arrived at by dividing $32.84 by the market price of Firstar Common Stock as determined under the Merger Agreements. If Firstar Common Stock is trading at or below $31.00 per share, then the holders of FMFC Common Stock will receive 1.06 shares of Firstar Common Stock for each share of FMFC Common Stock. If Firstar Common Stock is trading at or above $35.00 per share, then the holders of FMFC Common Stock will receive 0.94 shares of Firstar Common Stock for each share of FMFC Common Stock. The foregoing conversion is subject to the statutory dissenters' rights of the holders of FMFC Common Stock. The Merger Agreements provide that the trading price of Firstar Common Stock will be determined by averaging the composite closing prices per share of Firstar Common Stock on the NYSE and CSE on the five consecutive trading days immediately preceding the calendar day immediately preceding the Closing Date. See "Rights of Dissenting Stockholders."

     The Reorganization Agreement provides that, if between the date of the Reorganization Agreement and the Effective Time, Firstar declares a stock dividend or distribution upon or subdivides, splits up, reclassifies or combines its shares of Firstar Common Stock or declares a dividend or makes distribution on Firstar Common Stock of any security convertible into Firstar Common Stock, appropriate adjustment or adjustments will be made in the conversion ratio applicable to FMFC Common Stock.

     No fractional shares of Firstar Common Stock will be issued in the Merger. Instead, Firstar will pay to each holder of FMFC Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Firstar Common Stock to which the First Moline stockholder would otherwise be entitled multiplied by the closing price per share of Firstar Common Stock at the Effective Time on the NYSE. The shares of Firstar Common Stock and shares of common stock of FCI issued and outstanding immediately prior to the Closing Date will remain issued and outstanding.

     The terms of the Merger were determined on the basis of arm's length negotiations. See "Opinion of Financial Advisor."

OPTIONS

     There are currently options outstanding for 21,944 shares of FMFC Common Stock. Options for 19,201 shares of FMFC Common Stock will be converted into the right to receive shares of Firstar Common Stock. If Firstar Common Stock is trading between $31.00 and $35.00 per share, then each such option will be converted into the right to receive the number of shares of Firstar Common Stock arrived at by dividing $22.84 by the market price of Firstar Common Stock as determined under the Merger Agreements. If Firstar Common Stock is trading at or below $31.00 per share, then each such option will be converted into the right to receive 0.74 shares of Firstar Common Stock. If Firstar Common Stock is trading at or above $35.00 per share, then each such option will be converted into the right to receive 0.65 shares of Firstar Common Stock.

     The options for the remaining 2,743 shares of FMFC Common Stock, all of which are held by First Moline's chief executive officer, will be converted into options for Firstar Common Stock (a "Firstar Stock

Option") based on the conversion formula set out in the Merger Agreements, which formula is consistent with the Exchange Ratio. Each Firstar Stock Option will otherwise be exercisable on the same terms and conditions as applied to the First Moline Stock Options.

CLOSING DATE OF THE MERGER

     The Closing Date of the Merger will take place as soon as practicable following the satisfaction or waiver of the last of the conditions to the Merger on a date to be specified by Firstar and First Moline. Such date will not be more than ten business days after receipt of all required regulatory approvals and the expiration of any waiting periods connected with such approvals. As soon as practicable on or after the Closing Date, executed Articles of Merger will be filed with the Secretary of State of the State of Iowa and an executed Certificate of Merger will be filed with the Secretary of State of the State of Delaware, and the Merger will become effective upon the filing of such Articles of Merger and Certificate of Merger (the "Effective Time"). Subject to the conditions contained in the Merger Agreements, the Closing Date is currently expected to occur during the first quarter of 1995. See "Conditions to the Merger" and "Regulatory Approvals."

SURRENDER OF CERTIFICATES

     As soon as reasonably practicable after the Closing Date, Firstar Trust Company, or such other bank or trust company designated as exchange agent for Firstar (the "Exchange Agent"), is required to mail to each holder of record of FMFC Common Stock a letter of transmittal and instructions for use in effecting the surrender of such holder's First Moline stock certificates for certificates representing Firstar Common Stock ("Certificates").

     FIRST MOLINE STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of one or more certificates for FMFC Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a Certificate or Certificates to which the holder is entitled and, where applicable, a check for the amount representing any fractional share. A Certificate may be issued in a name other than the name in which the surrendered certificate is registered only if a certificate representing such FMFC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect a transfer to the new name and by evidence that any applicable stock transfer taxes have been paid.

     All Firstar Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time. No dividends or other distributions declared or made after the Effective Time with respect to Firstar Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate representing FMFC Common Stock with respect to the shares of Firstar Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of record of such certificate surrenders the certificate. Subject to the effect of applicable laws, following surrender of any certificate, there will be paid to the record holder of the Certificates issued in exchange, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Firstar Common Stock and the amount of dividends or other distributions with record and payment dates after the Effective Time and before the date of such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to the whole shares of Firstar Common Stock represented by the Certificates. In no event shall the persons entitled to receive such dividends, distributions and cash in lieu of fractional shares be entitled to receive interest on amounts payable.

CONDITIONS TO THE MERGER

     The Merger will occur only if the Merger Agreements and the Articles Amendment are approved by the requisite votes by the holders of FMFC Common Stock. Consummation of the Merger is subject to the satisfaction of certain other conditions unless waived to the extent waiver is permitted by applicable law. Such conditions include the following, which constitute all material conditions: (i) the receipt of all necessary regulatory approvals, including the approval of the Federal Reserve Board and the Illinois Commissioner (which has been waived by the Illinois Commissioner), with no material terms or conditions that are not reasonably acceptable to Firstar; (ii) approval by the OCC of the conversion of First Federal from a federal savings bank to a national bank; (iii) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness or proceedings seeking a stop order; (iv) the absence of a temporary restraining order, injunction or other order of any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; (v) authorization for listing on the NYSE upon official notice of issuance of the shares of Firstar Common Stock issuable in the Merger; (vi) the receipt by Firstar of executed letter agreements in the form attached to the Reorganization Agreement, relating to securities law matters, from affiliates of First Moline; (vii) the absence of any material adverse change since December 31, 1993, in the financial condition, results of operations or business of First Moline and Firstar, as the case may be, other than any changes resulting primarily by reason of changes in the banking business of First Moline and Firstar; (viii) the continued accuracy of representations and warranties by Firstar and First Moline regarding, among other things, the organization of the parties, financial statements, capitalization, pending and threatened litigation, enforceability of the Merger Agreements, compliance with law, and tax matters; and (ix) First Moline's consolidated allowance for loan losses shall not be less than an amount requested by Firstar. See "Termination, Amendment and Waiver; Regulatory Approvals."

     In addition, unless waived, each party's obligation to effect the Merger is subject to performance by the other party of its obligations under the Merger Agreements and the receipt of certain certificates from the other party and legal opinions.

ARTICLES AMENDMENT

     The Articles Amendment amends the Certificate of Incorporation of First Moline to delete, in its entirety, Article Fourth, subparagraph C of the Certificate of Incorporation. Article Fourth, subparagraph C provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of First Moline. If approved, the Articles Amendment would ratify execution of the Merger Agreements. If the Articles Amendment is not approved, the Merger will not be consummated regardless of whether the Merger Agreements are approved. The Articles Amendment provides that the Board of Directors of First Moline is authorized to abandon the Articles Amendment in accordance with Section 242(c) of the DGCL if the Merger is not consummated. See "MEETING INFORMATION--Record Date; Vote Required; Voting Agreements."

REGULATORY APPROVALS

     Federal. The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the bank subsidiaries of Firstar and First Moline under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation.

     Under the BHC Act, the Merger may not be consummated until up to 30 days following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

     Firstar filed an application with the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") that was accepted for filing by the Reserve Bank on December 14, 1994. Firstar has been advised that the Federal Reserve Bank has accepted the application for processing under delegated authority from the Federal Reserve Board. Under the regulations of the Federal Reserve Board, the Federal Reserve Bank will act on the application within the 30-day period that began on the date the application was accepted for filing (a period that may be extended by any public comments or other circumstances that may trigger further requests for information from the Federal Reserve Bank). There can be no assurance that the Federal Reserve Bank will continue processing the application under delegated authority.

     [There can be no assurance that the Federal Reserve Board will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval. There can likewise be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof.]

     The Merger is subject to the parties having received evidence that the OCC has approved the conversion of First Federal from a federal savings bank to a national bank. Federal banking regulations require that First Federal give notice to the Office of Thrift Supervision ("OTS") upon filing its letter of intent to convert to a national bank with the OCC. It is the intent of the parties to have First Federal complete such a charter conversion immediately preceding the Effective Time. First Federal filed an application for the charter conversion with the OCC on November 23, 1994 and provided the required notice to the OTS.

     There can be no assurance that the OCC will authorize the charter conversion.

     Illinois. The Merger is also subject to the prior approval by the Illinois Commissioner under the Illinois Bank Holding Company Act of 1957, as amended (the "Illinois Act"), which requires that the Illinois Commissioner take into consideration whether (i) the proposed transaction will promote the safety and soundness of the institution to be acquired, (ii) the banks already controlled by the applicant meet the convenience and needs of the communities served by them in accordance with the CRA, (iii) the applicant intends to adequately meet the convenience and needs of the communities serviced by the institution to be acquired in accordance with CRA, and (iv) the transaction will bring net new benefits to the state of Illinois. Under the Illinois Act, the Merger may be consummated immediately following an approval from the Illinois Commissioner. The Illinois Commissioner has waived the filing of an application in this transaction.

     General. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Conditions to the Merger," "Closing Date of the Merger" and "Termination, Amendment and Waiver." In the Merger Agreements, Firstar and First Moline have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the Merger, including furnishing information to the Federal Reserve Board or in connection with approvals or filings with other governmental entities. Firstar has agreed to use its best efforts to obtain approvals of the Federal Reserve Board, the OCC, the Illinois Commissioner and other governmental entities. However, the obligation to use best efforts is not to be construed as including an obligation to accept any terms of or conditions to an agreement or other approval of, or any exemption by, if Firstar in good faith determines that any material terms or conditions are not reasonably acceptable to it. There can be no assurance that any regulatory approvals will not contain a term or condition that causes such approvals to fail to satisfy the conditions described above under "Conditions to the Merger."

     Firstar and First Moline are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

BUSINESS PENDING THE MERGER

     Under the Reorganization Agreement, First Moline is generally obligated to, and to cause its subsidiaries to, operate their respective businesses only in the usual, regular and ordinary course consistent with past practices; use its best efforts to preserve its business organization and assets, maintain its rights and franchises, retain the services of employees and maintain its relationships with customers; maintain its properties; keep in full force and effect insurance; perform obligations under material agreements; and comply with obligations imposed by laws. The Reorganization Agreement also provides that prior to the Closing Date, without Firstar's prior written consent, First Moline may not, and may not allow its subsidiaries to, among other things: (i) incur any material liabilities or obligations, except in the ordinary course; (ii) increase the compensation of employees, directors or officers, except in accordance with past practice; (iii) change retirement benefits or other benefit plans, or enter into employment or similar agreements; (iv) effect any acquisition; (v) issue or redeem any of its capital stock; (vi) propose or adopt any amendments to its corporate charter or bylaws; or (vii) change the lending, investment, liability, management and other material policies concerning the banking business of First Moline.

     In addition, the Reorganization Agreement provides that prior to the Closing Date First Moline may not initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any "Competing Transaction," or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors, employees, financial advisor, attorney, accountant or other representative to take any such action. "Competing Transaction" means any of the following involving First Moline or any of its subsidiaries with a party other than Firstar: any merger or other business combination; the acquisition of more than ten percent (10%) of the gross assets of First Moline or First Federal; the acquisition of any capital stock of First Federal; or the acquisition by First Moline or First Federal, except in the ordinary course of business, of the stock or assets of any other person. The Reorganization Agreement provides, however, that the Board of Directors of First Moline is not prohibited from taking such actions if the Board of Directors is required to take such actions to comply with its fiduciary duties to stockholders imposed by law following consultation and based upon advice of counsel.

     First Moline has agreed to, through its Board of Directors, subject to its fiduciary duty to the stockholders of First Moline, (i) recommend to its stockholders approval of the Merger Agreements; (ii) not withdraw, modify, or amend such recommendation; and (iii) use its best efforts to obtain stockholder approval.

DIVIDENDS

     Under the Reorganization Agreement, First Moline is allowed to declare quarterly cash dividends on FMFC Common Stock as if the Merger had been consummated on August 25, 1994 and 265,112 shares of Firstar Common Stock had been issued. If the actual number of shares of Firstar Common Stock issued on the Closing Date is greater than 265,112, First Moline may pay a final dividend equal to the difference between the dividends paid from August 25, 1994 to the Closing Date and the dividends that would have been paid had that greater number of shares of Firstar Common Stock been issued on August 25, 1994.

TERMINATION, AMENDMENT AND WAIVER

     The Reorganization Agreement provides that it may be terminated, whether before or after approval of the matters presented in connection with the Merger by the stockholders of First Moline or FCI, (i) by mutual consent of Firstar and First Moline; or (ii) by written notice from either party to other if (a) the conditions to the Merger contained in the Merger Agreements have not been substantially satisfied or waived by June 30, 1995, (b) any warranty or representation made by the other party in the Merger Agreements is discovered to have become untrue in any material respect or which has not been cured within ten business

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

days following notice of such breach, or (c) the other party commits one or more material breaches of the Merger Agreements which is not cured within ten business days following notice of such breach.

     The Reorganization Agreement also provides that it may be terminated by First Moline immediately after the five consecutive trading days preceding the calendar day immediately preceding the Closing Date, if the average of the daily closing prices of a share of Firstar Common Stock as reported on the Consolidated Tape System for NYSE stocks during such Five-Day Calculation Period is less than $28.00. As of the date of this Proxy Statement-Prospectus, the closing price of a share of Firstar Common Stock is less than $28.00. Assuming the Merger is approved by holders of FMFC Common Stock, the Board may elect to consummate the Merger without resoliciting First Moline stockholders even though the average of the daily closing prices of a share of Firstar Common Stock during the Five-Day Calculation Period is less than $28.00. In such a situation, in considering whether to consummate the Merger without the resolicitation of First Moline stockholders, the Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisors and legal counsel. Stockholder approval of the Merger Agreements and the transactions contemplated thereby (including the Merger) confers upon the Board the power, consistent with its fiduciary duties, to elect to consummate the Merger notwithstanding that the average price of a share of Firstar Common Stock calculated during the Five-Day Calculation Period may be less than $28.00. In the alternative, the Board may exercise its rights under the Merger Agreements to terminate the Merger Agreements and the Merger.

     The Merger Agreements may be amended by the parties at any time before or after approval of the matters presented in connection with the Merger by the stockholders of First Moline, but after any such approval, no amendment may be made which would have any material adverse effect on the benefits to be received by First Moline's stockholders. At any time prior to the Effective Time, either party may, to the extent legally allowed, extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other and waive compliance with any of the agreements or conditions to its obligations.

MANAGEMENT AND OPERATIONS OF FIRST MOLINE AFTER THE MERGER

     In the Merger, First Moline will be merged into FCI and the separate corporate existence of First Moline will cease. Firstar will thereby acquire control of First Federal, which will have been converted to a national bank and will continue to own its two non-bank subsidiaries. FCI, as the surviving corporation, will continue to operate under the name "Firstar Corporation of Iowa."

     The officers and directors of FCI prior to the Merger will continue as officers and directors of the surviving corporation. Immediately following the Closing Date, one or more management representatives of Firstar will be added to the board of First Federal. Within several months of the Effective Time, Firstar and FCI intend to merge First Federal into Firstar Bank Davenport, N.A., FCI's existing bank subsidiary in the Quad Cities market, subject to regulatory approval. When this planned merger is completed, the officers of the First Federal will become officers of the surviving bank and two First Federal directors will be invited to join the Board of Directors of the surviving bank. See "Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The following directors, executive officers and corporate secretary of First Moline hold First Moline Stock Options granted pursuant to the First Moline Stock Option Plan: Gene Blanc, Jon Christensen, Kent Crippen, Dennis Hoffmann, Glenn Medhus and Michael Steffenson, Byrd Krumbholz and Daniel Churchill. Pursuant to the Stock Option Plan, each such person was granted a stock option to purchase 2,743 shares of FMFC Common Stock at an exercise price equal to the price per share offered at the time of the conversion of First Federal from a mutual to stock form of ownership on October 1, 1992. Such offering and exercise price was $10.00 per share. The expiration date for each stock option is September 30, 2002. Pursuant to their terms, such options become immediately exercisable upon the occurrence of a "change in control" (which includes a transaction such as the Merger).

     In accordance with the Merger Agreements, upon the consummation of the Merger, each option right for a share of FMFC Common Stock held by an option holder (other than Mr. Krumbholz) will be converted into a right to receive shares of Firstar Common Stock based upon the conversion formula set forth in the Merger Agreements for such options. Upon the consummation of the Merger, the option rights for 2,743 shares of First Moline Common Stock held by Mr. Krumbholz (President of First Moline) will be converted into an option right to purchase shares of Firstar Common Stock based upon the conversion formula set forth in the Merger Agreements for such options. See "PROPOSED MERGER--Options".

     First Moline maintains the First Moline Management Recognition and Retention Plan and Trust (the "RRP") as a part of its strategy to retain directors, key employees and the corporate secretary. At the time of the conversion, First Moline granted the following awards of FMFC Common Stock under the RRP: 1,893 shares to Mr. Medhus and 905 shares to each of Messrs. Blanc, Christensen, Churchill, Crippen, Hoffmann, Krumbholz and Steffenson. The awards vest at a rate of 20% per year; the first installment vested 90 days after the calendar year 1992, and each additional installment vests or has vested 90 days after each subsequent calendar year. Pursuant to the terms of the RRP, any award held by a recipient whose term of service to First Moline or an affiliate thereof terminates following a "change in control" (which includes a transaction such as the Merger) vests as of the recipient's last day of service to First Moline.

     Pursuant to the Merger Agreements, First Moline will terminate the RRP immediately prior to the consummation of the Merger. All outstanding unvested awards held by recipients will vest upon the termination of the RRP and, upon the Merger, those shares will be converted in shares of Firstar Common Stock on the same basis as all other outstanding shares of First Moline Common Stock.

     The Reorganization Agreement provides that upon consummation of the Merger, Firstar will indemnify and obtain insurance coverage, for a period of not less than 2 years following the Closing Date, for each officer and director of First Moline and its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments arising out of the fact that such person was an officer or director of First Moline or one of its subsidiaries prior to the consummation of the Merger. Firstar's obligation to obtain such insurance coverage is limited to aggregate premiums of $60,000.

     Firstar is obligated under the Merger Agreements to assume and to keep in full force and effect the employment agreements dated September 30, 1993, by and between First Moline and Byrd Krumbholz and by and between First Federal and Byrd Krumbholz (the "Employment Agreements"). The term of the Employment Agreements is for one year with automatic successive one year extensions, subject to a 90-day notice of non-renewal, until Mr. Krumbholz attains the age of 65. If the employment of Mr. Krumbholz is terminated without cause, First Federal is obligated to pay Mr. Krumbholz his base salary through the term of the Employment Agreements. Should Mr. Krumbholz be terminated for "cause," or should he voluntarily resign, First Federal is obligated to pay Mr. Krumbholz's base salary through the date of such termination or resignation. The Employment Agreements also provide that if Mr. Krumbholz has not attained the age of 62 and is terminated following a change in control (which would include a transaction such as the Merger), he would be paid a sum equal to the lesser of (i) three times the preceding year's base salary and (ii) a sum equal to one-twelfth of the preceding year's base salary multiplied by the number of months from the date of termination until attainment of the age 62. Mr. Krumbholz's current base salary is $85,700 a year.

     Mr. Krumbholz will continue to serve as President of First Federal upon consummation of the Merger (at which time First Federal will have converted into a national banking association). Subsequent to the acquisition, Firstar intends to merge First Federal with Firstar Bank Davenport, N.A. and at that time Mr. Krumbholz will become a Senior Vice President of the combined First Federal/Firstar Bank Davenport, N.A. institution.

     Mr. Krumbholz also is entitled to certain benefits under a Deferred Compensation Agreement, as amended, by and between Mr. Krumbholz and First Federal. In general, the Deferred Compensation Agreement provides that if Mr. Krumbholz retires after reaching the age of 62 he will be paid $1,250 per month for 180 months beginning at the time of his retirement. If Mr. Krumbholz retires between the ages of 60 and 62, or is terminated between the ages of 55 and 60, he will receive $1,250 per month for the number of months equal to the number of months from February 1989 through his retirement times a factor of 1.25. In addition, should Mr. Krumbholz be terminated prior to age 62 following a change in control (which includes a transaction such as the Merger) he will be paid $1,250 per month for 180 months beginning at the time of his termination. In the event of a change in control, First Federal is obligated to establish and fund a grantor trust in favor of Mr. Krumbholz to assist First Federal in the discharge of its obligations, which grantor trust will be established and funded at closing. The Deferred Compensation Agreement also provides for similar benefits in the event of Mr. Krumbholz's death or disability.

     The present directors of First Federal have been invited to serve as directors of First Federal following the Merger. In addition, the First Federal Board of Directors will be enlarged by one or more seats which will be occupied by representatives of Firstar. At the time First Federal is merged with Firstar Bank Davenport, N.A., two outside members of First Federal's Board will be invited by Firstar to serve as directors of the combined institution. It is anticipated that Firstar will make a final decision as to which members will be invited to sit on the combined entity's board only after the completion of the Merger.

     First Moline, First Federal and their subsidiaries receive legal services provided by Churchill & Churchill pursuant to a Legal Services Retention Agreement dated June 8, 1992, as amended (the "Legal Services Agreement"). The legal services provided by Churchill & Churchill cover numerous areas, including representing First Federal in all real estate loan closing transactions, representing the First Federal subsidiaries and parent, general services to the Board of Directors including serving as secretary to the Board of Directors of First Moline and First Federal, and other legal services on an item by item basis. The Legal Services Agreement, which expires on December 31, 1996, provides for a review period for extensions to occur during December of each year starting December 1995. Daniel Churchill, who is the corporate secretary of First Moline, is a partner of Churchill & Churchill. The Legal Services Agreement also provides that upon its early termination, a termination fee of $263,000 will be paid to Churchill & Churchill. It is anticipated by First Moline that the Legal Services Agreement will be terminated immediately preceding the Merger and Churchill & Churchill will be paid the termination fee at that time.

EFFECT ON EMPLOYEE BENEFITS

     The Merger Agreements provide, among other things, that Firstar will provide, or cause to be provided, to each employee of FCI or its subsidiaries who was an employee of First Moline at the time of the consummation of the Merger the opportunity to participate in Firstar's employee benefit plans on a basis comparable to that of similarly situated employees of Firstar and its subsidiaries, with full credit for years of employment with First Moline for purposes of qualification and vesting. These include pension, 401(k), medical, dental, dependent care, medical expense reimbursement, group life insurance and long-term disability plans. The Merger Agreements also provide that Firstar will honor the terms of the First Federal Savings Bank of Moline Amended and Restated Employee Severance Compensation Plan ("Severance Plan"). The Severance Plan provides certain benefits to full time employees of First Federal who are terminated following a change in control of First Moline or First Federal (which includes a transaction such as the Merger). In general, the terminated employee is entitled to receive one month of severance for each full year of service up to a maximum of 24 months of severance pay. In addition, the terminated employee is entitled to continued life, medical and dental coverage for a period of one year following termination.

     Firstar may meet its obligations to provide benefits to First Moline employees through continuation of existing First Moline plans until transfer of such employees to Firstar's benefit plans. The Merger Agreements provide that Firstar will make certain contributions to the existing First Moline profit sharing plan on behalf of the First Moline employees, until such employees are covered by Firstar's profit sharing plan.

TERMINATION FEE

     As a condition to Firstar's willingness to enter into the Agreement, First Moline agreed to pay to Firstar a termination fee of $400,000 within two days of a Trigger Event. A Trigger Event means the occurrence of one or more of the following events: (i) a Transaction Proposal (as defined below); (ii) termination of the Reorganization Agreement following a wilful and material breach thereof by First Moline; or (iii) any withdrawal, modification or amendment in any respect by First Moline's Board of Directors of its approval or recommendation regarding the Reorganization Agreement and stockholder vote relating thereto or First

Moline's Board of Directors adopting a resolution relating to any such withdrawal, modification or amendment.

     A "Transaction Proposal" means any of the following: (a) a bona fide tender offer or exchange offer for at least 25% of the then outstanding shares of any class of capital stock of First Moline made by any entity or person other than Firstar or its subsidiaries or affiliates, (b) any entity or person filing an application under the BHC Act, the Home Owners Loan Act, the Savings and Loan Holding Company Act or the Change in Bank Control Act with respect to the acquisition by such entity or person of any shares of capital stock of First Moline, (c) a merger, consolidation or other business combination with First Moline or First Federal is effected by an entity or person, (d) any sale, lease, transfer, mortgage or other disposition involving a substantial part of First Moline's or First Federal's consolidated assets, or any agreement to effect such a transaction, (e) the acquisition by any entity or person of 10% or more of the outstanding shares of any class of capital stock of First Moline or acquisition of additional shares by any entity or person currently holding 10% or more of such shares, except for certain acquisitions made pursuant to certain First Moline benefit plans, (f) any reclassification of the securities of, or recapitalization of, First Moline that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security of First Moline that is owned by an entity or person other than Firstar or its subsidiaries or affiliates, or any agreement to effect such a reclassification or recapitalization, (g) any transaction having an effect similar to those described in (a) through (f) above, or (h) a public announcement regarding a proposal, plan or intention by First Moline or another entity or person to effect any of the foregoing transactions; provided, however, that events described in clauses (a), (b) and (h) of this definition do not constitute a "Transaction Proposal" unless either (x) the Board of Directors of First Moline takes or fails to take certain actions in connection therewith or (y) First Moline's stockholders fail to approve the Merger Agreements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Firstar and First Moline expect that the Merger will qualify as a tax-free reorganization under Section 368(a)(1) of the Code. Accordingly, First Moline, Firstar and FCI will recognize no gain or loss for federal income tax purposes as a result of the Merger and no gain or loss will be recognized for federal income tax purposes by any First Moline stockholder upon receipt of Firstar Common Stock in exchange for FMFC Common Stock pursuant to the Merger (except upon the receipt of cash in lieu of fractional shares of Firstar Common Stock). This discussion of federal income tax consequences of the Merger assumes that none of the holders of FMFC Common Stock will exercise dissenters' rights. The Internal Revenue Service ("Service") has not been asked to rule upon the tax consequences of the Merger and such request will not be made. Instead, First Moline will rely upon the opinion of Vedder Price as to certain federal income tax consequences of the Merger. The opinion of Vedder Price is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion of counsel will be upheld by the courts if challenged by the Service. EACH STOCKHOLDER OF FIRST MOLINE IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

     Based upon the opinion of Vedder Price, which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the First Moline stockholders will result from the Merger:

          (i) Provided that the Merger of First Moline with and into FCI qualifies as a statutory merger under applicable law, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and First Moline, Firstar and FCI will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code with respect to such reorganization.

          (ii) No gain or loss will be recognized by the holders of FMFC Common Stock upon the exchange of FMFC Common Stock solely for Firstar Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Firstar Common Stock.

          (iii) A First Moline stockholder's basis in the Firstar Common Stock received in the exchange (including any fractional share interest to which he or she may be entitled) will be the same as the basis of the FMFC Common Stock exchanged therefor.

          (iv) The holding period of the Firstar Common Stock received by a stockholder of First Moline pursuant to the Merger will include the period during which the FMFC Common Stock exchanged therefor was held, provided that the FMFC Common Stock surrendered was held as a capital asset on the date of the Merger.

          (v) A First Moline stockholder who receives cash in lieu of fractional share interests of Firstar Common Stock in the Merger will be treated as if he or she actually received such fractional share interests and such fractional share interests were subsequently redeemed by Firstar. The cash a First Moline stockholder receives will be treated as having been received as full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

     The foregoing is only a general description of certain material federal income tax consequences of the Merger for First Moline stockholders who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each such stockholder. It does not discuss all of the consequences that may be relevant to First Moline stockholders entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreements or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local or foreign tax laws.

ACCOUNTING TREATMENT

     The Merger Agreement provides that the consummation of the Merger by Firstar is conditioned upon qualification of the Merger as a pooling-of-interests for accounting purposes. Firstar has waived this condition. It is anticipated that the acquisition of First Moline will be treated as a purchase for accounting purposes.

EXPENSES

     The Merger Agreement provides, in general, that Firstar and First Moline will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, including fees and expenses of its own accountants and counsel. For information with respect to financial advisory fees incurred in connection with the Merger, see "Opinion of Financial Advisor."

     Firstar has also agreed to bear the expense of printing this Proxy Statement-Prospectus and the expense of all Commission and regulatory filing fees incurred in connection therewith.

RESALE OF FIRSTAR COMMON STOCK

     The shares of Firstar Common Stock to be issued in the Merger to stockholders of First Moline have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may be freely traded by stockholders of First Moline who, at the Effective Time, are not "affiliates" of First Moline (and are not affiliates of Firstar at the time of the proposed resale). Pursuant to the Merger Agreements, First Moline must use its best efforts to cause each affiliate of First Moline to deliver to Firstar a written undertaking to the effect that he or she will not sell or dispose of the Firstar Common, acquired by him or her in connection with the Merger other than in accordance with the Securities Act, except under (i) a separate registration statement for distribution (which Firstar has not agreed to provide), or (ii) Rule 145 promulgated thereunder by the Commission, or (iii) pursuant to some other exemption from registration.

RIGHTS OF DISSENTING STOCKHOLDERS

     Under the provisions of Section 262 of the DGCL, a copy of which is attached to this Proxy Statement-Prospectus as Appendix A, any holder of record of FMFC Common Stock has the right to object to the Merger and demand payment of the fair value of any of the stockholder's shares in cash. Any such shareholder electing to do so must file a written objection with First Moline, at 1616 Sixth Avenue, Moline, Illinois, 61265, before the vote on the Merger at the Special Meeting. A stockholder may object as to less than all of the shares registered in the stockholder's name. A PROXY OR VOTE AGAINST THE MERGER WILL NOT, OF ITSELF, BE REGARDED AS A WRITTEN OBJECTION FOR PURPOSES OF ASSERTING APPRAISAL RIGHTS.

     If the Merger is approved by the requisite vote of holders of FMFC Common Stock, any holder of FMFC Common Stock seeking appraisal rights who has preserved his or her rights of appraisal by filing an objection and refraining from voting in favor of the Merger ("Stockholder Seeking Appraisal Rights"), will, within ten days after the Closing Date, be notified by the surviving corporation of the Closing Date. Within 120 days after the Closing Date, any Stockholder Seeking Appraisal Rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the FMFC Common Stock of all Stockholders Seeking Appraisal Rights. Notwithstanding the foregoing, any such Stockholder, within 60 days after the Closing Date, has the right to withdraw his or her demand for appraisal and accept the terms of the Merger Agreements. Within 120 days after the Closing Date, any Stockholder Seeking Appraisal Rights, upon written request, will be entitled to receive from the surviving corporation a statement setting forth the aggregate number of Stockholders Seeking Appraisal Rights and the number of shares they hold. The surviving corporation will mail such a statement to the Stockholder Seeking Appraisal Rights within ten days of the request or within ten days after the Closing Date, whichever is later.

     Upon the filing of such a petition by a Stockholder Seeking Appraisal Rights, the Delaware Court of Chancery will appraise the shares of FMFC Common Stock as to which the stockholder has demanded appraisal rights, determining their "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a "fair rate of interest," if any, to be paid on the amount determined to be the fair value. The court may require the Stockholders Seeking Appraisal Rights to submit their certificates of FMFC Common Stock as to which appraisal rights have been demanded to the Delaware Register in Chancery for notation thereon that the appraisal proceedings are pending.

     The Delaware Court of Chancery will direct the payment of such fair value and interest, if any, by the surviving corporation to the Stockholders Seeking Appraisal Rights upon their surrender of the certificate or certificates representing such shares of FMFC Common Stock.

     In the event any holder of FMFC Common Stock fails to perfect his or her rights of appraisal by failing to comply strictly with the applicable statutory requirements, the stockholder will be bound by the terms of the Merger Agreements and will not be entitled to payment for the stockholder's shares under Section 262 of the DGCL. Any holder of FMFC Common Stock who wishes to object to the transaction and demand payment for the stockholder's shares of FMFC Common Stock should consider consulting his or her own legal advisor.

     Because an executed proxy relating to FMFC Common Stock on which no voting direction is made will be voted at the Special Meeting in favor of the Merger, a Stockholder Seeking Appraisal Rights who wishes to have his or her shares of FMFC Common Stock represented by proxy at the Special Meeting but preserve statutory rights of appraisal must mark his or her proxy either to vote against the Merger or to abstain from voting thereon, give the required notice of intent to seek appraisal rights and make the required submission of stock certificates, as described herein.

     Any written objection or demand should be signed by or for the holder of record of the shares to which it relates in the same manner indicated on the accompanying proxy card. Any beneficial owner of FMFC Common Stock who is not also the holder of record of the shares, and who wishes to assert statutory rights of appraisal with respect thereto, should instruct the holder of record to act accordingly on the beneficial owner's behalf. First Moline will not accept written objections or demands for payment from any party other than the holder of record (whose name appears in the stock records of First Moline) of the shares to which the objection or demand relates.

     The foregoing is only a summary of the provisions of the DGCL and is qualified in its entirety by reference to the text of Section 262, which is set forth in Appendix A hereto.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     First Moline is incorporated under the laws of the state of Delaware, and Firstar is incorporated under the laws of the state of Wisconsin. Stockholders of First Moline, whose rights are governed by First Moline's Certificate of Incorporation and By-laws and by the DGCL, will, on consummation of the Merger, become shareholders of Firstar. Their rights as Firstar shareholders will then be governed by Firstar's Restated Articles of Incorporation and By-laws and by the Wisconsin Business Corporation Law (the "WBCL"). The following is a summary of the material differences between the rights of stockholders of First Moline and the rights of shareholders of Firstar.

PREFERRED STOCK

     The Certificate of Incorporation of First Moline authorizes its Board to issue up to 500,000 shares of preferred stock, $0.01 par value, from time to time in one or more series with such rights, preferences, limitations and powers as the Board may establish. As of the date hereof, no shares of First Moline preferred stock have been issued.

     The Restated Articles of Incorporation of Firstar authorize the Board of Directors of Firstar to issue up to 2,500,000 shares of preferred stock, $1.00 par value. The Board of Directors may establish the relative rights and preferences of preferred stock issued in the future without shareholder action and issue such stock in series. As of the date hereof, no shares of any series of Firstar preferred stock are issued and outstanding; however, upon consummation of Firstar's pending acquisition of First Colonial Bankshares Corporation, up to 38,775 shares of Firstar Series D Convertible Preferred Stock ("Firstar Preferred Stock") will be issued. See "Other Acquisitions and Transactions." Firstar has reserved 600,000 shares of Series C Preferred Stock for issuance upon exercise of the Preferred Share Purchase Rights, as further described below.

PREFERRED SHARE PURCHASE RIGHTS

     Firstar has adopted a Shareholder Rights Plan, pursuant to which each share of Firstar Common Stock entitles its holder to one-half Preferred Share Purchase Right. Under certain conditions, each Right entitles the holder to purchase one one-hundredth of a share of Firstar's Series C Preferred Stock at a price of $85, subject to adjustment. Recipients of Firstar Common Stock in connection with the Merger will also receive one-half Right per share of Firstar Common Stock. The description of the terms of the Rights Agreement is set forth in a Rights Agreement dated as of January 19, 1989 (the "Rights Agreement"), between Firstar and First Wisconsin Trust Company, as Rights Agent. The description of the Rights contained herein is qualified in its entirety by reference to the Rights Agreement. The Rights will only be exercisable if a person or group has acquired, or announced an intention to acquire, 20% or more of the outstanding shares of Firstar Common Stock. Under certain circumstances, including the existence of a 20% acquiring party, each holder of a Right, other than the acquiring party, will be entitled to purchase at the exercise price Firstar Common Stock having a market value of two times the exercise price. In the event of the acquisition of Firstar by another company subsequent to a party acquiring 20% or more of the Firstar Common Stock, each holder of a Right is entitled to purchase the acquiring company's common shares having a market value of two times the exercise price. The Rights may be redeemed at a price of $.01 per Right prior to the existence of a 20% acquiring party, and thereafter may be exchanged for one share of Firstar Common Stock per Right prior to the existence of a 50% acquiring party. The Rights will expire on January 19, 1999. The Rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the earnings of Firstar. Under the Rights Agreement, the Board of Directors of Firstar may reduce the thresholds applicable to the Rights from 20% to not less than 10%.

     First Moline does not have a shareholder rights plan.

APPRAISAL RIGHTS AND DISSENTERS' RIGHTS

     Under the DGCL, stockholders of a corporation who dissent from a merger or consolidation of the corporation in the manner provided by Delaware law are entitled to receive payment of the fair value of their stock, as determined by the Court of Chancery. However, such right is not available to stockholders (i) whose shares are listed on a national securities exchange, quoted on the Nasdaq Stock Market or held of record by more than 2,000 stockholders, or (ii) where the vote of such stockholders of the corporation surviving or resulting from the merger or consolidation was not required for approval thereof. First Moline's Common Stock is not listed on any national exchange. Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the corporation's certificate of incorporation provides otherwise. First Moline's Certificate of Incorporation does not provide for appraisal rights in the context of a sale of all or substantially all of First Moline's assets.

     Under the WBCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or share exchange or a sale or exchange of all or substantially all of the property and assets of the corporation. However, dissenters' rights are not available to holders of shares, such as shares of Firstar Common Stock, which are registered on a national securities exchange or quoted on NASDAQ on the record date fixed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporation action. Firstar Common Stock is listed on the NYSE and the CSE.

ASSESSABILITY; POTENTIAL LIABILITY FOR WAGES

     Firstar Common Stock is subject to possible assessment in certain circumstances. Section 180.0622(2)(b) of the WBCL provides that shareholders of Wisconsin corporations are personally liable to an amount equal to the par value of shares owned by them (and to the consideration for which shares without par value were issued) for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. Although affirmed by the Wisconsin Supreme Court, the case offers no precedential value due to the fact that the decision was affirmed by an equally divided court. Firstar Common Stock is not otherwise subject to call or assessment.

     Shares of stock of Delaware corporations are nonassessable under the DGCL. The DGCL does not impose personal liability on holders of FMFC Common Stock for debts owing to employees or otherwise.

TAKEOVER STATUTES

     Wisconsin law regulates a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder." Wisconsin law defines a "business combination" as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and certain related party transactions. An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. In certain cases, Wisconsin law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder, (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount or (iv) the business combination is of a type specifically excluded from the coverage of the statute.

     Section 180.1150 of the WBCL provides that in particular circumstances the voting of shares of a Wisconsin "issuing public corporation" (a Wisconsin corporation which has at least 100 Wisconsin resident shareholders, 500 or more shareholders of record and total assets exceeding $1 million) held by any person in excess of 20% of the voting power is limited to 10% of the full voting power of such excess shares. Full voting power may be restored under Section 180.1150 if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of such restoration.

     In addition, the WBCL sets forth certain fair price provisions which govern mergers and share exchanges with, or sales of substantially all a Wisconsin issuing public corporation's assets to, a 10% shareholder, mandating that any such transaction meet one of two requirements. The first requirement is that the transaction be approved by 80% of all shareholders and two-thirds of "disinterested" shareholders, which generally exclude the 10% shareholder. The second requirement is the payment of a statutory fair price, which is intended to insure that shareholders in the second step merger, share exchange or asset sale receive at least what shareholders received in the first step.

     Further, the WBCL requires shareholder approval for certain transactions in the context of a tender offer or similar action for in excess of 50% of a Wisconsin corporation's stock. Shareholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets which amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation meets certain minimum outside director standards.

     DGCL Section 203 (the "Delaware Business Combination Statute") applies to certain business combinations involving a corporation and certain of its stockholders. The Delaware Business Combination Statute prevents an "interested stockholder" (defined generally as a person with 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include a variety of transactions, including the sale of assets, mergers and almost any related party transaction) with a Delaware corporation for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

DIRECTORS

     The Board of Directors of First Moline is divided into three classes as nearly equal in number as possible, with the directors in each class serving staggered three-year terms. At each annual meeting of First Moline's stockholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. Any director, or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the shares of stock outstanding and entitled to vote generally in the election of directors, voting together as a single class.

     The Board of Directors of Firstar is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. At each annual meeting of Firstar's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. A director of Firstar may be removed, with or without cause, only by the affirmative vote of not less than 75% of the then issued and outstanding shares taken at a special meeting of shareholders called for that purpose.

LIABILITY OF DIRECTORS; INDEMNIFICATION

     In accordance with the DGCL, First Moline has indemnified its directors and officers against liabilities arising because the indemnified individual is or was a director or officer if the individual acted in good faith, reasonably believed his or her conduct was in the corporation's best interests (or in certain cases at least not opposed to the corporation's best interests) and, in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. However, under the DGCL a corporation cannot indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit in which the individual was adjudged liable on the basis that personal benefit was improperly received. Further, the DGCL allows a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that the provision cannot eliminate or limit the liability of a director for a breach of the director's duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a transaction from which the director derives an improper personal benefit or with respect to liability relating to a distribution to shareholders made in violation of law. First Moline adopted such a provision on its Certificate of Incorporation.

     Under Firstar's By-laws and the WBCL, Firstar indemnifies its directors and officers against liability incurred by the director or officer in a proceeding to which the indemnified person was a party because he or she is a director or officer, unless liability was incurred because a director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure constitutes a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest, a violation of criminal law (unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful), a transaction from which the director or officer derived an improper personal benefit or willful misconduct. In addition, under the WBCL, a director of Firstar is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the circumstances under which indemnification would not be provided.

ACTION WITHOUT A MEETING

     Under the DGCL, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by holders of not less than the minimum number of shares necessary to authorize or approve such action. Under the WBCL, such action without a meeting is allowed only if the consent is signed by all of the shareholders entitled to vote with respect to the subject matter.

                              FIRSTAR CORPORATION

GENERAL

     Firstar is a registered bank holding company incorporated in Wisconsin in 1929. Firstar is the largest bank holding company headquartered in Wisconsin. Firstar's 16 bank subsidiaries in Wisconsin had total assets of $10.1 billion at September 30, 1994. Its eleven Iowa banks, four Illinois banks and one Minnesota bank had total assets of approximately $2.6 billion, $988 million and $1.2 billion, respectively, as of September 30, 1994. Firstar has one bank in Phoenix, Arizona, with total assets of $96 million.

     At September 30, 1994, Firstar provided banking services throughout Wisconsin and Iowa and in the Chicago, Minneapolis-St. Paul and Phoenix metropolitan areas. Its Wisconsin bank subsidiaries operated in

111 locations, with offices in eight of the ten largest metropolitan population centers of the state, including 47 offices in the Milwaukee metropolitan area. Its Iowa bank subsidiaries operated in 42 locations; its Illinois bank subsidiaries in 15 locations; its Minnesota bank subsidiary in 24 locations; and its Arizona bank in three locations; and a trust subsidiary in Florida in two locations. Firstar's bank subsidiaries provide a broad range of financial services for companies based in Wisconsin, Iowa, Illinois and Minnesota, national business organizations, governmental entities and individuals. These commercial and consumer banking activities include accepting demand, time and savings deposits; making both secured and unsecured business and personal loans; and issuing and servicing credit cards. The bank subsidiaries also engage in correspondent banking and provide trust and investment services to individual and corporate customers. Firstar Bank Milwaukee, N.A., Firstar Bank Cedar Rapids, N.A. and Firstar Bank Madison, N.A. also conduct international banking services consisting of foreign trade financing, issuance and confirmation of letters of credit, funds collection and foreign exchange transactions. Nonbank subsidiaries provide retail brokerage services, trust and investment services, residential mortgage banking activities, title insurance, business insurance, consumer and credit related insurance, and corporate computer and operational services.

     At September 30, 1994, Firstar and its subsidiaries employed 7,393 full-time and 2,223 part-time employees, of which approximately 956 full-time employees are represented by a union under a collective bargaining agreement that expires on August 31, 1996. Management considers its relations with its employees to be good.

COMPETITION

     Banking and bank-related services is a highly competitive business. Firstar's subsidiaries compete primarily in Wisconsin and the Midwestern United States. Firstar and its subsidiaries have numerous competitors, some of which are larger and have greater financial resources. Firstar competes with other commercial banks and financial intermediaries, such as savings banks, savings and loan associations, credit unions, mortgage companies, leasing companies and a variety of financial services and advisory companies located throughout the country.

SUPERVISION

     Firstar's business activities as a bank holding company are regulated by the Federal Reserve Board under the BHC Act, which imposes various requirements and restrictions on its operations. The activities of Firstar and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking.

     The business of banking is highly regulated, and there are various requirements and restrictions in the laws of the United States and the states in which the subsidiary banks operate, including the requirement to maintain reserves against deposits and adequate capital to support their operations, restrictions on the nature and amount of loans which may be made by the banks, restrictions relating to investment (including loans to and investments in affiliates), branching and other activities of the banks.

     Firstar's subsidiary banks with a national charter are supervised and examined by the OCC. The subsidiary banks with a state charter are supervised and examined by their respective state banking agencies and either by the Federal Reserve Board if a member bank of the Federal Reserve System or by the Federal Deposit Insurance Corporation ("FDIC") if a nonmember. All of the Firstar subsidiary banks are also subject to examination by the FDIC.

     In recent years Congress has enacted significant legislation which has substantially changed the federal deposit insurance system and the regulatory environment in which depository institutions and their holding companies operate. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") have significantly increased the enforcement powers of the federal regulatory agencies having supervisory authority over Firstar and its subsidiaries. Certain parts of such legislation, most notably those which increase deposit insurance assessments and authorize further increases to recapitalize the bank deposit insurance fund, increase the cost of doing business for depository institutions and their holding companies. FIRREA also provides that all commonly controlled FDIC insured depository institutions may be held liable for any loss incurred by the FDIC resulting from a failure of, or any assistance given by the FDIC, to any of such commonly controlled institutions. Federal regulatory agencies have implemented provisions of FDICIA with respect to taking prompt corrective action when a depository institution's capital falls to certain levels. Under the new rules, five capital categories have been established which range from "critically undercapitalized" to "well capitalized." Failure of a depository institution to maintain a capital level within the top two categories will result in specific actions from the federal regulatory agencies. These actions could include the inability to pay dividends, restricting new business activity, prohibiting bank acquisitions, asset growth limitations and other restrictions on a case by case basis.

     In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy. Changes to such monetary policies have had a significant effect on operating results of financial institutions in the past and are expected to have such an effect in the future; however, the effect of possible future changes in such policies on the business and operations of Firstar cannot be determined.

     The following table sets out the risk-based capital position of each of Firstar's bank subsidiaries as of September 30, 1994. All of Firstar's subsidiaries exceeded the risk-based capital requirements as of such date.

                           FIRSTAR BANK SUBSIDIARIES
                           RISK-BASED CAPITAL RATIOS
                               SEPTEMBER 30, 1994

                                                                        TIER 1       TOTAL
                                                                        CAPITAL     CAPITAL
                                                                        -------     -------
    Minimum Statutory Requirement.....................................    4.00%       8.00%
    Firstar Bank Milwaukee, N.A. .....................................    9.58%      11.42%
    Firstar Bank Appleton.............................................   10.25%      11.50%
    Firstar Bank Eau Claire, N.A. ....................................   10.59%      11.84%
    Firstar Bank Fond du Lac, N.A. ...................................   10.87%      12.12%
    Firstar Bank Grantsburg, N.A. ....................................   16.30%      17.56%
    Firstar Bank Green Bay............................................   10.77%      12.02%
    Firstar Bank Lake Geneva, N.A. ...................................   14.94%      16.20%
    Firstar Bank Madison, N.A. .......................................   12.58%      13.84%
    Firstar Bank Manitowoc............................................   11.25%      12.51%
    Firstar Bank Minocqua.............................................   15.32%      16.58%
    Firstar Bank Oshkosh, N.A. .......................................   10.10%      11.35%
    Firstar Bank Portage..............................................   18.30%      19.56%
    Firstar Bank Rice Lake, N.A. .....................................   13.45%      14.71%
    Firstar Bank Sheboygan, N.A. .....................................   10.02%      11.27%
    Firstar Bank Wausau, N.A. ........................................   15.10%      16.39%
    Firstar Bank Wisconsin Rapids, N.A. ..............................   14.17%      15.42%
    Firstar Bank Ames.................................................   11.50%      12.75%
    Firstar Bank Burlington, N.A. ....................................   13.18%      14.44%
    Firstar Bank Cedar Falls..........................................   10.16%      11.41%

                                                                        TIER 1       TOTAL
                                                                        CAPITAL     CAPITAL
                                                                        -------     -------
    Firstar Bank Cedar Rapids, N.A. ..................................    9.88%      11.13%
    Firstar Bank Council Bluffs.......................................   10.28%      11.53%
    Firstar Bank Davenport, N.A. .....................................   10.95%      12.20%
    Firstar Bank Des Moines, N.A. ....................................   10.13%      11.39%
    Firstar Bank Mount Pleasant.......................................   11.64%      12.89%
    Firstar Bank Ottumwa..............................................   12.02%      13.27%
    Firstar Bank Red Oak, N.A. .......................................   12.66%      13.91%
    Firstar Bank Sioux City, N.A. ....................................    9.60%      10.85%
    Firstar Bank of Minnesota, N.A. ..................................   12.94%      14.20%
    Firstar Bank DuPage...............................................   15.75%      17.01%
    Firstar Bank North Shore..........................................   17.10%      18.36%
    Firstar Bank Park Forest..........................................   14.36%      15.61%
    Firstar Bank West, N.A. ..........................................   11.95%      13.20%
    Firstar Metropolitan Bank & Trust.................................   22.55%      23.81%

OTHER ACQUISITIONS AND TRANSACTIONS

     Since the enactment of interstate banking statutes by Wisconsin, Minnesota, Illinois and Iowa, Firstar has actively acquired banks within that four-state area. Firstar has also acquired one bank in Arizona, primarily to offer trust services to customers in that state.

     On July 31, 1994, Firstar announced that it had signed a definitive agreement to acquire First Colonial, a multi-bank holding company located in Chicago, Illinois, with consolidated assets of $1.8 billion as of September 30, 1994. [Up to 7,720,697 shares of Firstar Common Stock and 38,775 shares of Firstar Preferred Stock will be issued in the transaction. It is anticipated that this acquisition will be completed in the first quarter of 1995.]

     On August 22, 1994, Firstar announced that it had signed a definitive agreement to acquire Investors, parent company of Investors Savings Bank, FSB, a $1 billion savings bank headquartered in Wayzata, Minnesota. Up to 3.5 million shares of Firstar Common Stock will be issued, and $8.4 million in cash paid, in the transaction. It is anticipated that this acquisition will be completed in the first half of 1995.

     On October 18, 1994, Firstar acquired First Southeast Banking Corp., a two-bank holding company based in Southeastern Wisconsin with consolidated assets of $404 million as of September 30, 1994. Firstar issued 1,801,577 shares of Firstar Common Stock for all of the outstanding shares of common stock of First Southeast Banking Corp.

     Firstar anticipates that it will acquire additional banks in the Midwest region in the future. Firstar may pay cash or issue common stock, debt securities, preferred stock or combinations of the foregoing in connection with any such acquisitions.

     Firstar also will continue to monitor external markets and may raise additional capital as needed and when financially attractive by issuing common stock, debt securities, preferred stock or combinations of the foregoing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Additional information concerning Firstar, including certain financial information, information regarding voting securities of Firstar and principal holders thereof, and information concerning directors and executive officers of Firstar, is included in the documents filed by Firstar with the Commission under the Exchange Act.

                          FIRST MOLINE FINANCIAL CORP.

GENERAL

     First Moline (also referred to herein as the "Holding Company") is a savings bank holding company organized in 1992 and incorporated under the laws of the State of Delaware. Substantially all of the Holding Company's assets are held by, and operations conducted in, its subsidiary, First Federal (also referred to herein as the "Bank"), a federally chartered savings bank, and its subsidiaries.

     First Federal offers traditional retail banking services to residents of Moline, Illinois and the Quad Cities area. First Federal is principally engaged in the business of attracting deposits from the general public and using such deposits, together with funds generated from operations, to originate residential loans in its primary market area. Currently, First Federal also originates consumer, and to a lesser extent, non-residential and multi-family loans. In addition, First Federal purchases loans, and invests in mortgage-backed securities and investment securities.

MARKET AREA

     The executive offices of the Bank are located in Moline, Illinois. The Bank also has a branch office in a business district in southeast Moline to serve customers beyond the immediate downtown business district.

     The Quad Cities area has a population of approximately 408,000 and a diverse economy with a manufacturing emphasis. In recent periods, the Bank's market area has been below national averages in population growth and personal income and has experienced an above-average unemployment rate. Some of the nation's largest farm implement and heavy machinery firms have substantial operations in the Quad Cities area, including Deere and Company (headquartered in Moline) and Case I.H. Aluminum Company of America operates one of the world's largest aluminum sheet and plate rolling mills outside Bettendorf, Iowa and Lee Enterprises, a large newspaper publishing firm, is headquartered in Davenport, Iowa. In addition, a major federal weapons manufacturing operation is located in Rock Island, Illinois. Agriculture is also an important segment of the local economy.

LENDING ACTIVITIES

     General. The principal lending activity of the Bank is originating for retention in its portfolio conventional first mortgage loans secured by owner occupied one- to four-family residential properties located in the Quad Cities area. When conditions merit, such as interest rate risk diversification, the Bank sells mortgages on the secondary market. To a lesser extent, the Bank also originates consumer, construction, non-residential and multi-family loans also located in the Quad Cities area. The Bank also invests, to a lesser extent, in mortgage-backed securities. At December 31, 1993, the Bank's net loan and mortgage-backed securities portfolio totaled $68.4 million.

     At December 31, 1993, the principal balance of the largest amount outstanding to any one borrower, or group of related borrowers was $610,000. The loans were made to an individual for construction of office buildings located in the Bloomington-Normal, Illinois area. As of December 31, 1993, the loans were current.

     Loan Portfolio Composition. The following information reflects the composition of the Bank's loan and mortgage-backed and related securities portfolios in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated:

                                                                           AT DECEMBER 31,
                                                    --------------------------------------------------------------
                                                           1991                  1992                  1993
                                                    ------------------    ------------------    ------------------
                                                    AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT     PERCENT
                                                    -------    -------    -------    -------    -------    -------
                                                                        (DOLLARS IN THOUSANDS)
Loans and Mortgage-Backed Securities
  Mortgage-backed and related securities and
    mortgage-backed securities held for sale.....   $18,521     28.50     $16,974     26.88     $27,077     38.20
                                                    -------    -------    -------    -------    -------    -------
  Real Estate Loans (including loans held for
    sale)
    One- to four-family..........................   $28,811     44.33     $28,432     45.03     $28,654     40.43
    Construction and development.................     1,109      1715       2,238      3.54       3,277      4.62
    Commercial/non-residential...................     6,786     10.44       5,963      9.44       4,351      6.14
    Multi-family.................................     3,022      4.65       2,548      4.04       2,326      3.28
                                                    -------    -------    -------    -------    -------    -------
         Total real estate loans.................   $39,728     61.13     $39,181     62.05     $38,608     54.47
                                                    -------    -------    -------    -------    -------    -------
  Other Loans:
    Consumer, primarily automobile...............   $ 5,002      7.70     $ 4,929      7.81     $ 3,171      4.47
    Home equity..................................       172       .27         113       .18         202       .29
    Credit card..................................     1,222      1.88       1,277      2.02       1,075      1.52
    Other........................................       340       .52         667      1.06         742      1.05
                                                    -------    -------    -------    -------    -------    -------
         Total consumer loans....................     6,736     10.37       6,986     11.07       5,190      7.33
                                                    -------    -------    -------    -------    -------    -------
  Total Loans....................................   $46,464     71.48     $46,167     73.12     $43,798     61.80
                                                    ========   =======    ========   =======    ========   =======
         Total loans and mortgage-backed
           securities............................   $64,985    100.00     $63,141    100.00     $70,875    100.00
                                                    -------    -------    -------    -------    -------    -------
  Less:
    Loans in process.............................       380                 1,654                 2,113
    Deferred fees and discounts..................       181                    98                    98
    Allowance for loan losses....................       415                   234                   219
                                                    -------               -------               -------
    Total loans and mortgage-backed securities
      net........................................   $64,009               $61,155               $68,445
                                                    ========              ========              ========

     The following table reflects the composition of the Bank's loan and mortgage-backed and related securities portfolios by fixed and adjustable rate as of the dates indicated:

                                                                   AT DECEMBER 31,
                                            --------------------------------------------------------------
                                                   1991                  1992                  1993
                                            ------------------    ------------------    ------------------
                                            AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT     PERCENT
                                            -------    -------    -------    -------    -------    -------
                                                                (DOLLARS IN THOUSANDS)
Fixed-Rate:
  Real estate:
     One- to four-family.................   $20,115      30.95    $19,485      30.86    $19,482      27.49
     Construction and development........     1,109       1.71      1,251       1.98      2,531       3.57
     Commercial/non-residential..........     1,351       2.08      2,233       3.53      1,867       2.63
     Multi-family........................     1,691       2.60      1,363       2.16      1,107       1.56
     Mortgage-backed and related
       securities and mortgage-backed
       securities held for sale..........    13,870      21.34     14,399      22.81     13,838      19.53
                                            -------    -------    -------    -------    -------    -------
          Total real estate loans and
            mortgage-backed and related
            securities...................    38,136      58.68     38,731      61.34     38,825      54.78
     Consumer and other loans............     5,471       8.42      5,710       9.04      4,082       5.76
                                            -------    -------    -------    -------    -------    -------
          Total fixed-rate loans and
            mortgage-backed and related
            securities...................   $43,607      67.10    $44,441      70.38    $42,907      60.54
                                            -------    -------    -------    -------    -------    -------

                                                                   AT DECEMBER 31,
                                            --------------------------------------------------------------
                                                   1991                  1992                  1993
                                            ------------------    ------------------    ------------------
                                            AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT     PERCENT
                                            -------    -------    -------    -------    -------    -------
                                                                (DOLLARS IN THOUSANDS)
Adjustable-Rate Loans:
  Real estate:
     One- to four-family.................   $ 8,696      13.38    $ 8,947      14.17    $ 9,172      12.94
     Construction and development........        --         --        987       1.56        746       1.05
     Commercial/non-residential..........     5,435       8.36      3,730       5.91      2,484       3.50
     Multi-family........................     1,331       2.05      1,185       1.88      1,219       1.72
     Mortgage-backed and related
       securities and mortgage-backed and
       related securities held for
       sale..............................     4,651       7.16      2,575       4.08     13,239      18.69
     Consumer and other loans............     1,265       1.95      1,276       2.02      1,108       1.56
                                            -------    -------    -------    -------    -------    -------
          Total adjustable rate loans and
            mortgage-backed and related
            securities...................    21,378      32.90     18,700      29.62     27,968      39.46
                                            -------    -------    -------    -------    -------    -------
          Total loans and mortgage-backed
            and related securities.......   $64,985     100.00    $63,141     100.00    $70,875     100.00
                                            =======     ======    =======     ======    =======     ======
Less:
  Loans in process.......................       380                 1,645                 2,113
     Deferred fees and discounts.........       181                    98                    98
     Allowance for loan losses...........       415                   234                   219
                                            -------               -------               -------
          Total loans and mortgage-backed
            and related securities net...   $61,155               $64,009               $68,445
                                            =======               =======               =======

     The schedule below illustrates the contractual maturities of the Bank's loan and mortgage-backed securities portfolio at December 31, 1993. Mortgage loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                              REAL ESTATE
                         ------------------------------------------------------
                           ONE- TO FOUR-
                                             MULTI-FAMILY AND
                          FAMILY LOANS AND                     CONSTRUCTION OR
                          MORTGAGE-BACKED    NON-RESIDENTIAL
                             SECURITIES        REAL ESTATE       DEVELOPMENT         CONSUMER            TOTAL
                         ------------------  ----------------  ----------------  ----------------  -----------------
                                   WEIGHTED          WEIGHTED          WEIGHTED          WEIGHTED           WEIGHTED
                                   AVERAGE           AVERAGE           AVERAGE           AVERAGE            AVERAGE
                         AMOUNT      RATE    AMOUNT    RATE    AMOUNT    RATE    AMOUNT    RATE    AMOUNT     RATE
                         -------   --------  ------  --------  ------  --------  ------  --------  -------  --------
                                                           (DOLLARS IN THOUSANDS)
One year or less........ $ 7,829(1)  6.00   $1,273    9.14    $  234     7.75    $2,408    9.57    $11,744    7.11
After one year through
  five years............   6,035     6.51    3,226    8.62        --        --    2,595    8.97     11,856    7.62
After five years........  41,867     7.26    2,178    9.60     3,043     6.84       187    7.70     47,275    7.34
                         -------      ---    ------   ----    ------     ----    ------    ----    -------   ----
    Total............... $55,731     7.00   $6,677    9.04    $3,277     6.89    $5,190    9.20    $70,875    7.36
                         ========    =====  ======   =====    ======     ====    ======    ====    =======    =====

- ---------------
(1) Includes loans held for sale of $1,091,000.

     As of December 31, 1993, the total amount of loans and mortgage-backed and related securities maturing after December 31, 1994 which had predetermined interest rates was approximately $42,230,000 while the total amount of loans due after such date which had floating or adjustable interest rates was approximately $16,901,000.

     All of the Bank's lending is subject to its written, nondiscriminatory, underwriting standards and to loan origination procedures prescribed by the Board of Directors. Decisions on loan applications are made on the basis of detailed applications and property valuations (based upon the Bank's written appraisal policy) by independent appraisers approved by management of the Bank. The loan applications are designed primarily to determine the borrower's ability to repay, and the more significant items on the application are verified through use of credit reports, financial statements and confirmations. The Bank's lending policies also reflect consideration of the Interagency Guidelines for Real Estate lending as adopted by federal banking agencies.

     The Bank requires evidence of marketable title and lien position as well as title insurance or a title opinion on all loans secured by real property and requires fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Bank may also require flood insurance to protect the property securing its interest.

     All proposed real estate-secured loans (both commercial and residential) must be reviewed and approved by the Bank's Loan Committee, which consists of the Bank's President and Vice President of Lending. Any real estate-secured loan which would exceed $250,000 must be approved by the full Board of Directors of the Bank.

ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LENDING

     The Bank's lending program has traditionally focused on the origination of permanent loans, to be held in its portfolio, secured by mortgages on owner-occupied one- to four-family residences. For interest rate risk diversification, the Bank sells all qualifying fixed rate mortgages on the secondary market. At December 31, 1993, $28,654,000 or 65% of the Bank's loan portfolio, excluding mortgage-backed and related securities, consisted of permanent loans on one- to four-family residences. Approximately 96% of the residential loans originated by the Bank are secured by properties located in the Quad Cities area.

     The Bank originates a variety of different types of residential loans including various types of fixed-rate and adjustable-rate loans with 15- and 30-year maturities. Historically, the Bank originated for retention in its own portfolio fixed rate loans secured by one- to four-family residential real estate. In order to reduce its exposure to changes in interest rates, the Bank offers adjustable-rate mortgage loans. In order to meet consumer demand, however, the Bank will originate fixed-rate residential loans for retention in its portfolio.

     The fixed-rate 15- and 30-year mortgage loans offered by the Bank conform to secondary market standards (i.e., Federal Home Loan Mortgage Corporation ("FHLMC") standards). The interest rates charged on these fixed-rate loans are competitively priced according to market conditions.

     The Bank's current one- to four-family residential adjustable-rate mortgage loans are fully amortizing loans with contractual maturities of up to 30 years. The interest rates on the adjustable-rate mortgage loans originated by the Bank are subject to adjustment at intervals. At December 31, 1993, 96.6% of the Bank's adjustable rate mortgage loans adjust at one-year intervals and 3.4% adjust at three-year intervals. Most of the Bank's adjustable-rate mortgage loans carry interest rates which are reset to a stated margin over the one-year United States Treasury Bill rate although some adjustable-rate mortgage loans were originated utilizing other indices. At December 31, 1993, including mortgage backed and related securities, construction or development and nonresidential loans, the Bank had $27,968,000 of adjustable-rate mortgage loans.

     The Bank's adjustable-rate mortgage loans generally establish limits on the amount of the periodic interest rate changes. Decreases or increases in the interest rate of the Bank's adjustable-rate mortgage loans are generally limited to 2% at any adjustment date, 2% annually and 5% or 6% over the life of the loan. The Bank's delinquency experience on its adjustable-rate mortgage loans has generally been similar to its experience on fixed-rate residential loans. The Bank's adjustable-rate mortgage loans are convertible into fixed-rate loans and do not provide for negative amortization. The Bank does not originate loans with below-market introductory rates.

     Generally, adjustable-rate loans pose credit risks different than the risks inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Bank attempts to reduce this credit risk by qualifying adjustable-rate loan borrowers based on the fully indexed increase in the interest rate.

     The Bank evaluates both the borrower's ability to make principal, interest and escrow payments and the value of the property that will secure the loan. The Bank originates residential mortgage loans with loan-to-value ratios up to 90%. On any mortgage loan exceeding an 80% loan-to-value ratio at the time of origination, the Bank will generally require private mortgage insurance in an amount intended to reduce the Bank's exposure to 80% of the appraised value of the underlying property.

     In underwriting residential real estate loans, the Bank evaluates both the borrower's ability to make principal and interest payments and the value of the property that will secure the loan. The Bank's fixed- and adjustable-rate residential mortgage loans customarily include "due-on-sale" clauses, which are provisions giving the Bank the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. The Bank enforces due-on-sale clauses to the extent permitted under applicable laws.

     In order to take advantage of any new lending opportunities in the area, First Federal has developed and implemented a strategy for increasing its share of the mortgage lending market. The Bank is seeking to increase realtor and real estate office referrals through its call program, distributing weekly updated rate sheets to realtors' offices, and by increasing visibility in real estate and home builder organizations and functions. First Federal's call program, which it has used successfully in recent years, provides First Federal with an opportunity to distinguish itself from one of its primary competitors in the mortgage lending market, mortgage bankers, by emphasizing First Federal's quick "turn around" time in processing loan applications, its status as a local lender, and the availability of First Federal's other financial products.

COMMERCIAL AND MULTI-FAMILY REAL ESTATE LENDING

     In order to enhance the yield on and decrease the average term to maturity of its assets, the Bank may originate permanent loans secured by non-residential and multi-family real estate. The Bank's multi-family loans consist primarily of loans secured by apartment buildings. The Bank's commercial loan portfolio includes loans secured by office, retail and professional office buildings. At December 31, 1993, $6,677,000 or 15% of the Bank's loan portfolio, excluding mortgage-backed and related securities, consisted of permanent loans on non-residential and multi-family real estate.

     The Bank's permanent non-residential and multi-family real estate loans generally have terms and amortization schedules ranging from 15 to 25 years. Rates on permanent loans generally float (subject, in some cases, to specified interest rate caps) with changes in a specified prime rate or carry fixed rates. Under the Bank's current loan policy, multi-family loans and non-residential real estate loans are generally written in amounts of up to 75% of the appraised value of the property. As of December 31, 1993, 73% of the multi-family residential and commercial real estate loans originated by the Bank have been on properties located in the Bank's principal market area.

     Appraisals on properties securing non-residential and multi-family real estate property loans originated by the Bank are generally performed by an independent appraiser designated by the Bank at the time the loan is made. All appraisals on multi-family and non-residential real estate loans are reviewed by the Bank's management. In addition, the Bank's underwriting procedures generally require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property. Personal guarantees are generally obtained for all or a portion of most of the Bank's multi-family and non-residential real estate loans. While the Bank continues to monitor multi-family and non-residential real estate loans on a regular basis after origination, updated appraisals are not normally obtained after closing.

     The Bank also purchases multi-family residential and commercial real estate loans originated by other lenders. In determining whether or not to purchase a loan, the Bank applies the same underwriting criteria utilized in originating loans. At December 31, 1993, the Bank had $1,782,000 in multi-family residential and commercial real estate purchased loans.

     At December 31, 1993, the Bank had 15 multi-family or non-residential real estate loans with net carrying values greater than $100,000 and none with a net carrying value over $1 million. The following table sets forth by security type the Bank's multi-family and non-residential real estate loans with net carrying values in excess of $100,000:

                                                                              BALANCE
                                  LOAN TYPE                              DECEMBER 31, 1993
        --------------------------------------------------------------   -----------------
        Multi-family..................................................      $ 1,680,000
        Office Buildings..............................................        1,510,000
        Medical Offices...............................................          571,000

     Multi-family residential and non-residential real estate loans generally present a higher level of risk than loans secured by one-to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers and the effects of general economic difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family residential and non-residential real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

MORTGAGE-BACKED AND RELATED SECURITIES

     In order to supplement loan demand and to enhance asset quality, the Bank has purchased a number of mortgage-backed and related securities. Approximately one-half of the Bank's purchased mortgage-backed and related securities carry fixed interest rates, are long term and all are guaranteed as to the payment of principal and interest by a government-sponsored agency or private mortgage insurance. At December 31, 1993 the Bank had $27,077,000 or 38% of its loan and mortgage-backed and related securities portfolio, in mortgage-backed and related securities. The Bank will evaluate mortgage-backed and related securities acquisitions in the future based on its asset/liability objectives, market conditions, and its alternative investment opportunities.

     Most of the Bank's mortgage-backed securities are generally acquired for retention in its portfolio and accordingly included in its financial statements at historical costs. However, at December 31, 1993 the Bank had $2,649,000 of mortgage-backed securities held for sale. See the Notes to the Consolidated Financial Statements.

     The table below sets forth the contractual maturities of the Bank's mortgage-backed and related securities at December 31, 1993. It should be noted that, due to anticipated prepayments, the actual maturity of the Bank's long term mortgage-backed and related securities will likely be significantly shorter than the contractual maturities.

                                                                         DUE IN
                        ---------------------------------------------------------------------------------------------------------
                                                                    GREATER
                                    WEIGHTED   GREATER   WEIGHTED   THAN 10   WEIGHTED            WEIGHTED   DEC. 31,    WEIGHTED
                                    AVERAGE    THAN 5    AVERAGE    YEARS &   AVERAGE   GREATER   AVERAGE      1993      AVERAGE
                        3 THROUGH   INTEREST   THROUGH   INTEREST   THROUGH   INTEREST  THAN 20   INTEREST    BALANCE    INTEREST
                        5 YEARS(1)    RATE    10 YEARS     RATE    20 YEARS     RATE     YEARS      RATE    OUTSTANDING    RATE
                        ----------  --------  ---------  --------  ---------  --------  --------  --------  -----------  --------
                                                                 (DOLLARS IN THOUSANDS)
Federal Home Loan
  Mortgage
  Corporation..........   $4,397      6.39%    $ 1,752     7.21%    $ 1,753     8.48%   $    --       --      $ 7,902      7.04%
Federal National
  Mortgage
  Association..........       --        --         272     8.50%         --       --        908     4.10%       1,180      5.11%
Real estate mortgage
  investment
  conduits.............       --        --       1,194     5.00%      3,188     4.69%    10,210     5.14%      14,592      5.03%
Government National
  Mortgage
  Association..........       --        --          --       --          --       --      3,403     8.92%       3,403      8.92%
                        ----------     ---    ---------     ---    ---------     ---    --------     ---    -----------     ---
      Total............   $4,397      6.39%    $ 3,218     6.50%    $ 4,941     6.04%   $14,521     5.96%     $27,077      6.11%
                        =========   =======   ========   =======   ========   =======   =======   =======   =========    =======

- ---------------
(1) At December 31, 1993, the Bank had no mortgage-backed securities that matured in less than three years.

CONSUMER LENDING

     The Bank originates a variety of consumer loans, including credit-card, second mortgage, automobile, student, and savings account loans. Bank management believes that the shorter terms and normally higher interest rates available on various types of consumer loans can be helpful in maintaining a profitable spread between the Bank's loan yield and its cost of funds as well as in reducing the effective maturity of its assets. For the most part, the Bank markets consumer loans to its existing customers as a part of its effort to offer comprehensive consumer financial services in its community.

     The Bank's consumer loans are short-term loans. Consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower. Terms to maturity vary up to 60 months, except for second mortgage loans which may have maturities up to 15 years. At December 31, 1993, the Bank's consumer loan balances totaled $5,190,000, or 11.85% of its total loan portfolio, excluding mortgage-backed and related securities.

     The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's payment history on other debts and the applicant's ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary consideration, the underwriting process may also include a comparison of the value of the security, if any, in relation to the proposed loan amount.

     Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured, such as credit card receivables, or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal financial circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At December 31, 1993, accounts 30 days past due in the Bank's consumer loan portfolio totaled $202,000 or 3.89% of the Bank's consumer loan portfolio. At December 31, 1993, accounts over 90 days past due totaled approximately $65,000. There can be no assurance that delinquencies will not increase in the future. During the past year, the Bank has increased the monitoring of loans in its consumer loan portfolio as a result of a higher delinquency rate in its consumer loan portfolio. The Bank's provision for possible loan losses attributable to its consumer loan portfolio for the year ended December 31, 1993 was $58,000. The Bank expects to continue its consumer lending activities as part of its strategy to provide a wide range of personal financial services to its customers.

CONSTRUCTION AND DEVELOPMENT LENDING

     Construction and development lending represents a relatively small (approximately 7.5% at December 31, 1993) portion of the Bank's loan portfolio. The Bank makes construction loans to individuals for the construction of their residences and, on occasion, loans to builders or developers for the acquisition of land and the construction or development of small or medium sized projects. Construction loans to individuals for their residences are structured to be converted to permanent loans at the end of the construction phase, which typically runs 6 months. These construction loans have rates which match rates on one- to four-family loans offered by the Bank. The interest rate and loan term offered on the permanent loan is established at the time the construction loan commitment is made. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At December 31, 1993, approximately $2,913,000 or 89% of the Bank's total construction or development loan portfolio consisted of loans to borrowers intending to live in the properties upon completion of construction. The remainder of the Bank's construction loan portfolio at December 31, 1993 consisted of three loans to residential developers in the Quad Cities area totaling approximately $364,000.

     While construction loans to builders have terms that are individually negotiated, such loans are generally made in amounts of up to a maximum loan-to-value ratio of 75% (as compared to 90% in the case of loans to owner occupants) based upon an independent appraisal. The Bank also obtains personal guarantees for substantially all of its construction loans.

     Although individually negotiated, the Bank's construction loan agreements generally provide that principal repayments are required as individual units are sold to third parties so that the remaining loan balance is in proportion to the value of the remaining security. Loan proceeds are disbursed in increments as construction progresses (based on submission by the general contractor of an affidavit with respect to the progress of construction and submission of lien waivers by the subcontractors; the Bank also inspects the property to confirm construction progress).

     One- to four-family construction loans are obtained principally through continued business from builders who have previously borrowed from the Bank as well as walk-in customers, and broker referrals and direct solicitations of builders. The application process includes a submission to the Bank of accurate plans, specifications, and costs of the project to be constructed/developed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the current appraised value of the property to be constructed and/or the costs of construction (land plus building). As of December 31, 1993, the Bank's total investment in construction and development loans was $3,277,000; the collateral securing these loans consisted of single-family residences totalling $4,707,000.

     Construction lending generally affords the Bank an opportunity to receive interest at rates higher than those obtainable from residential lending and to receive higher origination and other loan fees. In addition, construction loans are generally made with adjustable rates of interest and for relatively short terms. Nevertheless, construction lending is generally considered to involve a higher level of credit risk than one- to four-family residential lending due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on development projects, real estate developers and managers.

ORIGINATIONS, PURCHASES AND SALES OF LOANS

     The Bank originates real estate and other loans through marketing efforts, the Bank's existing customer base, walk-in customers and referrals from real estate brokers and builders. Its ability to originate loans is dependent upon the relative customer demand for loans in the origination market, which is affected by the term structure (short term compared to long term) of interest rates as well as the current and expected future level of interest rates.

     The Bank also purchases loans, and since 1982, has purchased both residential and non-residential real estate loans secured by first liens on properties located both within and outside of the State of Illinois. All of the loans purchased by the Bank were evaluated under the Bank's standard underwriting guidelines. At December 31, 1993 the Bank had approximately $2,363,000 of purchased loans.

     The following table sets forth first mortgage loans purchased by the Bank by state and area:

                                                                    AT DECEMBER 31, 1993,
                                                                 ---------------------------
                                                                 AMOUNT PURCHASED    PERCENT
                                                                 ----------------    -------
                                                                   (DOLLARS IN THOUSANDS)
        ILLINOIS
          Quad Cities
             Metropolitan Area................................        $   75            3.17
        IOWA
          Quad Cities
             Metropolitan Area................................           133            5.63
        COLORADO
          Denver Area.........................................           337           14.26
          Boulder Area........................................           689           29.16
          Other Areas.........................................             3             .13
                                                                     -------         -------
                  Total Colorado..............................         1,029           43.55
                                                                     =======          ======
        ARIZONA
          Scottsdale..........................................           564           23.87
          Phoenix.............................................           538           22.77
                                                                     -------         -------
                  Total Arizona...............................         1,102           46.64
                                                                     =======          ======
        MISSISSIPPI...........................................            24            1.01
                                                                     -------         -------
                  Total.......................................        $2,363          100.00
                                                                     =======          ======

     In periods of rising interest rates and economic uncertainty, the Bank's ability to originate large volumes of real estate loans may be substantially reduced or restricted, with an attendant decrease in related loan origination fees, other fee income and net income.

     As part of the Bank's policy to manage interest rate risk, the Bank will sell fixed rate loans. Some of the loans sold contain recourse provisions which may require the Bank to repurchase a loan in the event of nonperformance by the borrower or if the Bank does not comply with all of the terms and conditions of the loan sale agreement. As of December 31, 1993 the outstanding balance of loans sold under recourse agreements totalled approximately $1,602,000. In addition, as of December 31, 1993, the Bank has classified $1,091,000 of loans as held for sale.

     The following table shows the loan origination, purchase and repayment activities of the Bank for the periods indicated:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                   1991        1992        1993
                                                                  -------     -------     -------
                                                                      (DOLLARS IN THOUSANDS)
Originations by type:
Adjustable rate:
  Real estate
     --one- to four-family.....................................   $   715     $ 1,600     $ 1,709
     --multi-family............................................       145          --          --
     --construction............................................        --       1,515       1,043
                                                                  -------     -------     -------
          Total adjustable-rate................................       860       3,115       2,752
                                                                  -------     -------     -------
Fixed rate:
  Real estate
     --one- to four-family.....................................     4,566       8,316      10,009
     --non-residential.........................................        16         558         333

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                   1991        1992        1993
                                                                  -------     -------     -------
                                                                      (DOLLARS IN THOUSANDS)
     --multi-family............................................         4           4          --
     --construction............................................     1,585       1,706       4,185
  Consumer.....................................................     2,356       3,855       4,125
                                                                  -------     -------     -------
          Total fixed-rate.....................................     8,523      14,439      18,652
                                                                  -------     -------     -------
          Total loans originated...............................     9,383      17,554      21,404
                                                                  -------     -------     -------
Purchases:
  Real estate
     --one- to four-family.....................................        --         340         475
     --non-residential.........................................        --          --          --
                                                                  -------     -------     -------
                                                                       --         340         475
                                                                  -------     -------     -------
  Mortgage-backed and related securities held for sale and
     investment................................................     3,568       9,975      17,925
                                                                  -------     -------     -------
          Total purchased......................................     3,568      10,315      18,400
                                                                  -------     -------     -------
          Total additions......................................    12,951      27,869      39,804
                                                                  -------     -------     -------
Sales:
  Real estate loans, one to four family........................        --       3,640       8,105
  Mortgage-backed and related securities held for sale and
     investment................................................        --       5,302          --
                                                                  -------     -------     -------
          Total sales..........................................        --       8,942       8,105
Principal repayments...........................................    15,079      20,771      23,965
                                                                  -------     -------     -------
          Total reductions.....................................    15,079      29,713      32,070
                                                                  -------     -------     -------
     Net increase (decrease)...................................   $(2,128)    $(1,844)    $ 7,734
                                                                  =======     =======     =======

DELINQUENCIES AND NON-PERFORMING ASSETS

     Delinquency Procedures. When a borrower fails to make a required payment on a loan, the Bank attempts to cause the deficiency to be cured by contacting the borrower. In most cases, deficiencies are cured promptly. Notices are mailed to the borrower after the 10th day of each month. A penalty of 5% is assessed after 15 days on loans on which interest is paid in arrears and after the end of the month on loans on which interest is paid in advance. After a payment is 30 days past due, the Bank contacts the borrower by telephone and letter. In the event a loan becomes delinquent for 60 to 90 days, it is classified as a delinquent or slow loan. In such cases, the Bank regularly reviews the loan status, the condition of the property and circumstances of the borrower. Based upon the results of its review, the Bank may negotiate and accept a repayment program with the borrower, accept a voluntary deed in lieu of foreclosure or, when deemed necessary, initiate foreclosure proceedings. Real estate acquired through foreclosure is sold at a public sale and the Bank may bid on the property to protect its interest. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan in relation to the original indebtedness, the extent of delinquency, the borrower's ability and willingness to cure delinquencies and the current appraisal and market value of property securing the loan.

     Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired, it is recorded at the lower of cost or estimated fair value (net of estimated costs to sell) at the date of acquisition and any write-down resulting therefrom is charged to the allowance for losses on loans. After acquisition, all costs incurred in maintaining the property are expensed. However, costs relating to the development and improvement of the property are capitalized to the extent of net realizable value.

     The table below sets forth information concerning delinquent mortgage and other loans at December 31, 1993 in dollar amounts and as a percentage of the Bank's total loan and mortgage-backed securities portfolio.

The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue and are reflected as a percentage of total loans.

                                                           LOANS DELINQUENT FOR:
                         -----------------------------------------------------------------------------------------
                                 60-89 DAYS                  90 DAYS AND OVER                     TOTAL
                         ---------------------------    ---------------------------    ---------------------------
                         NUMBER    AMOUNT    PERCENT    NUMBER    AMOUNT    PERCENT    NUMBER    AMOUNT    PERCENT
                         ------    ------    -------    ------    ------    -------    ------    ------    -------
                                                          (DOLLARS IN THOUSANDS)
Real Estate:
  One- to
     four-family......      4       $ 45       .10%        6       $124       .28%       10       $169       .38%
  Non-residential.....      1        121       .28        --         --        --         1        121       .28%
  Construction and
     development......     --         --        --        --         --        --        --         --        --
Consumer..............     12         62       .14        10         65       .15        22        127       .29
                           --      ------    -------      --      ------    -------      --      ------    -------
       Total..........     17       $228       .52%       16       $189       .43%       33       $417       .95%
                         ======    ======    =====      ======    ======    =====      ======    ======    =====

     Classification of Assets. Federal regulations require that each savings Bank classify its own assets on a regular basis. In addition, in connection with examinations of federal savings banks, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. Problem assets are designated as one of three classifications: Substandard, Doubtful or Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified Loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Applicable regulations have also created a Special Mention category, consisting of assets which do not currently expose a savings bank to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as Substandard or Doubtful require the Bank to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as Loss, the Bank must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified Loss, or charge off such amount. If an Bank does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS.

     In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, the Bank regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. On the basis of management's review of the Bank's assets, at December 31, 1993, on a net basis, the Bank had classified $658,000 of its assets as Substandard, and $10,000 as Loss. Of this amount, classified assets approximating $566,000 are considered non-performing and are included in the discussion below. The Bank's classified assets consist of the non-performing loans and loans of concern discussed below. As of December 31, 1993, these asset classifications were consistent with those of the OTS and FDIC.

     Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in the Bank's loan portfolio. Loans are placed on non-accrual status if management determines that the borrower is no longer able to make timely payments. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. For all years presented, the Bank has had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than market rates) other than one purchased loan in Denver, Colorado in which the Bank wrote off $191,702 in 1991. Foreclosed assets include assets acquired in settlement of loans.

                                                                       DECEMBER 31,
                                                                 ------------------------
                                                                  1991      1992     1993
                                                                 ------     ----     ----
                                                                 (DOLLARS IN THOUSANDS)
        Non-accrual loans:
          One- to four-family.................................   $   --     $ --     $ --
          Construction or development.........................       --       --       --
          Consumer and other..................................      383       82       35
                                                                 ------     ----     ----
               Total..........................................   $  383     $ 82     $ 35
                                                                 ------     ----     ----
        Accruing loans greater than 90 days delinquent:
          One- to four-family.................................       21      186      124
          Construction or development.........................       96       96       --
          Commercial..........................................      853       --       --
          Consumer and other..................................      150       67       65
                                                                 ------     ----     ----
               Total..........................................    1,120      349      189
                                                                 ------     ----     ----
        Non-accruing securities...............................       --       --       --
                                                                 ------     ----     ----
        Foreclosed assets:....................................      621      441      474
                                                                 ------     ----     ----
        Total non-performing assets...........................   $2,124     $872     $698
                                                                 ======     ====     ====
        Total as a percentage of total assets.................     2.68%     .99%     .88%

     A description of the Bank's major non-performing assets as of December 31, 1993, is set forth below.

     In 1978, the Bank made a loan to a developer to finance a residential development in the Bank's primary market area. The loan was secured by property consisting of residential building lots. In 1984, the Bank acquired the property by deed-in-lieu of foreclosure. The property was subsequently transferred to First Moline Real Estate Corp. ("Real Estate Corp."), a wholly-owned subsidiary of the Bank formed for the purpose of retaining the property. At December 31, 1993, the property consisted of two residential lots which had no assigned value. Real Estate Corp. is actively marketing the lots for sale and sold eleven lots during 1993. As of September 30, 1994 Real Estate Corp. held two remaining lots the value of which has been reduced to zero on the books of First Moline.

     In 1985, the Bank purchased from First Mississippi Bank a loan secured by a seven-building rental complex located in Jasper County, Mississippi. The Bank acquired the property by Trustee's deed in March 1988. An April, 1991 appraisal values the property at $437,000. The property is carried on the Bank's books for $376,000 as of December 31, 1993. At December 31, 1993, the complex was 95% leased and the current income from the property exceeded expenses related to maintenance of the property. The Bank is actively marketing the property for sale.

     Allowance for Possible Loan Losses. Bank management evaluates the need to establish allowances for losses on loans and other assets each year based on estimated losses on specific loans and on any real estate held for sale when a finding is made that a loss is estimable and probable. In addition to specific reserves, the Bank also established general valuation reserves based upon the portfolio's inherent risk and changes in the nature and volume of activity. Such evaluation includes a regular review of all loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated market value of the underlying collateral of problem loans, historical loan loss experience, economic conditions, overall portfolio quality and other factors that warrant recognition in providing for an adequate loan allowance. These provisions for losses are charged against earnings in the year they are established. At December 31, 1993, the

Bank had an allowance for loan losses of $219,000 which represented 31.4% of non-performing assets. Based on past experience and future expectations, management believes that loan loss reserves are adequate.

     As a result of the declines in real estate market values and the significant losses experienced by many financial institutions, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions nationwide, undertaken as part of the examination of the institution by the FDIC, OTS or other federal or state regulators. Results of recent examinations indicate that these regulators may be applying more conservative criteria in evaluating real estate values, requiring significantly increased provisions for potential loan losses. While the Bank believes it has established its existing allowance for loan losses in accordance with GAAP, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to significantly increase its allowance for loan losses, negatively affecting the Bank's financial condition and earnings.

     In making loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan.

     Although management believes it uses the best information available to make such determinations, future adjustments to reserves may be necessary, and net income could be affected, if circumstances differ substantially from the assumptions used in making the initial determinations.

     The following table summarizes the distribution of the Bank's allowance for loan losses at the dates indicated:

                                                                 DECEMBER 31,
                           -----------------------------------------------------------------------------------------
                                      1991                           1992                           1993
                           ---------------------------    ---------------------------    ---------------------------
                                     PERCENT OF LOANS               PERCENT OF LOANS               PERCENT OF LOANS
                                          IN EACH                        IN EACH                        IN EACH
                           AMOUNT    CATEGORY TO TOTAL    AMOUNT    CATEGORY TO TOTAL    AMOUNT    CATEGORY TO TOTAL
                           ------    -----------------    ------    -----------------    ------    -----------------
                                                            (DOLLARS IN THOUSANDS)
Real Estate.............    $301             86%           $ 90             86%           $ 89             88%
Consumer................    $114             14%           $144             14%           $130             12%
                           ------         ------          ------         ------          ------         ------
       Total............    $415            100%           $234            100%           $219            100%
                           ======    =============        ======    =============        ======    =============

     The following table sets forth an analysis of the Bank's allowance for loan losses for the years indicated:

                                                                       YEAR ENDED DECEMBER 31,
                                                                     ---------------------------
                                                                     1991       1992       1993
                                                                     -----      -----      -----
                                                                       (DOLLARS IN THOUSANDS)
Balance at beginning of period....................................   $ 200      $ 415      $ 234
Additions charged to operations:
  Real estate.....................................................     211        (15)        --
  Consumer........................................................     156        149         58
                                                                     -----      -----      -----
                                                                       367        134         58
                                                                     -----      -----      -----
Recoveries........................................................      71         35         24
                                                                     -----      -----      -----
Charge-offs:
  Real estate.....................................................      (4)      (191)        (2)
  Consumer........................................................    (219)      (159)       (95)
                                                                     -----      -----      -----
                                                                      (223)      (350)       (97)
                                                                     -----      -----      -----
Net charge-offs...................................................    (152)      (315)       (73)
                                                                     -----      -----      -----
Balance at end of period..........................................   $ 415      $ 234      $ 219
                                                                     =====      =====      =====
Ratio of net charge-offs during the period to average loans
  outstanding
  during the period...............................................     .33%       .73%       .17%
Ratio of allowance for loan losses to total non-performing assets
  at the end of period............................................   19.54%     26.83%     31.38%
Ratio of allowance for loan losses to non-performing loans at end
  of period.......................................................   27.61%     54.29%     97.77%
Ratio of allowance for loan losses to total loans excluding
  mortgage-backed
  and related securities..........................................     .89%       .51%       .50%

     Management believes that the present allowance for possible loan losses are adequate as of December 31, 1993.

INVESTMENT ACTIVITIES

     As part of its asset/liability management strategy, the Bank invests in short-term investments such as U.S. Treasury securities and investment grade corporate obligations.

     The Bank is required by federal regulations to maintain a minimum amount of liquid assets that may be invested in specified securities and is also permitted to make certain other securities investments. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As of December 31, 1993, the Bank's liquidity ratio (liquid assets as a percentage of net withdrawable savings and current borrowings) was 13.36% as compared to the OTS minimum requirement of 5%.

     The following table sets forth the composition of the Bank's investment portfolio and securities held for sale at the dates indicated:

                                                                      DECEMBER 31,
                                   -----------------------------------------------------------------------------------
                                             1991                         1992                         1993
                                   -------------------------    -------------------------    -------------------------
                                   BOOK VALUE    % OF TOTAL     BOOK VALUE    % OF TOTAL     BOOK VALUE    % OF TOTAL
                                   ----------    -----------    ----------    -----------    ----------    -----------
                                                                 (DOLLARS IN THOUSANDS)
Investment securities:
  U.S. Treasury and agency
    obligations.................     $ 4,502        45.00%        $10,020        61.49%         $3,497        44.26%
  Corporate debt securities,
    fixed rate..................         954         9.54%            514         3.15%            515         6.52%
                                    --------       ------         -------       ------          ------       -------
      Subtotal..................     $ 5,456        54.54%        $10,534        64.64%         $4,012        50.78%
Securities held for sale:
  U.S. Government Agency
    Obligations.................          --            --          1,000         6.14%          1,000        12.66%
  Equity securities,
    mortgage-backed mutual
    fund........................       4,021        40.19%          4,213        25.85%          2,332        29.52%
                                    --------       ------         -------       ------          ------       -------
      Subtotal..................     $ 5,032        40.19%        $ 5,213        31.99%         $3,332        42.18%
                                    --------       ------         -------       ------          ------       -------
FHLB stock......................      $  527         5.27%         $  549         3.37%          $ 556         7.04%
                                    --------       ------         -------       ------          ------       -------
  Total investment securities,
    securities held for sale and
    FHLMC and FHLB stock........     $10,004       100.00%        $16,296       100.00%         $7,900       100.00%
                                    ========       ======         =======       ======          ======       =======
  Average remaining life term to
    repricing, excluding FHLB
    stock, FHLMC stock and
    mortgage-backed mutual
    fund........................   3.95 years                   1.58 years                   3.50 years

     The composition and maturities of the investment securities portfolio, excluding FHLB of Chicago stock and a mortgage-backed mutual fund, are indicated in the following table:

                                                                 DECEMBER 31,
                            --------------------------------------------------------------------------------------
                                                        GREATER THAN
                                          1 THROUGH       5 YEARS
                            LESS THAN         5           THROUGH       GREATER THAN         TOTAL INVESTMENT
                              1 YEAR        YEARS         10 YEARS        10 YEARS              SECURITIES
                            ----------    ----------    ------------    ------------    --------------------------
                            BOOK VALUE    BOOK VALUE     BOOK VALUE      BOOK VALUE     BOOK VALUE    MARKET VALUE
                            ----------    ----------    ------------    ------------    ----------    ------------
                                                            (DOLLARS IN THOUSANDS)
U.S. Treasury and agency
  obligations............        --         $2,997         $1,500          $   --         $4,497         $4,538
Corporate debt
  securities, fixed
  rate...................        --             --             --             515            515            585
                                ---       --------      ----------      ----------      --------      ----------
Total investment in debt
  securities.............        --         $2,997         $1,500          $  515         $5,012         $5,123
                            ========      ========      ==========      ==========      ========      ==========
Weighted average yield...        --           5.51%          5.08%          11.42%          5.99%
                            ========      ========      ==========      ==========      ========

     At December 31, 1993 the Bank held $2.3 million in a mortgage-backed mutual fund which had a yield of 4.09% at that time. With the mortgage-backed mutual fund included, the weighted average yield on investments at December 31, 1993 was 5.39%.

     The Bank's investment securities portfolio at December 31, 1993 contained one corporate debt security, Occidental Petroleum, with a book value of $515,000 and a market value of $585,000. At September 30, 1994 the Occidental Petroleum debt security had a book value of $514,000 and a market value of $552,000.

SOURCES OF FUNDS

     General. Deposit accounts have traditionally been the principal source of the Bank's funds for use in lending and for other general business purposes. In addition to deposits, the Bank derives funds from loan repayments and cash flows generated from operations. Scheduled loan payments are a relatively stable source of funds, while deposit inflows and outflows and the related cost of such funds have varied. The Bank also utilizes borrowings as a mechanism to raise additional funds without altering the Bank's deposit pricing structure.

     Deposits. The Bank attracts both short term and long term deposits from the Bank's primary market area by offering a variety of accounts and rates. The Bank offers passbook accounts, NOW accounts, money market accounts and fixed interest rate certificates of deposits with varying maturities.

     Deposit account terms vary, according to the minimum balance required, the time period the funds must remain on deposit and the interest rate, among other factors. The Bank generally has not actively sought deposits outside of its primary market area.

     In setting rates, the Bank regularly evaluates (i) its internal costs of funds, (ii) the rates offered by competing institutions, (iii) its investment and lending opportunities and (iv) its liquidity position. In order to decrease the volatility of its deposits, the Bank imposes stringent penalties on early withdrawal on its certificates of deposit.

     The following table sets forth the balances of savings deposits in the various types of deposit programs offered by the Bank at the dates indicated:

                                                                     DECEMBER 31,
                                          -------------------------------------------------------------------
                                                 1991                    1992                    1993
                                          -------------------     -------------------     -------------------
                                                     PERCENT                 PERCENT                 PERCENT
                                          AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                          -------    --------     -------    --------     -------    --------
                                                                (DOLLARS IN THOUSANDS)
Checking and Passbook Accounts:
  Passbook accounts....................   $ 7,907      11.28%     $ 8,758      12.83%     $ 8,959      12.54%
  Money market.........................     6,323       9.02        6,146       9.00        6,136       8.59
  NOW and checking accounts............     6,518       9.30        5,593       8.19        4,947       6.92
                                          -------    --------     -------    --------     -------    --------
          Total non-certificates.......    20,748      29.60       20,497      30.02       20,042      28.05
                                          -------    --------     -------    --------     -------    --------
Certificates:
      <4.00%...........................        --         --       10,292      15.08       20,702      28.97
  4.00 - 5.99%.........................    16,361      23.26       25,138      36.83       27,224      38.41
  6.00 - 7.99%.........................    32,605      45.35       11,996      17.57        2,998       4.19
  8.00 - 9.99%.........................       384       1.79          342        .50          272        .38
                                          -------    --------     -------    --------     -------    --------
          Total certificates...........    49,350      70.40       47,768      69.99       51,196      71.95
                                          -------    --------     -------    --------     -------    --------
          Total deposits...............   $70,098     100.00%     $68,265     100.00%     $71,238     100.00%
                                          =======     ======      =======     ======      =======     ======

     The following table sets forth the savings flows at the Bank during the periods indicated:

                                                            YEAR ENDED DECEMBER 31,
                                                      ------------------------------------
                                                        1991          1992          1993
                                                      --------      --------      --------
                                                             (DOLLARS IN THOUSANDS)
        Opening balance............................   $ 74,041      $ 69,910      $ 68,039
        Deposits...................................     45,761        57,030        34,423
        Withdrawals................................    (53,720)      (61,851)      (33,489)
        Interest credited..........................      3,828         2,950         2,265
                                                      --------      --------      --------
        Ending balance.............................   $ 69,910      $ 68,039      $ 71,238
                                                      ========      ========      ========
        Net increase (decrease)....................   $ (4,131)     $ (1,871)     $  3,199
                                                      ========      ========      ========
        Percent increase (decrease)................      (5.58)%       (2.68)%        4.70%
                                                      ========      ========      ========

     The following table shows rate and maturity information for the Bank's certificates of deposit as of December 31, 1993:


                                              0.00 -     4.00 -     6.00 -    8.00-               PERCENT
                                               3.99%      5.99%     7.99%     9.99%     TOTAL     OF TOTAL
                                              -------    -------    ------    -----    -------    --------
                                              (DOLLARS IN THOUSANDS)
Certificate accounts maturing in quarter
  ending:
March 31, 1994.............................   $ 5,018    $ 1,996    $1,245    $   0    $ 8,259        16%
June 30, 1994..............................     6,988        769       654        0      8,411        16
September 30, 1994.........................     4,523      4,481        48      130      9,182        18
December 31, 1994..........................     3,009      3,489       401       25      6,924        14
March 31, 1995.............................       589      3,325       210       81      4,205         8
June 30, 1995..............................       575      2,410       142        0      3,127         6
September 30, 1995.........................         0      1,246        61       26      1,333         3
December 31, 1995..........................         0      2,372       122       10      2,504         5
March 31, 1996.............................         0      1,719        50        0      1,769         3
Thereafter.................................         0      5,417        65        0      5,482        11
                                              -------    -------    ------    -----    -------       ---
     Total.................................   $20,702    $27,224    $2,998    $ 272    $51,196       100%
                                              =======    =======    ======     ====    =======    ======
     Percent of Total......................        40%        53%        6%       1%       100%

     The following table indicates the amount of the Bank's certificates of deposit by time remaining until maturity as of December 31, 1993:

                                                                        MATURITY
                                             ---------------------------------------------------------------
                                                            OVER            OVER
                                             3 MONTHS    3 THROUGH 6    6 THROUGH 12      OVER
                                             OR LESS       MONTHS          MONTHS       12 MONTHS     TOTAL
                                             --------    -----------    ------------    ---------    -------
                                             (DOLLARS IN THOUSANDS)
Certificates of deposit less than
  $100,000................................    $7,659       $ 6,706        $ 13,023       $17,314     $44,702
Certificates of deposit of $100,000 or
  more....................................       600         1,705           3,083         1,106       6,494
                                             --------    -----------    ------------    ---------    -------
     Total certificates of deposit........    $8,259       $ 8,411        $ 16,106       $18,420     $51,196
                                             =======      ========       =========      ========     =======

     Borrowings. At December 31, 1993, the Bank had borrowings of $1.303 million, which consisted of collateralized mortgage obligation notes payable. The maximum amount borrowed under the notes payable was $1,303,000; $2,364,000; and $3,906,000 as of December 31, 1993, 1992, and 1991, respectively. As a member of the FHLB of Chicago, the Bank is required to own capital stock in the FHLB of Chicago and is authorized to apply for advances from the FHLB of Chicago. As of December 31, 1993 the Bank had no outstanding advances from the FHLB of Chicago. As of September 30, 1994 the Bank had $3,450,000 of outstanding advances from the FHLB of Chicago.

SUBSIDIARY ACTIVITIES

     The Bank is permitted by OTS regulations to invest up to 2% of its assets, or $1,596,000 at December 31, 1993, in the stock of, or in unsecured loans to, service corporation subsidiaries. As of such date, the net book value of the Bank's investment in its service corporations was $452,000. The Bank may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes.

     The Bank has two wholly owned subsidiaries. The following is a description of the subsidiaries' principal activities.

     First Moline Real Estate Corp. Real Estate Corp. was established in 1984 to hold, manage and market Byron Woods, a 280-acre land development property located in Port Byron, Illinois. Byron Woods was at one time real estate owned by the Bank, and was subsequently deeded to Real Estate Corp. Two lots with no assigned value remain to be sold as of December 31, 1993. At December 31, 1993, the Bank had an equity investment of negative $203,000 in and an advance of $220,000 to Real Estate Corp.

     The Bank is required to deduct from capital, in determining the Bank's capital requirements, over a five-year period, its net investment in and advances to Real Estate Corp.

     FFM-CMO, Inc. FFM-CMO, Inc. ("FFM-CMO") was established in 1985 for the purpose of participating in the issuance of collateralized mortgage obligations. The Bank, after pooling outstanding mortgages to obtain FHLMC participation certificates, funded FFM-CMO with approximately $13,000,000 of the FHLMC participation certificates. FFM-CMO pledged the participation certificates as collateral for money borrowed from Salomon Capital Access for Savings Institutions, Inc. ("Salomon Capital"), an affiliate of Salomon Brothers, Inc. Salomon Capital used the note from FFM-CMO as partial collateral for collateralized mortgage obligations issued by Salomon Capital. The proceeds from the issuance of the collateralized mortgage obligations (approximately $11,200,000) were remitted to the Bank and were originally invested in mortgage-backed securities and corporate bonds. At December 31, 1993, the Bank had an equity investment of $655,000 in FFM-CMO. At December 31, 1993, FFM-CMO's retained earnings totalled $655,000. This amount represents net income less payment of dividends since the entity's inception. For the year ended December 31, 1993, FFM-CMO incurred a loss approximating $100,000. The loss reflects the excess in the rate paid on the outstanding obligations to Salomon Capital above the yield presently being earned on the certificates collateralizing the obligation. At September 30, 1994 the Bank had an equity investment of $627,000 in FFM-CMO. At September 30, 1994 FFM-CMO's retained earnings totaled $627,000. For the nine months ended September 30, 1994, FFM-CMO incurred a loss of approximately $28,000.

COMPETITION

     The Bank faces strong competition both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks and mortgage bankers who also make loans secured by real estate located in the Bank's primary market area. Other savings institutions, commercial banks and credit unions provide competition in consumer lending. The Bank competes for loans principally on the basis of the interest rates and loan fees charged by the Bank, types of loans offered by the Bank, and quality of customer services.

     The Bank attracts all of its deposits through its offices, primarily from the community in which the Bank's offices are located; competition for deposits comes principally from other savings institutions and commercial banks located in the same community. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours and a customer oriented staff.

EMPLOYEES

     At December 31, 1993, the Bank and its subsidiaries had a total of 21 full-time and 5 part-time employees. None of the Bank's employees are represented by any collective bargaining group. Management considers its employee relations to be good.

                                   REGULATION

GENERAL

     As a federally chartered and federally insured savings bank, the Bank operates in a highly regulated business environment. The Bank is a member of the FHLB System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF"), which is administered by the FDIC. The Bank is subject to extensive regulation by the OTS and the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other savings institutions. Periodic examinations are conducted by the OTS and the FDIC to test the Bank's compliance with various regulatory requirements. The most recent examination by the OTS was completed in April 1993.

The most recent examination by the FDIC was completed in December 1991. This regulation and supervision is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. The Holding Company, as a savings and loan holding company, is also required to file certain reports, and otherwise comply with the rules and regulations of the OTS and of the SEC under the federal securities laws. Certain of the regulatory requirements applicable to the Bank and the Holding Company are referred to below or elsewhere herein.

REGULATORY AGENCIES AFFECTING THE BANK AND THE HOLDING COMPANY

     OTS. The OTS has extensive authority over the operations of savings associations. As part of this authority, First Federal is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS. Upon examination of the Bank, the OTS examiners may require the Bank to provide for higher general or specific loan loss reserves. Financial institutions in various regions of the United States have been called upon by examiners to write down assets and to establish reserves as a result of perceived weaknesses in real estate values and a more restrictive regulatory climate.

     The OTS has established a schedule for the assessment of fees upon all savings associations to fund the operations of the OTS. A schedule of fees has also been established for the various types of applications and filings made by savings associations with the OTS. The general assessment, to be paid on a semi-annual basis, is computed upon the savings association's total assets, including consolidated subsidiaries, as reported in the association's latest quarterly thrift financial report. The Bank's OTS assessment for 1993 was $27,000.

     The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including the Bank and the Holding Company, and their "institution affiliated" parties such as directors, officers, agents and other persons providing services to the institution or holding company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

     The investment and lending authority of the Bank is prescribed by federal laws and regulations, and the Bank is prohibited from engaging in any activities not permitted by such laws and regulations. For instance, no savings institution may invest in corporate debt securities not rated in one of the four highest rating categories by a nationally recognized rating organization. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of regulatory capital. At September 30, 1994, the Bank was in compliance with each of these restrictions.

     Loans to One Borrower Limitation. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 imposed a more stringent loans to one borrower limitation on savings institutions. The limitation parallels the lending limit for national banks, which is generally 15% of unimpaired capital and surplus. In general, the revised loans to one borrower limitation applies only to loans originated after the enactment of FIRREA.

     FDIC. First Federal is a member of the SAIF, which is administered by the FDIC. Savings deposits are insured up to $100,000 per insured member (as defined by law and regulation) by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

     Assessments. Pursuant to FDICIA a permanent risk-based premium schedule became effective on January 1, 1994. Under the risk-based schedule, an institution is assigned to an assessment classification based on its capital ratios and supervisory evaluations; institutions assigned to higher-risk classifications pay deposit insurance premiums at a higher rate than institutions assigned to lower-risk classifications.

     Federal Reserve System. Federal Reserve Board Regulation D requires savings institutions, including the Bank, to maintain reserves against their transaction accounts (such as NOW and checking accounts). Under Regulation D, effective December 20, 1994, an institution must maintain average daily reserves equal to 3% on the first $54 million of transaction accounts, and $1,620,000 plus 10% of the remainder. These percentages are subject to adjustment by the Federal Reserve Board. Prior to December 20, 1994, Regulation D required an institution to maintain daily reserves equal to 3% on the first $51.9 million of transaction accounts and $1,557,000 plus 10% of the remainder. As of December 31, 1993, the Bank met applicable reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "--Liquidity."

     Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

     FHLB System. The Bank is a member of the FHLB of Chicago, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with applicable policies and procedures. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for only residential home financing.

     As a member, First Federal is required to purchase and maintain stock in the FHLB of Chicago. At December 31, 1993, First Federal had $556,000 in FHLB stock, which was in compliance with this requirement. In past years, the Bank has received dividends on its FHLB stock. Over the past five years such dividends have averaged approximately $36,000 and were approximately $33,000 for the year ended December 31, 1993. No assurance can be given as to the amount or continuation of such dividends.

     As a result of FIRREA, the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

     REGULATORY RESTRICTIONS AND REQUIREMENTS

     FIRREA. On August 9, 1989, FIRREA was enacted into law. FIRREA substantially changed the regulatory structure and oversight of all savings associations and their holding companies including First Federal and the Holding Company. Prior to FIRREA, First Federal was regulated by the Federal Home Loan Bank Board (the "FHLBB") and its deposits were insured by and regulated by the Federal Savings and Loan Insurance Corporation (the "FSLIC"). Under FIRREA, the FHLBB was abolished and its regulatory authority over First Federal was transferred to the OTS. In addition, the FSLIC was abolished and its function was transferred to the FDIC. FIRREA revised many substantive requirements and limitations to which the Bank is subject. Overall, these changes imposed increased restrictions on the Bank's investment and lending activities. FIRREA revised the structure of the FHLB System, including the requirements for obtaining advances from the FHLB.

     FDICIA. The Federal Deposit Insurance Corporation Improvement Act of 1991 imposes a number of new mandatory supervisory measures on savings associations, such as the Bank. FDICIA requires financial institutions to take certain actions relating to their internal operations, including: providing annual reports on financial condition and management to the appropriate federal banking regulators, having an annual independent audit of financial statements performed by an independent public accountant and establishing an independent audit committee comprised solely of outside directors. As of December 31, 1993, based on its asset level, First Federal was not required to comply with the management reporting requirement. FDICIA also imposes certain operational and managerial standards on financial institutions relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits. FDICIA also required the FDIC to assess deposit insurance premiums based on risk. Final regulations implementing these became effective on January 1, 1994.

     FDICIA also establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective December 19, 1992, the banking regulators are required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization.

     Under FDICIA, five supervisory categories are established based upon capital adequacy. These categories consist of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." An institution becomes subject to greater supervision and restrictions on activities as the institution moves toward "critically undercapitalized." Generally, an "undercapitalized" institution is subject to increased monitoring by the supervisory agency and must submit a capital plan specifying the method by which the institution will increase capital. Holding companies of undercapitalized institutions must guarantee such institution's compliance with the capital plan in an amount up to the lesser of 5% of the institution's assets or the amount needed to attain capital adequacy. Undercapitalized institutions are also subject to restrictions on growth, acquisitions, branching and new business activities.

     The supervisory agency must require "significantly undercapitalized" institutions, and "undercapitalized" institutions without an approved capital plan to increase capital or be acquired by another institution. Such institutions are also subject to restrictions on affiliate transactions, the rate of interest paid on deposits, asset growth and higher risk activities. In addition, the supervisory agency may remove directors or officers of the institution, restrict senior officer compensation, prohibit the acceptance of correspondent deposits, or require divestiture of the institution by its holding company. A "critically undercapitalized" institution is subject to more stringent restrictions on activities and may not make payments on subordinated indebtedness 60 days after becoming critically undercapitalized. In addition, the regulatory agency must appoint a receiver or conservator within 90 days of an institution becoming critically undercapitalized or take such other action as such agency determines with the concurrence of the FDIC. In addition, subject to a narrow exception, FDICIA requires the banking regulators to appoint a receiver or conservator for an institution that becomes critically undercapitalized and requires that this ratio be less than 2% of assets.

     Regulatory Capital Requirements. Federally insured savings associations, such as the Bank, are required to maintain minimum levels of regulatory capital. The OTS has established capital standards consisting of (i) a leverage ratio (or core capital), (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. FIRREA mandated that these capital requirements generally be as stringent as comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis. Savings associations must meet all of the standards in order to comply with capital requirements. As of December 31, 1993, the Bank was in compliance with all three capital requirements. Failure to meet capital requirements may render a savings association subject to certain restrictions, including restrictions on asset growth. See "Sanctions for Failure to Meet Capital Requirements."

     The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for this purpose. At December 31, 1993, First Federal had no unamortized purchased mortgage servicing rights.

     The OTS regulations establish special capitalization requirements for savings associations that own service corporations and other subsidiaries, including subsidiary savings associations. According to these regulations, certain subsidiaries are consolidated for capital purposes and others are excluded from assets and capital. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks, engaged solely in mortgage-banking activities, or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership, including the assets of includable subsidiaries in which the association has a minority interest that is not consolidated for GAAP purposes. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital, with a five-year transition period beginning on July 1, 1990, for investments made before April 12, 1989. As of December 31, 1993, the Bank had an investment of approximately $10,000 in investments in and advances to subsidiaries that will be excluded from capital on a phased-out basis pursuant to this transition rule.

     At December 31, 1993, the Bank had tangible capital of $6.282 million, or 7.87% of adjusted total assets, which is approximately $5.085 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

     The capital standards also require core capital equal to at least 3% of adjusted total assets (as defined by regulation). Core capital generally consists of tangible capital plus certain intangible assets, including goodwill (which is phased-out over a five-year period) and specified percentages of other intangibles which meet certain separate salability and market valuation tests. At December 31, 1993, First Federal had no purchased mortgage servicing rights. At December 31, 1993, the Bank had core capital equal to $6.282 million, or 7.87% of adjusted total assets, which is $3,889,000 above the minimum requirement of 3% in effect on that date.

     Pursuant to FDICIA, in 1993 the OTS issued a regulation adding an interest rate risk (IRR) capital component to its risk-based capital rule. The component became effective July 1, 1994, and is based on an institution's financial data as reported in Schedule CMR. Only institutions required to file Schedule CMR are potentially subject to an IRR capital component; voluntary CMR filers are generally exempt. The Bank is a voluntary filer, and therefore is exempt from the requirement. FDICIA, also requires the OTS to revise its capital regulations to account for risk associated with concentrations of credit and nontraditional activities. In December 1994, the federal banking agencies, including the OTS, issued a final rule implementing these statutory provisions. Management cannot predict at this time the effect, if any, of such rule on the Bank's capital requirements.

     In April, 1991, the OTS proposed a revision of the core capital requirement. The OTS proposal is to establish a 3.0% core capital ratio (defined as the ratio of core capital to adjusted total assets) for institutions in the strongest financial and managerial condition, with a 1 "MACRO" rating. For all other institutions, the minimum core capital ratio would be at least 4.0% and possibly as high as 5.0% of adjusted total assets. No assurance can be given as to the final form of any such regulation, the date of its effectiveness or the requirement applicable to the Bank.

     The FDIC has adopted a rule which provides that any insured depository institution, including a savings association, with a ratio of Tier 1 or core capital (which in general reflects those capital components recognized by the OTS for its core capital standard) to total assets of less than 2% will be deemed to be operating in an unsafe or unsound condition. Depository institutions with a Tier 1 or core capital ratio of at least 2% may still be considered by the FDIC, under appropriate circumstances, to be in an unsafe and unsound condition. In determining whether a savings association is in an unsafe and unsound condition under this rule the FDIC will consider, among other things, whether the association meets the minimum capital requirements of the OTS. See "--FDIC."

     The OTS risk-based requirement requires savings associations to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists generally of certain permanent and maturing capital instruments and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. At December 31, 1993 First Federal had approximately $207,000 of general loss reserves, which was less than 1.25% of risk-weighted assets.

     Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital, in addition to the adjustments required for calculating core capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio (these items were excluded on a sliding scale through June 30, 1994, after which they must be excluded in their entirety) and reciprocal holdings of qualifying capital instruments. First Federal had no such exclusions from capital and assets at December 31, 1993.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights assigned by the OTS for principal categories of assets are (i) 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government; (ii) 20% for securities (other than equity securities) issued by U.S. Government sponsored agencies and mortgage-backed securities issued by, or fully guaranteed as to principal and interest by, the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation except for collateralized mortgage obligation residual classes; (iii) 50% for qualifying residential mortgage loans and qualifying residential construction loans; and (iv) 100% for consumer loans, commercial loans, one- to four-family residential real estate loans more than 90 days delinquent, repossessed assets or those more than 90 days past due.

     On December 31, 1993, the Bank had total capital (as calculated for risk-weighted asset compliance) of $6.489 million (including $6.282 million in core capital) and risk-weighted assets of $35.6 million; or total capital of 18.25% of risk-weighted assets. This amount was $3.6 million above the 8.0% requirement in effect on that date.

     SANCTIONS FOR FAILURE TO MEET CAPITAL REQUIREMENTS.

     The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against any association that fails to meet its capital requirements (an "undercapitalized association"). The OTS may grant to associations exemptions from the various sanctions or penalties for failure to meet their capital requirements (other than appointment of a conservator or receiver and the mandatory growth restrictions) through the association's submission of and compliance with an approved capital plan. If the plan is not approved, the association will be prohibited from making capital distributions, generally increasing its assets or making any loans and investments without OTS approval and must comply with other limits imposed by the OTS.

     Any undercapitalized association is subject to possible enforcement actions by the OTS or the FDIC. Such actions may include a capital directive, a cease-and-desist order, civil money penalties and the establishment of restrictions on all aspects of a savings association's operations. The OTS also may impose harsher measures such as the appointment of a receiver or conservator or a forced merger into another institution. The grounds for appointment of a conservator or receiver include substantially insufficient capital and losses or likely losses that will deplete substantially all capital with no reasonable prospect for replenishment of capital without federal assistance.

     Effective one year after the enactment of the Improvement Act, the federal banking agencies, including the OTS, have been given additional enforcement authority over undercapitalized depository institutions. The OTS is generally required to take action to restrict the activities of an undercapitalized association. Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities. In addition, an undercapitalized institution generally may not make capital distributions and the OTS is authorized to impose the additional restrictions, discussed below, that are applicable to significantly undercapitalized associations. Any company controlling an undercapitalized association must agree, as a condition to the approval of the capital restoration plan, that it will guarantee that the association will comply with the plan, including the achievement of its capital requirements, until the association has been adequately capitalized for four consecutive quarters. The company's aggregate liability cannot exceed the lesser of (i) 5% of the association's assets at the time it became undercapitalized or (ii) the amount of capital necessary to achieve adequate capitalization at the time the institution fails to comply with the plan.

     Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., its capital level is significantly below the required levels as defined by the OTS) must be subject to one or more of the specified actions and operating restrictions mandated by the Improvement Act. These actions and restrictions, in addition to those applicable to undercapitalized associations, include requiring the issuance of additional voting securities; limitations on asset growth; mandated asset reduction; changes in senior management; divestiture, merger or acquisition of the association; restrictions on executive compensation; and any other action the OTS deems appropriate.

     An association that becomes "critically undercapitalized" is subject to restrictions on its activities in addition to those applicable to significantly undercapitalized associations. The FDIC must restrict the activities of a critically undercapitalized association and, among other things, prohibit any material transaction outside the ordinary course of business or engaging in certain transactions with affiliates, without the approval of the FDIC. An association will be considered critically undercapitalized if its tangible equity ratio is less than an amount to be established by the OTS. This amount cannot be less than 2% of total assets or more than 65% of the core capital ratio requirement for savings associations. The OTS must be appointed as a receiver (or conservator with the concurrence of the FDIC) for a savings association within 90 days after it becomes critically undercapitalized unless it determines, with the concurrence of the FDIC, that other action will better protect the SAIF. A redetermination of this decision must be made every 90 days. A receiver must be appointed for the savings association during the calendar quarter beginning 270 days after becoming critically undercapitalized unless the OTS, with the concurrence of the FDIC, determines that the association, among other things, is in substantial compliance with its capital plan and has positive net worth, and the Director of the OTS and the Chairman of the FDIC certify that the association is viable and not expected to fail. The FDIC is authorized to appoint itself as conservator or receiver for a savings association after giving prior notice to the OTS (and any state supervisor).

     If the OTS determines that an association is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice, it is authorized to reclassify a well-capitalized association (i.e., significantly exceeds its capital requirements as defined by the OTS) as an adequately capitalized association and if the association is adequately capitalized, to impose the restrictions applicable to an undercapitalized association. If the association is undercapitalized, the OTS is authorized to impose the restrictions applicable to a significantly undercapitalized association.

     At December 31, 1993, the Bank was in compliance with all applicable current and fully phased-in capital requirements. There can be no assurance that the Bank will continue to meet capital standards in the future. The imposition by the OTS of any of the above measures on the Bank may have a substantial adverse effect on the Bank's and Holding Company's operations and profitability and the value of the Common Stock. Stockholders do not have preemptive rights, and therefore, if the Holding Company is directed by the OTS or the FDIC to issue additional shares of common stock, such issuance may result in the dilution in the percentage of ownership of the Holding Company's stockholders.

     Limitations on Dividends and Other Capital Distributions. OTS regulations impose various restrictions or requirements on associations with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit an association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory (or total) capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

     The OTS utilizes a three-tiered approach to permit associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account.

     Generally, Tier 1 associations, which are associations that before and after the proposed distribution meet or exceed their fully phased-in capital requirements, may make capital distributions during any calendar year equal to 100% of net income for the year-to-date plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or 75% of its net income over the most recent four-quarter period. The OTS has proposed amending its capital distributions regulation to conform to the prompt corrective action system established by FDICIA. Management cannot predict the final form of any such amendment, the date of its effectiveness (if adopted) or its effect on the Bank. A Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. First Federal has been assigned a Tier 1 designation and has not been notified of a need for more than normal supervision. In the event that First Federal's capital falls below the capital requirement, First Federal's ability to make capital distributions could be restricted.

     Tier 2 associations, which are associations that before and after the proposed distribution meet or exceed their current minimum capital requirements, may make capital distributions up to a specified percentage of their net income for the most recent four quarter period. Tier 2 associations that meet the risk-based capital requirement in effect as of January 1, 1993 are permitted to make distributions not exceeding 75% of net income over such four quarter period. Tier 2 associations that meet their current risk-based capital requirements applicable as of January 1, 1991, are permitted to make distributions not exceeding 50% of net income over the most recent four quarter period.

     Tier 3 associations (which are associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor levels must obtain OTS approval prior to making such distributions. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Any dividends declared without giving notice are characterized as "invalid" and confers no rights or benefits upon the holder of such stock. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns.

     Liquidity. All savings associations, including First Federal, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what the Bank includes in liquid assets, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION--Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At December 31, 1993, the minimum liquid asset ratio was 5%.

     In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances, certain short-term corporate debt obligations and commercial paper, and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At December 31, 1993, the Bank was in compliance with both requirements, with an overall liquid asset ratio of 13.36% and a short-term liquid assets ratio of 5.2%.

     Qualified Thrift Lender Test. All savings associations, including the Bank, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. At December 31, 1993, the Bank met the QTL test.

     The Qualified Thrift Lender test requires a savings association to maintain at least 65% of its total tangible assets in "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) on a monthly average basis in nine out of every twelve months. A savings association that fails to become or maintain its status as a QTL must either become a bank (other than a savings bank) or be subject to certain restrictions on activities including making any new investment or engaging in any new activities that would not be permissible for national banks, establishing any new branch office where a national bank located in the savings institution's home state would not be able to establish a branch office, obtaining new advances from any FHLB, and the payment of dividends. Also, beginning three years after the date on which the savings association ceases to be a QTL, the savings association would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to FHLB. A savings institution may requalify as a QTL if it thereafter complies with the QTL test. As of December 31, 1993, the Bank was in compliance with the QTL test. The Bank's percentage of qualified thrift investments as of December 31, 1993 was 100.60%.

     Transactions with Affiliates. Federal savings associations, including the Bank, are subject to Sections 23A and 23B of the Federal Reserve Act. Generally, transactions between a savings association and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions are restricted to a percentage of the association's capital. Affiliates of First Federal include the Holding Company. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.

     Certain of these transactions are also subject to conflict of interest regulations enforced by the OTS. These regulations require regulatory approval for transactions by the Bank and its subsidiaries with affiliated persons involving the sale, purchase or lease of property. Affiliated persons include officers, directors and controlling stockholders. These conflict of interest regulations and other statutes also impose restrictions on loans to affiliated persons. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

     As of December 31, 1993, the Bank was in compliance with all applicable restrictions on transactions with affiliates.

     Holding Company Regulation. The Holding Company is a unitary savings and loan holding company subject to regulatory oversight and examinations by the OTS. The Holding Company is also registered and files reports with the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings association subsidiaries, if any, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association (such as the Bank).

     As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than the Bank or any other SAIF-insured savings association) would become subject to such restrictions unless each of such other associations qualifies as a QTL and was acquired in a supervisory acquisition.

     If the Bank fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender Test."

     The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

     Community Reinvestment. Under the Community Reinvestment Act, as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA requires that the OTS provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system.

     The CRA and implementing regulations require that the federal banking regulators, including the OTS, take into account a financial institution's record and performance under the CRA in determining whether to grant applications for charters, branches, and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The regulators' assessment of an applicant's performance under the CRA may be the basis for the regulators to deny an application of the type described above.

     The federal banking agencies, including the OTS, have proposed amendments to regulations implementing the CRA. The proposed regulations would revise the methods of evaluating a financial institution's CRA performance and subject a financial institution to enforcement action based solely on its CRA rating. Management of First Federal cannot predict the final form or effective date of such regulations, if any.

     The OTS also reviews a savings institution's performance under other consumer regulations, including the OTS nondiscrimination regulations and regulations promulgated pursuant to the Equal Credit Opportunity Act, the Bank Secrecy Act, the Truth in Lending Act, the Electronic Funds Transfer Act, and the Real Estate Settlement Procedures Act.

     Federal Securities Law. The Common Stock is registered with the Commission under the Securities Exchange Act of 1934, as amended. The Holding Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Commission under the Exchange Act.

     Common Stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Holding Company meets specified current public information requirements, each affiliate of the Holding Company is able to sell in the public market without registration, a limited number of shares in any three-month period.

FEDERAL AND STATE TAXATION

     Federal Taxation. Savings associations such as the Bank that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended, are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) may be computed under either the experience method or the percentage of taxable income method (based on an annual election).

     Under the experience method, the bad debt deduction is an amount determined under a formula based generally upon the bad debts actually sustained by a savings association over a period of years.

     The percentage of specially computed taxable income that is used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") is 8%. The percentage bad debt deduction thus computed is reduced by the amount permitted as a deduction for nonqualifying loans under the experience method. The availability of the percentage of taxable income method permits a qualifying savings association to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

     If an association's specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the association may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four-year period. No representation can be made as to whether the Bank will meet the 60% test for subsequent taxable years.

     Under the percentage of taxable income method, the percentage bad debt deduction cannot exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year or the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt deduction for "non-qualifying loans" equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserve, at the beginning of the year. At December 31, 1993, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to the Bank. It is not expected that these limitations would be a limiting factor in the foreseeable future.

     In addition to the regular income tax, corporations, including savings associations such as the Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as the Bank, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

     To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the institution's supplemental reserves for losses on loans (the "Excess"), such Excess may not, without adverse tax consequences, be utilized for payment of cash dividends or other distributions to a stockholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of December 31, 1993, the Bank's Excess for tax purposes totaled approximately $1,900,000.

     The Holding Company and the Bank and its subsidiaries file consolidated federal income tax returns on a calendar year basis using the accrual method of accounting. Thrift institutions, such as the Bank, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

     The Bank and its consolidated subsidiaries have not been audited by the IRS with respect to consolidated federal income tax returns for the last five years.

     Illinois Taxation. The Holding Company and its subsidiary file a combined Illinois income tax return. For Illinois income tax purposes, the Holding Company and its subsidiary will be taxed at an effective rate equal to 7.3% of Illinois taxable income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations). The exclusion of income on United States Treasury obligations has the effect of reducing significantly the Illinois taxable income of savings associations subject to Illinois taxation.

     Delaware Taxation. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware based on the number of authorized shares of Holding Company capital stock.

     DESCRIPTION OF PROPERTY

     The table below sets forth information relating to each of the Bank's current offices, both of which are owned by the Bank. The total net book value of the Bank's premises and equipment at December 31, 1993 was $1,030,000.

                                                                            NET BOOK VALUE AT
                          LOCATION                      DATE ACQUIRED       DECEMBER 31, 1993
        --------------------------------------------    -------------     ----------------------
                                                                          (DOLLARS IN THOUSANDS)
        Home Office:                                         1974                  $641
          1616 6th Avenue
          Moline, Illinois
        Branch Office:                                       1981                  $210
          4701 22nd Avenue
          Moline, Illinois

     The Bank's accounting and record keeping activities are maintained on an on-line basis with an independent service bureau. The net book value of the data processing and computer equipment utilized by the Bank at December 31, 1993 was approximately $67,000.

     LEGAL PROCEEDINGS

     From time to time, the Bank and the Holding Company are parties to certain legal proceedings arising in the ordinary course of business. The Bank and the Holding Company believe that none of these legal proceedings would, if adversely determined, have a material adverse effect on their financial condition.

     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     First Moline's stock is traded over the counter through the national daily quotation in the "Pink Sheets". As of December 31, 1993 there were 175 registered owners of FMFC Common Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

     The Holding Company's results of operations consist primarily of earnings from the Bank's results of operations, which are primarily dependent on net interest income, which is the difference between the interest income earned on its loan, mortgage-backed and related securities, and investment securities and its cost of funds, consisting of the interest paid on its deposits and borrowings. In addition, to a lesser extent, the Bank's operating results are affected by fees paid by borrowers, customer service charges, and other income. The Bank's operating results in the past have been affected by the gains or losses on the sale of investment securities and mortgage-backed securities. Finally, non-interest expense, such as employee salaries and benefits, office occupancy, equipment costs, federal insurance premiums, marketing, and other expenses affect results of operations.

     Operational results are also affected by general economic conditions (particularly changes in interest rates), competition, government policies and actions of regulatory agencies. Legislation enacted in recent years, including FIRREA and FDICIA, has significantly changed the regulation of all savings associations including the Bank, by, among other things, increasing the capital requirements and deposit insurance premiums applicable to savings associations, limiting the permissible dollar amount of loans to one borrower, and implementing a more stringent qualified thrift lender test. The Bank's Board of Directors believes that these and other provisions of FIRREA and FDICIA have significantly affected and will continue to affect the operations of the Bank.

RETAIL BANKING STRATEGY

     The Bank's business strategy is to provide traditional thrift financial products and services to meet the needs of present and potential customers in the Bank's community. The bank has stressed mortgage lending as its primary business for the past few years, increasing originations from $5.6 million in 1990 to $17.3 million in 1993. Continuing its efforts of increased communications with realtors and builders, the bank appointed Assistant Vice President--Mortgage Lending, Cheryl Bean to a newly created position of Assistant Vice President--Marketing. She emphasizes personal calls on realtors and builders' offices to create more exposure in the market.

ASSET/LIABILITY MANAGEMENT

     The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period, and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income.

     The Bank's asset/liability management strategy emphasizes maintaining an adequate level of liquid assets (primarily interest-bearing deposits at financial institutions) and the origination and retention in its portfolio of adjustable-rate loans. The Bank's ability to originate such loans, however, depends upon market interest rates and borrowers' preferences. In lower interest rate environments, borrowers often prefer to obtain fixed-rate loans. Accordingly, the Bank has continued to originate fixed-rate mortgage loans in response to customer demand. The Bank has been approved as a FHLMC seller-servicer and commenced selling fixed-rate loans to FHLMC during 1993 while retaining the servicing. The Bank also originates consumer loans, which have shorter maturity terms, but also entail greater credit risk.

     Although the Bank has sought to increase its adjustable-rate loan portfolio, the level of the Bank's portfolio of fixed-rate mortgages of longer maturities continues to affect the Bank's "gap" position. At December 31, 1993 total interest bearing liabilities maturing or repricing within one year exceeded total interest earning assets maturing or repricing in the same time period by $9,000,000, representing a cumulative one year gap ratio of negative 11.28% of total assets. Thus, during periods of rising interest rates, it is expected that the cost of the Bank's interest bearing liabilities would rise more quickly than the yield on its interest earning assets, which would adversely affect the Bank's net interest income.

     The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities at December 31, 1993 on the basis of OTS assumptions for prepayments and deposit account decay:

                                                                   MATURING OR REPRICING
                                       ------------------------------------------------------------------------------
                                                               GREATER THAN
                                                   6 MONTHS     1 YEAR AND     3 YEARS AND    5 YEARS AND
                                       6 MONTHS     TO ONE     LESS THAN 3     LESS THAT 5    GREATER THAN
                                       OR LESS       YEAR         YEARS           YEARS         5 YEARS        TOTAL
                                       --------    --------    ------------    -----------    ------------    -------
                                        AMOUNT      AMOUNT        AMOUNT         AMOUNT          AMOUNT       AMOUNT
                                       --------    --------    ------------    -----------    ------------    -------
                                                                   (DOLLARS IN THOUSANDS)
Fixed rate one- to four-family
  including mortgage-backed and
  related securities, multi-family,
  non-residential real estate and
  construction loans................   $15,226     $ 6,595       $ 11,574        $ 6,173        $ 10,661      $50,229
Adjustable rate including mortgage-
  backed and related securities,
  one- to four-family, multi-family,
  non-residential real estate and
  construction loans................     5,000       6,067          1,710            566              --       13,343
Consumer loans......................     1,932         188          1,012          1,575             483        5,190
Investment securities and securities
  held for sale.....................     3,256          --          1,000          1,997           2,015        8,268
                                       --------                                               ------------    -------
      Total interest-earning
         assets.....................   $25,414     $12,850       $ 15,296        $10,311        $ 13,159      $77,030
                                       --------    --------    ------------    -----------    ------------    -------
Passbook............................   $   795     $   723       $  2,304        $ 1,500        $  3,637      $ 8,959
Demand deposits.....................     4,612       2,519          1,983            749           1,220       11,083
Certificates........................    24,167      13,883         11,312          1,834              --       51,196
                                       --------    --------    ------------    -----------    ------------    -------
      Total deposits................    29,574      17,125         15,599          4,083           4,857       71,238
Borrowed money......................       341         224            695             43              --        1,303
                                       --------    --------    ------------    -----------    ------------    -------
      Total interest-bearing
         liabilities................    29,915      17,349         16,294          4,126           4,857       72,541
                                       --------    --------    ------------    -----------    ------------    -------
Interest-earning assets less
  interest-bearing liabilities......   $(4,501)    $(4,499)      $   (998)       $ 6,185        $  8,302      $ 4,489
                                       =========   ========    ===========     ===========    ===========     ========
Difference as a percent of interest-
  earning assets....................    (17.71)%    (35.01)%        (6.52)%        59.98%          63.09%        5.83%
Cumulative interest rate sensitivity
  gap...............................   $(4,501)    $(9,000)      $ (9,998)       $(3,813)       $  4,489
                                       =========   ========    ===========      ===========    ===========
Cumulative interest rate sensitivity
  gap as a percent of total assets
  at December 31, 1993..............     (5.64)%    (11.28)%       (12.53)%        (4.78)%          5.62%

     The previous table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest income because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Bank's control. Moreover, in the event of an increase in interest rates, the credit risk of many types of financial assets (including loans) may increase. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

RESULTS OF OPERATIONS

     The Bank's results of operations depend primarily on the level of its net interest income and non-interest income and the level of its operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     Management's policy is to hold most securities until maturity. However, the Bank may dispose of a particular security in response to changes in market conditions. In instances where management believes that the sale of particular securities may be in the best interest of the Bank, those securities are classified on the Bank's financial statements as securities held for sale.

     During 1993 the Bank sold $8,105,000 of fixed-rate mortgage loans. The Bank realized a gain of $97,000 on the sale of these loans. The Bank as part of its management of assets and liabilities, will sell whole and/or participating interests in real estate loans.

     The table below presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are daily average balances. Non-accrual loans are included with average loans. Loan fees are not material and are included in loan income consistent with FAS 91.

                                                                     YEAR ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------------------------------
                                              1991                             1992                             1993
                                 ------------------------------   ------------------------------   ------------------------------
                                   AVERAGE     INTEREST             AVERAGE     INTEREST             AVERAGE     INTEREST
                                 OUTSTANDING   EARNED/   YIELD/   OUTSTANDING   EARNED/   YIELD/   OUTSTANDING   EARNED/   YIELD/
                                   BALANCE      PAID      RATE      BALANCE      PAID      RATE      BALANCE      PAID      RATE
                                 -----------   -------   ------   -----------   -------   ------   -----------   -------   ------
                                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable.............    $45,743     $4,608    10.07 %    $43,218     $4,232     9.79 %    $42,013     $3,689     8.78 %
  Mortgage-backed and related
    securities held for sale
    and investment.............     20,247      1,738     8.59       15,718      1,238     7.88       21,777      1,343     6.17 %
  Investment securities and
    securities held for sale...      6,914        502     7.26        8,610        530     6.15        8,181        472     5.77 %
  Interest-bearing deposits....      5,102        294     5.76        7,302        309     4.23        5,066        189     3.73 %
  FHLB stock...................        504         33     6.55          538         29     5.39          556         33     5.94 %
                                 -----------   -------   ------   -----------   -------   ------   -----------   -------   ------
  Total interest-earning
    assets.....................     78,510      7,175     9.14       75,386      6,338     8.41       77,593      5,726     7.38 %
                                 -----------   -------   ------   -----------   -------   ------   -----------   -------   ------
  Other non-interest earning
    assets.....................      3,131                            3,000                            2,525
                                   $81,641                          $78,586                          $80,118
                                 =========                        =========                        =========
Interest-bearing liabilities:
  Passbooks....................      7,580        382     5.04        8,308        288     3.47        8,860        253     2.86 %
  Demand deposits..............     11,752        619     5.27       12,168        428     3.52       11,176        302     2.70 %
  Certificates of deposit......     53,520      3,877     7.24       49,045      2,898     5.91       50,478      2,377     4.71 %
                                 -----------   -------   ------   -----------   -------   ------   -----------   -------   ------
  Total deposits...............     72,852      4,878     6.70       69,521      3,614     5.20       70,514      2,932     4.16 %
  Borrowed money...............      4,512        570    12.63        3,559        459    12.90        2,809        325    11.57 %
                                 -----------   -------   ------   -----------   -------   ------   -----------   -------   ------
  Total interest-bearing
    liabilities................     77,364      5,448     7.04       73,080      4,073     5.57       73,323      3,257     4.44 %
  Other non-interest-bearing
    liabilities................        896                            1,304                              573
                                 -----------                      -----------                      -----------
  Stockholders' Equity.........      3,381                            4,002                            6,222
                                 -----------                      -----------                      -----------
                                   $81,641                          $78,386                          $80,118
                                 =========                        =========                        =========
Net interest income/interest
  rate spread..................                $1,727     2.10 %                $2,265     2.84 %                $2,469     2.94 %
                                                         =====                            =====                            =====
Net earning assets/net yield on
  average interest-earning
  assets.......................                           2.20 %                           3.01 %                           3.18 %
                                                         =====                            =====                            =====
Average interest-earning assets
  to average interest-bearing
  liabilities..................                           1.01                             1.03                             1.06
                                                         =====                            =====                            =====

     The schedule below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the unprecedented levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

                                                            YEAR ENDED DECEMBER 31,
                                               1991 VS. 1992                        1992 VS. 1993
                                     ---------------------------------     -------------------------------
                                          INCREASE                             INCREASE
                                         (DECREASE)                           (DECREASE)
                                           DUE TO             TOTAL             DUE TO            TOTAL
                                     ------------------      INCREASE      ----------------      INCREASE
                                     VOLUME      RATE       (DECREASE)     VOLUME     RATE      (DECREASE)
                                     ------     -------     ----------     ------     -----     ----------
                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable.................  $(250)    $  (126)     $   (376)     $(114)    $(429)      $ (543)
  Mortgage-backed and related
     securities held for sale and
     investment....................   (365)       (135)         (500)       411      (306)         105
  Investment securities and
     securities held for sale......    111         (83)           28        (26)      (32)         (58)
  Interest-bearing deposits........    150         (90)           15        (86)      (34)        (120)
  FHLB Stock.......................      2          (6)           (4)         1         3            4
                                     -----     -------     ----------     -----     -----     ----------
       Total interest-earning
          assets...................  $(397)    $  (440)     $   (837)     $ 186     $(798)      $ (612)
Interest-bearing liabilities:
  Passbook.........................  $  33     $  (127)     $    (94)     $  18     $ (53)      $  (35)
  Demand deposits..................     21        (212)         (191)       (33)      (93)        (126)
  Certificates.....................   (306)       (673)         (979)        83      (604)        (521)
                                     -----     -------     ----------     -----     -----     ----------
  Total deposits...................   (252)     (1,012)       (1,264)        68      (750)        (682)
  Borrowing........................   (123)         12          (111)       (89)      (45)        (134)
                                     -----     -------     ----------     -----     -----     ----------
       Total interest-bearing
          liabilities..............  $(375)    $(1,000)     $ (1,375)     $ (21)    $(795)      $ (816)
                                     -----     -------     ----------     -----     -----     ----------
  Net interest income..............  $ (22)    $   560      $    538      $ 207     $  (3)      $  204
                                     =====     =======      ========      =====     =====     ========

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1993

     Net income for the nine month period ended September 30, 1994 was $317,000 compared to $415,000 for the nine month period ended September 30, 1993, a decrease of $98,000. The decline in net income is in part due to the decrease in net interest income of $44,000 for the nine months ended September 30, 1994 compared to the same period in the prior year. The decrease in net interest income is due primarily to a decrease in interest income from loans partially offset by a decline in the interest paid on deposits. The decline in interest income is due to low rates during the first and second quarter with gradually increasing rates during the third quarter. The decline in interest expense is due to lower rates during the first quarter with leveling during the second quarter and increasing during the third quarter.

     Total other income increased $39,000 for the nine months ended September 30, 1994, compared to the same period in the prior year. The increase was due to gains on the sale of Mortgage Backed Securities with low principal balances. Total other expenses increased by $199,000 for the nine month period ended September 30, 1994, compared to the same period in the prior year. This increase was due to increases in compensation and employee benefits of $27,000, an increase in occupancy expenses of $20,000 and an increase in professional fees of $130,000. The provision for loan losses at September 30, 1994 was $21,000 compared to $48,000 at September 30, 1993.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1994 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1993

     Net income for the three months ended September 30, 1994, was $29,000 compared to $179,000 for the same period in the prior year. The decrease of $150,000 was due primarily to additional professional fees related to the proposed transaction with Firstar. The Bank realized a $19,000 reduction in provision for loan losses due to the recovery of a portion of a previous write-off.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1993 AND DECEMBER 31, 1992

     General. The Bank had net income of $497,000 for the year ended December 31, 1993, compared with $422,000 for the year ended December 31, 1992. The increase in net income was due to an increase in net interest income of $204,000, a decrease in provision for possible loan losses of $76,000, an increase in other income of $39,000, offset by an increase in non-interest expense of $270,000, and a decrease in income tax expense of $26,000.

     Interest Income. Interest income decreased from $6,338,000 in 1992 to $5,726,000 in 1993. The decrease in interest income on loans of $543,000 was due to a decline in the average yield on loans from 9.79% in 1992 to 8.78% in 1993, as many customers continued to take advantage of declining rates to refinance existing mortgages. Interest income on investment securities, mortgage-backed and related securities, securities held for sale and other interest-bearing assets decreased by $69,000 from 1992 to 1993, due primarily to declining interest rates.

     Interest Expense. Interest expense decreased from $4,073,000 in 1992 to $3,257,000 in 1993. The decrease was due to falling interest rates paid on deposits in 1993. The average rate paid on interest-bearing liabilities declined from 5.57% in 1992 to 4.44% in 1993.

     Provision for Loan Losses. The provision for loan losses decreased from $134,000 in 1992 to $58,000 in 1993. Management continues to stress monitoring of past due and problem credits, and feels the allowance for loan losses as of December 31, 1993 is adequate to cover potential losses in the portfolio. There can be no assurance that future losses will not exceed the estimated amounts thereby adversely affecting future results of operations. Future additions to the Bank's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the economy, changes in real estate values and interest rates, the view of the regulatory authorities toward adequate reserve levels, and inflation.

     Other Income. Other income increased from $371,000 in 1992 to $410,000 in 1993. Gains on sales of investment, mortgage backed and related securities and securities held for sale increased by $33,000 from 1992. Foreclosed real estate and other income decreased by $70,000 due to fewer gains realized on the sales of lots by First Moline Real Estate Corp. and a reduction in other income during 1993.

     Non Interest Expense. Non interest expense increased from $1,800,000 in 1992 to $2,070,000 in 1993, due primarily to increases in compensation and employee benefits, professional fees and mortgage loan expenses during the year.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1992 AND DECEMBER 31, 1991

     General. The Bank had net income of $422,000 for the year ended December 31, 1992, compared with $107,000 for the year ended December 31, 1991. The increase in net income was primarily due to an increase in net interest income of $204,000 and a decrease in provision for possible loan losses of $233,000, offset by a decrease in other income of $33,000, an increase in non-interest expense of $134,000, and an increase in income tax expense of $289,000.

     Interest Income. Interest income decreased from $7,175,000 in 1991 to $6,338,000 in 1992. The decrease in interest income on loans of $376,000 was due primarily to a decline in the average yield on loans from 10.07% in 1991 to 9.79% in 1992, as many customers continued to take advantage of declining rates to refinance existing mortgages. Interest income on investment securities, mortgage-backed and related securities, securities held for sale and other interest-bearing assets decreased by $461,000 from 1991 to 1992, due primarily to declining interest rates.

     Interest Expense. Interest expense decreased from $5,448,000 in 1991 to $4,073,000 in 1991. The decrease was due to a combination of falling interest rates paid on deposits and a decline in the amount of deposits outstanding in 1992. The average rate paid on interest-bearing liabilities declined from 7.04% in 1991 to 5.57% in 1992. Because of falling rates, some customers moved funds from certificates of deposit to other financial intermediaries, in hopes of seeking higher rates of return.

     Provision for Loan Losses. The provision for loan losses decreased from $367,000 in 1991 to $134,000 in 1992. In 1991, the Bank set up a $200,00
specific reserve on a loan in Colorado that was sold in the first quarter of 1992 without further loss to the Bank. Management continues to stress monitoring of past due and problem credits, and feels the allowance for loan losses as of December 31, 1992 is adequate to cover potential losses in the portfolio. There can be no assurance that future losses will not exceed the estimated amounts thereby adversely affecting future results of operations. Future additions to the Bank's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the economy, changes in real estate values and interest rates, the view of the regulatory authorities toward adequate reserve levels, and inflation.

     Other Income. Other income decreased from $404,000 in 1991 to $371,000 in 1992. Gains on sales of investment, mortgage backed and related securities and securities held for sale declined by $80,000 from 1991. Foreclosed real estate income increased by $39,000 due to gains realized on the sales of lots by First Moline Real Estate Corp. during 1992.

     Non Interest Expense. Non interest expense increased from $1,666,000 in 1991 to $1,800,000 in 1992, due primarily to increases in employee benefits and professional fees during the year.

FINANCIAL CONDITION

     Total assets at September 30, 1994 were $83,044,000 as compared to $79,808,000 at December 31, 1993. Deposits increased $943,000 from December 31, 1993 primarily as a result of the addition of capitalized interest. An increase of $4,478,000 in the balance of net loans receivable was due mainly to heavy mortgage originations in the 15 and 30 year mortgages. $1,225,000 of the $4,478,000 were end loans for customers building new homes.

     Stockholders' equity at September 30, 1994 was $5,840,000, a decrease of $638,000 from December 31, 1993. The decrease in stockholders' equity is due to a $928,000 unrealized loss on securities available for sale, (mandated by FASB 115, which classifies investment securities as available for sale or held to maturity and those securities identified as available for sale must be marked to market and the gain or loss shown as an adjustment to equity net of tax (see Impact of New Accounting Standards)), and a stock dividend payment of $27,000, offset by net income as of September 30, 1994 of $317,000.

LIQUIDITY AND CAPITAL RESOURCES

     The Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities and other investments. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     The Bank's primary investing activity is the origination of mortgage loans. At December 31, 1993, mortgage loans accounted for approximately 44% of the Bank's total assets.

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS, depending upon economic conditions and deposit flows, is based upon the percentage of deposits and short term Borrowing. The required ratio is currently 5%. The Bank's liquidity ratios were 13.36% at December 31, 1993, 29.22% at December 31, 1992, and 15.73% at September 30, 1994.

     The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short term investments. The levels of these assets are dependent upon the Bank's operating, financing, and investing activities during any given period. At December 31, 1993 and 1992, cash and cash equivalents totaled $1,242,000 and $640,000, respectively. At September 30, 1994, cash and cash equivalents totaled $688,000.

     The concept of liquidity comprises the ability of an enterprise to maintain sufficient cash flow to meet its needs and obligations on a timely basis. Liquidity must thus be considered in terms of the nature and mix of the institution's sources and uses of funds.

     As shown in the statements of cash flows, the Bank provided $5,890,000; $4,044,000; and $954,000 of cash from operating activities for the years ended December 31, 1991, 1992 and 1993 respectively. In addition, liquidity is provided from both assets and liabilities. The asset side provides liquidity through regular maturities of investment securities and loans. Cash, securities held for sale and loans held for sale are also a primary source of asset liquidity. As of December 31, 1993, these categories totaled $8,314,000, or 10.81% of earning assets.

     As of December 31, 1993, investment securities included $75,000 of gross unrealized gains and $3,000 of gross unrealized losses on securities which management intends to hold for the foreseeable future. Such amounts are not expected to have a material effect on future earnings beyond the usual amortization of premium or discount, because no significant sale of such investment securities is currently foreseen.

     In addition, as of December 31, 1993, the Bank had $5,981,000 of securities held for sale which is comprised of a mortgage-backed mutual fund, U.S. Government Agency, GNMA and FHLMC mortgage-backed obligations. These securities had gross unrealized gains of $183,000 and $7,000 of gross unrealized losses at December 31, 1993.

     Liquidity management for the Bank is both a daily and long term function of the Bank's management strategy. The Bank maintains a level of liquidity that is adequate for operational purposes and to meet increases in loan demand. The Bank's highly liquid investments primarily include securities issued by the federal government and its agencies. These types of investments tend to have lower yields than other types of investments, but generally involve a lower degree of risk. Excess funds are generally invested in highly liquid debt or equity securities or adjustable and fixed mortgage backed securities that meet our interest rate risk strategies. In the event that the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of FHLB advances and other financing transactions. At December 31, 1993, the Bank had no outstanding FHLB advances.

     The Bank anticipates that it will have sufficient funds available to meet commitments to buy or fund loans. At December 31, 1993, the Bank had approximately $2,625,000 in outstanding commitments to originate loans, all of which are to be funded by internally generated funds. The Bank has sold mortgage loans to the Federal Home Loan Mortgage Corporation under recourse agreements. The outstanding principal balance on these loans as of December 31, 1993 was $1,602,000. The Bank would be required to repurchase these loans in the event of nonperformance by the borrower. The Bank does not anticipate a material impact on liquidity and capital resources as a result of borrower nonperformance.

     Under FIRREA, the capital requirements applicable to all savings institutions, including the Bank, have been substantially increased. However, the Bank is in full compliance with the fully phased-in capital requirements as set forth in the following table.

                                                                         BANK'S CAPITAL LEVEL AT
                                                  OTS REQUIREMENT           DECEMBER 31, 1993
                                                  ----------------    -----------------------------
                                                   % OF                % OF                AMOUNT
                   CAPITAL STANDARD               ASSETS    AMOUNT    ASSETS    AMOUNT    OF EXCESS
        ---------------------------------------   ------    ------    ------    ------    ---------
                                                               (DOLLARS IN THOUSANDS)
        Tangible capital.......................    1.50%    $1,197      7.87%   $6,282     $ 5,085
        Core capital...........................    3.00      2,393      7.87     6,282       3,889
        Risk-based capital.....................    8.00      2,844     18.25     6,489       3,645

     On September 30, 1994, the Bank had a core capital requirement of approximately $2,488,000 (3% of tangible assets) and actual core capital of $5,670,000 (6.84% of tangible assets). This exceeded the requirement by $3,182,000. The Bank's minimum tangible capital requirement is 1.5% of tangible assets. At September 30, 1994 the Bank's tangible capital was approximately $5,670,000 or 6.84% of tangible assets. This exceeded the tangible capital requirement by $4,426,000. The Bank's risk-based capital requirement is 8% of the value of risk weighted assets. At September 30, 1994 the Bank had a risk-based capital requirement of approximately $3,053,000. The Bank's total at this date was $5,878,000 (15.40% of risk weighted assets) which was $2,825,000 more than the requirement.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and notes thereto presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS.

     In May 1993, the FASB issued Statement No. 114, Accounting by Creditors for Impairment of a Loan. This Statement addresses the accounting by creditors for impairment of certain loans. It requires that impaired loans that are within the scope of this Statement be measured based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Bank will be required to adopt this Statement for fiscal years beginning after December 15, 1994. The financial impact of implementing this Statement is not anticipated to have a material effect on the consolidated financial statements of the Company.

     In December 1991, the FASB issued a statement which will require the Bank, for years ending after December 15, 1995, to disclose, in a footnote, the fair value of certain financial instruments. The adoption of this Statement will have no effect on the consolidated financial statements of the Company.

     The Financial Accounting Standards Board has issued Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which significantly changes the classification and accounting for all investment securities that have a readily determinable fair value. Statement No. 115 requires that those investment securities be classified in three categories and accounted for as follows: 1) Investment securities that the Bank has the positive intent and ability to hold to maturity are classified as Held-to-Maturity and are reported at amortized cost; 2) Investment securities that are purchased and held for sale in the near term are classified as Trading and reported at fair value, with unrealized gains and losses included in earnings; and 3) Investment securities not classified as either Held-to-Maturity or Trading are classified as Available-for-Sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholder's equity, net of applicable deferred taxes.

     The Bank was required to adopt FASB 115 effective January 1, 1994. The effect of the adoption was to classify $3,947,000 of investment securities as held-to-maturity and $30,474,000 of investment securities as available for sale. The investment securities classified as available for sale have a fair value of $30,718,000 as of December 31, 1993 which results in an addition to equity of $161,000, net of related deferred tax liabilities of $83,000. As of September 30, 1994 the Bank had an unrealized loss of $927,800 due to the mark-to-market of the investment securities Available for Sale.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There have been no changes in or disagreements with First Moline's accountants on accounting or financial disclosure.

                                    OPINIONS

     Certain legal matters in connection with the Merger will be passed upon for First Moline by Vedder Price, 222 North LaSalle Street, Chicago, Illinois 60601-1003, and Churchill & Churchill, 1610 5th Avenue, Moline, Illinois 61265, and for Firstar by Howard H. Hopwood III, Senior Vice President and General Counsel of Firstar. Daniel Churchill, a partner in Churchill & Churchill, at September 30, 1994 owned approximately 27,708 shares of FMFC Common Stock and held 2,743 options to acquire FMFC Common Stock pursuant to the First Moline Stock Option Plan. Mr. Hopwood is a full-time employee of Firstar and at September 30, 1994, directly or beneficially owned approximately 20,048 shares of Firstar Common Stock. He also holds 34,800 options to acquire Firstar Common Stock under Firstar's 1988 Incentive Stock Plan.

                                    EXPERTS

     The consolidated financial statements of Firstar and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein and elsewhere in the registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of First Moline and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993 included herein and elsewhere in the registration statement have been included herein and in the registration statement in reliance upon the report of McGladrey & Pullen LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     If the Merger has not been consummated, pursuant to Rule 14a-8 under the Exchange Act, First Moline stockholders may present proper proposals for inclusion in First Moline's proxy statement for consideration at First Moline's next annual meeting of its stockholders by submitting their proposals to First Moline in a timely manner. As noted in First Moline's proxy statement relating to the 1994 annual meeting of First Moline stockholders, in order to be so included for the 1995 annual meeting stockholder proposals must have been received by First Moline no later than December 31, 1994.

     Pursuant to Rule 14a-8 under the Exchange Act, Firstar shareholders may present proper proposals for inclusion in Firstar's proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to Firstar in a timely manner. As noted in Firstar's proxy statement relating to the 1994 annual meeting of Firstar shareholders, in order to be so included for the 1995 annual meeting shareholder proposals must have been received by Firstar no later than November 29, 1994.

                              FIRSTAR CORPORATION
                       PRO FORMA COMBINING BALANCE SHEET
                               SEPTEMBER 30, 1994
                                  (UNAUDITED)

                                               FIRST                        PRO FORMA
                                              MOLINE                        COMBINED        OTHER
                                FIRSTAR      FINANCIAL                      FIRSTAR &      PENDING
                              CORPORATION      CORP.        PRO FORMA         FIRST      ACQUISITIONS    PRO FORMA
                              HISTORICAL    HISTORICAL    ADJUSTMENTS(1)     MOLINE      PRO FORMA(2)    COMBINED
                              -----------   -----------   --------------   -----------   ------------   -----------
                                                             (THOUSANDS OF DOLLARS)
ASSETS
Cash and due from banks.....  $   945,890     $   284        $ (2,457)     $   943,717    $  129,439    $ 1,073,156
Short-term investments......      362,833         404               0          363,237        13,315        376,552
Securities available for
  sale......................        5,502      28,521               0           34,023       250,523        284,546
Securities held to
  maturity..................    3,006,724       5,294               0        3,012,018       447,750      3,459,768
Total loans.................    9,520,174      46,054               0        9,566,228     2,284,536     11,850,764
  Less reserve for loan
    losses..................     (171,734)       (208)              0         (171,942)      (22,449)      (194,391)
                              -----------   -----------   --------------   -----------   ------------   -----------
Loans--net..................    9,348,440      45,846               0        9,394,286     2,262,087     11,656,373
Bank premises and
  equipment.................      273,988         992               0          274,980        54,131        329,111
Other assets................      293,842       1,703               0          295,545        56,581        352,126
Deposit base intangible.....       18,092           0               0           18,092             0         18,092
Goodwill....................       70,812           0           3,940           74,752        39,106        113,858
Mortgage servicing rights...        3,081           0               0            3,081         3,993          7,074
                              -----------   -----------   --------------   -----------   ------------   -----------
    Total assets............  $14,329,204     $83,044        $  1,483      $14,413,731    $3,256,925    $17,670,656
                              ============  ===========   ==============   ============  =============  ============
LIABILITIES AND EQUITY
Deposits....................  $10,647,946     $72,181        $      0      $10,720,127    $2,515,452    $13,235,579
Short-term borrowed funds...    2,071,589       2,450               0        2,074,039       336,260      2,410,299
Long-term debt--secondary
  capital...................      125,118           0               0          125,118        24,891        150,009
              --other.......          150       1,687               0            1,837       122,646        124,483
Other liabilities...........      240,853         886              63          241,802        25,968        267,770
Minority interest...........        2,537           0               0            2,537           247          2,784
                              -----------   -----------   --------------   -----------   ------------   -----------
    Total liabilities.......   13,088,193      77,204              63       13,165,460     3,025,464     16,190,924
Preferred stock.............                                                         0        19,713         19,713
Common stock................       81,233           3              (3)          81,233        15,524         96,757
Capital surplus.............      150,729       2,134          (2,134)         150,729        61,780        212,509
Retained earnings...........    1,024,825       4,631          (3,703)       1,025,753       132,971      1,158,724
Net unrealized losses on
  securities available for
  sale......................                     (928)              0             (928)       (2,043)        (2,971)
Treasury stock..............      (15,221)          0           7,260           (7,961)        4,551         (3,410)
Restricted stock............         (555)          0               0             (555)       (1,035)        (1,590)
                              -----------   -----------   --------------   -----------   ------------   -----------
    Total stockholders'
      equity................    1,241,011       5,840          (1,420)       1,248,271       231,461      1,479,732
                              -----------   -----------   --------------   -----------   ------------   -----------
    Total liabilities and
      stockholders'
      equity................  $14,329,204     $83,044        $  1,483      $14,413,731    $3,256,905    $17,670,656
                              ============  ===========   ==============   ============  =============  ============

                              FIRSTAR CORPORATION
                    PRO FORMA COMBINING STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1994
                                  (UNAUDITED)

                                                      FIRST                       PRO FORMA
                                                      MOLINE                       COMBINED       OTHER
                                        FIRSTAR     FINANCIAL                     FIRSTAR &      PENDING
                                      CORPORATION     CORP.        PRO FORMA        FIRST      ACQUISITIONS   PRO FORMA
                                      HISTORICAL    HISTORICAL   ADJUSTMENTS(1)     MOLINE     PRO FORMA(2)    COMBINED
                                      -----------   ----------   --------------   ----------   ------------   ----------
                                                        (THOUSANDS OF DOLLARS, EXCEPT PER SHARE)
Interest revenue
  Loans.............................  $  549,760      $2,535         $    0       $  552,295    $  124,717    $  677,012
  Investment securities.............     121,091       1,503              0          122,594        24,352       146,946
  Other.............................       6,969          44           (301)           6,712         1,737         8,449
                                      -----------   ----------       ------       ----------   ------------   ----------
      Total interest revenue........     677,820       4,082           (301)         681,601       150,806       832,407
Interest expense
  Deposits..........................     186,242       2,101              0          188,343        50,464       238,807
  Short-term borrowed funds.........      41,832         121              0           41,953         9,815        51,768
  Long-term debt....................       9,640          38              0            9,678         4,891        14,569
                                      -----------   ----------       ------       ----------   ------------   ----------
      Total interest expense........     237,714       2,260              0          239,974        65,170       305,144
                                      -----------   ----------       ------       ----------   ------------   ----------
Net interest revenue................     440,106       1,822           (301)         441,627        85,636       527,263
Provision for loan losses...........       8,274          21              0            8,295         2,067        10,362
                                      -----------   ----------       ------       ----------   ------------   ----------
      Net interest revenue after
         loan loss provision........     431,832       1,801           (301)         433,332        83,569       516,901
Other operating revenue
  Trust and investment management
    fees............................      88,928                          0           88,928         2,115        91,043
  Service charges on deposit
    accounts........................      54,716         123              0           54,839         7,853        62,692
  Credit card service revenue.......      39,622           0              0           39,622             0        39,622
  Mortgage banking..................      12,090          44              0           12,134         7,539        19,673
  Gains on the sales of
    securities......................          77         122              0              199         1,788         1,987
  Other revenue.....................      54,179          56              0           54,235        12,989        67,224
                                      -----------   ----------       ------       ----------   ------------   ----------
      Total other operating
         revenue....................     249,612         345              0          249,957        32,284       282,241
Other operating expense
  Salaries and employee benefits....     243,726         673              0          244,399        40,912       285,311
  Net occupancy and equipment
    expenses........................      71,795         173              0           71,968        13,180        85,148
  Other operating expense...........     139,144         830            197          140,171        28,432       168,603
                                      -----------   ----------       ------       ----------   ------------   ----------
      Total other operating
         expense....................     454,665       1,676            197          456,538        82,524       539,062
                                      -----------   ----------       ------       ----------   ------------   ----------
Income before income taxes..........     226,779         470           (498)         226,751        33,329       260,080
Applicable income taxes.............      75,183         153            (99)          75,237        12,521        87,758
                                      -----------   ----------       ------       ----------   ------------   ----------
Net income..........................  $  151,596      $  317         $ (399)      $  151,514    $   20,808    $  172,322
                                      ===========   =========    ==============   ==========   =============  ==========
Net income applicable to common.....  $  151,596      $  317         $ (399)      $  151,514    $   19,133    $  170,647
Net income per common share.........       $2.36                                       $2.36                       $2.22
Average number of common shares
  outstanding(3)....................  64,299,467                                  64,299,467    12,442,506    76,741,973

                              FIRSTAR CORPORATION
                    PRO FORMA COMBINING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)

                                                      FIRST                       PRO FORMA
                                                      MOLINE                       COMBINED       OTHER
                                        FIRSTAR     FINANCIAL                     FIRSTAR &      PENDING
                                      CORPORATION     CORP.        PRO FORMA        FIRST      ACQUISITIONS   PRO FORMA
                                      HISTORICAL    HISTORICAL   ADJUSTMENTS(1)     MOLINE     PRO FORMA(2)    COMBINED
                                      -----------   ----------   --------------   ----------   ------------   ----------
                                      (THOUSANDS OF DOLLARS, EXCEPT PER SHARE)
Interest revenue
  Loans.............................  $  685,530      $3,689         $    0       $  689,219    $  157,243    $  846,462
  Securities........................     174,652       1,873              0          176,525        27,280       203,805
  Other.............................       6,772         164           (304)           6,632         2,141         8,773
                                      -----------   ----------       ------       ----------   ------------   ----------
      Total interest revenue........     866,954       5,726           (304)         872,376       186,664     1,059,040
Interest expense
  Deposits..........................     261,634       2,932              0          264,566        65,306       329,872
  Short-term borrowed funds.........      23,811           0              0           23,811         1,751        25,562
  Long-term debt....................      13,453         325              0           13,778        14,211        27,989
                                      -----------   ----------       ------       ----------   ------------   ----------
      Total interest expense........     298,898       3,257              0          302,155        81,268       383,423
                                      -----------   ----------       ------       ----------   ------------   ----------
Net interest revenue................     568,056       2,469           (304)         570,221       105,396       675,617
Provision for loan losses...........      24,567          58              0           24,625         9,324        33,949
                                      -----------   ----------       ------       ----------   ------------   ----------
      Net interest revenue after
         loan loss provision........     543,489       2,411           (304)         545,596        96,072       641,668
Other operating revenue
  Trust and investment management
    fees............................     110,185           0              0          110,185         2,585       112,770
  Service charges on deposit
    accounts........................      74,071         151              0           74,222        10,939        85,161
  Credit card service revenue.......      53,316           0              0           53,316             0        53,316
  Mortgage banking revenue..........      26,774         149              0           26,923        15,655        42,578
  Gains on the sales of
    securities......................         182           0              0              182           287           469
  Other revenue.....................      77,737         110              0           77,847        14,360        92,207
                                      -----------   ----------       ------       ----------   ------------   ----------
      Total other operating
         revenue....................     342,265         410              0          342,675        43,826       386,501
Other operating expense
  Salaries and employee benefits....     316,848         915              0          317,763        50,789       368,552
  Net occupancy and equipment
    expense.........................      96,870         216              0           97,086        16,625       113,711
  Other operating expenses..........     174,026         939            263          175,228        37,771       212,999
                                      -----------   ----------       ------       ----------   ------------   ----------
      Total other operating
         expense....................     587,744       2,070            263          590,077       105,185       695,262
                                      -----------   ----------       ------       ----------   ------------   ----------
Income before income taxes..........     298,010         751           (567)         298,194        34,713       332,907
Applicable income taxes.............      93,716         254            (94)          93,876        11,453       105,329
                                      -----------   ----------       ------       ----------   ------------   ----------
Net income..........................  $  204,294      $  497         $ (473)      $  204,318    $   23,260    $  227,578
                                      ===========   =========    ==============   ==========   =============  ==========
Net income applicable to common
  stock.............................  $  201,028      $  497         $ (473)      $  201,052    $   20,520    $  221,572
Net income per common share.........       $3.15                                       $3.15                       $2.92
Average number of common shares
  outstanding(3)....................  63,746,924                                  63,746,924    12,198,355    75,945,279

                              FIRSTAR CORPORATION
               NOTES TO PRO FORMA COMBINING FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) The acquisition of First Moline will be accounted for as a purchase. Based upon the market price of Firstar Common Stock at September 30, 1994 Firstar would have issued 313,712 shares of Firstar Common Stock in exchange for all the outstanding shares of First Moline for a total purchase price of $9,780,000. Firstar will repurchase Firstar Common Stock on the open market equal to the shares issued to acquire First Moline. As of September 30, 1994, Firstar had repurchased 234,200 shares which are shown as being reissued in the pro forma financial statements. The excess of the purchase price over the net assets acquired of $3,940,000 is allocated to goodwill for these statements. Net income has been reduced for the amortization of the excess purchase price over a 15 year period and adjustments have been made to interest income on short-term investments assumed to have been used to fund the repurchase of shares issued in the transaction. Anticipated 1995 nonrecurring expenses associated with the transaction totaling $3 million, or $1.8 million after tax are not included in the pro forma financial statements.

(2) The acquisition of First Colonial Bankshares Corporation will be accounted for as a pooling of interests. Firstar will issue 7,720,696 shares of Firstar Common Stock in exchange for all the outstanding shares of First Colonial Bankshares Corporation Common Stock based on the .7725 exchange ratio. Firstar will also issue up to 39,700 shares of Firstar Preferred Stock for all the outstanding First Colonial Bankshares Corporation Series C Preference Stock.

    The acquisition of First Southeast Banking Corp. was completed on October 18, 1994 and was accounted for as a pooling of interests. Firstar issued 1,801,577 shares of Firstar Common Stock, which included 139,508 shares of reissued treasury stock, for all the outstanding shares of First Southeast Banking Corp. based on the 16.91844 exchange ratio.

    The acquisition of Investors Bank Corp. will be accounted for as a pooling of interests. Firstar will issue 3,040,482 shares of Firstar Common Stock in exchange for all the outstanding shares of Investors Bank Corp. based on the .8676 exchange ratio. Investors Bank Corp. will redeem its preferred stock at completion of the merger for a payment of $8,350,000 and is reflected in the pro forma balance sheet.

    Anticipated 1995 nonrecurring expenses associated with these transactions totaling $33 million, or $20.2 million after tax, are not included in the pro forma financial statements.

(3) Pro forma combined and average shares outstanding data reflects the exchange ratio of .7725 shares of Firstar Common Stock for each share of First Colonial Common Stock; the exchange ratio of 16.91844 shares of Firstar Common Stock for each share of First Southeast Common Stock; and the exchange ratio of .8676 shares of Firstar Common Stock for each share of Investors Common Stock.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
                          FIRST MOLINE FINANCIAL CORP.

                                                                                    PAGE
                                                                                 -----------
AUDITED FINANCIAL STATEMENTS
Independent Auditor's Report....................................................         G-2
Consolidated Statements of Financial Condition as of December 31, 1993, 1992 and
  1991..........................................................................         G-3
Consolidated Statements of Income for the Three Years ended December 31, 1993,
  1992 and 1991.................................................................         G-4
Consolidated Statements of Stockholders' Equity for the Three Years ended
  December 31, 1993, 1992 and 1991..............................................         G-5
Consolidated Statements of Cash Flows for the Three Years ended December 31,
  1993, 1992, and 1991..........................................................   G-6 - G-7
Notes to Consolidated Financial Statements for years ended December 31, 1993,
  1992 and 1991.................................................................  G-8 - G-24
UNAUDITED FINANCIAL STATEMENTS
Consolidated Statements of Financial Condition as of September 30, 1994 and
  December 31, 1993.............................................................        G-25
Consolidated Statements of Income for the Three Months and Nine Months ended
  September 30, 1994 and 1993...................................................        G-26
Consolidated Statement of Stockholders' Equity for the Nine Months ended
  September 30, 1994............................................................        G-27
Consolidated Statements of Cash Flows for the Nine Months ended September 30,
  1994 and 1993................................................................. G-28 - G-29
Notes to Unaudited Consolidated Financial Statements............................        G-30

                           [MCGLADREY & PULLEN LOGO]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
First Moline Financial Corp.
Moline, Illinois

     We have audited the accompanying consolidated statements of financial condition of First Moline Financial Corp. and subsidiaries as of December 31, 1993, 1992 and 1991, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Moline Financial Corp. and subsidiaries as of December 31, 1993, 1992 and 1991, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

[signature]

Moline, Illinois
February 11, 1994

                          FIRST MOLINE FINANCIAL CORP.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        DECEMBER 31, 1993, 1992 AND 1991

                                                            1993           1992           1991
                                                         -----------    -----------    -----------
ASSETS
Cash and cash equivalents:
  Noninterest-bearing.................................   $   318,000    $   147,000    $   440,000
  Interest-bearing....................................       924,000        493,000      2,202,000
                                                         -----------    -----------    -----------
                                                         $ 1,242,000    $   640,000    $ 2,642,000
Investment securities (approximate market value 1993
  $4,084,000; 1992 $10,657,000; 1991 $5,539,000)......     4,012,000     10,534,000      5,456,000
Mortgage-backed and related securities (approximate
  market value 1993 $24,591,000; 1992 $15,397,000;
  1991 $14,409,000)...................................    24,428,000     15,043,000     13,833,000
Securities held for sale (approximate market value
  1993 $6,157,000; 1992 $7,235,000; 1991
  $8,872,000).........................................     5,981,000      7,144,000      8,709,000
Loans held for sale...................................     1,091,000      1,501,000             --
Loans receivable, net.................................    40,277,000     42,680,000     45,565,000
Accrued interest receivable...........................       434,000        531,000        612,000
Foreclosed real estate................................       470,000        441,000        572,000
Premises and equipment, net...........................     1,030,000      1,031,000      1,068,000
Federal Home Loan Bank stock..........................       556,000        549,000        527,000
Prepaid expenses and other assets.....................       184,000        224,000        227,000
Deferred income taxes.................................       103,000        111,000         97,000
                                                         -----------    -----------    -----------
                                                         $79,808,000    $80,429,000    $79,308,000
                                                          ==========     ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits............................................   $71,238,000    $68,039,000    $69,910,000
  Borrowed funds......................................            --      3,030,000             --
  Collateralized mortgage obligation notes payable....     1,303,000      2,364,000      4,115,000
  Due to Broker for investment security purchases.....            --             --      1,007,000
  Advance payments by borrowers for taxes and
     insurance........................................       202,000        233,000        254,000
  Accrued interest payable............................        83,000        118,000        204,000
  Accrued expenses and other liabilities..............       433,000        431,000        309,000
  Income taxes payable................................        71,000        249,000         21,000
                                                         -----------    -----------    -----------
          Total liabilities...........................   $73,330,000    $74,464,000    $75,820,000
                                                         -----------    -----------    -----------
COMMITMENTS
STOCKHOLDERS' EQUITY
  Preferred stock, par value $.01; authorized 500,000
     shares; no shares issued or outstanding..........   $        --    $        --    $        --
  Common stock, par value $.01; authorized 2,000,000
     shares; issued and outstanding 1993 and 1992
     282,550 shares; 1991 none........................         3,000          3,000             --
  Additional paid-in capital..........................     2,134,000      2,134,000             --
  Retained earnings, substantially restricted.........     4,407,000      3,910,000      3,488,000
  Unearned stock grant compensation...................       (66,000)       (82,000)            --
                                                         -----------    -----------    -----------
          Total stockholders' equity..................   $ 6,478,000    $ 5,965,000    $ 3,488,000
                                                          ==========     ==========     ==========
                                                         $79,808,000    $80,429,000    $79,308,000
                                                          ==========     ==========     ==========

                See Notes to Consolidated Financial Statements.

                          FIRST MOLINE FINANCIAL CORP.

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                           1993            1992            1991
                                                        ----------      ----------      ----------
Interest income:
  Interest on loans..................................   $3,689,000      $4,232,000      $4,608,000
  Interest on mortgage-backed and related
     securities......................................    1,343,000       1,238,000       1,738,000
  Interest on investment securities and securities
     held for sale...................................      530,000         738,000         502,000
  Other interest and dividend income.................      164,000         130,000         327,000
                                                        ----------      ----------      ----------
          Total interest income......................   $5,726,000      $6,338,000      $7,175,000
                                                        ----------      ----------      ----------
Interest expense:
  Interest on deposits...............................   $2,932,000      $3,614,000      $4,878,000
  Interest on borrowed funds and collateralized
     mortgage obligation notes payable...............      325,000         459,000         570,000
                                                        ----------      ----------      ----------
          Total interest expense.....................   $3,257,000      $4,073,000      $5,448,000
                                                        ----------      ----------      ----------
          Net interest income........................   $2,469,000      $2,265,000      $1,727,000
Provision for loan losses............................       58,000         134,000         367,000
                                                        ----------      ----------      ----------
          Net interest income after provision for
            loan losses..............................   $2,411,000      $2,131,000      $1,360,000
                                                        ----------      ----------      ----------
Other income:
  Service charges and commissions....................   $  151,000      $  172,000      $  204,000
  Gain on sale of loans held for sale................       97,000              --              --
  Gain on sale of investment securities,
     mortgage-backed and related securities, and
     securities held for sale, net...................       52,000          19,000          92,000
  Gain on sale of trading securities.................           --              --           7,000
  Foreclosed real estate income, net.................       95,000         108,000          69,000
  Other..............................................       15,000          72,000          32,000
                                                        ----------      ----------      ----------
                                                        $  410,000      $  371,000      $  404,000
                                                        ----------      ----------      ----------
Other expenses:
  Compensation and employee benefits.................   $  915,000      $  818,000      $  745,000
  Occupancy..........................................      216,000         195,000         210,000
  Data processing....................................      122,000         120,000         104,000
  Federal insurance premiums.........................      164,000         178,000         186,000
  Professional fees..................................      218,000         156,000         133,000
  Advertising........................................       70,000          36,000          32,000
  Real estate loan expense...........................       99,000          42,000          36,000
  Other..............................................      266,000         255,000         220,000
                                                        ----------      ----------      ----------
                                                        $2,070,000      $1,800,000      $1,666,000
                                                        ----------      ----------      ----------
          Income before income taxes (credits).......   $  751,000      $  702,000      $   98,000
Income tax expense (credits).........................      254,000         280,000          (9,000)
                                                        ----------      ----------      ----------
          Net income.................................   $  497,000      $  422,000      $  107,000
                                                         =========       =========       =========
Average number of common shares outstanding..........      282,550         282,550             N/A
                                                        ----------      ----------      ----------
Net income per share.................................   $     1.76      $     1.49             N/A
                                                        ----------      ----------      ----------

                See Notes to Consolidated Financial Statements.

                          FIRST MOLINE FINANCIAL CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                        RETAINED         UNEARNED
                                                        ADDITIONAL      EARNINGS          STOCK
                                                         PAID-IN      SUBSTANTIALLY       GRANT
                                              COMMON     CAPITAL       RESTRICTED      COMPENSATION      TOTAL
                                              ------    ----------    -------------    ------------    ----------
Balances, December 31, 1990................   $  --     $       --     $ 3,381,000       $     --      $3,381,000
  Net Income...............................      --             --         107,000             --         107,000
                                              ------    ----------     -----------       --------      ----------
Balances, December 31, 1991................   $  --     $       --     $ 3,488,000       $     --      $3,488,000
  Net Income...............................      --             --         422,000             --         422,000
  Proceeds from the issuance of 282,550
    shares of common stock.................   3,000      2,134,000              --             --       2,137,000
  Unearned stock grant compensation              --             --              --        (82,000)        (82,000)
                                              ------    ----------     -----------       --------      ----------
Balances, December 31, 1992................   $3,000    $2,134,000     $ 3,910,000       $(82,000)     $5,965,000
  Net income...............................      --             --         497,000             --         497,000
  Earned stock grant compensation..........      --             --              --         16,000          16,000
                                              ------    ----------     -----------       --------      ----------
Balances, December 31, 1993................   $3,000    $2,134,000     $ 4,407,000       $(66,000)     $6,478,000
                                              ======    ==========     ===========       ========      ==========

                See Notes to Consolidated Financial Statements.

                          FIRST MOLINE FINANCIAL CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                           1993            1992           1991
                                                       ------------    ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income........................................   $    497,000    $    422,000    $   107,000
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation...................................         77,000          71,000         67,000
     Provision for loan losses......................         58,000         134,000        367,000
     (Gain) on sale of investment securities,
       mortgage-backed and related securities, and
       securities held for sale, net................        (52,000)        (19,000)       (92,000)
     (Gain) on sale of loans held for sale..........        (97,000)             --             --
     Loss on sale of premises and equipment.........             --              --         35,000
     (Gain) on sale of foreclosed real estate.......        (49,000)        (65,000)            --
     Amortization of premiums and accretion of
       discounts on investment and mortgage-backed
       and related securities and securities held
       for sale, net................................         70,000          77,000         70,000
     Proceeds from sale of loans held for sale......      8,202,000       3,112,000             --
     Loans originated for sale......................     (7,695,000)             --             --
     Stock dividends on Federal Home Loan Bank
       stock........................................         (7,000)        (22,000)            --
     Deferred income taxes..........................          8,000         (14,000)       (47,000)
     Stock grant compensation.......................         16,000              --             --
     Decrease in:
       Trading securities...........................             --              --      5,000,000
       Accrued interest receivable..................         97,000          81,000        108,000
       Prepaid expenses and other assets............         40,000           3,000         78,000
     Increase (decrease) in:
       Accrued interest payable.....................        (35,000)        (86,000)       (32,000)
       Accrued expenses and other liabilities.......          2,000         122,000        208,000
       Income taxes payable.........................       (178,000)        228,000         21,000
                                                       ------------    ------------    -----------
            Net cash provided by operating
               activities...........................   $    954,000    $  4,044,000    $ 5,890,000
                                                       ------------    ------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of investment securities.......   $         --    $         --    $   405,000
  Proceeds from maturity and call of investment
     securities.....................................      3,500,000       4,912,000      3,000,000
  Purchase of investment securities.................     (2,497,000)    (10,057,000)    (6,001,000)
  Proceeds from sale of mortgage-backed and
     related securities.............................             --       1,147,000             --
  Principal repayments received on mortgage-backed
     and related securities.........................      7,837,000       5,209,000      5,641,000
  Purchase of mortgage-backed and related
     securities.....................................    (17,939,000)     (8,024,000)    (3,568,000)
  Purchase of securities held for sale..............       (119,000)     (9,712,000)            --
  Proceeds from sale of securities held for sale....      7,500,000      10,737,000             --
  (Loan originations) principal payments received on
     loans, net.....................................      2,333,000      (1,738,000)       956,000
  Purchase of premises and equipment................        (76,000)        (34,000)       (22,000)
  Proceeds from sale of foreclosed real estate......         32,000          72,000        157,000
  Purchase Federal Home Loan Bank stock.............             --              --        (85,000)
                                                       ------------    ------------    -----------
            Net cash provided by (used in)
               investing activities.................   $    571,000    $ (7,488,000)   $   483,000
                                                       ------------    ------------    -----------

                          FIRST MOLINE FINANCIAL CORP.

                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                           1993            1992           1991
                                                       ------------    ------------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits...............   $  3,199,000    $ (1,871,000)   $(4,319,000)
  Net increase (decrease) in borrowings with
     original maturities less than three months:
     Reverse repurchase agreements..................     (1,030,000)      1,030,000             --
     Advances from the Federal Home Loan Bank.......     (2,000,000)      2,000,000             --
  Payments on collateralized mortgage obligation
     notes payable..................................     (1,061,000)     (1,751,000)      (721,000)
  Increase (decrease) on advance payments by
     borrowers for taxes and insurance..............        (31,000)        (21,000)        19,000
  Proceeds from issuance of common stock, net of
     unearned stock grant compensation..............             --       2,055,000             --
                                                       ------------    ------------    -----------
            Net cash provided by (used in) financing
               activities...........................   $   (923,000)   $  1,442,000    $(5,021,000)
                                                       ------------    ------------    -----------
            Increase (decrease) in cash and cash
               equivalents..........................   $    602,000    $ (2,002,000)   $ 1,352,000
Cash and cash equivalents, beginning................        640,000       2,642,000      1,290,000
                                                       ------------    ------------    -----------
Cash and cash equivalents, ending...................   $  1,242,000    $    640,000    $ 2,642,000
                                                        ===========     ===========     ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION,
  cash payments (refunds) for:
     Interest.......................................   $  3,292,000    $  4,159,000    $ 5,480,000
                                                       ------------    ------------    -----------
     Income taxes...................................   $    424,000    $     66,000    $   (77,000)
                                                       ------------    ------------    -----------
SUPPLEMENTAL DISCLOSURE OF NONCASH OPERATING AND
  INVESTING ACTIVITIES
  Loans originated in connection with sales of
     foreclosed real estate.........................   $     82,000    $    124,000    $    43,000
                                                       ------------    ------------    -----------
  Real estate acquired in settlement of loans.......   $     94,000    $         --    $        --
                                                       ------------    ------------    -----------
  Transfers of loans to loans held for sale.........   $         --    $  4,613,000    $        --
                                                       ------------    ------------    -----------
  Securities in transit.............................   $         --    $         --    $ 1,007,000
                                                       ------------    ------------    -----------
  Transfers of investment securities to securities
     held for sale..................................   $  5,495,000    $         --    $        --
                                                       ------------    ------------    -----------
  Transfers of mortgage-backed securities to
     securities held for sale.......................   $  1,249,000    $         --    $        --
                                                       ------------    ------------    -----------

                See Notes to Consolidated Financial Statements.

                          FIRST MOLINE FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS:

     First Moline Financial Corp. is a Savings Bank Holding Company whose subsidiaries provide retail financial services.

     SIGNIFICANT ACCOUNTING POLICIES:

     Principles of consolidation:

     The consolidated financial statements include the accounts of First Moline Financial Corp. (Company) and its wholly-owned subsidiary, First Federal Savings Bank of Moline (Bank) and its wholly-owned subsidiaries, First Moline Real Estate Corp. (formerly First Moline Financial Corporation) and FFM-CMO, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. During the year ended December 31, 1992 the Bank converted from a federally chartered mutual institution to a federally chartered stock savings bank. The Bank issued all of its outstanding shares of stock to the holding company formed in the conversion. The conversion was accounted for as a pooling of interests.

     Cash and cash equivalents:

     For purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Transactions related to deposits and loans are reported on a net basis.

     Investment securities, mortgage-backed and related securities and securities held for sale:

     Investment securities and mortgage-backed and related securities held for investment are carried at cost adjusted for amortization of premiums and accretion of discounts using the interest method. Equity securities are carried at the lower of aggregate cost or estimated market value in aggregate. Securities held for sale are carried at the lower of aggregate cost or market. Realized gains and losses on the sale of investment securities, securities held for sale and mortgage-backed and related securities are computed by the specific identification method and are reported as gains on sale of investment securities, securities held for sale and mortgage-backed and related securities. Management has the ability and intends to hold investment securities for the foreseeable future. In determining whether securities can be held until maturity, management considers whether there are conditions, such as liquidity or regulatory requirements, which would impair its ability to hold such securities until maturity. At present, management is not aware of any such conditions and, therefore, no provision for any excess of cost over market values on investment securities or mortgage-backed and related securities has been provided.

     The Financial Accounting Standards Board has issued Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which significantly changes the classification and accounting for all investment securities that have a readily determinable fair value. Statement No. 115 requires that those investment securities be classified in three categories and accounted for as follows: 1) Investment securities that the Bank has the positive intent and ability to hold to maturity are classified as Held-to-Maturity and are reported at amortized cost; 2) Investment securities that are purchased and held for sale in the near term are classified as Trading and reported at fair value, with unrealized gains and losses included in earnings; and 3) Investment securities not classified as either Held-to-Maturity or Trading are classified as Available-for-Sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholder's equity, net of applicable deferred taxes.

     The Bank is required to adopt Statement 115 effective January 1, 1994. The effect of the adoption will be to classify $3,947,000 of investment securities as Held-to-Maturity and $30,474,000 of investment securities as Available for Sale. The investment securities classified as Available for Sale have a fair value of $30,718,000

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

as of December 31, 1993 which results in an addition to equity of $161,000, net of related deferred tax liabilities of $83,000.

     Loans held for sale:

     As part of its management of assets and liabilities, the Bank periodically sells whole and/or participating interests in real estate loans. Loans which are expected to be sold prior to maturity have been classified as held for sale in the statement of financial condition and are carried at the lower of aggregate cost or market value by category. Gains or losses on such sales are recognized at the time of settlement. Loans sold are adjusted for any yield differential, servicing fees, and servicing cost applicable to future years.

     Loans receivable:

     Loans receivable are stated at unpaid principal balances, less loans in process, net deferred loan origination fees and discounts and allowances for loan losses.

     Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount is amortized over the lives of the related loans using the interest method.

     The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience and other factors in determining the adequacy of the balance.

     Uncollectible interest on loans that are 90 days past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is no longer in doubt, in which case the loan is returned to accrual status.

     Foreclosed real estate:

     Foreclosed real estate is initially recorded at the lower of cost (loan value of foreclosed real estate plus incidental expenses) or estimated fair value. Based on periodic evaluations by management, the carrying values are reduced when they exceed the fair value. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property are expensed.

     Premises and equipment:

     Premises and equipment is stated at cost less accumulated depreciation computed by the straight-line method over the estimated useful life of the assets.

     Federal Home Loan Bank stock:

     Federal Home Loan Bank stock is carried at cost, which is equal to its redemption value.

     Deferred income taxes:

     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Reference should also be made to Note 8 regarding a change in the method of accounting for income taxes.

     Deferred compensation contracts:

     The Bank is accruing the cost of deferred compensation contracts with its President over the estimated period of active employment.

     Reclassifications:

     Certain items in the 1992 and 1991 financial statements have been reclassified, with no effect on net income or stockholders' equity, to be consistent with the classifications adopted for 1993.

NOTE 2. INVESTMENT SECURITIES, MORTGAGE-BACKED AND RELATED SECURITIES AND SECURITIES HELD FOR SALE

     The amortized cost and approximate market value of investment securities as of December 31, 1993, 1992 and 1991 are as follows:

                                                                     1993
                                            ------------------------------------------------------
                                                             GROSS         GROSS       APPROXIMATE
                                             AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                               COST          GAINS        (LOSSES)        VALUE
                                            -----------    ----------    ----------    -----------
        U.S. Treasury and agency
          obligations....................   $ 3,497,000     $   5,000     $  (3,000)   $ 3,499,000
        Corporate debt securities........       515,000        70,000            --        585,000
                                            -----------    ----------    ----------    -----------
                                            $ 4,012,000     $  75,000     $  (3,000)   $ 4,084,000
                                             ==========      ========      ========     ==========

                                                                     1992
                                            ------------------------------------------------------
                                                             GROSS         GROSS       APPROXIMATE
                                             AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                               COST          GAINS        (LOSSES)        VALUE
                                            -----------    ----------    ----------    -----------
        U.S. Treasury and agency
          obligations....................   $10,020,000     $  91,000     $ (36,000)   $10,075,000
        Corporate debt securities........       514,000        68,000            --        582,000
                                            -----------    ----------    ----------    -----------
                                            $10,534,000     $ 159,000     $ (36,000)   $10,657,000
                                             ==========      ========      ========     ==========

                                                                     1991
                                            ------------------------------------------------------
                                                             GROSS         GROSS       APPROXIMATE
                                             AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                               COST          GAINS        (LOSSES)        VALUE
                                            -----------    ----------    ----------    -----------
        U.S. Treasury and agency
          obligations....................   $ 4,502,000     $  29,000     $      --    $ 4,531,000
        Corporate debt securities........       954,000        75,000       (21,000)     1,008,000
                                            -----------    ----------    ----------    -----------
                                            $ 5,456,000     $ 104,000     $ (21,000)   $ 5,539,000
                                             ==========      ========      ========     ==========

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The amortized cost and approximate market value of mortgage-backed and related securities held for investment as of December 31, 1993, 1992 and 1991 are summarized as follows:

                                                                 1993
                                       ---------------------------------------------------------
                                                         GROSS          GROSS        APPROXIMATE
                                        AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                          COST           GAINS         (LOSSES)         VALUE
                                       -----------     ----------     ----------     -----------
        FNMA........................   $ 6,091,000      $  26,000     $  (20,000)    $ 6,097,000
        FHLMC.......................    14,582,000        154,000        (69,000)     14,667,000
        GNMA........................     3,169,000         85,000        (14,000)      3,240,000
        Other.......................       586,000          1,000             --         587,000
                                       -----------     ----------     ----------     -----------
                                       $24,428,000      $ 266,000     $ (103,000)    $24,591,000
                                        ==========       ========      =========      ==========

                                                                 1992
                                       ---------------------------------------------------------
                                                         GROSS          GROSS        APPROXIMATE
                                        AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                          COST           GAINS         (LOSSES)         VALUE
                                       -----------     ----------     ----------     -----------
        FNMA........................   $ 1,522,000      $  12,000     $       --     $ 1,534,000
        FHLMC.......................     8,840,000        158,000        (41,000)      8,957,000
        GNMA........................     4,681,000        270,000        (45,000)      4,906,000
                                       -----------     ----------     ----------     -----------
                                       $15,043,000      $ 440,000     $  (86,000)    $15,397,000
                                        ==========       ========      =========      ==========

                                                                 1991
                                       ---------------------------------------------------------
                                                         GROSS          GROSS        APPROXIMATE
                                        AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                          COST           GAINS         (LOSSES)         VALUE
                                       -----------     ----------     ----------     -----------
        FNMA........................   $ 1,531,000      $  37,000     $       --     $ 1,568,000
        FHLMC.......................     7,432,000        204,000         (9,000)      7,627,000
        GNMA........................     4,870,000        344,000             --       5,214,000
                                       -----------     ----------     ----------     -----------
                                       $13,833,000      $ 585,000     $   (9,000)    $14,409,000
                                        ==========       ========      =========      ==========

     Mortgage-backed and related securities are composed of certificates representing interests in pools of fixed and variable interest rate single family mortgage loans originated for terms of 15 to 30 years. However, very few of these loans remain outstanding for their entire term. Generally, scheduled repayments gradually reduce the outstanding balance until the underlying property is sold and the loan paid off.

     The amortized cost and approximate market value of securities held for sale as of December 31, 1993, 1992 and 1991 are summarized as follows:

                                                                     1993
                                            ------------------------------------------------------
                                                             GROSS         GROSS       APPROXIMATE
                                             AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                               COST          GAINS        (LOSSES)        VALUE
                                            -----------    ----------    ----------    -----------
        U.S. government agency
          obligations....................   $ 1,000,000     $  39,000     $      --    $ 1,039,000
        Equity securities,
          mortgage-backed mutual fund....     2,332,000            --        (7,000)     2,325,000
        FHLMC............................     1,400,000        54,000            --      1,454,000
        GNMA.............................     1,249,000        90,000            --      1,339,000
                                            -----------    ----------    ----------    -----------
                                            $ 5,981,000     $ 183,000     $  (7,000)   $ 6,157,000
                                             ==========      ========      ========     ==========

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                                                                     1992
                                            ------------------------------------------------------
                                                             GROSS         GROSS       APPROXIMATE
                                             AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                               COST          GAINS        (LOSSES)        VALUE
                                            -----------    ----------    ----------    -----------
        U.S. government agency
          obligations....................   $ 1,000,000     $  47,000     $      --    $ 1,047,000
        Equity securities,
          mortgage-backed mutual fund....     4,213,000            --            --      4,213,000
        FHLMC............................     1,931,000        44,000            --      1,975,000
                                            -----------    ----------    ----------    -----------
                                            $ 7,144,000     $  91,000     $      --    $ 7,235,000
                                             ==========      ========      ========     ==========

                                                                     1991
                                            ------------------------------------------------------
                                                             GROSS         GROSS       APPROXIMATE
                                             AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                               COST          GAINS        (LOSSES)        VALUE
                                            -----------    ----------    ----------    -----------
        Equity securities,
          mortgage-backed mutual funds...   $ 4,021,000     $      --     $      --    $ 4,021,000
        FNMA.............................     4,688,000       163,000            --      4,851,000
                                            -----------    ----------    ----------    -----------
                                            $ 8,709,000     $ 163,000     $      --    $ 8,872,000
                                             ==========      ========      ========     ==========

     The amortized cost and approximate market value of securities held for investment as of December 31, 1993, by contractual maturity, is shown below. Expected maturities may differ from contractual maturities because the mortgage-backed and related securities may be called or prepaid without any penalties. Therefore, these securities are not included in the following maturity summary.

                                                                          DECEMBER 31, 1993
                                                                      --------------------------
                                                                                     APPROXIMATE
                                                                       AMORTIZED       MARKET
                                                                         COST           VALUE
                                                                      -----------    -----------
Due in one year or less............................................   $ 1,000,000    $ 1,004,000
Due after one year through five years..............................     1,997,000      1,998,000
Due after five years through ten years.............................       500,000        498,000
Due after ten years................................................       515,000        584,000
                                                                      -----------    -----------
                                                                      $ 4,012,000    $ 4,084,000
Mortgage-backed and related securities.............................    24,428,000     24,591,000
                                                                      -----------    -----------
                                                                      $28,440,000    $28,675,000
                                                                       ==========     ==========

     Proceeds, gross gains and gross losses from sales and calls of investment securities, mortgage-backed and related securities and securities held for sale are summarized as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                             -------------------------------------
                                                                1993           1992         1991
                                                             -----------    ----------    --------
Proceeds..................................................   $10,694,000    $7,796,000    $405,000
Gross gains...............................................        72,000        44,000      92,000
Gross losses..............................................       (20,000)      (25,000)         --

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 3. LOANS RECEIVABLE

     Loans receivable as of December 31, 1993, 1992 and 1991 consist of the following:

                                                            1993           1992           1991
                                                         -----------    -----------    -----------
First mortgage loans (principally conventional),
  principal balances:
  Secured by one-to-four family residences............   $27,563,000    $26,931,000    $28,811,000
  Secured by other properties.........................     6,677,000      8,511,000      9,808,000
  Construction loans..................................     3,277,000      2,238,000      1,109,000
                                                         -----------    -----------    -----------
                                                         $37,517,000    $37,680,000    $39,728,000
                                                         -----------    -----------    -----------
Consumer and other loans, principal balances:
  Consumer, primarily automobile......................   $ 3,171,000    $ 4,929,000    $ 5,002,000
  Home equity.........................................       202,000        113,000        172,000
  Credit card.........................................     1,075,000      1,277,000      1,222,000
  Other...............................................       742,000        667,000        340,000
                                                         -----------    -----------    -----------
                                                         $ 5,190,000    $ 6,986,000    $ 6,736,000
                                                         -----------    -----------    -----------
Less:
  Loans in process....................................   $(2,113,000)   $(1,654,000)   $  (380,000)
  Deferred fees and discounts.........................       (98,000)       (98,000)      (104,000)
                                                         -----------    -----------    -----------
                                                         $(2,211,000)   $(1,752,000)   $  (484,000)
                                                         -----------    -----------    -----------
Less allowance for loan losses........................   $  (219,000)   $  (234,000)   $  (415,000)
                                                         -----------    -----------    -----------
                                                         $40,277,000    $42,680,000    $45,565,000
                                                          ==========     ==========     ==========

     The Bank has both adjustable and fixed interest rate loans. As of December 31, 1993, adjustable interest rate loans aggregated $14,729,000 and fixed interest rate loans aggregated $27,978,000.

     Activity in the allowance for loan losses for the years ended December 31, 1993, 1992 and 1991 is summarized as follows:

                                                                 1993        1992         1991
                                                               --------    ---------    ---------
Balance, beginning of year..................................   $234,000    $ 415,000    $ 200,000
  Provision charged to income...............................     58,000      134,000      367,000
  Charge-offs...............................................    (97,000)    (350,000)    (223,000)
  Recoveries................................................     24,000       35,000       71,000
                                                               --------    ---------    ---------
Balance, end of year........................................   $219,000    $ 234,000    $ 415,000
                                                               ========    =========    =========

     Mortgage loans serviced for others are not included in the accompanying statements of consolidated financial condition. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

borrowers, such as late payment fees. The unpaid principal balances and borrowers' escrow balances as of December 31, 1993, 1992 and 1991 are summarized as follows:

                                                           1993            1992           1991
                                                        -----------     ----------     -----------
Mortgage loan portfolios serviced for:
  FHLMC..............................................   $10,676,000     $5,448,000     $ 8,288,000
  Others.............................................     1,486,000      2,093,000       2,462,000
                                                        -----------     ----------     -----------
                                                        $12,162,000     $7,541,000     $10,750,000
                                                         ==========      =========      ==========
Borrower's escrow balances on mortgage loans serviced
  for others.........................................   $   125,000     $  113,000     $   154,000
                                                         ==========      =========      ==========

     The Bank offers loans to its executive officers, and directors for the financing of their personal residences and other purposes. These loans were made in the ordinary course of business and were made on the same terms prevailing at the time as comparable transactions with other customers. During 1991, the Bank adopted the policy of no longer offering loans to its executive officers. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features. The following is a reconciliation of loans outstanding in excess of $60,000 for executive officers and directors:

                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                               1993          1992          1991
                                                             ---------     ---------     --------
Balance, beginning of period..............................   $ 914,000     $ 286,000     $318,000
  New loans...............................................     195,000       792,000           --
  Repayments..............................................    (246,000)     (164,000)     (32,000)
                                                             ---------     ---------     --------
Balance, end of period....................................   $ 863,000     $ 914,000     $286,000
                                                             =========     =========     ========

NOTE 4. ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable as of December 31, 1993, 1992 and 1991 is summarized as follows:

                                                                 1993         1992         1991
                                                               --------     --------     --------
Investment securities.......................................   $ 70,000     $134,000     $147,000
Mortgage-backed and related securities and securities held
  for sale..................................................    151,000      134,000      165,000
Loans receivable............................................    213,000      263,000      300,000
                                                               --------     --------     --------
                                                               $434,000     $531,000     $612,000
                                                               ========     ========     ========

NOTE 5. PREMISES AND EQUIPMENT

     Premises and equipment as of December 31, 1993, 1992 and 1991 consists of the following:

                                                             1993           1992           1991
                                                          ----------     ----------     ----------
Land...................................................   $  406,000     $  406,000     $  406,000
Buildings..............................................    1,203,000      1,189,000      1,179,000
Furniture and equipment................................      473,000        411,000        384,000
                                                          ----------     ----------     ----------
                                                          $2,082,000     $2,006,000     $1,969,000
Less accumulated depreciation..........................    1,052,000        975,000        901,000
                                                          ----------     ----------     ----------
                                                          $1,030,000     $1,031,000     $1,068,000
                                                           =========      =========      =========

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 6. DEPOSITS

     Deposits as of December 31, 1993, 1992 and 1991 are summarized as follows:

                                                                            1993
                                                                  ------------------------
                                                                    AMOUNT         PERCENT
                                                                  -----------      -------
        NOW accounts...........................................   $ 3,175,000         4.44%
        Money market...........................................     6,136,000         8.59
        Flex fund..............................................     1,772,000         2.48
        Passbook savings.......................................     8,959,000        12.54
                                                                  -----------      -------
                                                                  $20,042,000        28.05%
                                                                  -----------      -------
        Certificates of deposit:
          Less than 4.00%......................................   $20,702,000        28.97%
          4.00% to 5.99%.......................................    27,224,000        38.41
          6.00% to 7.99%.......................................     2,998,000         4.19
          8.00% to 9.99%.......................................       272,000          .38
                                                                  -----------      -------
                                                                  $51,196,000        71.95%
                                                                  -----------      -------
                                                                  $71,238,000       100.00%
                                                                   ==========       ======

                                                                            1992
                                                                  ------------------------
                                                                    AMOUNT         PERCENT
                                                                  -----------      -------
        NOW accounts...........................................   $ 3,567,000         5.23%
        Money market...........................................     6,146,000         9.00
        Flex fund..............................................     2,026,000         2.97
        Passbook savings.......................................     8,758,000        12.83
                                                                  -----------      -------
                                                                  $20,497,000        30.03%
                                                                  -----------      -------
        Certificates of deposit:
          Less than 4.00%......................................   $10,292,000        15.08%
          4.00% to 5.99%.......................................    24,912,000        36.82
          6.00% to 7.99%.......................................    11,996,000        17.57
          8.00% to 9.99%.......................................       342,000          .50
                                                                  -----------      -------
                                                                  $47,542,000        69.97%
                                                                  -----------      -------
                                                                  $68,039,000       100.00%
                                                                   ==========       ======

                                                                            1991
                                                                  ------------------------
                                                                    AMOUNT         PERCENT
                                                                  -----------      -------
        NOW accounts...........................................   $ 3,516,000         5.03%
        Money market...........................................     6,323,000         9.04
        Flex fund..............................................     3,002,000         4.29
        Passbook savings.......................................     7,907,000        11.32
                                                                  -----------      -------
                                                                  $20,748,000        29.68%
                                                                  -----------      -------
        Certificates of deposit:
          Less than 4.00%......................................   $        --          .00%
          4.00% to 5.99%.......................................    16,361,000        23.40
          6.00% to 7.99%.......................................    32,417,000        46.37
          8.00% to 9.99%.......................................       384,000          .55
                                                                  -----------      -------
                                                                  $49,162,000        70.32%
                                                                  -----------      -------
                                                                  $69,910,000       100.00%
                                                                   ==========       ======

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The aggregate amount of certificates of deposit in denominations of $100,000 or more was $6,494,000, $4,348,000 and $3,115,000 as of December 31,
1993, 1992 and 1991, respectively.

     The following table shows rate and maturity information for the Bank's certificates of deposit as of December 31, 1993:

                                                                                                     PERCENT
                            0.00-3.99%     4.00-5.99%     6.00-7.99%    8.00-9.99%       TOTAL       OF TOTAL
                            -----------    -----------    ----------    ----------    -----------    --------
Certificate accounts maturing:
Quarter ending:
  March 31, 1994.........   $ 5,018,000    $ 1,996,000    $1,245,000     $      --    $ 8,259,000        16%
  June 30, 1994..........     6,988,000        769,000       654,000            --      8,411,000        16
  September 30, 1994.....     4,523,000      4,481,000        48,000       130,000      9,182,000        18
  December 31, 1994......     3,009,000      3,489,000       401,000        25,000      6,924,000        14
  March 31, 1995.........       589,000      3,325,000       210,000        81,000      4,205,000         8
  June 30, 1995..........       575,000      2,410,000       142,000            --      3,127,000         6
  September 30, 1995.....            --      1,246,000        61,000        26,000      1,333,000         3
  December 31, 1995......            --      2,372,000       122,000        10,000      2,504,000         5
  March 31, 1996.........            --      1,719,000        50,000            --      1,769,000         3
  Thereafter.............            --      5,417,000        65,000            --      5,482,000        11
                            -----------    -----------    ----------    ----------    -----------       ---
       Total.............   $20,702,000    $27,224,000    $2,998,000     $ 272,000    $51,196,000       100%
                             ==========     ==========     =========      ========     ==========    ======
       Percent of
          total..........            40%            53%            6%            1%           100%
                             ==========     ==========     =========      ========     ==========

     Interest expense on deposits consists of the following for the years ended December 31, 1993, 1992 and 1991:

                                                         1993          1992          1991
                                                      ----------    ----------    ----------
        NOW accounts...............................   $   51,000    $   92,000    $  128,000
        Money market and flex fund accounts........      251,000       336,000       491,000
        Passbook savings...........................      253,000       288,000       382,000
        Certificates of deposit....................    2,377,000     2,898,000     3,877,000
                                                      ----------    ----------    ----------
                                                      $2,932,000    $3,614,000    $4,878,000
                                                       =========     =========     =========

NOTE 7. BORROWED FUNDS AND COLLATERALIZED MORTGAGE OBLIGATION NOTES PAYABLE

     Borrowed funds and collateralized mortgage obligation notes payable as of December 31, 1993, 1992 and 1991 are summarized as follows:

                                                         1993          1992          1991
                                                      ----------    ----------    ----------
        Borrowing under reverse repurchase
          agreements...............................   $       --    $1,030,000    $       --
        Advances from the Federal Home Loan Bank...           --     2,000,000            --
                                                      ----------    ----------    ----------
                                                      $       --    $3,030,000    $       --
        Collateralized mortgage obligation notes
          payable..................................    1,303,000     2,364,000     4,115,000
                                                      ----------    ----------    ----------
                                                      $1,303,000    $5,394,000    $4,115,000
                                                       =========     =========     =========

     Mortgage-backed securities with a carrying value of $1,910,000 as of December 31, 1993 are pledged as collateral on the collateralized mortgage obligation notes payable. The notes payable have stated interest rates

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

ranging from 7.90% to 9.35%. The obligations were originally sold at a discount resulting in effective interest rates ranging from 11.15% to 11.88%. The notes payable, net of related discounts, mature as follows:

        During the year ending December 31:
          1994............................................................   $  528,000
          1995............................................................      387,000
          1996............................................................      349,000
          1997............................................................       39,000
                                                                             ----------
                                                                             $1,303,000
                                                                              =========

     Interest expense on borrowed funds and collateralized mortgage obligation notes payable for the years ended December 31, 1993, 1992 and 1991 is summarized as follows:

                                                                 1993         1992         1991
                                                               --------     --------     --------
Fixed-coupon dollar reverse repurchase and other repurchase
  agreements................................................   $     --     $  3,000     $     --
Advances from the FHLB......................................     31,000        1,000           --
Collateralized mortgage obligation notes payable............    294,000      455,000      570,000
                                                               --------     --------     --------
                                                               $325,000     $459,000     $570,000
                                                               ========     ========     ========

NOTE 8. ACCOUNTING CHANGE AND INCOME TAX MATTERS

     The Company and its subsidiaries file consolidated federal income tax returns. Under the existing provisions of the Internal Revenue Code and similar sections of the Illinois income tax law, the Bank is allowed a special bad debt deduction based on a percentage of taxable income (presently 8%) or on specified experience formulas. The Bank used the percentage of taxable income method in 1993 and the specified experience formula in 1992 and 1991.

     The availability of the bad-debt deduction has resulted in the creation, for tax purposes, of sizable bad-debt reserves, to which losses can be charged when realized. As a result, there is a possibility that part of the Bank's retained earnings effectively have not been taxed. If the reserve included in retained earnings is used for any purpose other than to absorb losses, the amount must first be reduced for taxes not previously paid. This effectively results in a restriction on retained earnings. Retained earnings as of December 31, 1993 include approximately $1,900,000 for which no provision for income taxes has been made.

     Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption of Statement 109 changes the Bank's method of accounting for income taxes from the deferred method to a liability method. Under the deferred method, the Bank deferred the past tax effects of timing differences between financial reporting and taxable income. As explained in Note 1, the liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax bases. The cumulative effect of adopting this Statement as of the beginning of 1993 is not material to the consolidated financial statements.

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The components of income tax expense for the years ended December 31, 1993, 1992, and 1991 are as follows:

                                                                 1993         1992         1991
                                                               --------     --------     --------
Current.....................................................   $246,000     $294,000     $ 38,000
Deferred....................................................      8,000      (14,000)     (47,000)
                                                               --------     --------     --------
                                                               $254,000     $280,000     $ (9,000)
                                                               ========     ========     ========

     A reconciliation of the expected federal income tax expense to the income tax expense (credits) included in the statements of income for the years ended December 31, 1993, 1992 and 1991 is as follows:

                                                1993                   1992                   1991
                                         -------------------    -------------------    -------------------
                                                     PRE-TAX                PRE-TAX                PRE-TAX
                                          AMOUNT     INCOME      AMOUNT     INCOME      AMOUNT     INCOME
                                         --------    -------    --------    -------    --------    -------
Expected provision....................   $263,000      35.0%    $239,000      34.0%    $ 21,000      21.4%
Effects of lower tax rates............     (8,000)     (1.0)          --        --           --        --
Tax exempt interest...................     (4,000)      (.5)      (6,000)      (.8)      (6,000)     (6.1)
Alternative minimum tax (credits).....         --        --           --        --       (4,000)     (4.1)
Provision for loan losses.............         --        --        9,000       1.3       17,000      17.3
Over (under) accrual of provision,
  net.................................      3,000        .3       38,000       5.4      (37,000)    (37.7)
                                         --------    -------    --------    -------    --------    -------
                                         $254,000      33.8%    $280,000      39.9%    $ (9,000)     (9.2)%
                                         ========    ======     ========    ======     ========    ======

     The net deferred income taxes on the consolidated balance sheet as of December 31, 1993 includes the following:

        Deferred tax assets:...............................................   $ 76,000
          Deferred directors fees..........................................     49,000
          Deferred loan fees...............................................     25,000
          Deferred compensation............................................     19,000
          Accrued pension cost.............................................     14,000
                                                                              --------
          Other............................................................   $183,000
                                                                              --------
        Deferred tax liabilities:
          Federal Home Loan Bank
          Stock dividends..................................................   $ 10,000
                                                                              --------
          Premises and equipment...........................................     70,000
                                                                              --------
                                                                              $ 80,000
               Net deferred income taxes...................................   $103,000
                                                                              ========

NOTE 9. EMPLOYEE BENEFITS

     The Bank has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the compensation of the employees. The Bank's funding policy is to annually contribute an amount necessary to fund the plan as determined by an actuary. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The following table sets forth the plan's funded status and amounts recognized in the accompanying balance sheets as of December 31, 1993, 1992, and 1991 respectively:

                                                                 1993         1992         1991
                                                               --------     --------     --------
Actuarial present value of accumulated benefit obligation,
  including vested benefits of $387,000, $358,000 and
  $285,000, respectively....................................   $416,000     $390,000     $309,000
                                                               ========     ========     ========
Projected benefit obligation................................   $630,000     $586,000     $473,000
Plan assets at fair value...................................    538,000      559,000      493,000
                                                               --------     --------     --------
Plan assets in excess of (less than) projected benefit
  obligation................................................   $(92,000)    $(27,000)    $ 20,000
Unrecognized net loss.......................................    102,000       68,000       43,000
Deferred transition asset...................................    (66,000)     (73,000)     (79,000)
                                                               --------     --------     --------
  (Accrued) pension cost....................................   $(56,000)    $(32,000)    $(16,000)
                                                               ========     ========     ========

     The actuarial assumptions used in determining the actuarial present value of benefit obligations as of December 31, 1993, 1992 and 1991 are as follows:

                                                                 1993         1992         1991
                                                               --------     --------     --------
Discount rate...............................................       5.75%        6.50%        6.75%
Long-term rate of return....................................       7.75         7.75         7.75
Annual salary increase......................................       5.33         6.00         6.00

     The net pension expense for the years ended December 31, 1993, 1992 and 1991 included the following components:

                                                                 1993         1992         1991
                                                               --------     --------     --------
Service cost................................................   $ 35,000     $ 29,000     $ 24,000
Interest cost on projected benefit obligation...............     38,000       32,000       28,000
Actual return on plan assets................................    (41,000)     (65,000)     (67,000)
Net amortization and deferral...............................     (8,000)      20,000       24,000
                                                               --------     --------     --------
                                                               $ 24,000     $ 16,000     $  9,000
                                                               ========     ========     ========

     The Bank also has a profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. The amount of the contribution to the plan is at the discretion of the Board of Directors. The Bank contributed $35,000, $22,000 and $13,000 to the plan for the years ended December 31, 1993, 1992 and 1991, respectively.

     The Company established a Recognition and Retention Plan and Trust (RRP), for designated participants during the year ended December 31, 1992. Under the terms of the RRP, awards can be granted to directors and key officers in the form of shares of common stock held by the RRP. The awards will vest at a rate of 20% per year, ninety days after the end of the calendar year and subject to continued service and performance criteria. As of December 31, 1993, unearned stock grant compensation totaled $66,000.

     In addition to the RRP, the Company established a Stock Option Plan (SOP), for designated participants. Under the terms of the SOP, a participant may be awarded an option to purchase shares of restricted stock. Such award may be subject to terms and conditions as determined by the Committee appointed by the Board of Directors of the Company responsible for administering the plan. The SOP provides for up to 27,432 shares of common stock to be issued to participants. Options with respect to 21,944 shares were granted during the year ended December 31, 1992 at an option price of $10.00 per share. The option price of any options granted may not be less than the market value of the common stock on the date of the grant. There were no additional grants of options during the year ended December 31, 1993.

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 10. FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT (FIRREA) OF 1989 AND FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT
         (FDICIA) OF 1991

     FIRREA was signed into law on August 9, 1989; regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to the capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestment-grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets needed to qualify as a savings institution. The regulations require institutions to have, as of December 31, 1993, minimum regulatory tangible capital equal to 1.50% of total assets, a 3.00% core capital ratio, and an 8.00% risk-based capital ratio. As of December 31, 1993, the Bank exceeded all three of the aforementioned capital requirements.

     The following is a reconciliation of the Bank's GAAP capital to regulatory capital as of December 31, 1993:

                                                 GAAP        TANGIBLE         CORE        RISK-BASED
                                               CAPITAL        CAPITAL        CAPITAL        CAPITAL
                                              ----------    -----------    -----------    -----------
GAAP capital...............................   $6,395,000    $ 6,395,000    $ 6,395,000    $ 6,395,000
                                               =========
Nonallowable assets:
Deferred income taxes......................                    (103,000)      (103,000)      (103,000)
Equity investments.........................                     (10,000)       (10,000)       (10,000)
Additional capital items:
  General valuation allowances-limited.....                          --             --        207,000
                                                            -----------    -----------    -----------
Regulatory capital--computed...............                 $ 6,282,000    $ 6,282,000    $ 6,489,000
Minimum capital requirement................                  (1,197,000)    (2,393,000)    (2,844,000)
                                                            -----------    -----------    -----------
Regulatory capital--excess.................                 $ 5,085,000    $ 3,889,000    $ 3,645,000
                                                             ==========     ==========     ==========

     FDICIA, which was signed by the President on December 19, 1991, will result in extensive changes to the federal banking laws. The primary purpose of the law is to authorize additional borrowings by the FDIC in order to provide funds for the resolution of failing financial institutions. FDICIA institutes certain changes to the supervisory process and contains various provisions that may affect the operations of depository institutions like First Federal Savings Bank of Moline.

     Effective January 1, 1994, the Office of Thrift Supervision (OTS) adopted a final rule that adds interest rate risk to the risk-based capital requirement for thrift institutions. Those institutions with a greater than normal interest rate exposure must take a deduction from the total capital available to meet their risk-based capital requirement. That deduction is equal to one-half of the difference between the institution's actual measured exposure and the normal level of exposure. The institution's actual measured interest rate risk is expressed as the change that occurs in its net portfolio value (NPV) as a result of a hypothetical 200 basis point increase or decrease in interest rates (whichever leads to a lower NPV) divided by the estimated economic value of its assets. An above normal decline in NPV is one that exceeds two percent of an institution's assets expressed in terms of economic value. The OTS, through the use of its computer model, will calculate changes in each institution's NPV based on financial data the institution submits in its Thrift Financial Report. The OTS will then advise each institution of its interest rate risk capital requirement.

NOTE 11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

credit and unused lines of credit on credit cards. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and credit card lines of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Financial instruments whose contractual amounts represent credit risk are as follows as of December 31, 1993, 1992 and 1991:

                                                               1993          1992          1991
                                                            ----------    ----------    ----------
Commitments to extend credit.............................   $2,625,000    $  565,000    $  499,000
Credit card and other unused lines-of-credit.............    3,772,000     3,534,000     3,033,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based upon management's credit evaluation of the counter-party. Collateral primarily consists of real estate mortgages.

     Credit card and other unused lines-of-credit are issued primarily to support consumer purchases. The credit risk involved in issuing credit card extension is essentially that of an unsecured loan.

     In addition to loan commitments the Bank has undisbursed loan funds of $2,113,000, $1,654,000 and $380,000 as of December 31, 1993, 1992 and 1991,
respectively.

     The Bank has sold real estate mortgage loans to the Federal Home Loan Mortgage Corporation under recourse agreements. The outstanding principal balances on these loans as of December 31, 1993, 1992 and 1991 were $1,602,000, $2,721,000 and $4,485,000, respectively. None of these loans were sold during the periods identified above. These agreements would require that the Bank repurchase the loans from the Federal Home Loan Mortgage Corporation in the event the Bank does not comply with all the terms and conditions of the original sales agreement or in the event of nonperformance by the borrower.

NOTE 12. CONCENTRATION OF CREDIT RISK

     The Bank grants primarily residential and consumer loans to customers throughout the Bank's market area, which is primarily the Quad Cities area. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the agribusiness and industrial economic sectors. The Bank's policy for requiring collateral is consistent with prudent lending practice and anticipates the potential for economic fluctuations. Collateral varies but consists mostly of real estate and personal property. It is the Bank's policy to file financing statements and mortgages covering collateral pledged.

NOTE 13. RESTRICTIONS ON STOCKHOLDERS' EQUITY

     At the time of conversion from a mutual to a stock savings bank, the Bank established a liquidation account in an amounted equal to the retained earnings of First Federal as of the latest practicable date prior to conversion, which amounted to approximately $3,610,000 as of December 31, 1992. The liquidation account was established to provide a limited priority claim to the assets of the Bank to qualifying depositors ("eligible account holders") as of September 30, 1991 who continue to maintain deposits in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, each eligible account holder would receive from the liquidation account a liquidation distribution based on their proportionate share of the then remaining qualifying deposits.

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     Current regulations allow the Bank to pay dividends on its stock if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned liquidation account. Also capital distribution regulations limit the Bank's ability to make capital distributions which include dividends, stock redemptions, and repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account based on their capital level and supervisory condition. Federal regulations also preclude any repurchase of the stock of the Company for three years after conversion except for purchases of qualifying shares of a director and repurchases pursuant to an offer made on a pro rata basis to all stockholders and with prior approval of the Office of Thrift Supervision or pursuant to an open-market stock repurchase program with certain regulatory criteria.

     The Bank is a tier two institution. Tier two institutions are institutions that before and after the proposed distribution meet or exceed their current minimum capital requirements, may make capital distributions up to a specified percentage of their net income for the most recent four quarter period. Tier two institutions that meet the risk-based capital requirement in effect on January 1, 1993 are permitted to make distributions not exceeding 75% of net income over such four quarter period. Tier two institutions that meet their current risk-based capital requirements are permitted to make distributions not exceeding 50% of net income over the most recent four quarter period.

NOTE 14. PROPOSED FASB STATEMENTS AND REGULATIONS

     In May 1993, the FASB issued Statement No. 114, Accounting by Creditors for Impairment of a Loan. This Statement addresses the accounting by creditors for impairment of certain loans. It requires that impaired loans that are within the scope of this Statement be measured based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Bank will be required to adopt this Statement for fiscal years beginning after December 15, 1994. The financial impact of implementing this Statement is not anticipated to have a material effect on the consolidated financial statements of the Company.

     In December 1991, the FASB issued a Statement which will require the Bank, for years ending after December 15, 1995, to disclose, in a footnote, the fair value of certain financial instruments. The adoption of this Statement will have no effect on the consolidated financial statements of the Company.

NOTE 15. PARENT ONLY CONDENSED FINANCIAL INFORMATION

     Following is condensed financial information of First Moline Financial Corp. (parent company only) as of December 31, 1993 and 1992 and for the year ended December 31, 1993. The Company having been formed in late 1992 had no significant results of operations during 1992.

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                                 BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1992

                                                                           1993          1992
                                                                        ----------    ----------
                               ASSETS
Cash.................................................................   $   38,000    $   50,000
Investment in First Federal Savings Bank of Moline...................    6,395,000     5,915,000
Income tax refund receivable.........................................       52,000            --
                                                                        ----------    ----------
                                                                        $6,485,000    $5,965,000
                                                                         =========     =========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities..........................................................   $    7,000    $       --
                                                                        ----------    ----------
Stockholders' equity:
  Common stock.......................................................   $    3,000    $    3,000
  Additional paid-in capital.........................................    2,134,000     2,134,000
  Retained earnings..................................................    4,407,000     3,910,000
  Unearned stock grant compensation..................................      (66,000)      (82,000)
                                                                        ----------    ----------
       Total stockholders' equity....................................   $6,478,000    $5,965,000
                                                                        ----------    ----------
                                                                        $6,485,000    $5,965,000
                                                                         =========     =========

                              STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1993

Operating income, interest.......................................................   $   1,000
                                                                                    ---------
Operating expenses:
  Professional fees..............................................................   $ 155,000
  Stock grant compensation.......................................................      16,000
  Other..........................................................................      20,000
                                                                                    ---------
                                                                                    $ 191,000
                                                                                    ---------
     (Loss) before equity in undistributed earnings of First Federal Savings Bank
      of Moline and income tax (credits).........................................   $(190,000)
                                                                                    ---------
Equity in undistributed earnings of First Federal Savings Bank of Moline.........   $ 635,000
                                                                                    ---------
     Income before income tax (credits)..........................................   $ 445,000
Income tax (credits).............................................................     (52,000)
                                                                                    ---------
     Net income..................................................................   $ 497,000
                                                                                    =========

                          FIRST MOLINE FINANCIAL CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1993

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.....................................................................   $ 497,000
  Adjustments to reconcile net income to net cash (used in) operating activities:
     Equity in undistributed net income of subsidiary, net of dividends..........    (480,000)
     Stock grant compensation....................................................      16,000
     (Increase) in other assets..................................................     (52,000)
     Increase in other liabilities...............................................       7,000
                                                                                    ---------
       Net cash (used in) operating activities...................................   $ (12,000)
                                                                                    ---------
       Net (decrease) in cash....................................................   $ (12,000)
Cash, beginning of year..........................................................      50,000
                                                                                    ---------
Cash, end of year................................................................   $  38,000
                                                                                    =========

                 FIRST MOLINE FINANCIAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                      SEPTEMBER 30,    DECEMBER 31,
                                                                          1994             1993
                                                                      -------------    ------------
                                 ASSETS
  Cash and cash equivalents:
     Noninterest-bearing...........................................    $    284,000    $    318,000
     Interest-bearing..............................................         404,000         924,000
  Investment and mortgage backed securities held to maturity.......       4,882,000      28,440,000
  Investment and mortgage backed securities available for sale.....      28,521,000       5,981,000
  Loans held for sale..............................................              --       1,091,000
  Loans receivable, net............................................      45,846,000      40,277,000
  Foreclosed real estate...........................................         376,000         470,000
  Premises and equipment, net......................................         992,000       1,030,000
  Federal Home Loan Bank stock.....................................         412,000         556,000
  Accrued interest receivable......................................         494,000         434,000
  Prepaid expenses and other assets................................         253,000         184,000
  Deferred income taxes............................................         580,000         103,000
                                                                      -------------    ------------
          Total Assets.............................................    $ 83,044,000    $ 79,808,000
                                                                       ============    ============
                            LIABILITIES AND STOCKHOLDERS' EQUITY
                                      LIABILITIES
  Deposits.........................................................    $ 72,181,000    $ 71,238,000
  FHLB advances....................................................       3,450,000              --
  CMO notes payable................................................         687,000       1,303,000
  Advance payments by borrowers....................................         139,000         202,000
  Accrued interest payable.........................................         105,000          83,000
  Accrued expenses and other liabilities...........................         530,000         433,000
  Income taxes payable.............................................         112,000          71,000
                                                                      -------------    ------------
          Total Liabilities........................................    $ 77,204,000    $ 73,330,000
                                                                       ============    ============
                                 STOCKHOLDERS' EQUITY
  Preferred stock, par value $.01; authorized 500,000 shares;
     no shares issued or outstanding...............................    $         --    $         --
  Common stock 2,000,000 shares authorized, 282,550 issued and
     outstanding; $.01 par value...................................           3,000           3,000
  Additional paid-in capital.......................................       2,134,000       2,134,000
  Retained earnings................................................       4,697,000       4,407,000
  Unrealized loss on securities available for sale.................        (928,000)             --
  Unearned stock grant compensation................................         (66,000)        (66,000)
                                                                      -------------    ------------
          Total Stockholders' Equity...............................       5,840,000       6,475,000
                                                                      -------------    ------------
          Total Liabilities and Stockholders Equity................    $ 83,044,000    $ 79,808,000
                                                                       ============    ============

                See Notes to Consolidated Financial Statements.

                 FIRST MOLINE FINANCIAL CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                             THREE MONTHS ENDED          NINE MONTHS ENDED
                                                               SEPTEMBER 30,               SEPTEMBER 30,
                                                          ------------------------    ------------------------
                                                             1994          1993          1994          1993
                                                          ----------    ----------    ----------    ----------
Interest Income:
  Loans................................................   $  868,000    $  913,000    $2,535,000    $ 2,832,00
  Interest on securities held to maturity..............       82,000       443,000       236,000     1,297,000
  Interest on securities available for sale............      432,000        48,000     1,267,000       151,000
  Other interest and dividends.........................        8,000        23,000        44,000        66,000
                                                          ----------    ----------    ----------    ----------
    Total Interest Income..............................   $1,390,000    $1,427,000    $4,082,000    $4,346,000

Interest Expense:
  Deposits.............................................   $  724,000    $  729,000    $2,101,000    $2,218,000
  Other................................................       59,000        74,000       159,000       262,000
                                                          ----------    ----------    ----------    ----------
      Total Interest Expenses..........................   $  783,000    $  803,000    $2,260,000    $2,480,000
                                                          ----------    ----------    ----------    ----------
         Net Interest Income...........................   $  607,000    $  624,000    $1,822,000    $1,866,000
Provision for loan losses..............................      (19,000)       11,000        21,000        48,000
                                                          ----------    ----------    ----------    ----------
    Net Interest Income After Provision for Loan
      Losses...........................................   $  626,000    $  613,000    $1,801,000    $1,818,000

Other Income:
  Service charges and commissions......................   $   44,000    $   38,000    $  123,000    $  115,000
  Gain on sale of mortgage loans.......................            0        36,000       122,000        30,000
  Foreclosed real estate income, net...................            0        39,000        44,000        74,000
  Other................................................       18,000        34,000        48,000        74,000
                                                               2,000         3,000         8,000        13,000
                                                          ----------    ----------    ----------    ----------
    Total Other Income.................................   $   64,000    $  150,000    $  345,000    $  306,000
                                                          ----------    ----------    ----------    ----------
Other expenses:
  Compensation and employee benefits...................   $  225,000    $  219,000    $  673,000    $  646,000
  Occupancy............................................       55,000        52,000       173,000       153,000
  Data processing......................................       33,000        28,000        99,000        91,000
  Federal deposit insurance premiums...................       48,000        37,000       143,000       118,000
  Professional fees....................................      189,000        57,000       292,000       162,000
  Other................................................       96,000       107,000       296,000       307,000
                                                          ----------    ----------    ----------    ----------
    Total Other Expenses...............................   $  646,000    $  500,000    $1,676,000    $1,477,000
                                                          ----------    ----------    ----------    ----------
      Income before Income Taxes.......................   $   44,000    $  263,000    $  470,000    $  647,000
Income taxes...........................................       15,000        84,000       153,000       232,000
                                                          ----------    ----------    ----------    ----------
      Net Income.......................................   $   29,000    $  179,000    $  317,000    $  415,000
                                                          ----------    ----------    ----------    ----------
Earnings Per Share.....................................        $0.10         $0.63         $1.12         $1.47

                See Notes to Consolidated Financial Statements.

                          FIRST MOLINE FINANCIAL CORP.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      NINE MONTHS ENDED SEPTEMBER 30, 1994

                                                                      UNREALIZED
                                                       RETAINED        LOSS ON       UNEARNED
                                       ADDITIONAL      EARNINGS       SECURITIES      STOCK
                             COMMON     PAID-IN      SUBSTANTIALLY    AVAILABLE       GRANT
                             STOCK      CAPITAL       RESTRICTED      FOR SALE     COMPENSATION      TOTAL
                             ------    ----------    -------------    ---------    ------------    ----------
Balance, December 31,
  1993...................... $3,000    $2,134,000     $  4,407,000    $      --      $(66,000)     $6,478,000
Net Income..................    --             --          317,000           --            --         317,000
Cash Dividends Paid
  ($.10 per share)..........    --             --          (27,000)          --            --         (27,000)
Unrealized Loss on
  Securities Available For
  Sale......................    --             --                      (928,000)           --        (928,000)
                             ------    ----------    -------------    ---------    ------------    ----------
Balance, September 30,
  1994...................... $3,000    $2,134,000     $  4,697,000    $(928,000)     $(66,000)     $5,840,000
                             ======     =========        =========    =========    ==========       =========

                See Notes to Consolidated Financial Statements.

                          FIRST MOLINE FINANCIAL CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                   ----------------------------
                                                                      1994             1993
                                                                   -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...................................................... $   317,000     $    415,000
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation.................................................      56,000           54,000
     Amortization of stock grant compensation.....................          --           16,000
     Provision possible loan losses...............................      21,000           48,000
     (Gain) on sale of mortgage loans.............................     (44,000)         (74,000)
     (Gain) on sale of securities available for sale..............    (122,000)         (30,000)
     (Gain) on sale of foreclosed real estate.....................          --          (41,000)
     Amortization of premiums and accretion of discounts on
      securities, net.............................................      29,000           56,000
     Interest added to securities available for sale..............     (77,000)        (100,000)
     Stock dividends on Federal Home Loan Bank stock..............          --           (7,000)
     Deferred income taxes........................................          --          (21,000)
     (Increase) decrease in:
       Accrued interest receivable................................      60,000           89,000
       Prepaid expenses and other assets..........................      69,000          (32,000)
     Increase (decrease) in:
       Accrued interest payable...................................      22,000           (4,000)
       Accrued expenses and other liabilities.....................      97,000            8,000
       Income taxes payable.......................................      41,000         (171,000)
                                                                   -----------     ------------
            Net cash provided by operating activities............. $   469,000     $    206,000
                                                                   -----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of investment securities and securities
     available for sale........................................... $ 1,000,000     $  6,993,000
  Proceeds from maturity of investment securities.................          --        2,000,000
  Purchase of investment securities...............................  (4,000,000)        (500,000)
  Proceeds from sale of mortgage-backed securities................   1,875,000        1,068,000
  Principal repayments received on mortgage-backed securities and
     securities available for sale................................   5,250,000        3,620,000
  Purchase of mortgage-backed securities..........................  (4,342,000)     (15,462,000)
  Proceeds from sale of loans.....................................   4,056,000        4,995,000
  Loan originations, net..........................................  (8,675,000)        (434,000)
  Purchase of premises and equipment..............................     (18,000)         (56,000)
  Proceeds from sale of foreclosed real estate....................          --           41,000
  Proceeds from redemption of Federal Home Loan Bank stock........     144,000               --
                                                                   -----------     ------------
       Net cash provided by (used in) investing activities........ $(4,710,000)    $  2,265,000
                                                                   -----------     ------------

                          FIRST MOLINE FINANCIAL CORP.

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     --------------------------
                                                                        1994           1993
                                                                     ----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits.......................................... $  943,000     $ 2,983,000
  Net increase (decrease) in borrowings:
     Reverse repurchase agreements less than three months...........         --      (1,030,000)
     Advances from the FHLB.........................................  3,450,000      (2,000,000)
  Payments on collateralized mortgage obligation notes payable......   (616,000)       (764,000)
  Cash dividends paid...............................................    (27,000)             --
  (Decrease) on advance payments by borrowers.......................    (63,000)       (117,000)
                                                                     ----------     -----------
       Net cash provided by (used in) financing activities.......... $3,687,000     $  (928,000)
                                                                     ----------     -----------
       Increase (decrease) in cash and cash equivalents............. $ (554,000)    $ 1,543,000
Cash and cash equivalents, beginning................................  1,242,000         640,000
                                                                     ----------     -----------
Cash and cash equivalents, ending................................... $  688,000     $ 2,183,000
                                                                      =========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION, cash paid during the period for:
     Interest....................................................... $2,238,000     $ 2,484,000
                                                                     ----------     -----------
     Income taxes................................................... $  100,000     $   424,000
                                                                     ----------     -----------
SUPPLEMENTAL DISCLOSURE ON NONCASH OPERATING AND INVESTING
  ACTIVITIES
  Loans originated in connection with sales of foreclosed real
     estate......................................................... $   50,000     $    95,000
                                                                     ----------     -----------
  Net change in unrealized (loss) on securities available for
     sale........................................................... $ (928,000)    $        --
                                                                     ----------     -----------

           See Notes to Consolidated Condensed Financial Statements.

                          FIRST MOLINE FINANCIAL CORP.
                                AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION:

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Regulation S-B, and therefore, do not include information or footnotes necessary for fair presentation of financial position, results of operations and changes in financial condition in conformity with generally accepted accounting principles for complete financial statements. However, all adjustments which are, in the opinion of management, necessary for a fair presentation have been included. The results of operations for the nine month period ended September 30, 1994, are not necessarily indicative of the results which may be expected for the entire fiscal year.

NOTE 2. PRINCIPLES OF CONSOLIDATION:

     The accompanying consolidated condensed financial statements include the accounts of First Moline Financial Corp. (the "Holding Company") and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

                                                                      APPENDIX A

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

     SECTION 262. Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

             b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

             c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX B

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                              FIRSTAR CORPORATION,
                          FIRSTAR CORPORATION OF IOWA
                                      AND
                          FIRST MOLINE FINANCIAL CORP.

                               TABLE OF CONTENTS

                                                                                       PAGE NO.
                                                                                       --------
                                  ARTICLE I
                         Undertakings of the Parties
 1.1    The Merger..................................................................      B-1
 1.2    Articles Amendments; Approval of the Agreements.............................      B-1
 1.3    Preparation of Registration Statement.......................................      B-1
 1.4    Issuance of Firstar Common Stock............................................      B-2
 1.5    Preparation of Bank Regulatory Applications.................................      B-2
 1.6    Closing.....................................................................      B-3
 1.7    Confidential Information....................................................      B-3
 1.8    No Covenant as to Tax Consequences..........................................      B-3
 1.9    Release of Information......................................................      B-3
 1.10   Employment Agreement and Other Transitional Matters.........................      B-3
 1.11   Board of Directors; Officers and Employees..................................      B-4
 1.12   Dissenters' Rights..........................................................      B-4

                                  ARTICLE II
                   Representations and Warranties of Firstar
 2.1    Corporate Organization......................................................      B-4
 2.2    Capitalization..............................................................      B-4
 2.3    Authorization...............................................................      B-4
 2.4    No Violation................................................................      B-5
 2.5    Financial Statements........................................................      B-5
 2.6    Registration Statement......................................................      B-5
 2.7    Shares to be Issued.........................................................      B-6
 2.8    Accuracy of Information.....................................................      B-6
 2.9    No Material Adverse Change..................................................      B-6
 2.10   Matters Concerning Regulatory Approvals.....................................      B-6
 2.11   Litigation..................................................................      B-6
 2.12   Reports.....................................................................      B-6
 2.13   Employee and Employee Benefit Matters.......................................      B-6

                                  ARTICLE III
                     Representations and Warranties of FCI
 3.1    Corporate Organization......................................................      B-7
 3.2    Capitalization..............................................................      B-7
 3.3    Authorization...............................................................      B-7
 3.4    No Violation................................................................      B-8
 3.5    Accuracy of Information.....................................................      B-8

                                  ARTICLE IV
                Representations and Warranties of First Moline
 4.1    Corporate Organization......................................................      B-8
 4.2    Capitalization..............................................................      B-8
 4.3    Organization of the Subsidiaries............................................      B-9
 4.4    Capitalization of the Subsidiaries..........................................      B-9
 4.5    Authorization...............................................................      B-9
 4.6    No Violation................................................................     B-10
 4.7    Financial Statements........................................................     B-10
 4.8    Absence of Certain Changes..................................................     B-10
 4.9    Employee and Employee Benefit Matters.......................................     B-11
 4.10   Litigation..................................................................     B-12
 4.11   Tax Matters.................................................................     B-12
 4.12   Registration Statement......................................................     B-13

                                                                                       PAGE NO.
                                                                                       --------
 4.13   Title and Condition.........................................................     B-13
 4.14   Insurance...................................................................     B-14
 4.15   Compliance with Laws and Orders.............................................     B-14
 4.16   Governmental Regulation.....................................................     B-15
 4.17   Contracts and Commitments...................................................     B-15
 4.18   Shareholders and Undertakings from Affiliates...............................     B-15
 4.19   Matters Relating to Directors, Officers and Shareholders....................     B-15
 4.20   Absence of Adverse Agreements...............................................     B-16
 4.21   Accuracy of Information.....................................................     B-16
 4.22   Allowance for Loan Losses...................................................     B-16
 4.23   No Undisclosed Liabilities..................................................     B-16
 4.24   Pooling and Tax-Free Status Matters.........................................     B-16
 4.25   Reports.....................................................................     B-16
 4.26   Opinion of Financial Advisor................................................     B-16

                                   ARTICLE V
                        Conduct of Business by Firstar
 5.1    Approval by Firstar.........................................................     B-17
 5.2    Subsequent SEC Filings......................................................     B-17
 5.3    Conduct of Business; Certain Covenants......................................     B-17
 5.4    Employee Benefits...........................................................     B-17
 5.5    Access to Information.......................................................     B-18
 5.6    First Moline Pension Plan...................................................     B-18
 5.7    Indemnification.............................................................     B-18
 5.8    No Adverse Action...........................................................     B-18

                                  ARTICLE VI
               Conduct of Business by First Moline Until Merger
 6.1    Dividends...................................................................     B-19
 6.2    Capitalization..............................................................     B-19
 6.3    Ordinary Course of Business.................................................     B-19
 6.4    Contact with Third Parties; No Board Recommendation.........................     B-20
 6.5    Corporate Structure.........................................................     B-20
 6.6    Accounting and Tax Reporting................................................     B-20
 6.7    Full Disclosure.............................................................     B-20
 6.8    Reports to Firstar..........................................................     B-20
 6.9    Solicitation of First Moline Shareholders...................................     B-20
 6.10   Supplement to First Moline Letter...........................................     B-21
 6.11   Employee Benefit Plans......................................................     B-21
 6.12   Bank-Level Transactions.....................................................     B-21
 6.13   Classification of Certain Assets............................................     B-21
 6.14   Allowance for Loan Losses...................................................     B-21
 6.15   Termination of Data Processing Agreement....................................     B-21
 6.16   Environmental Audits........................................................     B-21
 6.17   Recapture of Tax Bad Debt Reserve...........................................     B-21

                                  ARTICLE VII
                 Conditions to Obligations of Firstar and FCI
 7.1    No Material Adverse Change..................................................     B-22
 7.2    Representations and Warranties..............................................     B-22
 7.3    Performance and Compliance..................................................     B-22
 7.4    No Proceeding or Litigation.................................................     B-22
 7.5    Review or Audit by Firstar and Accountants..................................     B-22
 7.6    Audit of Plans..............................................................     B-22
 7.7    Pooling Letter..............................................................     B-22

                                                                                       PAGE NO.
                                                                                       --------
 7.8    Opinion of Counsel for First Moline.........................................     B-23
 7.9    Certificate of Chief Executive Officer......................................     B-23
 7.10   Corporate Certificates......................................................     B-23
 7.11   Bills for Certain Fees of First Moline or the Bank..........................     B-23
 7.12   Tax Opinion.................................................................     B-23
 7.13   Termination of Pension Plan.................................................     B-23
 7.14   Charter Conversion..........................................................     B-23

                                 ARTICLE VIII
                Conditions to the Obligations of First Moline
 8.1    No Material Adverse Change..................................................     B-23
 8.2    Representations and Warranties..............................................     B-23
 8.3    Performance and Compliance..................................................     B-24
 8.4    No Proceeding or Litigation.................................................     B-24
 8.5    Opinion of Counsel for Firstar and FCI......................................     B-24
 8.6    Certificate of Executive Officer............................................     B-24
 8.7    Tax Opinion.................................................................     B-24
 8.8    Listing.....................................................................     B-24
 8.9    Opinion of Financial Advisor................................................     B-24

                                  ARTICLE IX
                 Conditions to the Obligations of all Parties
 9.1    Governmental Approvals......................................................     B-24
 9.2    Securities Law Compliance...................................................     B-24
 9.3    Shareholder Approval........................................................     B-25

                                   ARTICLE X
                                  Inducement
10.1    Inducement..................................................................     B-25

                                  ARTICLE XI
                                 Termination
11.1    Reasons for Termination.....................................................     B-26
11.2    Liability...................................................................     B-27

                                 ARTICLE XII
                                Miscellaneous
12.1    Brokers.....................................................................     B-27
12.2    Expenses....................................................................     B-27
12.3    Waivers; Amendments.........................................................     B-28
12.4    Assignment..................................................................     B-28
12.5    Entire Agreement............................................................     B-28
12.6    Captions and Counterparts...................................................     B-28
12.7    Governing Law...............................................................     B-28
12.8    Nonsurvival.................................................................     B-28
12.9    Knowledge of the Parties....................................................     B-28
12.10   Notices.....................................................................     B-28

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization dated as of August 25, 1994 (the "Reorganization Agreement"), is entered into by and among Firstar Corporation, a Wisconsin corporation ("Firstar"), First Moline Financial Corp., a Delaware corporation ("First Moline"), and Firstar Corporation of Iowa, an Iowa corporation and a wholly-owned subsidiary of Firstar ("FCI").

     WHEREAS, this Reorganization Agreement provides for the merger of First Moline with and into FCI (the "Merger") and for the conversion at the Closing Date, as such term is defined herein, of all the outstanding shares of common stock of First Moline, $.01 par value ("First Moline Common Stock"), into the right to receive shares of common stock of Firstar, $1.25 par value ("Firstar Common Stock"), in accordance with the terms and conditions hereof and of the Plan of Merger and Agreement of Merger (the "Plan of Merger") executed concurrently herewith between FCI and First Moline, and joined in by Firstar for certain limited purposes (the "Plan of Merger" and together with this Reorganization Agreement, the "Agreements");

     WHEREAS, the respective Boards of Directors of First Moline, Firstar and FCI deem the Merger desirable and in the best interests of their respective shareholders;

     WHEREAS, the parties hereto desire and intend that the Merger qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties hereto desire and intend that the Merger be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the foregoing reorganization will be carried out, the parties agree as follows:

                                   ARTICLE I
                          UNDERTAKINGS OF THE PARTIES

     1.1 The Merger. Subject to the terms and conditions of this Reorganization Agreement, on the Closing Date, First Moline will merge with and into FCI, which will be the surviving corporation.

     1.2 Articles Amendments; Approval of the Agreements. (a) The Agreements and the proposed amendments to the Certificate of Incorporation of First Moline, in the form of Exhibit 1.2 hereto, or an alternate form of amendments to First Moline's Certificate of Incorporation to permit the Merger and the other transactions contemplated by the Agreements (the "Certificate Amendments") will be submitted as soon as reasonably practicable to the shareholders of First Moline for ratification, confirmation and adoption at a meeting to be duly called and held in accordance with law and the Certificate of Incorporation and Bylaws of First Moline. The Agreements have been submitted to Firstar, as the sole shareholder of FCI, for ratification, confirmation and adoption by consent in accordance with law and the Articles of Incorporation and Bylaws of Firstar and FCI, respectively, and have been so ratified, confirmed and adopted by Firstar.

     (b) Prior to Closing (as defined below), First Moline will amend its Certificate of Incorporation as set forth in the Certificate Amendments.

     1.3 Preparation of Registration Statement. Firstar will use its best efforts to file, within 45 days after the date hereof, and subsequently prosecute the filing of a registration statement and amendments thereto (hereinafter the registration statement and amendments thereto are referred to as the "Registration Statement") with the Securities and Exchange Commission (the "SEC") covering the Firstar Common Stock to be issued in the Merger with a view toward permitting the Registration Statement to become effective as soon as reasonably practicable. First Moline, its directors, officers, agents and representatives shall use their best efforts in providing to Firstar the information referred to in the next sentence. First Moline will furnish to Firstar all information concerning First Moline required to be set forth in the Registration Statement and Firstar will furnish to First Moline such information concerning Firstar as is reasonably required by First Moline in connection with the preparation of proxy solicitation materials for use in soliciting proxies in connection with the meeting of First Moline's stockholders called for the purpose of voting on the Merger. Firstar will provide First Moline and its counsel the opportunity to review and approve the Proxy Statement portions of the Registration Statement. Firstar shall promptly advise First Moline and its counsel, and provide them with copies, of all filings with the SEC regarding the Registration Statement and any material communication received by Firstar or its counsel from the SEC with respect to the Registration Statement. Firstar will bear the cost of preparation, filing and duplication of the Registration Statement, including the information or proxy statement and the prospectus included therein (the "Proxy Statement-Prospectus"). The date on which the Registration Statement becomes effective is referred to herein as the "Registration Effective Date". Firstar and First Moline will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act of 1933, as amended (the "Securities Act"). Specifically, but without limitation, each will promptly advise the other if at any time before the Closing Date any information provided by it for inclusion in the Registration Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatements or omissions. As promptly as practicable after the Registration Effective Date, First Moline will mail or deliver to its shareholders (i) the Proxy Statement-Prospectus and (ii) as promptly as practicable after approval thereof by Firstar, such other supplementary proxy materials as may be necessary to make the Proxy Statement-Prospectus comply with the requirements of the Securities Act. Except as provided above and except with the prior written consent of Firstar, First Moline will not mail or otherwise furnish or publish to its shareholders any proxy solicitation material or other material relating to the Merger that might constitute a "prospectus" within the meaning of the Securities Act. Firstar shall, as soon as practicable, make all filings required to obtain any Blue Sky permits, authorizations, consents or approvals required for the issuance of the Firstar Common Stock to be issued in the Merger. In the event of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceeding for that purpose, Firstar will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting of such order at the earliest possible moment.

     1.4 Issuance of Firstar Common Stock. Upon the occurrence of the Closing (as that term is defined below), Firstar shall issue or make available such shares of Firstar Common Stock as are necessary to complete the transactions contemplated in the Agreements. If, during the period beginning on the date hereof and ending upon the consummation of the Merger, the outstanding shares of Firstar Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, stock dividend or similar transaction, or a distribution shall be made on the Firstar Common Stock in any security convertible into Firstar Common Stock, or a declaration of, or a record date for, such a change or distribution shall occur within that period, then appropriate adjustment or adjustments will be made in the conversion rate set forth in sec. 8 of the Plan of Merger and to the price protection mechanism in sec. 11.1(c)(iv) of this Agreement. Firstar shall give prompt written notice to First Moline of any event requiring such an adjustment.

     1.5 Preparation of Bank Regulatory Applications. Firstar, FCI and First Moline will cooperate in the preparation by Firstar and FCI of applications, and Firstar and FCI will use their best efforts to submit for filing, within 45 days after the date hereof, applications to (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the Bank Holding Company Act of 1956, as amended (the "BHCA"), for approval of Firstar's and FCI's acquisition of control of First Moline and its subsidiary, First Federal Savings Bank of Moline ("Bank"), (ii) the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner") pursuant to the Illinois Banking Holding Company Act of 1957, as amended, (the "Illinois BHCA") for approval of the transactions contemplated in the Agreements, (iii) to the Office of Thrift Supervision of the Department of the Treasury (the "OTS"), (iv) to the Office of the Comptroller of the Currency (the "OCC") regarding the matters discussed in Sections 6.12 and 7.14 hereof and (v) any other federal or state bank or thrift regulatory agency the approval of which may be necessary or appropriate. Firstar will provide First Moline and its counsel with an opportunity to review the parts of the drafts of all such applications that contain information about First Moline. Firstar will provide First Moline and its counsel with copies of all the non-confidential portions of such applications as filed, together with the non-confidential portions of related correspondence to or from the regulatory authorities. Firstar will use its best efforts to obtain such regulatory approvals. The obligation to use such best efforts shall not be construed as including an obligation to continue pursuing any approval after it has become apparent that the approval is likely to contain material terms or conditions that are not reasonably acceptable to Firstar. First Moline will furnish such information, appropriate representations and documents as may be necessary in connection therewith and as the parties may mutually agree. First Moline, its directors, officers, agents and representatives shall use their best efforts in providing the information and performing the reviews described in this Section 1.5.

     1.6 Closing. Subject to the terms and conditions herein set forth, the closing of the transactions contemplated by this Reorganization Agreement ("Closing") will be effected as soon as practicable following the satisfaction or waiver of the last of the conditions set forth in Articles VII, VIII and IX hereof and the expiration of any waiting periods in connection with necessary regulatory approvals, or on such other date as may be mutually agreed upon by the parties, but in no event shall the Closing take place more than ten business days after receipt of all required regulatory approvals and the expiration of any waiting periods in connection with such regulatory approvals ("Closing Date"). Each of the parties hereto agrees to pursue with reasonable diligence the satisfaction of such conditions. It is anticipated that the Closing will take place on the Closing Date at the offices of Firstar, or at such other place as shall be mutually agreeable to Firstar and First Moline.

     1.7 Confidential Information. All information that has been or will be furnished by any party to another party in connection with the Agreements that is regarded by such furnishing party as confidential (and is so designated at the time of delivery or the date of this Agreement, whichever is later) will be kept confidential by such other party and will be used only in connection with the Agreements and the transactions contemplated thereby, except to the extent that (i) such information is or thereafter becomes lawfully obtainable from other public sources; (ii) is already known to such other party when received; or (iii) disclosure is required by a law, regulation or order of a court or regulatory agency of competent jurisdiction or authority. In the event the Agreements are terminated as provided in Article XI hereof, all documents or materials provided by either party shall be either destroyed or returned promptly to the supplying party, the receiving party shall not retain any copies thereof and shall destroy any notes which have been prepared from such documents or materials. The parties agree that the terms and conditions of this Section shall supersede any previously executed and delivered confidentiality agreements between the parties. The term "party" in this Section 1.7 shall include all officers, directors, employees, agents, advisors or representatives.

     1.8 No Covenant as to Tax Consequences. It is understood and agreed that Firstar, FCI and First Moline and all of their respective officers or agents have not made any warranty or agreement, expressed or implied, as to the tax consequences of the transactions contemplated by the Agreements or the tax consequences of any action pursuant to or growing out of the Agreements; provided, however, that neither Firstar, FCI nor First Moline shall willfully take any action to prevent, or omit to take any action necessary for, the qualification of the Merger as a tax-free reorganization under the Code. Following the Closing, Firstar shall make such filings with the Internal Revenue Service as are required by the regulations promulgated under sec. 368 of the Code.

     1.9 Release of Information. Neither Firstar nor First Moline shall, nor shall either of them permit its directors, officers, employees or agents to, issue or cause the publication of any initial formal announcement with respect to the Agreements or the Merger without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required where such release, announcement or disclosure is required by applicable law or the rules or regulations of a securities exchange, other self-regulatory authority or governmental agency. First Moline and Firstar will each use their best efforts to cooperate in coordinating the public release of information concerning the transactions contemplated by the Agreements.

     1.10 Employment Agreement and Other Transitional Matters. Firstar shall, and shall cause its subsidiaries to, keep in full force and effect those certain Employment Agreements, dated as of September 30, 1993, by

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and between First Moline and Byrd Krumbholz ("Krumbholz") and by and between the
Bank and Krumbholz, as discussed more fully in that certain transitional matters letter (the "Transitional Matters Letter") between Firstar and First Moline of even date herewith.

     1.11 Board of Directors; Officers and Employees. Except as disclosed in writing to First Moline prior to the Closing Date hereof, the directors, officers and employees of the Bank immediately prior to the Closing Date shall be directors, officers and employees of the Bank, or any of its subsequent successors or assigns, immediately following the Closing Date.

     1.12 Dissenters' Rights. Holders of First Moline Common Stock who do not vote their shares in favor of the Merger and otherwise perfect applicable dissenters' rights will be entitled to dissenters' or appraisal rights pursuant to applicable provisions of the Delaware General Corporation Law. Firstar shall have the opportunity to participate in any discussions or negotiations arising out of this Section.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF FIRSTAR

     Firstar represents and warrants to First Moline as follows:

     2.1 Corporate Organization. Firstar is a corporation duly organized, validly existing and in active status under the laws of the state of Wisconsin with full power and authority to engage in the activities and business now conducted by it. Firstar possesses and is in compliance in all material respects with all licenses, franchise, permits and other governmental authorizations that are legally required except where the lack of any such license, franchise, permit or authorization or the failure to be in such compliance would not reasonably be expected to have a material adverse effect on the financial condition, assets or business operations of Firstar and its subsidiaries, taken as a whole. Firstar is registered and is in good standing with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended. Firstar has delivered to First Moline true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws of Firstar, including all amendments thereto. Neither Firstar nor any of its subsidiaries is subject to any formal or informal agreement or understanding with, nor are any of them subject to, any order of any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of Firstar or any of its subsidiaries.

     2.2 Capitalization. As of March 31, 1994, the authorized capital stock of Firstar consisted of (i) 120,000,000 shares of Common Stock, $1.25 par value, 64,318,011 shares of which were validly issued and outstanding, and (ii) 2,500,000 shares of Preferred Stock, $1.00 par value, of which 600,000 shares of Series C are reserved for issuance in connection with Firstar's Shareholder Rights Plan approved January 19, 1989 (as used herein, the term "Firstar Common Stock" includes one half of a Preferred Stock Purchase Right issued pursuant to the Rights Agreement dated as of January 29, 1989, between Firstar and Firstar Trust Company, as Rights Agent). All of such issued and outstanding shares of capital stock are fully paid and nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes and judicial interpretations thereof. None of the issued and outstanding shares of Firstar Common Stock has been issued in violation of any preemptive rights. Except as contemplated in the Agreements or as set forth in the most recent report of Firstar filed with the SEC on Form 10-K, or as required in any publicly announced acquisition transaction or in the ordinary course of business in connection with Firstar's currently existing stock option plans, there are, as of the date of the Agreements, no outstanding warrants, options, rights, calls or other commitments of any nature relating to the authorized but unissued shares of Firstar Common Stock or concerning the authorization, issuance or sale of any other class of equity or debt securities of Firstar or any of its subsidiaries.

     2.3 Authorization. The Interstate Banking and Acquisitions Committee of the Board of Directors of Firstar has approved the transactions contemplated by the Agreements and has authorized the execution, delivery and performance by Firstar of the Agreements and which such Committee has full power and authority to approve and authorize such matters, except the issuance of the securities contemplated in this Reorganization Agreement, on Firstar's behalf; the Board of Directors of Firstar has ratified, adopted and approved the Committee's actions and has authorized the issuance of the securities contemplated hereunder.

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Firstar has full corporate power and authority to enter into the Agreements and to consummate the transactions contemplated thereby. The Agreements are valid and binding obligations of Firstar, enforceable in accordance with their terms, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought. Firstar has, as sole shareholder of FCI, approved the Agreements in accordance with law and the Articles of Incorporation and Bylaws of Firstar and FCI, respectively.

     2.4 No Violation. Provided that the requisite approvals from the Federal Reserve Board, the OTS, the OCC, Illinois Commissioner and any other regulatory agencies are obtained and the offering of Firstar Common Stock to be issued hereunder is duly registered pursuant to the Securities Act, and, to the extent applicable, under state securities or blue sky laws, neither the execution and delivery of the Agreements nor the consummation of the transactions contemplated therein will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order or decree of any court or other governmental agency to which Firstar may be subject, or any contract, agreement or instrument to which Firstar is a party or by which Firstar is bound or committed, or the Articles of Incorporation or Bylaws of Firstar, or constitute an event that with the lapse of time or action by a third party, could, to the best of Firstar's knowledge, result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Firstar or its subsidiaries or the capital stock of Firstar. Firstar is an "out of state bank holding company" within the meaning of sec. 2(p) of the Illinois BHCA and consummation of the transactions contemplated in the Agreements will not violate the Illinois BHCA. Subject only to obtaining the required regulatory approvals, Firstar is, and at all times after the date of this Agreement, through and including the Closing Date will be, authorized to effect the Merger under applicable law.

     2.5 Financial Statements. Firstar has heretofore delivered to First Moline copies of the following financial statements and information relating to Firstar and its consolidated subsidiaries: (i) the Consolidated Statements of Condition of Firstar as of December 31, 1992 and 1993, and the Consolidated Statements of Income, Shareholders' Equity and Changes in Financial Position for each of the years in the three-year period ended December 31, 1993, together with the notes thereto, as certified by KPMG Peat Marwick, Firstar's independent auditors, (ii) Firstar's 1993 and 1994 Proxy Statements in connection with its annual shareholders meetings, (iii) Firstar's 1992 and 1993 Form 10-Ks filed with the SEC, (iv) Firstar's Form 10-Qs for the first quarter of 1993 and 1994, and (v) that certain press release dated June 8, 1994. Each of the aforementioned financial statements has, where necessary, been filed in a timely manner with the SEC and all other federal or state regulatory agencies as necessary, is true and correct in all material respects and together they fairly present, in accordance with applicable laws and regulations, and generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto and except that the unaudited statements for 1994 are subject to adjustments which might be required as a result of audit of the independent auditors of Firstar for its fiscal year ending December 31, 1994), the financial position and results of operations of Firstar as of the dates and for the periods therein set forth. Such financial statements do not, as of the date thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect.

     2.6 Registration Statement. The Registration Statement and the Proxy Statement-Prospectus included therein (i) will comply in all material respects with the requirements of the Securities Act, and (ii) will not, at the date the Proxy Statement-Prospectus is first mailed or delivered to First Moline shareholders, or at the date or dates of the meeting or consents of First Moline's shareholders referred to in Section 6.9 hereof, as then amended or supplemented, contain any statement that is, at the time at which, and in the light of the circumstances under which, it is made, false or misleading with respect to any material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Firstar and FCI make no representation or warranty and shall have no responsibility for the truth or accuracy of any information with respect to First Moline or its affiliates or

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

associates contained in the Registration Statement or the Proxy
Statement-Prospectus and which was provided by First Moline, its affiliates or associates.

     2.7 Shares to be Issued. The shares of Firstar Common Stock to be issued pursuant to the Agreements will, upon issuance, be validly issued, fully paid and nonassessable, except insofar as statutory liability may be imposed under
Section 180.0622(2)(b) of the Wisconsin Statutes and judicial interpretations thereof, are not subject to any preemptive rights and will have been registered under the Securities Act and listed on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CSE"). The shares of Firstar Common Stock have been registered pursuant to sec. 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Firstar will use its best efforts to maintain such registration, and to file all required reports on a timely basis. The shares of Firstar Common Stock to be issued in the Merger will be freely transferable by the recipients thereof, subject to any limitations on transfer required under Rule 144 or 145 of the Securities Act or such rules or regulations of the SEC related to pooling-of-interest accounting treatment for transactions such as the Merger. Notwithstanding the immediately preceding sentence, nothing in this
Section 2.7 is intended to adversely effect the intended tax treatment of transactions contemplated in the Agreements.

     2.8 Accuracy of Information. The statements contained in the Agreements and in any other written documents executed and/or delivered by or on behalf of Firstar pursuant to the terms of the Agreements are true and correct in all material respects and do not omit any material fact necessary to make the statements contained herein or therein not materially misleading.

     2.9 No Material Adverse Change. Since March 31, 1994, there has been no material adverse change in the financial condition, assets, liabilities, results of operation or business of Firstar.

     2.10 Matters Concerning Regulatory Approvals. To the best knowledge of Firstar, there are no matters likely to cause denial of the regulatory approvals contemplated in Section 1.5.

     2.11 Litigation. There is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge of Firstar, overtly threatened, against or affecting Firstar or any of its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, which is reasonably likely to be resolved adversely to the interest of Firstar or its subsidiaries and, if so resolved, would have a material adverse effect on the financial condition, assets, liabilities, results of operation or business of Firstar, or would materially impair its ability, or that of FCI, to perform under this Agreement.

     2.12 Reports. Since January 1, 1991, Firstar and its subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Office of the Comptroller of the Currency and Board of Governors of the Federal Reserve System and (iii) any other applicable state securities and regulatory authorities (all such reports and statements are collectively referred to herein as the "Firstar Reports"). As of their respective dates, the Firstar Reports filed prior to the date hereof complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.13 Employee and Employee Benefit Matters. (a) The term "Firstar Benefit Plan(s)," as used in this Agreement, shall mean (i) each pension, profit sharing, stock bonus, thrift, savings, employee stock ownership or other plan, program or arrangement, that constitutes an "employee pension benefit plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained by Firstar or FCI or to which Firstar or FCI contributes for the benefit of any current or former employee, (ii) each plan, program or arrangement for the provision of medical, surgical or, hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits which constitute an

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"employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, that is maintained by Firstar or FCI or to which Firstar or FCI contributes for the benefit of any current or former employee, and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, stock option plan, stock purchase plan, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which Firstar or FCI provides benefits for or on behalf of any current or former employee, officer, director, consultant or agent.

     (b) All of the Firstar Benefit Plans are in material compliance with all applicable requirements of ERISA and all other applicable federal and state laws, including the reporting and disclosure requirements of Part 1 of Title I of ERISA, except for instances where non-compliance would not result in material liability to Firstar, FCI or the Firstar Benefit Plans. Each of the Firstar Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, and, to the best knowledge of Firstar and FCI, there exist no circumstances that would adversely affect the qualified status of any such Firstar Benefit Plan under that section for which the remedial amendment period has expired. Each Firstar Benefit Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially determined present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan. There is no pending or, to Firstar's knowledge, threatened litigation, against or relating to any Firstar Benefit Plan and there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Firstar Benefit Plan. No "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Firstar Benefit Plan and no Firstar Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code), since the date on which said sections became applicable to such Plan. Neither Firstar nor FCI has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, with respect to any Firstar Benefit Plan. There have been no acts or omissions by Firstar or FCI which have given rise to or may give rise to any material fines, penalties, taxes or related charges under Section 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which Firstar or FCI may be liable. All group health plans of Firstar and FCI, including any plans of current and former affiliates of Firstar or FCI which must be taken into account under Section 4980B of the Code or Section 601 of ERISA, have been operated in material compliance with the group health plan continuation coverage requirements of
Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF FCI

     Firstar and FCI hereby jointly and severally represent and warrant to First Moline as follows:

     3.1 Corporate Organization. FCI is a corporation duly organized, validly existing and in active status under the laws of Iowa with full power and authority to engage in the activities and business now conducted by it. FCI is registered and in good standing with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended. FCI has delivered to First Moline true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws of FCI, including all amendments thereto.

     3.2 Capitalization. The authorized capital stock of FCI consists of 1,000 shares of common stock, no par value, 1,000 of which are validly issued and outstanding, fully paid and nonassessable. All of such issued shares are owned by Firstar, free and clear of all liens, security interests or other encumbrances.

     3.3 Authorization. The Board of Directors of FCI has approved the transactions contemplated by the Agreements and has authorized the execution, delivery and performance by FCI of the Agreements and no other corporate action by the Board of Directors or shareholder of FCI is necessary for such approval and authorization. FCI has full corporate power and authority to enter into the Agreements, and to consummate the transactions contemplated thereby. The Agreements are valid and binding obligations of FCI, enforceable

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in accordance with their terms, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought.

     3.4 No Violation. Provided that the requisite approvals from the Federal Reserve Board, the OTS, the OCC, Illinois Commissioner and any other regulatory agencies are obtained and the offering of Firstar Common Stock to be issued hereunder is duly registered pursuant to the Securities Act, and, to the extent applicable, under state securities or blue sky laws, neither the execution and delivery of the Agreements nor the consummation of the transactions contemplated in the Agreements will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order or decree of any court or other governmental agency to which FCI may be subject, or any contract, agreement or instrument to which FCI is a party or by which FCI is bound or committed, or the Articles of Incorporation or Bylaws of FCI, or constitute an event that with the lapse of time or action by a third party, could, to the knowledge of FCI, result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets, properties, or capital stock of FCI. FCI is an "out of state bank holding company" within the meaning of Section 2(p) of the Illinois BHCA, and consummation of the transactions contemplated by the Agreements will not violate the Illinois BHCA. Subject only to obtaining the required regulatory approvals, FCI is, and at all times after the date of this Agreement through and including the Closing Date will be, authorized to effect the Merger under applicable law.

     3.5 Accuracy of Information. The statements contained in the Agreements and in any other written documents executed and/or delivered by or on behalf of FCI pursuant to the terms of the Agreements are true and correct in all material respects, and do not omit any material fact necessary to make the statements contained herein or therein not materially misleading.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF FIRST MOLINE

     First Moline represents and warrants to Firstar and FCI as follows:

     4.1 Corporate Organization. First Moline is a corporation duly organized, validly existing and in active status under the laws of Delaware with all necessary power and authority to engage in the activities and business now conducted by it. First Moline possesses and is in full compliance with all licenses, franchises, permits and other governmental authorizations that are legally required, except, where the failure not to be in full compliance would reasonably be expected to have a material adverse effect on the financial condition, assets or business operations of First Moline and the Bank taken as a whole. First Moline is registered and in good standing with the OTS as a savings and loan holding company under the Home Owners' Loan Act, as amended (the "HOLA"). First Moline has delivered to Firstar, by letter from the Chief Executive Officer of First Moline and delivered by First Moline to Firstar on the date hereof (the "First Moline Letter") true, accurate and complete copies of the currently effective Certificate of Incorporation and Bylaws of First Moline, including any amendments thereto. The minute books of First Moline and the Bank contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors. First Moline has no subsidiaries, direct or indirect, except the Bank, FFM-CMO, Inc. and First Moline Real Estate Corp.

     4.2 Capitalization. The authorized capital stock of First Moline consists of 2,500,000 shares; 500,000 shares have been designated as Preferred Stock, $0.01 par value ("Preferred Stock") and 2,000,000 shares have been designated as Common Stock, $0.01 par value ("First Moline Common Stock"). There are no shares of Preferred Stock outstanding and 282,550 shares of First Moline Common Stock are validly issued and outstanding. All of such issued and outstanding shares of First Moline capital stock are fully paid and non-assessable and not issued in violation of any preemptive rights of any shareholder. First Moline does not have any arrangements or commitments obligating First Moline to issue or sell or otherwise dispose of, or to purchase or redeem shares of its capital stock or any securities convertible into or having the right to purchase

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shares of its capital stock, except for the stock options (the "Stock Options")
for 21,944 shares of Common Stock issued at the dates, for the exercise prices and to the recipients set forth in Section 4.2 of the First Moline Letter.

     4.3 Organization of the Subsidiaries. (a) The Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. First Moline has delivered to Firstar, as an exhibit to the First Moline Letter, true, accurate and complete copies of the currently effective Charter and Bylaws of the Bank, including all amendments thereto. The Bank (i) is duly authorized to conduct a general banking business, subject to the supervision of the OTS, at its offices identified in Section 4.3(a) of the First Moline Letter, (ii) is an insured depository institution as defined in the Federal Deposit Insurance Act, (iii) has full power and authority to engage in the business and activities now conducted by it, and (iv) possesses and is in compliance in all material respects with all licenses, franchises, permits and other governmental authorizations that are legally required except where the lack of such license, franchise, permit or other governmental authorization or failure be in such compliance would not reasonably be expected to have a material adverse effect on the financial condition of First Moline and the Bank, taken as a whole. The Bank has no interest in any subsidiaries, direct or indirect, except FFM-CMO, Inc. and First Moline Real Estate Corp.

     (b) Each of FFM-CMO, Inc. and First Moline Real Estate Corp. (the "Bank Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of Illinois with full power and authority to engage in the activities and business now conducted by it. First Moline has delivered to Firstar, as exhibits to the First Moline Letter, true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws of each of the Bank Subsidiaries. Each such corporation possesses and is in compliance in all material respects with all licenses, franchises, permits and other governmental authorizations that are legally required except where the lack of such license, franchise, permit or other governmental authorization or failure be in such compliance would not reasonably be expected to have a material adverse effect on the financial condition of First Moline and Bank, taken as a whole.

     4.4 Capitalization of the Subsidiaries. (a) The authorized capital stock of the Bank consists of 2,500,000 shares, 2,000,000 of Common Stock, $0.01 par value ("First Moline Stock"), of which 100 are validly issued and outstanding, all of which are owned by First Moline free and clear of all liens, pledges, assignments and security interests and 500,000 shares of serial preferred stock, $0.01 par value, none of which is issued or outstanding. All of the shares of the capital stock of the Bank are fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder.

     (b) The authorized capital stock of FFM-CMO, Inc. consists of 500,000 shares of Common Stock, no par value, of which 50,000 are validly issued and outstanding and owned by the Bank free and clear of all liens, pledges, assignments and security interests. All of such shares of capital stock are fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder. Neither the Bank nor FFM-CMO, Inc. is a party to or bound by any commitment or obligation to issue or sell or otherwise dispose of, or to purchase or redeem, any capital stock or any other security convertible into or having the right to purchase capital stock of the corporation.

     (c) The authorized capital stock of First Moline Real Estate Corp. consists of 100,000 shares of Common Stock, no par value, of which 25,000 are validly issued and outstanding and owned by the Bank free and clear of all liens, pledges, assignments and security interests. All of such shares of capital stock are fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder. Neither the Bank nor First Moline Real Estate Corp. is a party to or bound by any commitment or obligation to issue or sell or otherwise dispose of, or to purchase or redeem, any capital stock or any other security convertible into or having the right to purchase capital stock of the corporation.

     4.5 Authorization. The Board of Directors of First Moline has approved the Agreements and the transactions contemplated thereby and has authorized the execution, delivery and performance by First Moline of the Agreements. First Moline has full corporate power and authority to enter into the Agreements and, upon approval of its shareholders in accordance with law and subject to the conditions set forth in Article IX of this Reorganization Agreement, to consummate the transactions contemplated thereby. The

Agreements are valid and binding obligations of First Moline, enforceable in accordance with their terms, subject to (i) all applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought.

     4.6 No Violation. Provided that the requisite approvals from the Federal Reserve Board, the OTS, the OCC, the Illinois Commissioner and any other regulatory agencies are obtained and the offering of the Firstar Common Stock to be issued hereunder is duly registered under the Securities Act, and, to the extent applicable, under state securities or blue sky laws, neither the execution and delivery of the Agreements nor the consummation of the transactions contemplated therein will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order or decree of any court or other governmental agency to which First Moline or the Bank may be subject, or any contract, agreement or instrument to which First Moline or the Bank is a party or by which First Moline or the Bank is bound or committed, or the Certificate of Incorporation or Bylaws of First Moline, or the Charter of the Bank, or constitute an event that with the lapse of time or action by a third party or both, would, to the best of First Moline's knowledge, result in a material default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets, properties or stock of First Moline or the Bank other than (i) as set forth in the First Moline Letter; (ii) as would not reasonably be expected to have a material adverse effect on the financial condition of First Moline and the Bank, taken as a whole; or (iii) in the case of contracts, agreements or instruments, such conflicts, breaches or defaults which will be cured or waived prior to the Closing Date.

     4.7 Financial Statements. First Moline has furnished to Firstar copies of the following financial statements:

          (i) Audited consolidated balance sheets of First Moline as of December 31, 1993 and 1992, and the related audited statements of income and stockholders' equity for each of the years then ended, accompanied by the audit report thereon of McGladrey & Pullen;

          (ii) Statement of Condition of the Bank as of March 31, 1994, together with the related Report of Income for the period then ended, as included in the Thrift Financial Report of the Bank as of said dates as filed with the OTS.

     Each of the financial statements referred to in this Section 4.7 hereof is true and correct in all material respects and together they fairly present, the financial position and results of operation of First Moline and the Bank as of the dates and for the periods therein set forth. Each of the financial statements referred to in clause (i) of this Section 4.7 has been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Each of the financial statements referred to in clause (ii) of this
Section 4.7 has been prepared in accordance with the applicable regulations and standards of the OTS. Each of the financial statements referred to in this
Section 4.7 do not, as of the date thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1993, there has been no material adverse change in the financial condition, results of operation, business or prospects of First Moline or the Bank (other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse or changes outside the control of management resulting primarily by reason of changes in banking laws or regulations or interpretations thereof, or changes in the general level of interest rates or changes in economic, financial, or market conditions affecting the banking industry generally in the region in which First Moline and the Bank operate) and no fact or condition exists that First Moline or the Bank believes will cause such a material change in the future.

     4.8 Absence of Certain Changes. Since December 31, 1993, neither First Moline nor the Bank has, except as set forth in the First Moline Letter, (i) issued or sold any corporate debt securities (except certificates of deposit, letters of credit, cashier's checks, and other documents and instruments issued in the ordinary course of the banking business of the Bank); (ii) granted any option for the purchase of its capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock except a dividend paid on April 1, 1994 to shareholders of record on March 14, 1994 and a dividend declared and payable September 8, 1994 to shareholders of record on August 8, 1994, or as otherwise provided for in this Reorganization Agreement; (iv) incurred any material obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent) any of its assets or properties except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the respective Bank's balance sheet as of March 31, 1994, and current liabilities incurred since the date thereof in the ordinary course of business; (vi) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business and sales of mortgage loans in the secondary market, consistent with past practice; (vii) made or modified any general wage or salary increase exceeding 5% annually in the aggregate;
(viii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate; (ix) except in the ordinary course of business, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (x) entered into any transaction outside the ordinary course of its business, except in each case as expressly contemplated by this Reorganization Agreement; or (xi) except in the ordinary course of business or as reflected in the financial statements of First Moline or the Bank, sold or otherwise disposed of any of its investment securities.

     4.9 Employee and Employee Benefit Matters. (a) Neither First Moline nor the Bank is a party to or is bound by any written or oral (i) employment or consulting contract that is not terminable without penalty by First Moline or the Bank, as the case may be, on notice of 60 days or less, except as set forth in the First Moline Letter, or (ii) any collective bargaining agreement covering employees.

     (b) The First Moline Letter lists (i) each pension, profit sharing, stock bonus, thrift, savings, employee stock ownership or other plan, program or arrangement, that constitutes an "employee pension benefit plan" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained by First Moline or the Bank or to which First Moline or the Bank contributes for the benefit of any current or former employee, (ii) each plan, program or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits which constitute an "employee welfare benefit plan" within the meaning of ERISA, that is maintained by First Moline or the Bank or to which First Moline or the Bank contributes for the benefit of any current or former employee, and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, stock option plan, stock purchase plan, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which First Moline or the Bank provides benefits for or on behalf of any current or former employee, officer, director, consultant or agent.

     (c) All of the plans, programs and arrangements described in this section and listed in the First Moline Letter (hereinafter referred to as the "Plans") are in material compliance with all applicable requirements of ERISA and all other applicable federal and state laws, including the reporting and disclosure requirements of Part 1 of Title I of ERISA, except for instances where non-compliance would not result in material liability to First Moline, the Bank or the Plans. Except as set forth in the First Moline letter, each of the Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to qualify under
Section 401(a) of the Code, and, to the best of First Moline's knowledge, there exist no circumstances that would adversely affect the qualified status of any such Plan under that section for which the remedial amendment period has expired. Except as set forth in the First Moline Letter, each Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially determined present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan. Except as set forth in the First Moline Letter, there is no pending or, to

First Moline's knowledge, threatened litigation, governmental proceeding or investigation against or relating to any Plan and there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Plan. To the best of First Moline's knowledge, no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Plan and no Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan. Neither First Moline nor the Bank has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, with respect to any Plan. To the best of First Moline's knowledge, there have been no acts or omissions by First Moline or the Bank which have given rise to or may give rise to any material fines, penalties, taxes or related charges under Section 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which First Moline or the Bank may be liable. Except as set forth in the First Moline Letter, none of the payments contemplated by the Plans would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code. All group health plans of First Moline and the Bank, including any plans of current and former affiliates of First Moline or the Bank which must be taken into account under Section 4980B of the Code or
Section 601 of ERISA, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and
Section 601 of ERISA to the extent such requirements are applicable.

     (d) First Moline has delivered to Firstar as attachments to the First Moline Letter (i) a true and complete copy of each Plan (or, in the case of any Plan that is not in written form, a complete and accurate description of the material provisions of the Plan), (ii) complete and current copies of summary plan descriptions of each Plan that is subject to ERISA, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any Plan, (iv) the two most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the Internal Revenue Service or United States Department of Labor with respect to each Plan that is subject to ERISA and for which Annual Reports are required, (v) the most recent determination letter issued by the Internal Revenue Service with respect to each Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent available financial statements for each Plan that has assets, (vii) the most recent audited financial statements for each Plan for which audited financial statements are required by ERISA, and (viii) the most recent actuarial report for each Plan that is a defined benefit pension plan.

     (e) No Plan has engaged in a transaction involving the purchase or sale by the Plan of employer securities from or to a "disqualified person" (within the meaning of Section 4975 of the Code).

     4.10 Litigation. Except as disclosed in the First Moline Letter, no claims have been asserted and no relief has been sought against First Moline or the Bank in any pending litigation or governmental proceedings or otherwise. To First Moline's knowledge, there are no circumstances, conditions, events or arrangements, contractual or otherwise, which may hereafter give rise to any proceedings, claims, actions or government investigations involving First Moline or the Bank which would reasonably be expected to have a material adverse effect on the financial condition of First Moline and the Bank, taken as a whole, nor are any such proceedings, claims, actions or government investigations, to First Moline's knowledge, threatened involving First Moline or the Bank. Except as set forth in the First Moline Letter, neither First Moline nor the Bank is a party to any order, judgment or decree which would reasonably be expected to have a material adverse effect on the financial condition, assets or business of First Moline and the Bank taken as a whole, and neither First Moline nor the Bank (i) is the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority or (ii) has made any commitment to or entered into any agreement with any regulatory authority that currently restricts or adversely affects its operations or financial condition. First Moline will make available to Firstar copies of all correspondence with or memoranda of other communications with any regulatory authority since January 1, 1991, relating to the operation or condition, financial or otherwise, of First Moline or the Bank. Upon receipt of written permission from its and the Bank's regulators, First Moline will deliver to Firstar copies of all regulatory examination reports issued since January 1, 1990 relating to it or the Bank.

     4.11 Tax Matters. First Moline and the Bank have filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports that are required to be filed, and neither First Moline nor the Bank is delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by First Moline or the Bank except for assessments being contested by First Moline or the Bank. To First Moline's knowledge, there is no pending Internal Revenue Service or Illinois Department of Revenue examination with respect to First Moline or the Bank. There are included in the First Moline consolidated balance sheet as of December 31, 1993, and to the best of First Moline's knowledge there are included the Bank's balance sheet as of March 31, 1994, adequate reserves for the payment of all accrued but unpaid federal, state and local taxes of First Moline and the Bank, including interest and penalties, whether or not disputed for such fiscal years and all fiscal years prior thereto. Neither First Moline nor the Bank has executed or filed with the Internal Revenue Service or the Illinois Department of Revenue any agreement extending the period for assessment and collection of any federal or state tax, nor is First Moline or the Bank a party to any action or proceeding by any governmental authority for assessment or collection of taxes, except tax liens or levies against customers of the Bank. First Moline has not received notice that any claim for assessment or collection of taxes has been asserted against First Moline or the Bank.

     Neither First Moline nor the Bank has, during the past ten years, except as disclosed in the First Moline Letter, received any notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental agency, with respect to any federal, state, county or local taxes. To First Moline's knowledge, no federal or state income tax return of First Moline or the Bank is currently the subject of any audit by the Internal Revenue Service or any other governmental agency. No material deficiencies have been asserted in connection with the federal and state income tax returns of each of First Moline and the Bank for all periods through and including December 31, 1990, and to First Moline's knowledge, no circumstances exist which reasonably could be expected to result in a material assessment for subsequent periods. Except as set forth in the First Moline Letter, neither First Moline nor the Bank is a party to any agreement providing for allocation or sharing of taxes.

     4.12 Registration Statement. The parts of the Registration Statement and the Proxy Statement-Prospectus that relate to First Moline or the Bank and any of their affiliates or associates which were provided by First Moline will not, at the date the Proxy Statement-Prospectus is first mailed or delivered to shareholders of First Moline, and will not, at the date or dates of the meeting of First Moline's shareholders referred to in Section 6.9 hereof, as then amended or supplemented, contain any statement that is, at the time at which, and in light of the circumstances under which, it is made, false or misleading with respect to any material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, First Moline makes no representation or warranty regarding and shall have no responsibility for the truth or accuracy of any information with respect to Firstar or FCI or any of their affiliates or associates contained in the Registration Statement or the Proxy Statement-Prospectus.

     4.13 Title and Condition. (a) First Moline or the Bank or a Bank Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, including without limitation all assets and properties reflected in the unaudited balance sheet of the Bank as of March 31, 1994 and the audited consolidated balance sheets of First Moline as of December 31, 1993, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the dates of such balance sheets) subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as noted in said balance sheets or the notes thereto; (ii) statutory liens for taxes not yet delinquent; (iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; and (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, and such liens, mortgages, security interests, encumbrances and charges as are not in the aggregate material to the assets and properties of First Moline and the Bank taken as a whole. First Moline or the Bank, as lessee, has the right under valid and subsisting leases to occupy, use, possess and control all property leased by First Moline or the Bank, qualified only by the written terms of such leases, true and complete copies of which have been provided to Firstar as an attachment to the First Moline Letter. A legal description of all real property owned by First Moline, the Bank, or a Bank Subsidiary, including properties held by the Bank as a result of foreclosure or repossession or carried on the Bank's books as "other real estate owned," or which for purposes of any Environmental Law, as hereinafter defined, First Moline has received notice that such property is alleged to be under the control of First Moline, the Bank or a Bank Subsidiary (the "Real Properties"), has been provided in Section 4.13(a) of the First Moline Letter. Except as disclosed in the First Moline Letter, or to the extent any failure to comply with the American with Disabilities Act of 1990 ("ADA") will not have a material adverse effect on the financial condition of First Moline and the Bank, taken as a whole, each of the Real Properties is in material compliance with the ADA and the regulations promulgated thereunder to the extent such ADA and regulations require compliance for public accommodations by readily achievable barrier removal, or compliance following alterations to existing facilities to the maximum extent feasible, all as such Real Properties exist at Closing. Terms used in the preceding sentence are as defined under the ADA.

     (b) The Real Properties are in generally good condition and have been well maintained in accordance with reasonable and prudent business practices applicable to like facilities, reasonable wear and tear excepted. To First Moline's knowledge at the time of execution of this Agreement, the Real Properties are in material compliance with all Environmental Laws and there are no conditions in connection with the Real Properties, including the presence of lead or asbestos, which would be likely to subject First Moline, the Bank or a Bank Subsidiary to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws, or which would, if known, be likely to materially reduce the value of any Real Property or which would require or be likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by First Moline, the Bank or a Bank Subsidiary. To First Moline's knowledge at the time of execution of this Agreement, neither First Moline nor the Bank nor either Bank Subsidiary is a party to any litigation or administrative proceeding alleging First Moline's, the Bank's or such Bank Subsidiary's violation of Environmental Laws, nor has First Moline, the Bank or such Bank Subsidiary's violated Environmental Laws nor is First Moline, the Bank or a Bank Subsidiary required by any governmental agency to clean up, remove or take remedial or other responsive action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or hazardous materials. To First Moline's knowledge at the time of execution of this Agreement, neither the Real Properties nor First Moline nor the Bank nor either Bank Subsidiary are subject to any judgment, decree, order or citation related to or arising out of, or listed as a potentially responsible party by any governmental body or agency in a matter arising under, any Environmental Laws. The term "Environmental Laws" shall mean all federal, state and local laws, including statutes, regulations, ordinances, codes and rules relating to the discharge of air pollutants, water pollutants or process waste water or substances, in effect now or as of the Closing Date, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Hazardous Materials Transportation Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended, regulations of the Environmental Protection Agency, and any so-called "Superfund" or "Superlien" laws, and the Illinois Responsible Property Transfer Act.

     4.14 Insurance. First Moline has delivered to Firstar as exhibits to the First Moline Letter, true, accurate and complete copies of all insurance policies of First Moline and the Bank. First Moline and the Bank have in effect insurance coverage with reputable insurers, which, with respect to amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by savings and loan holding companies and their subsidiaries comparable in size and operations to First Moline and the Bank. Neither First Moline nor the Bank have received any notice of any premium deficiency relating to any insurance coverage in force at the date of this Agreement. First Moline will use its best efforts to maintain the coverage provided in each of such policies through the Closing Date.

     4.15 Compliance with Laws and Orders. First Moline and the Bank have complied with all laws, regulations and orders (including zoning ordinances) applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of the Bank's banking activities except where the failure to so comply would not have a material adverse effect on First Moline and the Bank, taken as a whole. Except where the failure to so comply would not have a material adverse effect on First Moline and the Bank, taken as a whole, neither First Moline nor the Bank is in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity.

     4.16 Governmental Regulation. First Moline and the Bank hold all licenses, certificates, permits, franchises and rights from all appropriate Federal, state and other public authorities necessary for the conduct of their businesses, and, between the date hereof and the Closing Date, First Moline will, and will cause the Bank to use its best efforts to, maintain all such licenses, certificates, permits, franchises and rights in effect. The Bank is a member of the Savings Association Insurance Fund administered by the FDIC. Except as disclosed in the First Moline Letter, neither First Moline nor the Bank is a party or subject to any agreement with, or directive or order issued by, the OTS or any other bank regulatory authority, which imposes any restrictions or requirements not applicable generally to savings and loan holding companies (in the case of First Moline), or federal savings banks (in the case of the Bank), with respect to the conduct of its business.

     4.17 Contracts and Commitments. Except as set forth in the First Moline Letter, neither First Moline nor the Bank is a party to or bound by any written or oral (i) lease or license with respect to any property, real or personal, with a value in excess of $25,000, whether as lessor, lessee, licensor or licensee; (ii) contract or commitment for capital expenditures in excess of $25,000 for any one project or $100,000 in the aggregate; (iii) contract or commitment for total expenses in excess of $25,000 made in the ordinary course of business for the purchase of materials, supplies or for the performance of services for a period of more than 60 days from the date of this Reorganization Agreement, except for any outstanding legal services agreements; (iv) contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; (v) contract, commitment or agreement made outside the ordinary course of business; or (vi) union contract or collective bargaining agreement. First Moline and the Bank have performed all obligations required to be performed by them to date, and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in a default (except to the extent such default will not have a material adverse effect on First Moline or the Bank, taken as a whole) under any outstanding mortgage, lease, contract, commitment or agreement to which First Moline or the Bank is a party or by which First Moline or Bank is bound or under any provision of their respective charter documents or Bylaws, and each such outstanding mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of First Moline or the relevant Bank, subject to
(i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles if equitable remedies are sought.

     4.18 Shareholders and Undertakings from Affiliates. First Moline will furnish to Firstar prior to the filing of the bank regulatory applications contemplated in Section 1.5 (i) a current list which identifies each officer or director of First Moline or the Bank or holder of ten percent (10%) or more of the outstanding First Moline Common Stock, as determined under the rules and regulations of the SEC, and sets out the number of shares owned by each such person; and (ii) First Moline will use all reasonable efforts to cause each person named on the affiliates list delivered to Firstar to execute prior to the filing of the bank regulatory applications contemplated in Section 1.5 written undertakings, in the form attached hereto as Exhibit 4.18(ii) ("Affiliates' Undertakings").

     4.19 Matters Relating to Directors, Officers and Shareholders. Except as set forth in the First Moline Letter, no director, executive officer, or holder of ten percent (10%) or more of the outstanding capital stock of First Moline, as determined under the rules and regulations of the SEC, nor any director or executive officer of the Bank nor any "associate" of any such person (as such term is defined in the general rules and regulations under the Securities Act) (a "Company or Bank Principal") (i) is or has during the period subsequent to December 31, 1990, been a party (other than as a depositor) to any transaction with First Moline or the Bank, whether as a borrower or otherwise, which (x) was made other than in the ordinary course of business, (y) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions for other persons, or (z) involves more than the normal risk of collectibility or presents other unfavorable features, or (ii) is a party to any loan or loan commitment, whether written or oral, from First Moline or the Bank involving an amount in excess of $10,000.

     4.20 Absence of Adverse Agreements. Neither First Moline nor the Bank, is a party to any agreement, option or contract (other than the Agreements, the Voting Agreements dated of the date hereof between Firstar and certain shareholders of First Moline), the subject of which involves or relates to the merger, consolidation, or sale of assets or stock of First Moline or the Bank.

     4.21 Accuracy of Information. The statements of First Moline contained in the First Moline Letter and in any other written documents executed and/or delivered by or on behalf of First Moline pursuant to the terms of the Agreements are true and correct in all material respects and the First Moline Letter and such other documents do not omit any material fact necessary to make the statements contained therein not materially misleading. The statements contained in the First Moline Letter and such other documents will be deemed to constitute representations and warranties of First Moline under this Reorganization Agreement to the same extent as if set forth herein in full.

     4.22 Allowance for Loan Losses. To the knowledge of First Moline, the reserve for possible loan losses shown on the March 31, 1994 Consolidated Balance Sheet of First Moline and its subsidiaries is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of March 31, 1994.

     4.23 No Undisclosed Liabilities. Neither First Moline nor the Bank nor any of their respective properties is subject to any material liability or obligation (absolute, accrued, contingent or otherwise) known to First Moline, including without limitation, any lease, contract, commitment or purchase or sale agreement, except:

          (a) as specifically disclosed in this Agreement or the financial statements of First Moline delivered pursuant to Section 4.7 hereof;

          (b) as disclosed in the First Moline Letter; or

          (c) liabilities or obligations arising or incurred in the ordinary course of business of First Moline or the Bank since December 31, 1993 and consistent with past practices including, without limitation, any taxes; or

          (d) expenses related to the Merger or as contemplated in this Agreement.

     4.24 Pooling and Tax-Free Status Matters. To the knowledge of First Moline, neither First Moline nor any of its affiliates has through the date hereof taken or agreed to take any action that would prevent Firstar from accounting for the business combination to be effected by the Merger as a pooling of interests or would prevent the Merger from qualifying as a tax-free reorganization under
Section 368 of the Code.

     4.25 Reports. Since January 1, 1993, First Moline, the Bank and the Bank Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the OTS and (iii) any other applicable state securities authorities (all such reports and statements are collectively referred to herein as the "First Moline Reports"). As of their respective dates, the First Moline Reports filed prior to the date hereof complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.26 Opinion of Financial Advisor. First Moline has received the opinion of Hovde Financial, Inc. on the date hereof to the effect that, as of the date hereof, in the opinion of such firm, the consideration to be received in the Merger by First Moline's stockholders is fair to First Moline's stockholders from a financial point of view (the "Fairness Opinion").

                                   ARTICLE V

                         CONDUCT OF BUSINESS BY FIRSTAR

     5.1 Approval by Firstar. Firstar will give its consent or approval on such matters as may be appropriate or required in connection with the transactions contemplated by the Agreements.

     5.2 Subsequent SEC Filings. Promptly after filing, Firstar will furnish First Moline and its counsel copies of all Firstar's periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC subsequent to the date hereof. Such reports shall be prepared in compliance with laws applicable to Firstar.

     5.3 Conduct of Business; Certain Covenants. From and after the execution and delivery of this Agreement and until the Closing Date, Firstar will, except insofar as deviations from the following covenants would not reasonably be expected to have a material adverse impact on Firstar and its subsidiaries, taken as a whole:

     (a) conduct its business and operate and cause its subsidiaries to conduct their respective businesses only in accordance with sound banking and/or business practices; and

     (b) maintain its corporate existence and that of FCI in good standing and file all material required reports with all applicable regulatory authorities.

     5.4 Employee Benefits. (a) No later than the first day of the first calendar year that begins at least three months after the Closing Date, Firstar shall provide, or shall cause to be provided to each employee of Firstar or any Firstar subsidiary who was an employee of First Moline or any of its subsidiaries on the Closing Date (the "First Moline Employees") the opportunity to participate in the following Firstar Benefit Plans on a basis comparable to that applicable to other similarly-situated employees of Firstar and its subsidiaries: the Firstar Pension Plan (and the related non-qualified excess benefit/"top hat" plan known as the Benefit Equalization Plan), Thrift and Sharing Plan (including cash payment with respect thereto made in lieu of matching contributions precluded by applicable limitations of the Code), Comprehensive Medical Plan, Dental Plan, Dependent Care and Medical Expense Reimbursement Plan, Group Life Insurance Plan, and Long-Term Disability Plan.

     (b) With respect to the participation of the First Moline Employees in the Firstar Benefit Plans, Firstar shall provide, or cause to be provided, that:

          (i) the service credited to each First Moline Employee for purposes of determining eligibility and vesting under each of the Firstar Benefit Plans, including eligibility for greater matching contributions under the Firstar Thrift and Sharing Plan (and related cash payment program), and also under any vacation, short-term disability or similar salary continuation policy or plan for which they may be eligible, shall include all such First Moline Employee's service with First Moline, FCI (as successor to First Moline) or Bank; and

          (ii) at the time the Firstar Benefit Plans are first extended to the First Moline Employees, the First Moline Employees shall not be subject to any waiting periods or pre-existing condition exclusions under such Firstar Benefit Plans to the extent such periods are longer or such exclusions impose a greater limitation than such periods or exclusions under the terms of the corresponding First Moline Benefit Plan immediately prior to the extension of coverage under the Firstar Benefit Plans.

     (c) Neither Firstar nor FCI shall be obligated to provide benefits under any Firstar Benefit Plan which is duplicative to benefits provided to any First Moline Employee under any Plan with respect to the period from the Closing Date to the date that participation in the Firstar Benefit Plan is extended to the First Moline Employees (such period hereafter referred to as the "First Moline Interim Period").

     (d) During the First Moline Interim Period, Firstar shall maintain or shall cause to be maintained the First Moline Group Medical Plan, Group Life Insurance Plan, Group Dental Plan, Group Long Term Disability Plan, and Profit Sharing Plan as in effect immediately prior to the Closing Date, without substantive change, except as may be required by applicable law, or as replaced by a Firstar Benefit Plan. With respect to each calendar year during which the First Moline Interim Period occurs, Firstar shall make or shall cause to be made to the First Moline Profit Sharing Plan profit sharing contributions for the benefit of eligible First Moline Employees at a rate of no less than 5% of eligible compensation for such calendar year (or portion thereof prior to the date such Plan was replaced by the Firstar Thrift and Profit Sharing Plan).

     (e) During the First Moline Interim Period, First Moline Employees shall continue to accrue benefits under the First Moline Retirement Plan pursuant to the terms thereof until such date as such Employees become eligible to accrue benefits under the Firstar Corporation Pension Plan, in which case such benefits accrued under the Firstar Corporation Pension Plan shall be in addition to the benefits accrued under the First Moline Retirement Plan as of such date.

     (f) First Moline and Firstar shall use all reasonable efforts and will cause their respective subsidiaries to use all reasonable efforts to effect the substitution of and assumption by Firstar or a Firstar subsidiary as the sponsoring employers for the Plans and to amend such plans to the extent necessary to accomplish such substitution and assumption, and such other actions contemplated by the Plans and this Agreement. Except as otherwise provided in any Plan or Firstar Benefit Plan, the power of Firstar or any of its subsidiaries to amend or terminate any employee benefit plan or program after the Closing Date, shall not be altered or affected by this Section 5.4.

     (g) Firstar shall honor or cause to be honored, in accordance with its terms as amended as of the date of this Agreement, the First Moline Employee Severance Compensation Plan, provided that Firstar shall not be obligated to apply said Plan to anyone other than the First Moline Employees.

     5.5 Access to Information. After the date hereof and prior to the Closing Date, upon reasonable notice, Firstar shall (and shall cause FCI and Firstar Bank Davenport, N.A. to) afford to the officers, employees, agents and representatives of First Moline, access during normal business hours to all its properties, books, contracts, commitments and records.

     5.6 First Moline Pension Plan. Firstar shall use its best efforts to notify First Moline, within 45 days of the date of this Agreement, of its decision to either terminate or merge the Retirement Plan for Employees of First Federal Savings and Loan Association of Moline. Firstar's duty hereunder shall be conditioned upon its receiving all information reasonably necessary to make its decision.

     5.7 Indemnification. Firstar agrees that all indemnification now existing in favor of the directors and officers of First Moline and the Bank, as provided in the Certificate of Incorporation, Charter and By-Laws of First Moline and the Bank and applicable regulations, with respect to matters occurring prior to the Closing, shall survive the Merger and shall continue in full force and effect for two (2) years following Closing. Firstar shall provide or shall cause to be provided, for a period of not less than two (2) years from the Closing Date, Directors and Officers insurance and indemnification policies that provide First Moline's and the Bank's Directors and Officers coverage for events occurring prior to the Closing Date and that is in the aggregate, no less favorable than First Moline's and the Bank's currently existing policies; provided, however, that Firstar shall not be required to pay total premiums for the directors and officers insurance required under this Section 5.7 in excess of $60,000, but in such case shall purchase as much coverage as possible for such amount.

     5.8 No Adverse Action. Except as specifically contemplated by this Agreement, from the date hereof until the Closing Date, Firstar shall not, or agree or commit to, or permit any of its subsidiaries to, without the prior written consent of First Moline (which shall not be unreasonably withheld) take any action which would (i) materially and adversely affect the ability of either Firstar or First Moline to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby, on the terms and conditions set forth in Sections 1.5 and 9.1; (ii) materially and adversely affect First Moline's ability to perform its covenants and agreements under the Agreements; or (iii) result in any of the conditions to the Merger set forth in this Agreement not being satisfied.

                                   ARTICLE VI

                CONDUCT OF BUSINESS BY FIRST MOLINE UNTIL MERGER

     First Moline agrees that from the date of this Reorganization Agreement until the Closing Date:

     6.1 Dividends. First Moline will not declare or pay any dividends or make any distributions on First Moline Common Stock other than quarterly cash dividends in amounts not to exceed in the aggregate per calendar quarter an amount equal to the cash dividends that the shareholders of First Moline would have received from Firstar had they owned, after August 25, 1994 265,112 shares of Firstar Common Stock on the record dates in such quarters for the determination of Firstar shareholders entitled to receive dividends. Prior to closing and after calculation of the "Market Value of Firstar Common Stock at the Closing Date" pursuant to Section 8 of the Plan of Merger, if the actual number of shares of Firstar Common Stock to be issued in the Merger is greater than 265,112, First Moline shall, in addition, pay a final dividend equal to the difference between the dividends paid pursuant to the first sentence of this
Section 6.1 and the amount that would have been paid pursuant to such sentence had it referred to the actual number of shares of Firstar Common Stock to be issued in the Merger. First Moline will not permit the Bank to declare or pay any dividends or make any distributions on its common stock other than cash dividends necessary to fund such dividends of First Moline, pay expenses expressly contemplated by this Reorganization Agreement and pay ordinary and necessary operating expenses of First Moline on a basis consistent with prior years. In the event that the Closing Date occurs at such a time as to cause the shareholders of First Moline to not receive a dividend either as a holder of First Moline Common Stock or as a holder of Firstar Common Stock for a given calendar quarter, First Moline may pay a dividend for such quarter to its shareholders, calculated in the same manner as such other dividends paid after the date of this Reorganization Agreement.

     6.2 Capitalization. First Moline will not, nor will it permit the Bank to, issue, sell or otherwise dispose of, grant an option for, or acquire for value any shares of capital stock of First Moline or the Bank or otherwise effect any change in connection with its capitalization or that of the Bank.

     6.3 Ordinary Course of Business. First Moline will, and will cause the Bank to, carry on its business in substantially the same manner as heretofore and use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with customers. Except with the prior written consent of Firstar, First Moline will not, and will not permit the Bank to (i) enter into any transaction other than in the ordinary course of business or incur or agree to incur any obligation or liability, except (a) liabilities incurred and obligations entered into in the ordinary course of business, (b) with respect to an agreement with Vedder, Price, Kaufman & Kammholz for fair and reasonable legal services in connection with the Agreements and the transactions contemplated thereby providing for payment based solely upon the number of hours spent by such firm in performing such services, at the maximum hourly rate set forth in the First Moline Letter,
(c) with respect to any agreement for fees with McGladrey & Pullen for fair and reasonable services in connection with preparation of the Registration Statement and proxy solicitation materials and other activities contemplated by the Agreements, and (d) with respect to an agreement with Hovde Financial, Inc. for investment banking services in connection with the transactions contemplated in the Agreements, for an aggregate amount not to exceed the amount set forth in the agreement between First Moline and Hovde Financial, Inc.; (ii) except as recommended by a regulatory authority and reported to Firstar, change its lending, investment, liability management and other material policies concerning its or either Bank's banking business, unless required by statute, regulation or order; (iii) grant any bonus or increase in the rates of pay of employees or directors except normal salary and bonus increases to employees, based on past practice, not to exceed ten percent (10%) in the aggregate; (iv) except pursuant to the contracts or commitments disclosed in the First Moline Letter or in the ordinary course of business, incur or commit to any capital expenditure which exceeds $25,000; (v) except in the ordinary course of business or as expressly contemplated by this Reorganization Agreement, and, in the case of sales for more than $50,000, after prior notice to Firstar, sell any loans made prior to the date hereof, or sell any investment securities from their respective investment portfolios, or sell or otherwise dispose of any assets; or (vi) agree to any of the foregoing actions.

     6.4 Contact with Third Parties; No Board Recommendation. First Moline will not initiate, solicit or encourage and will not permit the Bank to initiate, solicit or encourage, or take any other affirmative action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or, subject to the fiduciary obligations of the Board of Directors of First Moline following consultation with and based upon the advice of counsel, negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any financial advisor, attorney, accountant or other representative retained by First Moline or the Bank to take any such action. For purposes of this Agreement, "Competing Transaction" shall mean any of the following: (i) the merger or consolidation of First Moline or the Bank with any person or entity other than Firstar or its subsidiaries, (ii) the acquisition of more than ten percent (10%) of the consolidated gross assets of First Moline by any person or entity other than Firstar or its subsidiaries, (iii) the acquisition of any of the capital stock of the Bank by any person or entity other than Firstar or its subsidiaries, or
(iv) the acquisition by First Moline or the Bank, except in the ordinary course of business, of the stock or the assets of any other person or entity. Promptly upon receiving any oral or written offer relating to any such event or proposed event, First Moline shall notify Jon H. Stowe, Executive Vice President of Firstar, or counsel for Firstar, by telephone, confirmed by letter, giving all relevant details of such oral or written offer. The Board of Directors of First Moline, subject to its fiduciary obligations, will not recommend that it or its shareholders vote in favor of any Competing Transaction.

     6.5 Corporate Structure. First Moline will not, nor will it permit the Bank to, without the prior written consent of Firstar, which consent shall not be unreasonably withheld, create or acquire any subsidiary. Except for the Articles Amendments, there will be no change in the Certificate of Incorporation or Bylaws of First Moline or the Articles of Incorporation or Bylaws of the Bank, without the prior written consent of Firstar.

     6.6 Accounting and Tax Reporting. First Moline will not, nor will it permit the Bank to, change any of its methods of accounting in effect at the end of its last fiscal year, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of First Moline or the Bank for its last taxable year, except as may be required by law or generally accepted accounting principles. First Moline will promptly notify Firstar of receipt of any notice of assessment received from any taxing authority by First Moline or the Bank.

     6.7 Full Disclosure. First Moline will afford Firstar, its officers, accountants, counsel and other authorized representatives, such access to all books, records, tax returns, leases, contracts and documents of First Moline and the Bank and to the buildings, structures, fixtures and appurtenances of First Moline and the Bank for purposes of inspecting their condition, and will furnish to Firstar such information with respect to the assets and business of First Moline and the Bank as Firstar may from time to time reasonably request in connection with the Agreements and the transactions contemplated hereby and as permitted by law, provided that such access or investigation shall not unnecessarily interfere with the normal operations of First Moline and the Bank.

     6.8 Reports to Firstar. First Moline will promptly advise Firstar in writing of all actions taken by the directors and shareholders of First Moline at meetings or in connection with written consents filed with First Moline and furnish Firstar with copies of all monthly and other interim financial statements of First Moline and the Bank as they become available. First Moline will use its best efforts to keep Firstar fully informed concerning all trends and developments of which it becomes aware that may have a material effect upon the business, properties or condition (either financial or otherwise) of First Moline and the Bank taken as a whole.

     6.9 Solicitation of First Moline Shareholders. First Moline will take such action as may be necessary in accordance with applicable law, including causing a special meeting of its shareholders to be held as soon as practicable after the effective date of the Registration Statement, to solicit, and will use its best efforts to obtain, the requisite ratification, confirmation and adoption of the Agreements and approval of the Merger by its shareholders and the approval of its shareholders on such other matters as may be appropriate or required in connection with the transactions contemplated by the Agreements. The Board of Directors of First Moline shall, subject to its fiduciary obligations following consultation with and based upon the advice of counsel,

(i) recommend to its shareholders approval of the Merger; (ii) not withdraw, modify or amend such recommendation; and (iii) use its best efforts to obtain such shareholder approval. First Moline and Firstar shall coordinate and cooperate with respect to the timing of such meeting and shall use their best efforts to hold such meeting as soon as practicable after the date hereof.

     6.10 Supplement to First Moline Letter. First Moline will promptly supplement or amend the First Moline Letter with respect to any matter hereafter arising that, if existing or occurring at the date of this Reorganization Agreement, would have been required to be set forth or described in the First Moline Letter. No supplement or amendment to the First Moline Letter will have any effect for the purpose of determining satisfaction of the condition set forth in Section 7.2 hereof.

     6.11 Employee Benefit Plans. Except as required by law or provided by this Agreement or disclosed in the First Moline Letter, First Moline will not make any material change in any Plan. First Moline will cooperate fully with Firstar and FCI and will take all steps necessary in the joint judgment of Firstar and its counsel and First Moline and its counsel to cause the termination of any Plan, other than any deferred compensation arrangement described in the First Moline Letter, or the merger thereof, effective on or after the Closing Date, into one or more employee benefit plans maintained by Firstar or FCI in compliance with Section 7.13 of this Agreement. Without limitation of the foregoing, if requested by Firstar or FCI, First Moline will cause the trustee of any Plan to value the assets of such Plan and, effective on or after the Closing Date, transfer all Plan assets and liabilities to a successor trustee designated by Firstar or FCI, all in the manner specified by Firstar or FCI.

     6.12 Bank-Level Transactions. First Moline and the Bank will cooperate with Firstar and FCI in the preparation by Firstar or FCI of applications to the appropriate regulatory authorities to effect, contingent on consummation of the Merger, effective contemporaneously therewith, the conversion of the Bank to a national banking association or the transfer of certain Bank assets and liabilities to and/or a merger of the Bank with one or more bank subsidiaries of Firstar or FCI.

     6.13 Classification of Certain Assets. First Moline will, not later than as of the month-end immediately preceding the Closing Date, classify as "held for sale" all fixed rate mortgage loans in its portfolio, which Firstar shall identify, and cause to be made such accounting entries as are required under generally accepted accounting principles to reflect such a classification.

     6.14 Allowance for Loan Losses. Not later than as of the month-end immediately preceding the Closing Date, the allowance for loan losses of the Bank after all anticipated loan losses shall have been charged off shall not be less than an amount requested by Firstar.

     6.15 Termination of Data Processing Agreement. First Moline will give notice, not later than January 20, 1995, or such earlier date as Firstar may reasonably request, of its intent to terminate its agreement with BISYS, Inc. for data processing services at a date not later than July 20, 1995.

     6.16 Environmental Audits. First Moline has engaged an entity to perform environmental site assessments of the Real Properties carried on the books of the Bank or any Bank Subsidiary (the "Environmental Audit") and render a Phase I report of the Environmental Audit (the "Environmental Report"), to determine if such properties have indications of or give evidence that any violations of Environmental Laws have occurred on any such properties. The Environmental Audit shall be completed within 60 days of the date hereof; Firstar shall receive a complete copy of the Environmental Report within 75 days of the date hereof. The Environmental Report or such subsequent investigation as is indicated in the Environmental Report, shall indicate whether any cleanup, removal, remedial action or other response is required in order to bring the Real Properties into material compliance with Environmental Laws. Nothing contained in the Environmental Report shall diminish or expand First Moline's obligations with respect to the representations and warranties in Section 4.13 hereof or affect the consequences of any such representation or warranty proving to have been untrue, incomplete or misleading in any material respect.

     6.17 Recapture of Tax Bad Debt Reserve. Not later than as of the month-end immediately preceding the Closing Date, First Moline will record in its financial records the recapture of its tax bad debt reserve and will cause to be made such accounting entries as are required under generally acceptable accounting principles to reflect such recapture.

                                  ARTICLE VII
                  CONDITIONS TO OBLIGATIONS OF FIRSTAR AND FCI

     The obligations of Firstar and FCI under the Agreements to cause the transactions contemplated therein to be consummated shall be subject to the satisfaction of the following conditions:

     7.1 No Material Adverse Change. There shall not have been any material adverse change, or discovery of a condition or the occurrence of any event that has or is likely to result in such a change, in the financial condition, assets, liabilities, results of operation or business of First Moline and the Bank, taken as a whole, from the date hereof to the Closing Date, except for such changes as may occur as a consequence of the transactions contemplated by this Agreement or changes outside the control of management resulting primarily by reason of changes in banking laws or regulations or interpretations thereof, or changes in the general level of interest rates or changes in economic, financial, or market conditions affecting the banking industry generally in the region in which First Moline and the Bank operate.

     7.2 Representations and Warranties. All representations and warranties by First Moline contained in this Reorganization Agreement shall be true and correct in all material respects at, or as of, the Closing Date as though such representations and warranties were made on and as of said date, except with respect to (a) changes expressly contemplated in this Reorganization Agreement,
(b) representations or warranties as of a specified time other than the Closing Date, which shall be true in all material respects at such specified time, or
(c) breaches that are not reasonably likely to have a material adverse impact on First Moline or the Bank or on the benefits to have been received by Firstar or FCI from consummation of the transactions contemplated by the Agreements.

     7.3 Performance and Compliance. First Moline shall have performed or complied with all covenants, agreements and conditions required by the Agreements to be performed and satisfied by it on or prior to the Closing Date unless waived by Firstar.

     7.4 No Proceeding or Litigation. At the Closing Date, (i) no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Merger and, (ii) there is no suit, action or proceeding pending or, to the knowledge of First Moline, threatened against or affecting First Moline or the Bank which is likely to have a material adverse effect on First Moline or the Bank, taken as a whole.

     7.5 Review or Audit by Firstar and Accountants. Upon reasonable advance notice, but no case later than three business days prior to the Closing Date, Firstar and KPMG Peat Marwick shall have had an adequate opportunity to conduct such a complete review, in accordance with standards established by the American Institute of Certified Public Accountants, or audit, in accordance with generally accepted auditing standards, of the financial condition, assets, liabilities, results of operation, and business of First Moline and the Bank as Firstar shall deem prudent. Any such audit or review shall be performed at Firstar's sole expense.

     7.6 Audit of Plans. Upon reasonable advance notice, but in no case later than three business days prior to the Closing Date, Firstar shall have had the opportunity to conduct, or to have conducted by an entity of its choosing, at its expense, an audit of any Plans.

     7.7 Pooling Letter. Firstar shall have received confirmation from KPMG Peat Marwick that the Merger will be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date; provided, however, that this condition shall be deemed to have been waived by Firstar if the inability to obtain such opinion arises out of, or results directly or indirectly from, any action taken by Firstar, FCI or any of their respective subsidiaries contrary to that contemplated by this Agreement.

     7.8 Opinion of Counsel for First Moline. Firstar and FCI shall have received an opinion from Vedder, Price, Kaufman & Kammholz, counsel for First Moline, dated the Closing Date, substantially to the effect set forth in Exhibit
7.8 hereto.

     7.9 Certificate of Chief Executive Officer. First Moline shall have furnished Firstar a certificate, signed by its Chief Executive Officer, dated the Closing Date, to the effect that the conditions described in Sections 7.1, 7.2, 7.3, 7.4, 7.14 and 9.3 as it relates to First Moline of this Reorganization Agreement have been fully satisfied, to the best of the knowledge of such Chief Executive Officer.

     7.10 Corporate Certificates. Firstar and FCI shall have received (i) a statement of the State of Delaware, certifying that First Moline is a corporation in good standing in Delaware, and (ii) a certificate of corporate existence from the OTS relating to the Bank, each dated within five business days prior to the Closing Date.

     7.11 Bills for Certain Fees of First Moline or the Bank. (a) Firstar shall have received a copy of the bills from Vedder, Price, Kaufman & Kammholz to First Moline or the Bank for services performed in connection with the transactions contemplated in the Agreements, through two (2) business days prior to the Closing Date, which in the case of Vedder, Price, Kaufman & Kammholz, are accompanied by information as to the number of hours spent by such counsel on such services and the fees charged for such services; (b) Firstar shall have received a copy of the statement for fees from McGladrey & Pullen to First Moline for services performed in connection with the transactions contemplated in the Agreements; and (c) Firstar shall have received a copy of the statement for fees from Hovde Financial, Inc. for services performed in connection with the transactions contemplated in the Agreements.

     7.12 Tax Opinion. Firstar and FCI shall have received an opinion from an accounting or law firm reasonably acceptable to Firstar and FCI, dated the Closing Date, opining that the Merger will be treated as a tax-free reorganization under the Code. Firstar or FCI shall request such an opinion within ten days of the date of this Reorganization Agreement. The failure to obtain such opinion due to an act or omission of Firstar or FCI shall constitute a waiver of such condition.

     7.13 Termination of Pension Plan. First Moline shall have taken all actions necessary to cause the termination or merger into a Plan maintained by Firstar or FCI of the Retirement Plan for Employees of First Federal Savings and Loan Association of Moline and the Recognition and Retention Plan and Trust.

     7.14 Charter Conversion. Firstar and FCI shall have received evidence of an approval from the Office of the Comptroller of the Currency and any other appropriate regulatory agencies for the conversion of the Bank to a national banking association on the Closing Date.

                                  ARTICLE VIII

                 CONDITIONS TO THE OBLIGATIONS OF FIRST MOLINE

     The obligations of First Moline under the Agreements to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction of the following conditions unless waived by First Moline:

     8.1 No Material Adverse Change. There shall not have been any material adverse change, or discovery of a condition or the occurrence of any event that has or is likely to result in such a change, in the consolidated financial condition, assets, liabilities, results of operation or business of Firstar from the date hereof to the Closing Date.

     8.2 Representations and Warranties. All representations and warranties of Firstar and FCI contained in this Reorganization Agreement shall be true and correct in all material respects at, or as of, the Closing Date as though such representations were made at and as of said date, except with respect to (y) changes expressly contemplated in this Reorganization Agreement, or (z) breaches that are not reasonably likely to have a material adverse impact on Firstar or FCI or on the benefits to have been received by First Moline or its shareholders from consummation of the transactions contemplated by the Agreements.

     8.3 Performance and Compliance. Firstar shall have performed or complied with all covenants, agreements and conditions required by the Agreements to be performed and satisfied by it at or prior to the Closing Date.

     8.4 No Proceeding or Litigation. At the Closing Date, (i) no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Merger and, (ii) there is no suit, action or proceeding pending or, to the knowledge of Firstar, threatened against or affecting Firstar which is likely to have a material adverse effect on Firstar.

     8.5 Opinion of Counsel for Firstar and FCI. Firstar and FCI shall have delivered to First Moline an opinion of Firstar's General Counsel, dated the Closing Date, substantially to the effect set forth in Exhibit 8.5 hereto.

     8.6 Certificate of Executive Officer. Firstar shall have furnished to First Moline a certificate, signed by any one of its executive officers and dated the Closing Date, to the effect that the conditions described in Sections 8.1, 8.2, 8.3, 8.4 and 9.3, as it relates to FCI of this Reorganization Agreement have been fully satisfied.

     8.7 Tax Opinion. First Moline shall have received an opinion from Vedder, Price, Kaufman & Kammholz dated the Closing Date, opining that the Merger will be treated as a tax-free reorganization under the Code. First Moline shall request such an opinion within ten days of the date of this Reorganization Agreement and shall provide such law firm (as well as the accounting or law firm referred to in Section 7.13) with such representations as are true, accurate and complete with respect to First Moline, its shareholders and the Merger as are reasonably necessary to enable such law firm (as well as the accounting or law firm referred to in Section 7.13) to deliver such opinion (and the opinion referred to in Section 7.13). The failure to obtain such opinion due to an affirmative act or omission of First Moline shall constitute a waiver of such condition.

     8.8 Listing. The shares of Firstar Common Stock to be issued in the Merger to holders of First Moline Common Stock shall be listed on the NYSE.

     8.9 Opinion of Financial Advisor. As of the date of the mailing of the Proxy Statement-Prospectus, the Fairness Opinion may not be included in the Proxy Statement-Prospectus because Hovde Financial, Inc. shall have withdrawn or modified in any material respect the Fairness Opinion due to a determination by such firm that the Fairness Opinion was erroneous.

                                   ARTICLE IX

                  CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

     In addition to the provisions of Articles VII and VIII hereof, the obligations of First Moline, Firstar and FCI to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction of the following conditions.

     9.1 Governmental Approvals. The parties hereto shall have received all necessary approvals of governmental agencies and authorities, which do not contain material terms or conditions that are not reasonably acceptable to Firstar, of the transactions contemplated by the Agreements including the conversion of the Bank to a national banking association and each of such approvals shall remain in full force and effect at the Closing Date and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. Firstar shall promptly notify First Moline upon receipt of all necessary governmental approvals. If any contest as aforesaid is brought by formal proceedings, any party may, but shall not be obligated to, answer and defend such contest.

     9.2 Securities Law Compliance. The Registration Statement shall have become effective by an order of the SEC, the Firstar Common Stock to be issued in the Merger shall have been qualified or exempted under all applicable state securities or blue sky laws, and there shall have been no stop order issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no proceeding shall have been commenced, pending or overtly threatened for such purpose.

     9.3 Shareholder Approval. The Agreements and the Merger shall have been duly approved by the requisite affirmative votes of the shareholders of First Moline and FCI.

                                   ARTICLE X

                                   INDUCEMENT

     10.1. Inducement. (a) Subject to subsection (d), As a condition and inducement to Firstar's willingness to enter into and perform this Reorganization Agreement, in the event that a Trigger Event (as hereinafter defined) has occurred, then First Moline shall pay to Firstar a fee of $400,000. Such fee shall be payable in immediately available funds within two days following the occurrence of a Trigger Event.

     (b) As used herein, "Trigger Event" shall mean the occurrence of one or more of the following events:

           (i) A Transaction Proposal (as defined below) shall have occurred;

           (ii) Termination of this Agreement following a wilful and material breach thereof by First Moline; or

          (iii) (A) the Board of Directors of First Moline (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated thereby, or (2) shall not at the appropriate time have recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of First Moline shall have resolved to do any of the foregoing.

     (c) As used in this Agreement, "Person" shall mean any individual, firm, corporation, or other entity and shall include any syndicate or group of persons deemed to be a "person" by Section 13(d)(3)(e) of the Exchange Act. As used in this Agreement,

          (i) "Transaction Proposal" shall mean (A) a bona fide tender offer or exchange offer for at least 25% of the then outstanding shares of any class of capital stock of First Moline shall have been made by any Person (excluding Firstar or any of its subsidiaries or affiliates), (B) any Person (other than Firstar or any subsidiary or Affiliate thereof) shall have filed an application under the BHCA, the HOLA, the Savings and Loan Holding Company Act, as amended, the Federal Deposit Insurance Act, as amended or the Change in Bank Control Act, as amended, with respect to the acquisition by such person of any shares of the capital stock of First Moline, (C) a merger, consolidation or other business combination with First Moline, or the Bank, shall have been effected by any Person, or an agreement relating to any such transaction shall have been entered into,
     (D) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of related transactions) involving more than ten percent (10%) of First Moline's consolidated assets (including stock of the Bank), or all or a substantial part of the assets of the Bank, to any Person shall have been effected, or any agreement relating to such transaction shall have been entered into,
     (E) the acquisition by any Person, other than (1) Firstar or any subsidiary or Affiliate of Firstar (other than in a fiduciary capacity) or (2) the Bank in a fiduciary capacity for third parties, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, which will be deemed for purposes hereof to provide that such Person beneficially owns any shares of First Moline Common Stock that may be acquired by such person pursuant to any right, option, warrant or other agreement, regardless of when such acquisition would be permitted by the terms thereof) of 10% or more of the outstanding shares of First Moline Common Stock (including capital stock currently beneficially owned by such Person) or, if such Person currently beneficially owns 10% or more of the outstanding shares of First Moline Common Stock, of any additional shares of First Moline Common Stock (other than pursuant to such Person's rights and obligations as of the date hereof related to the Stock Options and the Management Recognition and Retention Plan and Trust), (F) any reclassification of securities or recapitalization of First Moline or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of First Moline which is owned by any Person (excluding Firstar or any of its subsidiaries or Affiliates) shall have been effected, or any agreement relating to such transaction shall have been entered into or plan with respect thereto adopted, (G) any transaction having an effect similar to those described in (A) through (F) above, or (H) a public announcement with respect to a proposal, plan or intention by First Moline or another person (excluding Firstar or any of its subsidiaries or affiliates) to effect any of the foregoing transactions; provided, however, that in the case of the events described in clauses (A), (B) and (H) in this definition, and events described in clause (G) having an effect similar to those described in clauses (A) and (B) (the "Events"), such Events shall not constitute a "Transaction Proposal" hereunder unless after the occurrence of any such Event, either (x) the Board of Directors of First Moline (1) recommends such Event to its stockholders for acceptance; (2) fails to undertake such acts as Firstar reasonably requests to oppose such Event (provided that First Moline not incur significant legal expense); or (3) fails to recommend approval of this Agreement to First Moline's stockholders; or (y) First Moline's stockholders shall have failed to approve this Agreement at a meeting duly called for such purpose; and provided, further, that any transaction contemplated by this Agreement (other than transactions contemplated by Section 6.4 or Section 6.9) shall be specifically exempt from the definition of "Transaction Proposal"; and

          (ii) "Affiliate" shall mean a person that directly or indirectly, through one or more intermediaries, (A) owns beneficially, directly or indirectly, in excess of 10% of the voting capital stock of any other Person or (B) controls, is controlled by, or is under common control with, another person.

     (d) The rights of Firstar hereunder shall terminate upon the earliest to occur of (i) the Closing Date, (ii) the termination of this Agreement by First Moline pursuant to Sections 11.1(c)(ii) or 11.1(c)(iii), (iii) the termination of this Agreement by mutual agreement of the parties or (iv) the expiration of one year after the termination of this Agreement (other than terminations described in clause (ii) or (iii)).

                                   ARTICLE XI

                                  TERMINATION

     11.1 Reasons for Termination. The Agreements may be terminated and the Merger abandoned at any time before the Closing Date, notwithstanding the approval or adoption of the Agreements by the shareholders of First Moline and/or FCI:

          (a) By mutual written consent of the Board of Directors of First Moline and the Board of Directors or the Interstate Banking and Acquisitions Committee of Firstar;

          (b) By written notice from Firstar to First Moline if:

              (i) any condition set forth in Articles VII or IX of this Reorganization Agreement has not been substantially satisfied or waived in writing by June 30, 1995, unless the failure to satisfy such condition is due to a breach of the Agreements by Firstar;

              (ii) any warranty or representation made by First Moline shall be discovered to be or to have become untrue, incomplete or misleading where any such breach, individually or in the aggregate, (a) is reasonably likely to have a material adverse impact on First Moline and the Bank, taken as a whole, or on the benefits to have been received by Firstar or FCI from consummation of the transactions contemplated by the Agreements, and (b) has not been cured within ten business days following receipt by First Moline of notice of such discovery, provided, however, that Firstar shall have no such termination right in respect of any matter known to it as of the date of this Reorganization Agreement; or

             (iii) First Moline shall have breached one or more covenants of this Reorganization Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within ten business days following receipt by First Moline of written notice of such breach, provided, however, that Firstar shall have no such termination right in respect of any matter known to it as of the date of this Reorganization Agreement; or

          (c) By written notice from First Moline to Firstar, if:

              (i) any condition set forth in Articles VIII or IX of this Reorganization Agreement has not been substantially satisfied or waived in writing by June 30, 1995, unless the failure to satisfy such condition is due to a breach of the Agreements by First Moline;

              (ii) any warranty or representation made by Firstar shall be discovered to be or to have become untrue, incomplete or misleading where any such breach, individually or in the aggregate, (a) is reasonably likely to have a material adverse impact on Firstar or on the benefits to have been received by First Moline or its shareholders from consummation of the transactions contemplated by the Agreements, and (b) has not been cured within ten business days following receipt by Firstar of written notice of such discovery, provided, however, that First Moline shall have no such termination right in respect of any matter known to it as of the date of this Reorganization Agreement;

             (iii) Firstar shall have breached one or more covenants of this Reorganization Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within ten business days following receipt by Firstar of notice of such breach, provided, however, that First Moline shall have no such termination right in respect of any matter known to it as of the date of this Reorganization Agreement.

             (iv) on the date on which the Market Value of Firstar Common Stock is calculated pursuant to the Plan of Merger, if the Market Value of Firstar Common Stock on the Closing Date is less than $28.00.

     11.2 Liability. In the event of termination of this Reorganization Agreement caused (a) otherwise than by breach of a party hereto or (b) by any willful breach or misrepresentation by a party hereto not covered by the next sentence, there shall be no liability on the part of First Moline, Firstar or FCI of any nature whatsoever, except that each party shall pay its own fees and expenses pursuant to Section 12.2 of this Reorganization Agreement and continue to comply with the obligations set forth in Section 1.7 of this Reorganization Agreement. In the event of termination of this Reorganization Agreement caused by (i) willful breach by a party of any agreement, covenant, or undertaking of such party contained herein or in any exhibit hereto; (ii) any material misrepresentations or breach of warranty in any material respect by a party herein, which at the date hereof was known to be a misrepresentation or breach of warranty by such party; or (iii) the failure of any condition set forth in Articles VII, VIII or IX hereof which has failed because a party did not exercise good faith and best efforts towards the fulfillment of such condition; then the other party shall be entitled to all its legal and equitable remedies.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Brokers. Firstar and First Moline agree that no third person or entity, except Hovde Financial, Inc., has in any way brought the parties together or been instrumental in the making of the Agreements. Each such party agrees to indemnify the other against any claim by any third person or entity other than Hovde Financial, Inc. for any commission, brokerage or finder's fee, or other payment with respect to the Agreements or the transactions contemplated thereby based on any alleged agreement or misunderstanding between such party and such third person or entity, whether express or implied from the actions of such party.

     12.2 Expenses. Each party to the Agreements will pay its respective fees and expenses incurred in connection with the preparation and performance of the Agreements, including fees and expenses of its counsel, accountants, and other experts and advisors, except that Firstar agrees to reimburse First Moline and the Bank for any out-of-pocket fees and expenses they incur at the request and direction of Firstar (not to include fees paid or payable for the environmental audits referred to in Section 6.14 hereof).

     12.3 Waivers; Amendments. At any time prior to the Closing Date, either Firstar, by action taken by its Board of Directors or Interstate Banking and Acquisitions Committee or officers thereunto authorized, or First Moline, by action taken by its Board of Directors or officers thereunto authorized, may waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in the Agreements or agree to the amendment or modification of the Agreements by an agreement in writing executed in the same manner as the Agreements.

     12.4 Assignment. This Reorganization Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto without the prior written consent of the other parties, except that Firstar or FCI may assign its rights hereunder to any wholly owned direct or indirect subsidiary of Firstar; provided, however, that in the event Firstar or FCI or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Firstar or FCI, as the case may be, assume the obligations set forth in this Agreement.

     12.5 Entire Agreement. This Reorganization Agreement, the Plan of Merger, the Voting Agreements and the Affiliates' Undertakings supersede any other agreement, whether written or oral, that may have been made or entered into by First Moline or Firstar or FCI or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of First Moline by Firstar or FCI. The aforementioned agreements constitute the entire agreement by the respective parties, and there are no agreements or commitments except as set forth herein and therein.

     12.6 Captions and Counterparts. The captions in this Reorganization Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Reorganization Agreement. This Reorganization Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

     12.7 Governing Law. The Reorganization Agreement shall be construed and interpreted in accordance with the laws of the State of Wisconsin and federal law except as the Delaware General Corporation Law and the Iowa Business Corporation Act is expressly applicable to the Merger.

     12.8 Nonsurvival. No representations, warranties or covenants in this Reorganization Agreement shall survive, (a) the Merger, other than the obligations set forth in Sections 1.4, 1.7, 1.9, 1.10, 5.4 and 5.7, and the representations set forth in Section 4.24, of this Reorganization Agreement, and
(b) the termination under Article XI hereof, other than the obligations set forth in Sections 1.7, 1.9, 10.1 and 12.2, and the representations set forth in
Section 4.24, of this Reorganization Agreement.

     12.9 Knowledge of the Parties. Whenever in this Agreement any representation or warranty is made upon the knowledge of a party hereto, such knowledge shall mean and include (i) with respect to First Moline, the actual knowledge of its Chief Executive Officer or its Board of Directors or any facts that upon due inquiry, would have been known to such person, and (ii) with respect to Firstar, the actual knowledge of its Chairman, President or any other executive officer or the Board of Directors of such parties or any facts that upon due inquiry, would have been known to such person.

     12.10 Notices. All notices given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid or by nationally recognized overnight delivery service, addressed as follows:

          (a) If to Firstar or FCI, to:

               Firstar Corporation
               [or Firstar Corporation of Iowa]
               Attn: Jon H. Stowe
                     Executive Vice President
               777 East Wisconsin Avenue
               Milwaukee, WI 53202
             with a copy to:

               Firstar Corporation
               Law Department
               Attn: Howard H. Hopwood, III
                     Senior Vice President and General Counsel
               777 East Wisconsin Avenue
               Milwaukee, WI 53202

          (b) If to First Moline, to:

               First Moline Financial Corp.
               Attention: Byrd Krumbholz
                          President and Chief Executive Officer
               1616 Sixth Avenue
               Moline, IL 61265

             with additional copies to:

               First Moline Financial Corp.
               Attention: Glenn Medhus
                          Chairman of the Board
               1616 Sixth Avenue
               Moline, IL 61265
                              and
               Daniel C. McKay, II
               Vedder, Price, Kaufman & Kammholz
               222 North LaSalle Street, Suite 2600
               Chicago, IL 60601

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be duly executed as of the date first above written.

                                                FIRSTAR CORPORATION

(SEAL)                                          By:          /s/ JON H. STOWE
                                                --------------------------------------------
                                                Its: Executive Vice President

Attest:       /s/ JOHN A. KIELICH
- ---------------------------------------------
        Its: First Vice President

                                                FIRST MOLINE FINANCIAL CORP.

(SEAL)                                          By:          /s/ BYRD KRUMBHOLZ
                                                --------------------------------------------
                                                Its: President

Attest:       /s/ GLENN MEDHUS
- ---------------------------------------------
        Its: Chairman

                                                FIRSTAR CORPORATION OF IOWA

(SEAL)                                          By:          /s/ JAMES R. LANG
                                                --------------------------------------------
                                                Its: President

Attest:       /s/ JEFFREY B. WEEDEN
- ---------------------------------------------
        Its: Senior Vice President

                                                                     EXHIBIT 1.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     First Moline Financial Corp. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Company held on
[               ], 1994, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Company's Certificate of Incorporation be amended by deleting Article Fourth Section C in its entirety.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Company was duly called and held on
[               ], upon notice in accordance with Section 222 of the General
Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Byrd Krumbholz, its President and Chief Executive Officer, and Daniel Churchill,
its Secretary, this                day of                , 199 .

                                          By:
                                            ------------------------------------
                                              Byrd Krumbholz
                                              President and Chief Executive
                                              Officer

                                          Attest:
                                              ----------------------------------
                                                  Daniel Churchill
                                                  Secretary

                                                                EXHIBIT 4.18(II)

                 [FORM OF FIRST MOLINE AFFILIATE'S UNDERTAKING]

                                                                          , 1994

Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Gentlemen:

     I have been advised that as of the date hereof I may be deemed an "affiliate" of First Moline Financial Corp., a Delaware corporation ("First Moline"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") under the Securities Act of 1933, as amended (the "Act") ("Affiliate"). Pursuant to the terms of the Agreement and Plan of Reorganization among Firstar Corporation, a Wisconsin corporation ("Firstar"), Firstar Corporation of Iowa, an Iowa corporation ("FCI"), and First Moline (the "Reorganization Agreement"), and the related Plan of Merger and Agreement of Merger by and between First Moline and FCI joined in by Firstar for certain limited purposes, both dated as of August 25, 1994 (together with the Reorganization Agreement, the "Agreements"), First Moline will be merged with and into FCI (the "Merger"), and as a result of the Merger, I may receive shares of common stock of Firstar, $1.25 par value ("Firstar Common Stock").

     In connection with the above transactions, I represent and warrant to Firstar and agree that:

     A. I will not make any sale, transfer or other disposition of the shares of Firstar Common Stock in violation of the Act or the Rules and Regulations.

     B. I have no present plan or intent to dispose of the Firstar Common Stock acquired by me pursuant to the Merger.

     C. I have been advised that the offering, sale and delivery of the shares of Firstar Common Stock to me pursuant to the Merger will be registered under the Act on a Registration Statement on Form S-4. I have also been advised, however, that, since I may be deemed to be an Affiliate of First Moline at the time the Agreements are submitted for a vote of the shareholders of First Moline, the shares of Firstar Common Stock must be held by me indefinitely unless (i) such shares of Firstar Common Stock have been registered for distribution under the Act, (ii) a sale of the shares of Firstar Common Stock is made in conformity with the volume and other limitations of Rule 145, or (iii) in the opinion of counsel acceptable to Firstar, some other exemption from registration under the Act is available with respect to any such proposed sale, transfer or other disposition of the shares of Firstar Common Stock.

     D. I have carefully read this Agreement and the Agreements and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the shares of Firstar Common Stock, to the extent I felt necessary, with my counsel or counsel for First Moline.

     E. I understand that Firstar is under no obligation to register the sale, transfer or other disposition of the shares of Firstar Common Stock for sale, transfer or other disposition by me to make compliance with an exemption from registration available.

     F. I understand that stop transfer instructions will be given to the registrar of the certificates for the shares of Firstar Common Stock and that there will be placed on the certificates for the shares of Firstar Common Stock, or any substitutions therefore, a legend stating in substance:

     "The shares represented by this certificate were issued in a transaction (the acquisition of First Moline Banking Corp.) to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Firstar Corporation of an opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the

Firstar Corporation
[Date]
Page 2

     Act. The shares represented by this certificate may not be sold or otherwise transferred prior to the publication by Firstar Corporation of an earnings statement covering at least 30 days of operations subsequent to [the effective date of the Merger]."

     G. I hereby agree that, for a period of two (2) years following the effective date of the Merger, I will obtain an agreement similar to this agreement from each transferee of the shares of Firstar Common Stock sold or otherwise transferred by me, but only if such transfer is effected other than in a transaction involving a registered public offering or as a sale pursuant to Rule 145.

     H. Notwithstanding the other provisions hereof, I agree not to sell, pledge, transfer, or otherwise dispose of the shares of Firstar Common Stock, or reduce my risk relative to the Firstar Common Stock in any other way, from the date hereof until such time as financial results covering at least 30 days of combined operations of the parties to the Merger have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies. I have not reduced my risk relative to the Firstar Common Stock to date.

     It is understood and agreed that this Agreement will terminate and be of no further force and effect and the legend set forth in Paragraph F above will be removed by delivery of substitute certificates without such legend, and the related transfer restrictions shall be lifted forthwith, if the period of time specified in Paragraph H of this Agreement has passed and (i) my shares of Firstar Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf, (ii) I am not at the time an Affiliate of Firstar and have held the shares of Firstar Common Stock for at least two (2) years (or such other period as may be prescribed by the Act and the Rules and Regulations) and Firstar has filed with the Securities and Exchange Commission ("SEC") all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve (12) months, (iii) I am not and have not been for at least three (3) months an Affiliate of Firstar and I have held the shares of Firstar Common Stock for at least three (3) years, or (iv) Firstar shall have received a letter from the staff of the SEC, or an opinion of Firstar's General Counsel or other counsel acceptable to Firstar, to the effect that the stock transfer restrictions and the legend are not required.

     This Agreement shall be binding on my heirs, legal representatives and successors.

                                          Very truly yours,

                                          --------------------------------------

Accepted as of the      day of                , 1994.

FIRSTAR CORPORATION

By:
    ----------------------------------

                                                                     EXHIBIT 7.8

                        [SELLER'S COUNSEL'S LETTERHEAD]

                                                                  [Closing Date]

Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Gentlemen:

     We have acted as counsel to First Moline Financial Corp. ("First Moline"), a Delaware corporation and a registered savings and loan holding company in connection with the merger of First Moline with and into Firstar Corporation of Iowa, an Iowa corporation ("FCI"), pursuant to an Agreement and Plan of Reorganization dated as of August 25, 1994 (the "Reorganization Agreement"), by and among First Moline, FCI, and Firstar Corporation, a Wisconsin corporation ("Firstar"). This letter is furnished to you pursuant to Section 7.8 of the Reorganization Agreement. Unless the context clearly requires otherwise, capitalized terms used herein shall have the meanings ascribed thereto in the Reorganization Agreement.

     As special counsel for First Moline, we have also examined and relied upon such corporate records of First Moline, the Bank and the Bank Subsidiaries and such other documents, and certificates provided by their officers, including certificates supplied to Firstar in connection with this transaction, and certificates of public officials as we considered necessary or appropriate for purposes of this legal opinion, but have also relied upon factual representations made by First Moline in Section 4 of the Reorganization Agreement as well as a legal opinion from First Moline's local counsel.

     Furthermore, in regard to the matters stated in numbered paragraph 6, we wish to advise you that we have not been engaged to give substantive attention to any legal or governmental proceedings, orders or third party agreements (other than the Agreements) to which First Moline the Bank or either Bank Subsidiary may be a party. We have not searched the dockets of any court or any governmental agency to determine if any such proceedings are pending or orders entered involving First Moline, the Bank or either Bank Subsidiary or the Merger.

     Based upon the foregoing and subject to the qualifications set forth in subsequent portions of this letter, it is our opinion that:

     1. First Moline is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary power and authority to engage in the activities and businesses now conducted by it. First Moline is registered with the Office of Thrift Supervision as a savings and loan holding company under the Home Owners' Loan Act, as amended. First Moline has no direct or indirect subsidiaries except the Bank and the Bank Subsidiaries.

     2. (a) First Federal Savings Bank of Moline is a federal savings bank duly organized and validly existing under the laws of the United States. The Bank (i) is duly authorized to conduct a banking business in its offices subject to the supervision of the Office of Thrift Supervision; (ii) is an "insured depository institution" as defined in Section 3(c)(2) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(c)(2); and (iii) has full power and authority, corporate or otherwise (including all necessary licenses, franchises, permits and other governmental authorizations) to engage in the banking business.

     (b) The Bank Subsidiaries are each corporations duly organized, validly existing and in good standing under the laws of the State of Illinois, with full power and authority, corporate or otherwise to engage in their respective activities.

     3. The authorized capital stock of First Moline consists of 2,500,000 shares of stock, $0.01 par value, 2,000,000 of which are designated Common Stock ("First Moline Common Stock") and 500,000 of which are designated Preferred Stock. There are no shares of Preferred Stock issues or outstanding and there are 282,550 shares of First Moline Common Stock are validly issued and outstanding. All of such shares are fully paid and nonassessable. To our knowledge, First Moline does not have any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem shares of its capital stock or any securities

Firstar Corporation
[Closing Date]
Page 2

convertible into or having the right to purchase shares of its capital stock other than as set forth in the Reorganization Agreement, Plan of Merger or the First Moline Letter.

     4. (a) The authorized capital stock of First Federal Savings Bank of Moline consists of 2,500,000 shares, 2,000,000 common stock, $0.01 par value, 100 of which are validly issued and outstanding, fully paid and nonassessable and 500,000 shares of Serial Preferred Stock, $0.01 par value, none of which is issued or outstanding. First Moline is the registered holder of all of such shares of the outstanding capital stock of the Bank. To our knowledge, neither First Moline nor the Bank has any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem shares of the Bank's capital stock or any securities convertible into or having the right to purchase shares of the Bank's capital stock. To our knowledge, First Federal Savings Bank of Moline has no subsidiaries, except FFM-CMO, Inc. and First Moline Real Estate Corp.

     (b) The authorized capital stock of FFM-CMO, Inc. consists of 500,000 shares of common stock, no par value, 50,000 of which are validly issued and outstanding, fully paid and nonassessable and owned by First Bank Moline, N.A. To our knowledge, neither the Bank nor FFM-CMO, Inc. has any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem shares of FFM-CMO, Inc. capital stock or any securities convertible into or having the right to purchase shares of the Bank's capital stock.

     (c) The authorized capital stock of First Moline Real Estate Corp. consists of 100,000 shares of common stock, no par value, 25,000 of which are validly issued and outstanding, fully paid and nonassessable and owned by the Bank. To our knowledge, neither the Bank nor First Moline Real Estate Corp. has any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem shares of First Moline Real Estate Corp.'s capital stock or any securities convertible into or having the right to purchase shares of the Bank's capital stock.

     5. The execution, delivery and performance of the Reorganization Agreement, the Plan of Merger and the Investment Agreement by First Moline have been duly authorized and approved by all requisite action of the Board of Directors and shareholders of First Moline and each has been duly executed and delivered by First Moline and constitutes a valid and binding obligation of First Moline enforceable in accordance with its terms.

     6. Except as set forth in the First Moline Letter, as updated through the date hereof, we have not been made aware of (i) any material claims having been asserted or relief having been sought against or affecting First Moline, the Bank or either Bank Subsidiary in any pending litigation or governmental proceedings; (ii) there being any proceedings, claims, actions or governmental investigations threatened against First Moline or either Bank; (iii) First Moline or the Bank being a party to any order, judgment or decree, other than any order, judgment or decree to which the Bank may be subject or a party in the ordinary course of its business; (iv) First Moline or the Bank being the subject of any cease and desist order, or other formal enforcement action, or any memorandum of understanding with any bank regulatory authority; and (v) First Moline or the Bank making any commitment to or entering into any agreement with any bank regulatory authority that restricts or adversely affects its or their operations or financial condition.

     7. In the course of the preparation of the S-4 and the Proxy Statement, we have considered the information set forth therein in light of the matters required to be set forth therein, and have participated in conferences with officers and representatives of First Moline and Firstar, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Proxy Statement and related matters were discussed. We have not independently checked the accuracy or completeness of, or otherwise verified, and accordingly are not passing upon, and do not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Proxy Statement; and we have relied as to materiality, to a large extent, upon the judgment of officers and representatives of First Moline and Firstar. However, as a result of such consideration and participation, nothing has come to our attention which causes

Firstar Corporation
[Closing Date]
Page 3

us to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar as to which we express no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Firstar, as to which we express no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     8. To our knowledge, there is no suit, action or proceeding pending or overtly threatened before any court or other governmental agency by the federal or state government in which it is or will be sought to restrain or prohibit the consummation of the Merger.

     The opinions expressed in this letter are subject to the following qualifications:

          (a) We have assumed without independent investigation (i) the authenticity of all documents submitted to us as originals, (ii) the genuineness of all signatures and proper delivery of all documents, and
     (iii) the conformity to the originals of all documents submitted to us as copies.

          (b) Our opinions expressed herein that the Reorganization Agreement, the Plan of Merger and the Investment Agreement constitute the valid and binding obligations of First Moline are legally enforceable against them in accordance with their terms, are expressly subject to:

              i) limitations on the availability of specific enforcement and other equitable remedies based upon the application of equitable principles; and

             ii) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other similar state and federal laws affecting the enforcement of creditors' rights generally.

          (c) We have assumed that you have obtained any and all required federal and state banking approvals for the transactions described herein and that any necessary waiting periods have elapsed.

          (d) Our review of the corporate records of First Moline, the Bank and the Bank Subsidiaries has been limited to the Articles of Incorporation, the Bylaws, and minutes of the Boards of Directors and shareholders of such organizations for the last five years.

          (e) We have assumed that you have performed (and will perform) all of your obligations under, and are in full compliance with, the Reorganization Agreement, the Plan of Merger, and the Investment Agreement.

     The opinions contained in this letter are limited to the laws of the United States and of the States of Delaware and Illinois. We express no opinion as to the applicability or effect of the laws of any other state or country.

     This letter is being delivered to you solely for your benefit pursuant to
Section 7.8 of the Reorganization Agreement and may not be relied upon by any other person or for any other purpose. This letter is not to be used, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior express written permission.

                                          Very truly yours,

                                          VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                                          By:
                                          --------------------------------------
                                              Daniel C. McKay, II, Partner

                                                                     EXHIBIT 8.5

                          [GENERAL COUNSEL LETTERHEAD]

                                                                  [Closing Date]

First Moline Financial Corp.
1616 6th Avenue
Moline, IL 61265

Gentlemen:

     As Senior Vice President and General Counsel of Firstar Corporation ("Firstar"), I am familiar with the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of August 25, 1994, by and among Firstar, First Moline Financial Corp., a Delaware corporation ("First Moline"), and Firstar Corporation of Iowa, an Iowa corporation ("FCI"), and the Plan of Merger and Agreement of Merger dated of even date therewith by and between First Moline and FCI and joined in by Firstar for certain limited purposes (the "Plan of Merger"). Section 8.5 of the Reorganization Agreement requires as a condition to your obligation to consummate the transactions contemplated by the Reorganization Agreement and the Plan of Merger that you receive an opinion as of this date as to certain matters. Any capitalized term used, but not defined herein, shall have the meaning ascribed to it in the Reorganization Agreement or the Plan of Merger.

     As counsel for Firstar, I have examined or caused to be examined such corporate records, certificates and other documents and have examined such matters of law as I considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, it is my opinion that:

     1. Firstar and FCI are corporations duly organized, validly existing and in active status under the laws of Wisconsin and Iowa, respectively, with full power and authority to engage in the activities and business now conducted by them. Firstar and FCI are registered with the Federal Reserve Board as bank holding companies under the Bank Holding Company Act of 1956, as amended.

     2. The authorized capital stock of Firstar consists of (i) 120,000,000
shares of Common Stock, $1.25 par value,           shares of which were validly
issued and outstanding as of               , 1994, and (ii) 2,500,000 shares of
Preferred Stock, $1.00 par value, of which 600,000 shares of Series C were reserved for issuance in connection with Firstar's Shareholder Rights Plan
approved January 19, 1989, as of               , 1994. All of the issued and
outstanding shares of capital stock of both Firstar and FCI are fully paid and non-assessable, except as provided in sec. 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof, and not issued in violation of the preemptive rights of any shareholder.

     3. The execution, delivery and performance of the Reorganization Agreement and the Plan of Merger have been duly authorized and approved by all requisite action of the boards of directors and shareholders of Firstar and FCI, and the Reorganization Agreement and the Plan of Merger have been duly executed and delivered by Firstar and FCI and each constitutes a valid and binding obligation of Firstar and FCI, enforceable in accordance with their terms, subject to (a) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) the application of equitable principles if equitable remedies are sought.

     4. The Registration Statement referred to in Section 1.3 of the Reorganization Agreement is effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement has been instituted.

     5. The Proxy Statement/Prospectus referred to in Section 1.3 of the Reorganization Agreement, as of the date it was disseminated to holders of common stock of First Moline, and the Registration Statement, as of the date on which the Registration Statement became effective (the "Registration Effective Date"), and any amendment thereto that subsequently become effective, complied in all material respects with the requirements of the Securities Act of 1933, as amended; provided, however, that in this connection (a) I have

First Moline Financial Corp.
[Closing Date]
Page 2

relied upon First Moline and the Bank and their counsel as to the accuracy of the descriptions included in the Proxy Statement/Prospectus and the Registration Statement relating to First Moline and the Bank and their business operations; and (b) I did not participate in the preparation of financial statements and financial data for First Moline and the Bank included in the Proxy Statement/Prospectus and the Registration Statement, and I therefore express no opinion as to such matters.

     6. On the basis of information developed and made available to me in the course of the preparation of the Proxy Statement/Prospectus and the Registration Statement, but without independently verifying the accuracy, completeness or fairness of the statements contained therein, nothing has come to my attention that leads me to believe that (a) the portions of the Proxy Statement/Prospectus and Registration Statement relating to Firstar and FCI and their affiliates (other than financial statements and other financial data included therein as to which I express no opinion) contained, on the Registration Effective Date and at this date, any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (b) any event has occurred as a result of which the Proxy Statement/Prospectus and Registration Statement should be supplemented or amended to correct any statement regarding Firstar and FCI or their affiliates made therein or to supplement or amend the statements to include additional statements.

     7. Neither the execution and delivery of the Reorganization Agreement and the Plan of Merger nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority, or any judgment, order or decree of any court or other governmental agency to which Firstar may be subject, or any contract, agreement or instrument to which Firstar is a party or by which Firstar is bound or committed, or the Articles of Incorporation or Bylaws of Firstar, or constitute an event that, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets, properties or stock of Firstar.

     8. The shares of common stock of Firstar to be issued pursuant to the Reorganization Agreement and the Plan of Merger will be validly issued, fully paid and non-assessable, except insofar as liability may be imposed under sec. 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

     9. The Merger, when consummated in accordance with the Reorganization Agreement and the Plan of Merger, will be valid and effective in accordance with law.

     10. To my knowledge after due investigation, there is no suit, action or proceeding pending or overtly threatened before any court or other governmental agency by the federal or state government in which it is or will be sought to restrain or prohibit the consummation of the Merger.

                                          Very truly yours,

                                          Howard H. Hopwood III
                                          Senior Vice President
                                          and General Counsel

                                 PLAN OF MERGER
                                      AND
                              AGREEMENT OF MERGER

     This Plan of Merger and Agreement of Merger dated as of August 25, 1994, is entered into by and between Firstar Corporation of Iowa, an Iowa corporation ("FCI"), and First Moline Financial Corp., a Delaware corporation ("First Moline"), and joined in by Firstar Corporation, a Wisconsin corporation ("Firstar"), for certain limited purposes.

     First Moline is a corporation duly organized and existing under the laws of Delaware with authorized common stock of 2,000,000 shares, $.01 par value, of which 282,550 shares are validly issued and outstanding.

     FCI is a corporation duly organized and existing under the laws of Iowa with authorized capital stock of 1,000 shares of Common Stock, no par value ("FCI Common Stock"), of which 1,000 shares are validly issued and outstanding, and are owned by Firstar.

     Firstar is a corporation duly organized and existing under the laws of Wisconsin with 120,000,000 shares of authorized Common Stock, $1.25 par value ("Firstar Common Stock"), of which 64,318,011 shares were validly issued and outstanding on March 31, 1994.

     Contemporaneous with the execution and delivery of this Plan of Merger and Agreement of Merger, Firstar, FCI and First Moline, have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement" and, together with this Plan of Merger and Agreement of Merger, the "Agreements") that contemplates the merger of First Moline with and into FCI (the "Merger"), on the "Closing Date", as hereinafter defined, upon the terms and conditions provided in this Plan of Merger.

     The Boards of Directors of First Moline and FCI deem it fair and equitable to, and in the best interests of, their respective shareholders, that First Moline be merged with and into FCI with FCI being the Surviving Corporation (as hereinafter defined), on the terms and conditions herein set forth and pursuant to the Iowa Business Corporation Law and the Delaware General Corporation Law. Each such Board of Directors has approved this Plan of Merger, has authorized its execution and delivery and has directed that this Plan of Merger and the Merger be submitted to its respective shareholders for approval.

     The Board of Directors of Firstar has authorized the execution and delivery of this Plan of Merger and the issuance of the Firstar Common Stock and payment of the cash provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect.

     1. Merger. First Moline will be merged with and into FCI, which will be the surviving corporation (hereinafter called the "Surviving Corporation" whenever reference is made to it as of the Closing Date or thereafter). Such Merger will be pursuant to the provisions of and with the effect provided in the Iowa Business Corporation Law. The date when the Merger will be consummated is hereinafter referred to as the "Closing Date" as defined in Section 15 below.

     2. Name. The name of the Surviving Corporation will be the name of FCI in effect at the Closing Date.

     3. Board of Directors; Officers. The Board of Directors of the Surviving Corporation at the Closing Date will consist of all the persons who are directors of FCI immediately prior to the Closing Date. Such directors will serve as directors of the Surviving Corporation until the next annual meeting of the Surviving Corporation or until such time as their successors have been elected and have qualified. The officers of FCI immediately prior to the Closing Date will be the officers of the Surviving Corporation until their successors are elected or appointed in accordance with the Bylaws of the Surviving Corporation.

     4. Articles of Incorporation. The Articles of Incorporation of FCI as in effect immediately prior to the Closing Date will, from and after the Closing Date, be and continue to be the Articles of Incorporation of the Surviving Corporation until further amended as provided by law.

     5. Bylaws. The Bylaws of FCI as in effect immediately prior to the Closing Date will, from and after the Closing Date, be and continue to be the Bylaws of the Surviving Corporation until the same are altered, amended or rescinded as therein provided or as provided in the Articles of Incorporation of the Surviving Corporation.

     6. Effect of the Merger. At the Closing Date, First Moline will merge into FCI which will be the Surviving Corporation, and the separate existence of First Moline shall cease as provided in sec. 490.1106 of the Iowa Business Corporation Law. The title to all property owned by each corporation shall be vested in the Surviving Corporation without reversion or impairment and all liabilities of each corporation shall become those of the Surviving Corporation. Any civil, criminal, administrative or investigatory proceeding pending against either corporation may be continued as if the merger did not occur or the Surviving Corporation may be substituted in the proceeding.

     7. Conversion of Common Stock of FCI. At the Closing Date, the shares of FCI Common Stock validly issued and outstanding immediately prior to the Closing Date will, by virtue of the Merger and without any action by the holder thereof, be converted into 1,000 shares of Common Stock, no par value, of the Surviving Corporation so that all shares of Common Stock of the Surviving Corporation will be owned by Firstar. The outstanding certificates representing shares of Common Stock of FCI will, after the Closing Date, be deemed to represent the number of shares of the Surviving Corporation into which they have been converted and may be exchanged for new certificates of the Surviving Corporation upon the request of the holder thereof.

     8. Conversion of Common Stock of First Moline. (a) On the Closing Date, each share of First Moline Common Stock validly issued and outstanding immediately prior to the Closing Date (and not held by a dissenting shareholder under sec. 262 of the Delaware General Corporation Law) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive at the times described below the number of shares of Firstar Common Stock that is equal to (i) the quotient produced by dividing the Dollar Purchase Price Per Share (as hereinafter defined) by the Market Value of Firstar Common Stock on the Closing Date (as hereinafter defined), if such Market Value is between $31.00 and $35.00, (ii) the quotient produced by dividing the Dollar Purchase Price Per Share by $31.00, if the Market Value of Firstar Common Stock on the Closing Date is equal to or less than $31.00, or (iii) the quotient produced by dividing the Dollar Purchase Price Per Share by $35.00, if the Market Value of Firstar Common Stock on the Closing Date is equal to or greater than $35.00 (the result of any of the foregoing calculations, the "Exchange Ratio").

     (b) On the Closing Date, the option rights for 2,743 shares of First Moline Common Stock held by the President of First Moline on the date hereof, will by virtue of the Merger and without any action by the holder thereof, become and represent an option right to purchase the number of shares of Firstar Common Stock (rounded down to the nearest full share) determined by multiplying (x) the Exchange Ratio, times (y) 2,743, at an exercise price per share of Firstar Common Stock (rounded up to the nearest whole cent) equal to the quotient produced by dividing the exercise price per share of the option rights for First Moline Common Stock by the Exchange Ratio. After the Closing Date, and except as provided in this Section 8, each option for a share of Firstar Common Stock shall be exercisable on the same terms and conditions as were applicable under the First Moline Stock Option and Incentive Plan.

     (c) On the Closing Date, each option right for a share of First Moline Common Stock held by an optionholder on the date hereof, other than Option rights covered by Section 8(b) above, will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive at the times described below the number of shares of Firstar Common Stock that is equal to (i) the quotient produced by dividing the Dollar Purchase Price Per Share (as hereinafter defined) minus $10.00, by the Market Value of Firstar Common Stock on the Closing Date (as hereinafter defined), if such Market Value is between $31.00 and $35.00, (ii) the quotient produced by dividing the Dollar Purchase Price Per Share minus $10.00 by $31.00, if the Market Value of Firstar Common Stock on the Closing Date is equal to or less than $31.00, or (iii) the quotient produced by dividing the Dollar Purchase Price Per Share minus $10.00 by $31.00, if the Market Value of Firstar Common Stock on the Closing Date is equal to or greater than $31.00.

     For the purposes of this Section 8, the "Market Value of Firstar Common Stock at the Closing Date" will be equal to the average composite closing prices per share of Firstar Common Stock on the New York Stock

Exchange and the Chicago Stock Exchange on the five (5) consecutive trading days immediately preceding the calendar day immediately preceding the Closing Date. For the purposes of this Section 8, the "Dollar Purchase Price Per Share" means
(a) $10,000,000 divided by (b) 304,494.

     If, during the period beginning on August 25, 1994 and ending upon the consummation of the Merger, the outstanding shares of Firstar Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, stock dividend or similar transaction, or a distribution shall be made on the Firstar Common Stock in any security convertible into Firstar Common Stock, or a declaration of, or a record date for, such a change or distribution shall occur within that period, then appropriate adjustment or adjustments will be made in the conversion rate set forth in this sec. 8. Firstar shall give prompt written notice to First Moline of any event requiring such an adjustment.

     On and after the Closing Date, the holder of each such share of First Moline Common Stock or option right for a share of First Moline Common Stock will be treated as the record holder of such number of shares of Firstar Common Stock, subject, however, to the provisions of this Section 8 as to fractional interests in one share of Firstar Common Stock and to the provisions of Section 9 as to delivery of certificates for, and dividends payable upon, such shares of Firstar Common Stock. Notwithstanding the foregoing, no stockholder or optionholder of First Moline will become the holder of any fractional share of Firstar Common Stock, and neither certificates nor scrip for fractional shares of Firstar Common Stock will be issued for any fractional interests otherwise payable upon the Merger. In lieu thereof, each holder of shares of First Moline Common Stock or option right for a share of First Moline Common Stock who otherwise would have been entitled to a fractional share of Firstar Common Stock will be paid the value of such fraction in cash in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price per share of Firstar Common Stock on the Closing Date on the New York Stock Exchange Composite Transaction Tape. In the case of any holder of First Moline Common Stock who did not vote for the Merger and who gives notice of objection with respect to any or all of his shares of First Moline Common Stock as provided in sec. 262 of the Delaware General Corporation Law, each such share of First Moline Common Stock will be converted into the right to receive the fair value of the share as provided in such statute. At the Closing Date, the holders of First Moline Common Stock or option right for a share of First Moline Common Stock will cease to have any rights with respect to such stock other than the rights to receive Firstar Common Stock as provided herein, cash in lieu of fractional shares or the fair value of the stock as provided herein or as provided by law.

     9. Surrender of First Moline Common Stock Certificates Upon Merger. Each holder of a certificate or certificates that prior to the Closing Date represented shares of First Moline Common Stock (other than holders exercising their rights to dissent in accordance with sec. 262 of the Delaware General Corporation Law) or option rights for shares of First Moline Common Stock will surrender the same to Firstar together with instructions for the issuance of shares of Firstar Common Stock and any payment by Firstar, in lieu of a fractional interest, to which the holder is entitled pursuant to this Plan of Merger and Agreement of Merger. Immediately following the Closing Date and after receipt of such certificates and such instructions in form satisfactory to Firstar, Firstar will mail, in accordance with such instructions and this Plan of Merger and Agreement of Merger, a check for any cash payment in lieu of fractional shares to which the holder is entitled and a certificate or certificates for any shares of Firstar Common Stock to which the holder is entitled. Firstar shall provide the form of Letter of Transmittal acceptable to it, to First Moline at least 15 days prior to the Closing. Until receipt of such certificates and instructions from a holder of First Moline Common Stock, Firstar will withhold (i) delivery of any such cash payment and (ii) delivery of any cash dividends distributed upon shares of Firstar Common Stock into which such holder's shares or option rights were converted. No interest will be paid or accrued on any cash payable upon the surrender of such certificates and Firstar will assume no responsibility for any delay not within Firstar's control in connection with the payment of any part of such funds. After the Closing Date and until surrendered for exchange, each outstanding certificate which, prior to the Closing Date represented shares of First Moline Common Stock, shall be deemed for all purposes to evidence ownership of and to represent the number of whole shares of Firstar Common Stock into which such shares of First Moline Common Stock or option rights for shares of First Moline Common Stock shall have been converted, and the record holder of such shares or option rights shall, after the Closing Date, be entitled to vote the shares of Firstar Common Stock in to which such shares of First Moline Common Stock or option rights for shares of First Moline Common Stock shall have been converted on any matters in which the holders of record of Firstar Common Stock, as of any date subsequent to the Closing Date, shall be entitled to vote.

     10. Shareholder Approval. This Plan of Merger and Agreement of Merger will be submitted to the respective shareholders of First Moline and FCI for ratification and confirmation by consent or at meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Incorporation and Bylaws of First Moline and FCI. First Moline and FCI will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger, and the other transactions contemplated hereby and by the Reorganization Agreement on the terms herein and therein provided.

     11. Consummation of the Merger. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Articles VII, VIII, and IX of the Reorganization Agreement.

     12. Termination. This Plan of Merger and Agreement of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of First Moline and FCI at any time prior to the Closing Date or as otherwise provided in Article XI of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with Article XI thereof, then this Plan of Merger and Agreement of Merger will terminate simultaneously and the Merger will be abandoned without further action by First Moline or FCI.

     13. Waivers; Amendments. Either First Moline or FCI may, at any time prior to the Closing Date, by action taken by its Board of Directors or officers thereunto authorized, waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Plan of Merger and Agreement of Merger or agree to the amendment or modification of this Plan of Merger and Agreement of Merger by an agreement in writing executed in the same manner as this Plan of Merger and Agreement of Merger; provided, however, that after a favorable vote by or consent of the shareholders of First Moline any such action will be taken by First Moline only if, in the opinion of its Board of Directors, such waiver, amendment or modification will not have any material adverse effect on the benefits intended under this Plan of Merger and Agreement of Merger for the shareholders of First Moline.

     14. Closing Date. The Merger will become effective on the day (the "Closing Date") on which and at the time at which the Articles of Merger filed by First Moline and FCI with the Iowa Secretary of State are effective, as provided in sec. 490.1105 of the Iowa Business Corporation Law.

     15. Captions; Counterparts. The captions in this Plan of Merger and Agreement of Merger are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Plan of Merger and Agreement of Merger. This Plan of Merger and Agreement of Merger may be executed in several counterparts, each of which will constitute one and the same instrument.

     16. Governing Law. This Plan of Merger is to be construed and interpreted in accordance with the laws of the State of Iowa, except insofar as the laws of the State of Delaware shall mandatorily apply to the Merger.

     17. Notices. All notices given hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or sent by facsimile transmission or by nationally recognized overnight delivery service, addressed as follows:

          (a) If to Firstar or FCI, to:

               Firstar Corporation
               Attention: Jon H. Stowe,
                          Executive Vice President
               777 East Wisconsin Avenue
               Milwaukee, Wisconsin 53202
             with a copy to:

               Firstar Corporation
               Law Department
               Attn: Howard H. Hopwood, III
                     Senior Vice President and General Counsel
               777 East Wisconsin Avenue
               Milwaukee, Wisconsin 53202

          (b) If to First Moline, to:

               First Moline Financial Corp.
               Attention: Byrd Krumbholz
                          President and Chief Executive Officer
               1616 Sixth Avenue
               Moline, IL 61265

             with a copy to:

               Daniel C. McKay, II
               Vedder, Price, Kaufman & Kammholz
               222 North LaSalle Street, Suite 2600
               Chicago, IL 60601

     18. Consent to Service of Process. FCI shall (a) file with the Secretary of State of the state of Delaware an agreement that it may be served with process in the state of Delaware in any proceeding for the enforcement of any obligation of First Moline and in any proceeding for the enforcement of the rights of a dissenting shareholder of First Moline against FCI, together with an irrevocable appointment of said Secretary of State as FCI's agent to accept service of process in any such proceeding, and (b) specify the address to which a copy of any such process shall be mailed by the Secretary of State.

             [THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.]

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger and Agreement of Merger to be duly executed as of the date first above written.

                                                FIRSTAR CORPORATION

[SEAL]                                          By:        /s/ JON H. STOWE
                                                --------------------------------------------
                                                Title: Executive Vice President

                                                Attest:    /s/ JOHN A. KIELICH
                                                --------------------------------------------
                                                Title: First Vice President

                                                FIRSTAR CORPORATION OF IOWA

[SEAL]                                          By:        /s/ JAMES R. LANG
                                                --------------------------------------------
                                                Title: President

                                                Attest:    /s/ JEFFREY B. WEEDEN
                                                --------------------------------------------
                                                Title: Senior Vice President

                                                FIRST MOLINE FINANCIAL CORP.

[SEAL]                                          By:        /s/ BYRD KRUMBHOLZ
                                                --------------------------------------------
                                                Title: President

                                                Attest:    /s/ GLENN MEDHUS
                                                --------------------------------------------
                                                Title: Chairman

                                  CERTIFICATE

     I,                               , hereby certify that I am the duly
elected Secretary of First Moline Financial Corp., presently serving pursuant to the Certificate of Incorporation and Bylaws of the Corporation and, further, that at a special meeting of the shareholders of the Corporation, held upon due notice given, a majority of the shares entitled to be votes, were voted in favor of this Agreement.

                                          --------------------------------------
                                          Secretary

                                  CERTIFICATE

     I,                               , hereby certify that I am a duly elected
Assistant Secretary of Firstar Corporation of Iowa, presently serving pursuant to the Articles of Incorporation and Bylaws of the Corporation and, further, that the sole shareholder of the Corporation has consented in writing, in lieu of a special meeting of the shareholders, to this Agreement.

                                          --------------------------------------
                                          Assistant Secretary

                                                                  Appendix C

                      [HOVDE FINANCIAL, INC. LETTERHEAD]

                                [INSERT DATE]

Board of Directors
First Moline Financial Corp.
1616 Sixth Avenue
Moline, Illinois 61265-2102

Members of the Board:

     First Moline Financial Corp. ("First Moline"), Firstar Corporation of Iowa ("FCI"), a wholly owned subsidiary of Firstar Corporation, and Firstar Corporation ("Firstar") have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") dated August 26, 1994 and a Plan of Merger and Agreement of Merger (the "Plan of Merger") dated August 26, 1994 (the Reorganization Agreement and Plan of Merger, collectively, the "Merger Agreements") which contemplate the merger of First Moline with and into FCI (the "Merger"). As is set forth in the Merger Agreements, each outstanding share of First Moline common stock will be exchanged for the number of shares of Firstar common stock as calculated in Section 8 of the Plan of Merger (the "Exchange Ratio"). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of First Moline.

     Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. We are familiar with First Moline, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Merger Agreements.

     We have received and will receive compensation from First Moline in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. At your direction, we solicited the interest of third parties regarding a possible business combination with First Moline. The Merger Agreements are the result of this solicitation.

                                 [LETTERHEAD]

Board of Directors
First Moline Financial Corp.
{INSERT DATE}
Page Two




During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of First Moline and Firstar and material prepared in connection with the proposed transaction, including the following: the Merger Agreements and this Proxy Statement-Prospectus; certain publicly available information concerning First Moline and Firstar, including their Annual Reports on Form 10-KSB and 10-K, respectively, for the fiscal year ended December 31, 1993 and their Quarterly Reports on Forms 10-QSB and 10-Q, respectively, for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994; certain financial projections and other materials prepared by Firstar's management regarding Firstar's pending acquisitions of First Colonial Bankshares Corporation ("First Colonial") and Investors Bank Corp. ("Investors"); the terms of recent merger and acquisition transactions involving thrifts and thrift holding companies that we considered relevant; historical price and volume data for First Moline and Firstar common stock; and certain financial and other information provided to us by the managements of First Moline and Firstar.

        In addition, we have conducted meetings with members of the senior management of First Moline and Firstar for the purpose of reviewing the future prospects of First Moline and Firstar. We also evaluated the pro forma ownership of Firstar common stock by First Moline's shareholders relative to the pro forma contribution of First Moline's assets, liabilities, equity and earnings to the pro forma company, and conducted such other studies, analyses and examinations as we deemed appropriate. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the thrift industry and our general experience in securities valuations.

        In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information and representations that were provided or made to us by First Moline, Firstar and their respective representatives and of the publicly available information reviewed by us. We also relied upon Firstar's management as to the reasonableness and achievability of the financial and operating forecasts provided to us (and the assumptions and bases therefor) with regard to Firstar's pending acquisitions of First Colonial and Investors. In that regard, we assumed that such forecasts, including without limitation projected cost savings and revenue enhancements resulting from those acquisitions, reflected the best currently available estimates and judgments of Firstar's management and that such projections and forecasts would be realized in the amounts and in the time periods currently estimated by Firstar's management.
We did not independently verify and have relied on and assumed that the aggregate allowances for loan losses set forth in balance sheets of each of First Moline and Firstar at September 30, 1994 were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practices as

Board of Directors
First Moline Financial Corp.
[INSERT DATE]
Page Three


of the date of such financial statements. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of First Moline or Firstar, nor did we make any independent evaluation or appraisal of the assets, liabilities or prospects of First Moline or Firstar, nor were we furnished with any such evaluation or appraisal, and we were not retained to and did not review any individual credit files.

     We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to First Moline and Firstar. In rendering this opinion, we have been advised by First Moline and Firstar and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval for the Merger and we have further assumed that in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Firstar or the surviving corporation that would have a material adverse effect on Firstar or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in the applicable law or regulation that would cause a material adverse change in the prospects or operations of Firstar or the surviving corporation after the Merger.

     Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring after and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

     We are not expressing any opinion herein as to the prices at which shares of Firstar Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of First Moline Common Stock as to how such holder should vote with respect to the Merger Agreements at any meeting of holders of First Moline Common Stock.

     This letter is solely for the information of the Board of Directors of First Moline and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of First Moline

Board of Directors
First Moline Financial Corp.
{INSERT DATE}
Page Four



Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

        Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the shareholders of First Moline.


                                       Sincerely,

                                       HOVDE FINANCIAL, INC.

                                       By: ____________________________
                                           David J. Brush
                                           Senior Vice President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the provisions of Wisconsin Business Corporation Law, Sections
180.0850 through 180.0859, inclusive, directors and officers of Firstar are entitled to mandatory indemnification from Firstar against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to Firstar and such breach or failure constituted: (a) a willful failure to deal fairly with Firstar or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under Section 180.0828 of the Wisconsin Business Corporation Law, directors of Firstar are not subject to personal liability to Firstar, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined above.

     Firstar's Bylaws contain similar indemnification provisions as to directors and officers of Firstar. In addition, Firstar has entered into individual indemnity agreements with all of its current directors. The indemnity agreements are virtually identical in all substantive respects to Firstar's Bylaws.

     Expenses for the defense of any action for which indemnification may be available may be advanced by Firstar under certain circumstances.

     Firstar maintains a liability insurance policy for officers and directors which extends to, among other things, liability arising under the Securities Act of 1933, as amended.

     In addition, Firstar's Pension Plan and Thrift and Sharing Plan provide for indemnification of members of the plan committees and directors of Firstar as follows:

     The Company shall indemnify each member of the Plan Committee and the Board and hold each of them harmless from the consequences of his acts or conduct in his official capacity, if he acted in good faith and in a manner he reasonably believed to be solely in the best interests of the Participants and their Beneficiaries, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. Such indemnification shall cover any and all attorneys' fees and expenses, judgments, fines and amounts paid in settlement, but only to the extent such amounts are not paid to such person(s) under the Company's fiduciary insurance policy and to the extent that such amounts are actually and reasonably incurred by such person(s).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

 EXHIBIT
   NO.       EXHIBIT
- ---------    -------
 2(a)        Agreement and Plan of Reorganization dated as of August 25, 1994, among Firstar
             Corporation, Firstar Corporation of Iowa and First Moline Financial Corp.
 2(b)        Plan of Merger and Agreement of Merger dated as of August 25, 1994, between First
             Moline Financial Corp. and Firstar Corporation of Iowa and joined in by Firstar
             Corporation for certain limited purposes
 2(c)        Voting Agreement[s] between Firstar Corporation and Gene Blanc, Jon Christensen,
             Daniel Churchill, Kent Crippen, Dennis Hoffman, Byrd Krumbholz, Glenn Medhus, and
             Michael Steffenson, dated as of August 25, 1994

 EXHIBIT
   NO.                                            EXHIBIT
- ---------    ----------------------------------------------------------------------------------
 3(a)        Restated Articles of Incorporation, as amended, of Firstar (Exhibit   to   ;
             incorporated herein by reference)
 3(b)        By-laws of Firstar (Exhibit   to   ; incorporated herein by reference)
 4(a)        Indenture dated as of June 1, 1986, between Firstar Corporation and Chemical Bank, as Trustee, relating to Firstar Corporation's 10% Notes due 1996 (Exhibit 4(b) to
             Amendment No. 1 to Registration No. 33-5932; incorporated herein by reference)
 4(b)        Indenture dated as of May 1, 1988, between Firstar Corporation and Chemical Bank, as Trustee, relating to Firstar Corporation's 10 1/4% Notes due 1998 (Exhibit 4(a)
             to Amendment No. 1 to Registration No. 33-21527; incorporated herein by reference)
 4(c)        Shareholder Rights Plan of Firstar Corporation (Exhibit 4 of Form 8-K dated
             January 19, 1989; incorporated herein by reference)
 5           Opinion of Howard H. Hopwood III, Esq.
 8           Tax Opinion of Vedder, Price, Kaufman & Kammholz
13(a)        Firstar Corporation's Annual Report on Form 10-K for the year ended December 31,
             1993 (incorporated herein by reference)
13(b)        Firstar Corporation's Quarterly Reports on Form 10-Q for the quarters ended March
             31, June 30, and September 30, 1994 (incorporated herein by reference)
15           Letter from KPMG Peat Marwick LLP regarding unaudited interim financial information (included in consent)
23(a)        Consent of McGladrey & Pullen LLP addressed to Board of Directors of First Moline
             Financial Corp.
23(b)        Consent of KPMG Peat Marwick LLP addressed to Board of Directors of Firstar
             Corporation
23(c)        Consent of Howard H. Hopwood III, Esq. (included in opinion)
23(d)        Consent of Vedder, Price, Kaufman & Kammholz (included in opinion)
23(e)        Consent of Hovde Financial, Inc. (included in opinion)
24           Powers of Attorney
99           Form of Proxy for the First Moline Special Meeting of Shareholders

     (b) No financial statement schedules are required to be filed with regard to Firstar or First Moline.

ITEM 22. UNDERTAKINGS.

     (1) Firstar hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Special report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Firstar hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) Firstar undertakes that every Prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Firstar pursuant to the foregoing provisions, or otherwise, Firstar has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Firstar of expenses incurred or paid by a director, officer or controlling person or Firstar in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Firstar will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) Firstar hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (6) Firstar hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (7) Firstar hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Milwaukee and State of Wisconsin on January 10, 1995.
                                          FIRSTAR CORPORATION
                                          By:    /s/ ROGER L. FITZSIMONDS
                                          --------------------------------------
                                                    Roger L. Fitzsimonds
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                         DATE
- ----------------------------------------   --------------------------------     -----------------
        /s/ ROGER L. FITZSIMONDS           Chairman of the Board,
- ----------------------------------------   Chief Executive Officer
          Roger L. Fitzsimonds             and Director                         January 10, 1995

           /s/ JOHN A. BECKER*             President, Chief Operating
- ----------------------------------------   Officer
             John A. Becker                and Director                         January 10, 1995

          /s/ WILLIAM H. RISCH*            Senior Vice President-Finance
- ----------------------------------------   and Treasurer
            William H. Risch                                                    January 10, 1995

         /s/ MICHAEL E. BATTEN*            Director
- ----------------------------------------
           Michael E. Batten                                                    January 10, 1995

                                           Director
- ----------------------------------------
           Robert C. Buchanan                                                   January   , 1995

       /s/ GEORGE M. CHESTER, JR.*         Director
- ----------------------------------------
         George M. Chester, Jr.                                                 January 10, 1995

          /s/ ROGER H. DERUSHA*            Director
- ----------------------------------------
            Roger H. Derusha                                                    January 10, 1995

          /s/ JAMES L. FORBES*             Director
- ----------------------------------------
            James L. Forbes                                                     January 10, 1995

           /s/ HOLMES FOSTER*              Director
- ----------------------------------------
             Holmes Foster                                                      January 10, 1995

        /s/ JOSEPH F. HEIL, JR.*           Director
- ----------------------------------------
          Joseph F. Heil, Jr.                                                   January 10, 1995

        /s/ JOHN H. HENDEE, JR.*           Director
- ----------------------------------------
          John H. Hendee, Jr.                                                   January 10, 1995

          /s/ JERRY M. HIEGEL*             Director
- ----------------------------------------
            Jerry M. Hiegel                                                     January 10, 1995

               SIGNATURE                                TITLE                         DATE
- ----------------------------------------   --------------------------------     -----------------
       /s/ JOSEPH F. HLADKY, III*          Director
- ----------------------------------------
         Joseph F. Hladky, III                                                  January 10, 1995

           /s/ JAMES H. KEYES*             Director
- ----------------------------------------
             James H. Keyes                                                     January 10, 1995

          /s/ SHELDON B. LUBAR*            Director
- ----------------------------------------
            Sheldon B. Lubar                                                    January 10, 1995

      /s/ DANIEL F. MCKEITHAN, JR.*        Director
- ----------------------------------------
        Daniel F. McKeithan, Jr.                                                January 10, 1995

         /s/ GEORGE W. MEAD, II*           Director
- ----------------------------------------
           George W. Mead, II                                                   January 10, 1995

           /s/ GUY A. OSBORN*              Director
- ----------------------------------------
             Guy A. Osborn                                                      January 10, 1995

           /s/ JUDITH D. PYLE*             Director
- ----------------------------------------
             Judith D. Pyle                                                     January 10, 1995

       /s/ CLIFFORD V. SMITH, JR.*         Director
- ----------------------------------------
         Clifford V. Smith, Jr.                                                 January 10, 1995

          /s/ WILLIAM W. WIRTZ*            Director
- ----------------------------------------
            William W. Wirtz                                                    January 10, 1995

                                          By: /s/ HOWARD H. HOPWOOD III
                                          --------------------------------------
                                          Howard H. Hopwood III
                                          Attorney-in-Fact
- -------------------------
* Pursuant to authority granted by powers of attorney filed with the Registration Statement.

                                 EXHIBIT INDEX

 EXHIBIT                                                                              SEQUENTIAL
   NO.                                      EXHIBIT                                   PAGE NUMBER
- ---------    ----------------------------------------------------------------------   -----------
 2(a)        Agreement and Plan of Reorganization dated as of August 25, 1994, among Firstar Corporation, Firstar Corporation of Iowa and First
             Moline Financial Corp.
 2(b)        Plan of Merger and Agreement of Merger dated as of August 25, 1994, between First Moline Financial Corp. and Firstar Corporation of Iowa
             and joined in by Firstar Corporation for certain limited purposes
 2(c)        Voting Agreement[s] between Firstar Corporation and Gene Blanc, Jon
             Christensen, Daniel Churchill, Kent Crippen, Dennis Hoffman, Byrd
             Krumbholz, Glenn Medhus, and Michael Steffenson, dated as of August
             25, 1994
 3(a)        Restated Articles of Incorporation, as amended, of Firstar (Exhibit
             to   ; incorporated herein by reference)
 3(b)        By-laws of Firstar (Exhibit   to   ; incorporated herein by reference)
 4(a)        Indenture dated as of June 1, 1986, between Firstar Corporation and
             Chemical Bank, as Trustee, relating to Firstar Corporation's 10% Notes due 1996 (Exhibit 4(b) to Amendment No. 1 to Registration No. 33-5932;
             incorporated herein by reference)
 4(b)        Indenture dated as of May 1, 1988, between Firstar Corporation and
             Chemical Bank, as Trustee, relating to Firstar Corporation's 10 1/4%
             Notes due 1998 (Exhibit 4(a) to Amendment No. 1 to Registration No.
             33-21527; incorporated herein by reference)
 4(c)        Shareholder Rights Plan of Firstar Corporation (Exhibit 4 of Form 8-K
             dated January 19, 1989; incorporated herein by reference)
 5           Opinion of Howard H. Hopwood III, Esq.
 8           Tax Opinion of Vedder, Price, Kaufman & Kammholz
13(a)        Firstar Corporation's Annual Report on Form 10-K for the year ended
             December 31, 1993 (incorporated herein by reference)
13(b)        Firstar Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994 (incorporated herein by reference)
15           Letter from KPMG Peat Marwick LLP regarding unaudited interim financial information (included in consent)
23(a)        Consent of McGladrey & Pullen LLP addressed to Board of Directors of
             First Moline Financial Corp.
23(b)        Consent of KPMG Peat Marwick LLP addressed to Board of Directors of
             Firstar Corporation
23(c)        Consent of Howard H. Hopwood III, Esq. (included in opinion)
23(d)        Consent of Vedder, Price, Kaufman & Kammholz (included in opinion)
23(e)        Consent of Hovde Financial, Inc. (included in opinion)
24           Powers of Attorney
99           Form of Proxy for the First Moline Special Meeting of Shareholders